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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on January 6, 2011

Registration No. 333-169776

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 2
to

FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

Eola Property Trust

(Exact Name of Registrant as Specified in Governing Instruments)

390 N. Orange Avenue, Suite 2400
Orlando, FL 32801
(407) 650-0593
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

James R. Heistand
Executive Chairman
390 N. Orange Avenue, Suite 2400
Orlando, FL 32801
(407) 650-0593
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
J. Warren Gorrell, Jr., Esq. David W. Bonser, Esq. Eve N. Howard, Esq. Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 Phone: (202) 637-5600 Facsimile: (202) 637-5910	Edward F. Petrosky, Esq. J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Phone: (212) 839-5300 Facsimile: (212) 839-5599

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale of the securities is not permitted.

Subject to Completion
Preliminary Prospectus, dated January 6, 2011

PROSPECTUS

            Shares

Eola Property Trust

Common Shares

        We are a fully integrated, self-administered and self-managed real estate investment trust, or REIT, specializing in the acquisition, ownership, management, redevelopment and disposition of high quality office buildings located in the Southeastern and mid-Atlantic United States. Upon completion of this offering and our formation transactions, we will own interests in a portfolio of 47 properties, totaling approximately 9.9 million rentable square feet.

        This is our initial public offering and no public market currently exists for our common shares of beneficial interest, or common shares. We are offering            common shares pursuant to this prospectus and expect the public offering price to be between $      and $      per share. All of the common shares offered by this prospectus are being sold by us. We intend to apply to have our common shares listed on the New York Stock Exchange, or the NYSE, under the symbol "EOLA."

        We intend to elect and to qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with the portion of our taxable year ending December 31, 2011. To assist us in qualifying as a REIT, shareholders generally are restricted from owning more than 9.8% of our outstanding common shares or our preferred shares of beneficial interest, in each case by value or number of shares, whichever is more restrictive. See "Description of Shares—Restrictions on Ownership and Transfer."

        Investing in our common shares involves risks. See "Risk Factors" beginning on page 20 of this prospectus for a discussion of the risks that you should consider before making a decision to invest in our common shares.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        We have granted the underwriters an option to purchase up to            additional common shares from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus solely to cover overallotments, if any.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The common shares sold in this offering will be ready for delivery on or about                , 2011.

BofA Merrill Lynch	Barclays Capital	Wells Fargo Securities

The date of this prospectus is                , 2011.

[Graphics/Artwork]

        You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations, funds from operations, or FFO, and prospects may have changed since those dates.

        We use market data and industry forecasts and projections throughout this prospectus, including the sections entitled "Summary," "Economic and Market Overview" and "Business and Properties." We have obtained this information from a market study prepared for us in connection with this offering by Rosen Consulting Group, a nationally recognized real estate consulting firm. We have paid Rosen Consulting Group a fee of $50,000 for such services. Such information is included in this prospectus in reliance on Rosen Consulting Group's authority as an expert on such matters. See "Experts." Any forecasts or projections prepared by Rosen Consulting Group are based on data (including third party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice. In addition, we have obtained certain

i

market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry, and there is no assurance that any of the forecasts or projections will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

        Unless the context indicates otherwise: (1) the terms "our initial portfolio" and "our properties" as used in this prospectus and the statistical information presented in this prospectus regarding our initial portfolio and our properties include our wholly owned properties and our pro rata share of properties owned through our consolidated and unconsolidated joint ventures; (2) the terms "our consolidated portfolio" and "our consolidated properties" as used in this prospectus and the statistical information presented in this prospectus regarding our consolidated portfolio and our consolidated properties include our wholly owned properties and our properties owned through our consolidated joint ventures; and (3) the terms "our unconsolidated portfolio" and "our unconsolidated properties" as used in this prospectus and the statistical information presented in this prospectus regarding our unconsolidated portfolio and our unconsolidated properties include only our pro rata share of properties owned through our unconsolidated joint ventures. Please refer to "—Our Properties—Our Initial Portfolio" and "—Joint Ventures" under the heading "Business and Properties" for additional information.

ii

SUMMARY

        This summary highlights certain of the information included in this prospectus. It does not contain all of the information that you should consider before making a decision to invest in our common shares. You should read carefully the more detailed information set forth under "Risk Factors" and the other information included in this prospectus. Except where the context suggests otherwise, the terms "our company," "we," "us" and "our" refer to (1) Eola Property Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries after giving effect to the formation transactions described in this prospectus, including Eola Property Trust, L.P., a Delaware limited partnership, which we refer to in this prospectus as our operating partnership, and (2) the businesses conducted prior to this offering by James R. Heistand, our Executive Chairman, through Eola Capital LLC, or Eola Capital, and Rudy Prio Touzet, our President and Chief Executive Officer, during his tenure at America's Capital Partners, LLC, or AmCP, as applicable. Our promoter is James R. Heistand, our Executive Chairman. Unless otherwise indicated, the information in this prospectus assumes (1) the consummation of our formation transactions, (2) the effectiveness of our Articles of Amendment and Restatement of Declaration of Trust, or our declaration of trust, and our Amended and Restated Bylaws, or our bylaws, (3) no exercise by the underwriters of their option to purchase up to an additional            common shares solely to cover overallotments, if any, (4) the common shares to be sold in this offering are sold at $            per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and (5) the initial value of the units of limited partnership interest in our operating partnership, or OP units, is equal to the initial public offering price of our common shares.

 Our Company

        We are a fully integrated, self-administered and self-managed REIT specializing in the acquisition, ownership, management, redevelopment and disposition of high quality office buildings located in the Southeastern and mid-Atlantic United States. Upon completion of this offering and our formation transactions, we will own interests in a portfolio of 47 properties totaling approximately 9.9 million rentable square feet. These properties are comprised of 27 consolidated properties and 20 properties held through unconsolidated joint ventures, all of which we will manage. Our ownership interest in our unconsolidated properties ranges from 10.0% to 20.0%. Our pro rata ownership share of our initial portfolio equates to approximately 6.7 million rentable square feet.

        Our initial portfolio as of September 30, 2010 was approximately 83.3% leased and had a remaining weighted-average lease term of approximately five years, assuming no exercise of early termination rights. As of September 30, 2010, our initial portfolio generated approximately $126.6 million of annualized rent and approximately $22.56 of annualized rent per leased square foot. Our top six markets by both rentable square footage and annualized rent are Atlanta, Philadelphia, Orlando, Tampa, Jacksonville and Washington, D.C. As of September 30, 2010, these markets accounted for approximately 95.7% of the rentable square footage and approximately 95.9% of the annualized rent of our initial portfolio.

        We intend to focus primarily on owning and acquiring properties in markets that generally have been characterized by strong and stable employment bases, above-average job growth prospects and strong long-term growth potential as a result of their growing populations, net migration inflows and access to a talented and educated workforce. We believe that our top six markets provide attractive long-term return opportunities and that our integrated platform, market knowledge and industry and investor relationships give us a competitive advantage relative to our peers in each of our markets. Our integrated platform consists of our in-house property management, asset management and leasing capabilities that allow us to meet the needs of our existing tenants and identify opportunities to increase the value of our assets, for example by acquiring under-leased assets at attractive purchase prices and increasing occupancy at those assets over time. Through our focused strategy and extensive experience in our markets, we have developed an expansive network of market participants, including sales and leasing brokers, lenders, operators, tenants and institutional buyers and sellers of real estate. We believe these relationships, along with our reputation for reliably closing on our commitments, have allowed us to source and close off-market and limited-market opportunities.

        Our objective is to expand our holdings in our current markets by identifying properties where we can capitalize on our competitive strengths to generate an attractive return on our investment. In addition, we will seek to expand our presence in other Southeastern and mid-Atlantic markets by acquiring well-located assets in strong markets and hiring regional professionals with local market expertise. We also may enter new markets in the Eastern United States as we identify attractive investment opportunities. We will evaluate our portfolio at least annually and dispose of assets when returns appear to have been maximized and will look to recycle capital as appropriate.

        We believe that our senior management team's extensive experience in acquiring, owning, financing, structuring, managing, redeveloping and monetizing office properties in our markets provides us with a significant competitive advantage. In addition, we believe our execution of repeat transactions with multiple sophisticated institutional investors over an extended period is a testament to our historical performance and long-term stewardship of investor interests.

        We intend to elect and to qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with the portion of our taxable year ending December 31, 2011. We will conduct substantially all of our business through our operating partnership, of which we will serve as the sole general partner and own approximately    % upon completion of this offering and our formation transactions.

Competitive Strengths

        We believe we distinguish ourselves from other owners and operators of office properties through the following competitive strengths:

  •
  High Quality Office Portfolio Located in Growth-Oriented Markets.  Our properties are located in select growth-oriented markets in the Southeastern and mid-Atlantic United States. We believe we have high quality office properties due to their strong growth characteristics and locations in both central business districts and suburban markets that generally are characterized by longer-term positive demographic trends and real estate fundamentals. As the economy recovers, we believe we are well positioned to take advantage of these positive demographic trends and real estate fundamentals.

  •
  Robust Asset Management, Property Management and Leasing Platform.  We are a fully integrated real estate company with in-house asset management, property management and leasing capabilities. Utilizing this platform, we entered into more than 250 leases in 2009, representing approximately 1.4 million square feet, despite adverse market and economic conditions. Furthermore, from March 31, 2010 to September 30, 2010, we increased the percentage leased of our initial portfolio from approximately 80.6% to 83.3%. We believe our tenant-focused approach, coupled with our disciplined expense control program, drives internal growth and maximizes operating results within our portfolio.

  •
  Experienced and Committed Senior Management Team with a Proven Track Record.  We believe our in-depth market knowledge and extensive experience acquiring, owning, financing, structuring, managing, redeveloping and monetizing office properties in our markets provide us with a significant competitive advantage. Our senior management team is led by James R. Heistand, our Executive Chairman, and Rudy Prio Touzet, our President and Chief Executive Officer, who collectively have overseen the acquisition of more than 24 million square feet of office space with a cost of approximately $3.0 billion, and the disposition of approximately 12 million square feet for gross proceeds of approximately $1.6 billion since 2000. The members of our senior management team have between five and 30 years of experience in the real estate industry.

  •
  Long-Standing Institutional Investor and Industry Relationships.  We believe our execution of repeat transactions with multiple institutional investors over an extended period is a testament to our historical performance and long-term stewardship of investor interests. Some of our long-standing institutional investor relationships include General Electric Capital Corporation, Lehman Brothers Holdings, Inc., the Utah State Retirement Investment Fund and Dreilaender Fond. We also have long-standing relationships in the real estate and financial industries with real estate developers, brokers, advisors, general contractors, architects and consultants, as well as with investment banks, brokerage firms and commercial banks. We believe our long-standing institutional investor and industry relationships will allow us to identify and consummate attractive investment opportunities and financings and provide us with access to valuable market knowledge.

  •
  Growth-Oriented and Conservative Capital Structure.  Upon completion of this offering and our formation transactions, we expect to have a ratio of our pro rata share of debt to total market capitalization of approximately    %. As of September 30, 2010 and taking into account the anticipated use of proceeds from this offering, we have no scheduled debt maturities prior to 2015 in our consolidated portfolio. We believe our conservative capital structure and strong liquidity position will provide us with financial and operational flexibility and allow us to pursue attractive acquisition opportunities as they arise.

  •
  Diverse and Stable Tenant Base.  We have a diverse tenant base in our initial portfolio, with more than 620 tenants that operate in a variety of professional, financial, governmental and other businesses. We believe that our base of smaller-sized tenants provides us with valuable diversification and greater leverage in tenant negotiations. Other than the U.S. Government and CIGNA Corp., no tenant accounted for more than 3.9% of the annualized rent of our initial portfolio as of September 30, 2010.

Business and Growth Strategies

        Our primary objective is to create value for our shareholders by increasing cash flow from operations, achieving sustainable growth in FFO and realizing long-term capital appreciation. We intend to achieve these objectives by executing on the following business and growth strategies:

  •
  Maximize Cash Flow by Continuing to Enhance the Operating Performance of Each Property.  We will provide property and asset management and leasing services to our portfolio, actively managing our properties and leveraging our tenant relationships to improve operating performance, maximize cash flow and enhance shareholder value. We believe that our initial portfolio has strong long-term growth prospects as a result of both the forecasted market recovery and our ability to increase operating income through intensive asset management.

  •
  Pursue Acquisitions on Attractive Terms.  Our acquisition strategy is to pursue attractive returns by focusing primarily on office buildings and portfolios that are well located and competitively positioned within central business district and suburban markets throughout the Southeastern and mid-Atlantic United States. Given the recent economic downturn, we currently are focused on newer, high quality assets in our markets that may be challenged due to an overleveraged capital structure and/or decreased occupancy or other operational stress.

  •
  Leverage Our Institutional Investor and Industry Relationships to Identify, Finance and Consummate Acquisition Opportunities.  We believe that our relationships with leading institutional investors and real estate and financial industry professionals will provide us with critical market intelligence, an ongoing acquisition pipeline, potential joint venture partners and financing alternatives. Our senior management team has significant relationships with institutional equity sources and, by leveraging these relationships, we believe that we will be able to execute on investment opportunities that would otherwise be unavailable or impractical for us.

  •
  Recycle Capital through Select Asset Sales.  We intend to pursue an efficient capital allocation strategy that maximizes the return on our invested capital. This may include selectively disposing of properties where we believe returns have been maximized and redeploying capital into acquisitions or other opportunities. We have consistently grown our portfolio through acquisitions, while at the same time strategically disposing of properties when we believe we have maximized the economic return from a particular investment.

Summary of Risk Factors

        You should carefully consider the matters discussed under the heading "Risk Factors" beginning on page 20 of this prospectus prior to deciding whether to invest in our common shares. Some of these risks include:

  •
  We will be significantly influenced by the economic and other conditions of the specific markets in which we operate, particularly Atlanta, and also Philadelphia, Orlando and Tampa, where we have high concentrations of properties.

  •
  Leases representing approximately 26.6% of the annualized rent of our initial portfolio are scheduled to expire by the end of 2012, and we face strong competition in the leasing market and may be unable to lease vacant space or renew existing leases or re-let space on terms that are as favorable as, or even similar to, the existing leases.

  •
  We depend on tenants for our revenue and, accordingly, lease terminations and/or tenant defaults—particularly by the U.S. Government or CIGNA Corp., which collectively account for approximately 18.0% of the annualized rent of our initial portfolio—could adversely affect the income produced by our properties and seriously harm our operating performance, which could materially and adversely affect us.

  •
  Our predecessor has experienced an aggregate net loss, as of September 30, 2010, of approximately $26.3 million since 2007, and we may experience future losses.

  •
  Adverse global market and economic conditions and dislocations in the credit markets could cause us to recognize impairment charges, which could materially and adversely affect our business, financial condition and results of operations.

  •
  Our current and future joint venture investments could be adversely affected by a lack of sole decision-making authority and reliance on the financial condition and liquidity of our joint venture partners.

  •
  We expect to have approximately $333.1 million of consolidated indebtedness outstanding (before an unamortized discount of $3.5 million) following this offering and are likely to incur additional mortgage and other indebtedness in the future, which may increase our business risks.

  •
  Our success depends on key personnel whose continued service is not guaranteed and each of whom would be difficult to replace.

  •
  Our growth depends on external sources of capital that are outside our control and may not be available to us on favorable terms or at all.

  •
  Our management has limited experience operating a REIT and a public company, which may impede their ability to successfully manage our business.

  •
  The consideration paid by us in exchange for the contribution of properties and other assets to us in our formation transactions may exceed the fair market value of these assets.

  •
  We did not conduct arm's length negotiations with any of our executive officers with respect to the terms of our formation transactions.

  •
  Future cash flows may not be sufficient to make distributions to our common shareholders at expected levels, and we may be required to fund distributions from working capital, borrowings or offering proceeds or to reduce the amount of such distributions or to declare taxable stock dividends.

  •
  If we do not qualify as a REIT or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax and potentially state and local taxes, which would reduce the amount of cash available for distribution to our common shareholders.

  •
  REIT distribution requirements could adversely affect our ability to execute our business plan or cause us to finance our needs during unfavorable market conditions.

Economic and Market Overview

        Except for the data presented for the properties in our portfolio and unless otherwise indicated, all information in this Economic and Market Overview section is derived from the market studies prepared by Rosen Consulting Group.

        The U.S. economic recovery that officially began in the second half of 2009 continues to spread throughout the economy as underlying economic data, capital markets activity and asset pricing have rebounded from their lows. While the near-term conditions are anticipated to be characterized by a moderate but uneven recovery, Rosen Consulting Group forecasts a more robust recovery beginning in 2011 with continued improvement in the business and financial sectors. Rosen Consulting Group is forecasting slow growth in gross domestic product with an annual increase of 2.2% for 2010. However, in 2011 and 2012, Rosen Consulting Group expects gross domestic product to grow by 2.8% to 3.0% annually, driving the continued recovery from the recession while also creating jobs.

        The office-using employment sectors continued to recover in the first three quarters of 2010, as nearly 176,000 jobs were added by the public and private sectors. The job creation is a positive sign that office leasing conditions may be beginning to recover. Going forward, Rosen Consulting Group expects office-employment job growth to increase from 0.5% in 2010 to 1.7% by 2014.

        Through the third quarter of 2010, the national office market appeared to be nearing a bottom and, according to Rosen Consulting Group, is expected to improve in the near-term as companies begin to expand as the general economy improves. The total office vacancy rate stood at 17.9% in the third quarter of 2010, roughly equal to the vacancy rate in the first quarter of 2010, leading Rosen Consulting Group to believe that prospects for demand growth have resumed. Going forward, Rosen Consulting Group expects the overall vacancy rate for the national office market to decline gradually to 15.2% in 2014. Rosen Consulting Group expects that the listed rates for rent, or asking rents, will increase by 0.2% in 2010 and will increase an average of 2.8% per year between 2011 and 2014.

        Rosen Consulting Group projects that the demographics in our top six markets—Atlanta, Philadelphia, Orlando, Tampa, Jacksonville and Washington, D.C., which represent approximately 95.9% of the annualized rent of our initial portfolio as of September 30, 2010—will outperform the national market over the next four years in several respects. Certain demographic and market information for our top six markets is set forth below.

  •
  Population Growth.  Population growth in our top six markets was nearly 150% of the national average from 2005 to 2009. From 2011 to 2014, population growth in our top six markets is expected to be 1.4% annually versus the national average of 1.0%. Furthermore, annual population growth in Atlanta and Orlando is expected to increase 2.2% and 1.8%, respectively, far outpacing the national average.

  •
  Job Growth.  Consistent with outperformance in population growth, job growth in our top six markets on average exceeded the national average during the period from 2005 to 2009. From 2011 to 2014, job growth in our top six markets is expected to be 1.4% annually versus the national average of 1.2%, with greater outperformance expected in Washington, D.C. and Orlando.

  •
  Unemployment Rate.  As of the third quarter of 2010, our top six markets had a weighted-average unemployment rate of 10.0%, compared to the national average of 9.6%. While Washington, D.C. and Philadelphia consistently have outperformed the national average, Rosen Consulting Group believes the outperformance in our top six markets will be driven by significant improvement in Orlando, Jacksonville and Tampa, each of which, according to Rosen Consulting Group, is projected to exhibit a drop in the unemployment rate of at least three percentage points by 2014. By 2014, the weighted-average unemployment rate is projected to be 6.3% for our top six markets versus a national average of 7.0%.

  •
  Vacancy Rate.  As of the third quarter of 2010, our top six markets had a weighted-average vacancy rate of 17.5% compared to the national average of 17.9%. Washington, D.C. and Philadelphia consistently have outperformed the national average and had vacancy rates of 15.1% and 15.5%, respectively, as of the third quarter of 2010. Moreover, Rosen Consulting Group expects our top six markets to outperform the national average from 2011 to 2014, forecasting a decline of approximately 320 basis points in the vacancy rate in our top six markets over that period compared to a decline of approximately 250 basis points in the national office vacancy rate. By 2014, the weighted-average vacancy rate in our top six markets is projected to be 14.3% versus a national average of 15.2%.

        As a result of these attractive demographics and market statistics, we believe our initial portfolio is well positioned for internal growth.

Our Properties

        Upon completion of this offering and our formation transactions, we will own interests in a portfolio of 46 office properties and one related retail property that is part of an office complex, totaling approximately 9.9 million rentable square feet. These properties are comprised of 27 consolidated properties and 20 properties owned through four unconsolidated joint ventures. The following table presents an overview of our initial portfolio, based on information as of September 30, 2010.

Metropolitan Area/Property	Percent Ownership (%)	Year Built	Rentable Square Footage	Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)	Annualized Net Effective Rent Per Leased Square Foot ($)(4)
Consolidated Properties
Atlanta, Georgia
Ten 10th Street (Millennium)	100.0	2001	421,557	98.1	12,731,131	30.78	28.41
Peachtree Marquis II(5)	100.0	1987	464,277	98.0	8,704,425	19.14	20.05
Two Ravinia Drive	100.0	1987	437,826	82.4	6,754,964	18.72	15.04
Peachtree Harris(5)	100.0	1978	394,694	79.0	5,749,110	18.44	18.02
Peachtree Marquis I(5)	100.0	1980	460,437	65.2	5,583,544	18.60	17.16
Peachtree International(5)(6)	100.0	1973	386,563	85.2	5,540,455	16.83	16.99
Peachtree South(5)(6)	100.0	1969	306,914	72.8	3,515,830	15.73	14.25
Peachtree Mall (retail)(5)(7)	100.0	1969	124,947	73.5	2,931,316	31.92	30.61
Peachtree North(5)(6)	100.0	1967	302,939	49.9	2,554,978	16.91	16.16
The Cornerstone Building at Peachtree Center	100.0	1928	77,691	77.5	1,443,181	23.98	18.10

Metropolitan Area Subtotal / Weighted Average			3,377,845	79.8	55,508,933	20.58	19.35
Philadelphia, Pennsylvania
Two Liberty Place(8)	89.0	1990	940,654	99.1	25,322,436	27.17	24.37

Metropolitan Area Subtotal / Weighted Average			940,654	99.1	25,322,436	27.17	24.37
Orlando, Florida
Bank of America Center	100.0	1987	421,069	81.4	9,727,051	28.39	22.98
Primera V	100.0	2000	190,081	100.0	4,284,251	22.54	23.20
2400 Maitland Center	100.0	1982	101,612	76.3	1,322,622	17.07	15.20
Interlachen Corporate Center	100.0	1986	79,312	69.1	1,067,003	19.48	18.53
500 Winderley Place	100.0	1985	101,040	57.1	932,139	16.16	14.22

Metropolitan Area Subtotal / Weighted Average			893,114	80.9	17,333,066	23.98	21.17
Tampa, Florida
International Plaza Four(9)	100.0	2008	250,097	72.4	5,327,514	29.44	28.57
Westshore Corporate Center(10)	100.0	1989	169,619	76.5	3,042,407	23.45	23.42
Cypress Center I(11)	100.0	1982	152,758	94.7	2,704,190	18.68	18.23
Cypress Center III(11)	100.0	1982	82,871	81.9	1,498,034	22.08	21.45
Cypress Center II(11)	100.0	1982	50,697	100.0	1,146,856	22.62	20.54

Metropolitan Area Subtotal / Weighted Average			706,042	81.3	13,719,002	23.90	23.25

Metropolitan Area/Property	Percent Ownership (%)	Year Built	Rentable Square Footage	Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)	Annualized Net Effective Rent Per Leased Square Foot ($)(4)
Jacksonville, Florida
Capital Plaza I and II (2 buildings)(12)	25.0	1990	307,856	82.3	4,912,660	19.40	18.18
245 Riverside	100.0	2003	135,286	94.6	2,826,033	22.08	22.00
Capital Plaza III(12)	25.0	1999	108,532	83.5	1,938,820	21.39	20.02

Metropolitan Area Subtotal / Weighted Average			551,674	85.5	9,677,512	20.51	19.57
Columbia, South Carolina
Center Point (2 buildings)(13)	95.0	1988	154,283	92.6	2,634,130	18.45	19.76

Metropolitan Area Subtotal / Weighted Average			154,283	92.6	2,634,130	18.45	19.76
Richmond, Virginia
Overlook I	100.0	1998	62,664	100.0	1,296,927	20.70	20.13
Overlook II	100.0	1998	63,832	86.7	1,144,548	20.67	20.61

Metropolitan Area Subtotal / Weighted Average			126,496	93.3	2,441,475	20.69	20.35
Total/Weighted Average—Consolidated Properties (27 properties)			6,750,108	83.8	126,636,554	22.38	20.85

Total/Weighted Average—Pro Rata Share of Consolidated Properties			6,326,631	83.6	118,580,770	22.41	20.89

Unconsolidated Properties
Atlanta, Georgia
5660 New Northside Drive	10.0	1989	272,650	89.5	5,282,628	21.64	19.87
300 Windward Plaza	10.0	2000	203,248	100.0	4,037,816	19.87	14.60
Parkwood Point	10.0	2001	219,357	89.8	3,322,552	16.87	18.97
Deerfield Point (2 buildings)	10.0	1999	201,929	76.9	3,273,127	21.08	20.55
100 Windward Plaza	10.0	1998	132,250	100.0	2,261,475	17.10	12.80
Windward Pointe 200	10.0	1997	129,448	76.3	1,947,143	19.71	18.46
280 Interstate North Office Park	10.0	1982	125,377	77.2	1,658,398	17.13	16.78

Metropolitan Area Subtotal / Weighted Average			1,284,259	87.8	21,783,139	19.32	17.64
Washington, D.C.
Irvington Three	20.0	2003	217,928	77.1	5,430,635	32.34	32.56
Irvington One	20.0	2001	154,469	87.8	4,506,253	33.24	30.63
Irvington Four	20.0	2007	224,258	54.2	4,449,159	36.60	37.86
Irvington Two	20.0	2001	153,866	50.1	2,619,664	33.95	34.73

Metropolitan Area Subtotal / Weighted Average			750,521	66.9	17,005,712	33.86	33.65
Orlando, Florida
One Orlando Centre	10.0	1987	355,783	92.3	8,363,792	25.46	25.09
Millennia Park One	10.0	1999	157,291	92.6	3,515,170	24.12	23.03
Southhall Center	10.0	1986	159,840	94.8	2,915,066	19.23	18.65

Metropolitan Area Subtotal / Weighted Average			672,914	93.0	14,794,028	23.64	23.05

Metropolitan Area/Property	Percent Ownership (%)	Year Built	Rentable Square Footage		Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)	Annualized Net Effective Rent Per Leased Square Foot ($)(4)
Tampa, Florida
Buschwood Park III	20.0	1989	77,568		88.8	1,352,442	19.63	19.55
Buschwood Park II	20.0	1987	88,019		71.2	1,225,756	19.55	15.70
Buschwood Park I	20.0	1985	83,147		52.6	900,772	20.61	21.84

Metropolitan Area Subtotal / Weighted Average			248,734		70.5	3,478,971	19.85	18.75
Panama City, Florida
Beckrich One	10.0	2002	33,739		90.5	884,581	28.98	17.90
Beckrich Two	10.0	2003	33,369		89.6	726,535	24.30	15.79

Metropolitan Area Subtotal / Weighted Average			67,108		90.0	1,611,116	26.66	16.85
Tallahassee, Florida
Southwood One	10.0	2002	89,059		52.8	993,890	21.14	21.11

Metropolitan Area Subtotal / Weighted Average			89,059		52.8	993,890	21.14	21.11
Total/Weighted Average—Unconsolidated Properties (20 properties)			3,112,595		81.5	59,666,854	23.51	22.26

Total/Weighted Average—Pro Rata Share of Unconsolidated Properties			411,185		78.2	8,015,154	24.93	23.85

TOTAL/WEIGHTED AVERAGE—ALL PROPERTIES (47 properties)			9,862,703		83.1	186,303,408	22.73	21.29
TOTAL/WEIGHTED AVERAGE—INITIAL PORTFOLIO(14)			6,737,816	(15)	83.3	126,595,923	22.56	21.06

(1)
Based on leases signed as of September 30, 2010, and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
Annualized rent is calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant on a monthly basis, before rental abatements and including rental payments related to leases that had been executed but not commenced as of September 30, 2010 in lieu of rental payments under any existing leases for the same space) for the month ended September 30, 2010, by (ii) 12. In instances in which base rents and operating expenses are collected on an annual, semi-annual or quarterly basis, such amounts have been multiplied by a factor of 1, 2 or 4, respectively, to calculate the annualized figure. For triple net or modified gross leases, annualized rent has been converted to a full service gross basis by one of the following methods: (1) when we have access to the operating expenses of the tenant, expenses have been estimated by adding billed expense reimbursements to base rent; or (2) when we do not have access to the operating expenses of the tenant, expenses have been estimated by either (a) applying current BOMA estimated expense standards in markets where BOMA standards have been published or (b) using the expenses of tenants at comparable properties in the market. In triple net leases and modified gross leases, the tenant pays directly all or a portion of real estate taxes, insurance and other property-related expenses. As a result, such amounts are not included in rental payments and reimbursements as they are in the case of our gross leases. Throughout this prospectus, when we present "annualized rent," we have made the adjustments described above so that the triple net or modified gross leases are presented on an equivalent basis to our gross leases. We believe this is a more appropriate presentation as it allows comparability of rent per leased square foot and similar metrics among leases in our initial portfolio and comparability to market rental rates, which are typically quoted on a gross basis. However, it should be noted that, as a result of these adjustments, "annualized rent" does not represent the amount of rent and reimbursements actually received from our tenants. For additional information on our annualized rent without these adjustments for triple-net and modified gross leases, see "Business and Properties—Our Properties—Rent". Rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $5,056,240 for our consolidated properties, $2,981,902 for our unconsolidated properties and $5,405,719 for our initial portfolio. Annualized rent data does not reflect scheduled lease expirations for the 12 months ending September 30, 2011. The portion of annualized rent of our initial portfolio attributable to leases not in place for the full 12 months ending September 30, 2011 due to expirations during that period is approximately $10.8 million, assuming no exercise of early termination options.

(3)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.
(4)
Annualized net effective rent per leased square foot represents (i) the contractual rent for leases in place as of September 30, 2010 (including rental payments related to leases that had been executed but not commenced as of September 30, 2010, in lieu of rental payments under any existing leases for the same space), calculated on a straight-line basis to amortize free rent periods and abatements, but without subtracting amounts for tenant improvement allowances and leasing commissions, divided by (ii) leased square footage, including leases executed but not commenced as of September 30, 2010.
(5)
Three parking garages stand adjacent to the seven Peachtree Center properties (Peachtree Marquis I, Peachtree Marquis II, Peachtree Harris, Peachtree International, Peachtree North, Peachtree South and Peachtree Mall). The parking garages are subject to ground leases that expire between 2065 and 2067.
(6)
Property is subject to a ground lease that expires in 2060.
(7)
Peachtree Mall is our only retail property and connects the office towers of Peachtree Center in Atlanta. Property is subject to a ground lease that expires in 2060.
(8)
We have an option, and our partner has the right to require us, to acquire the remaining 11% interest in this property at a mutually agreed-upon price, at any time on or after the three-year anniversary of this offering and our formation transactions. Total rentable square footage and total annualized rent for the entire property are presented. This building includes 20 floors of residential condominiums that are owned and managed by a third party in which James R. Heistand, our Executive Chairman, and Rudy Prio Touzet, our President and Chief Executive Officer, collectively have a 1.25% non-managing member interest. Rentable square footage does not include this space.
(9)
Property is subject to a ground lease that expires in 2080. We currently own a 67% interest in this property and have an option to purchase the remaining 33% interest between November 1, 2010 and March 31, 2011, which we intend to exercise prior to or concurrently with the completion of this offering.
(10)
Property is subject to a ground lease that expires in 2077.
(11)
Approximately 6.30 acres of developable land is adjacent to Cypress Center I, Cypress Center II and Cypress Center III. This land currently is used as parking for those properties, and there are no current plans with respect to the improvement or development of this land.
(12)
Total rentable square footage and total annualized rent for the entire property are presented.
(13)
Total rentable square footage and total annualized rent for the entire property are presented. Approximately 1.4 acres of developable land is adjacent to Center Point. There are no current plans with respect to the improvement or development of this land.
(14)
Amounts for our initial portfolio are based on total amounts for our wholly owned properties and our pro rata share for properties owned through our consolidated and unconsolidated joint ventures based on our economic ownership interest in those joint ventures.
(15)
Initial portfolio total consists of 5,578,361 leased square feet, 1,125,494 available square feet and 33,961 building management use square feet.

Structure and Formation of Our Company

Structure

        Upon completion of this offering and our formation transactions, our operating partnership will hold substantially all of our assets and conduct substantially all of our business. We will contribute the net proceeds from this offering to our operating partnership in exchange for a number of OP units equal to the number of common shares issued in this offering. We will control our operating partnership as its sole general partner and as the holder of approximately      % of the aggregate OP units. One of our executive officers and various third party contributors initially will own the remaining OP units and will be limited partners in our operating partnership.

        All of our management services will be conducted by wholly owned subsidiaries of our operating partnership. Certain properties in which we will not own all of the equity interests, as well as properties in which we will not own any of the equity interests, will be managed by Eola TRS LLC, a wholly owned subsidiary of our operating partnership, which we refer to as our TRS. Our TRS will elect to be treated as a corporation for U.S. federal income tax purposes and, effective contemporaneously with that election, will elect jointly with us to be treated as a taxable REIT subsidiary of ours. Our TRS will conduct certain other activities that we may not engage in directly without adversely affecting our qualification as a REIT. We may form additional taxable REIT subsidiaries in the future.

Formation Transactions

        Prior to or concurrently with the completion of this offering, we will engage in certain formation transactions which are designed to: consolidate our asset management, property management, leasing, acquisition and related businesses into our operating partnership; consolidate the ownership of a portfolio of properties, together with certain other real estate assets, into our operating partnership; facilitate this offering; enable us to raise necessary capital to repay existing indebtedness related to certain properties in our portfolio; enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the portion of our taxable year ending December 31, 2011; and preserve the tax position of certain investors in our predecessor and its related entities that will receive common shares and/or OP units in connection with our formation transactions, which we refer to as our continuing investors.

        The significant elements of our formation transactions include:

  •
  formation of our company, our operating partnership and our TRS;

  •
  the contribution transactions, pursuant to which we will acquire our assets; and

  •
  the assumption by us of indebtedness related to our initial portfolio, the repayment of certain outstanding indebtedness and other related financing transactions.

        The following diagram depicts our ownership structure and the ownership structure of our operating partnership upon completion of this offering and our formation transactions:

Benefits of Formation Transactions to Related Parties

        In connection with this offering and our formation transactions, our executive officers, trustees and one other key employee will receive material benefits, including the following (amounts below are based on the mid-point of the price range set forth on the cover page of this prospectus).

  Consideration for Contribution of Interests in Our Assets

  •
  James R. Heistand, our Executive Chairman, will receive            common shares, with an aggregate value of approximately $       million, in exchange for the contribution by him of all of his interests in our assets.

  •
  Rudy Prio Touzet, our President and Chief Executive Officer, will receive            OP units and             common shares, with an aggregate value of approximately $       million, in exchange for the contribution by him of all of his interests in our assets.

  •
  Henry F. Pratt, III, our Chief Operating Officer, will receive            common shares, with an aggregate value of approximately $       million, in exchange for the contribution by him of all of his interests in our assets.

  •
  David O'Reilly, our Chief Financial Officer, will receive            common shares, with an aggregate value of approximately $       million, in exchange for the contribution by him of all of his interests in our assets.

  •
  Scott Francis, our Chief Accounting Officer, will receive            common shares, with an aggregate value of approximately $       million, in exchange for the contribution by him of all of his interests in our assets.

  •
  Messrs. Heistand, Touzet, Pratt, O'Reilly and Francis also will receive cash as a result of (i) customary real estate closing prorations, (ii) a return of restricted cash reserves and deposits that were previously funded by such parties and which are required to remain with the property-owning entities under the terms of loan documents and (iii) repayment of loans made by them. We currently estimate these cash payments will total approximately $             million, excluding customary real estate prorations, which are not expected to be material and the amount of which will be determined by the timing of the completion of this offering and our formation transactions.

        Because two of the third parties contributing interests in properties in our formation transactions are entitled to receive common shares with an aggregate value of approximately $73.3 million based on the price of the common shares sold in this offering, the number of common shares and OP units to be received by the members of our senior management team set forth above will be reduced if the common shares in this offering are sold at a price below the mid-point of the price range set forth on the cover page of this prospectus, and will be increased if the common shares in this offering are sold at a price above the mid-point of the price range set forth on the cover page of this prospectus. See "Structure and Formation of Our Company—Formation Transactions."

  Employment Agreements

        We will enter into an employment agreement with each of our executive officers that will be effective upon completion of this offering. These employment agreements will provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a change in our control or termination of the executive's employment under certain circumstances. See "Management—Executive Compensation—Employment Agreements."

  Indemnification Agreements for Officers and Trustees

        We intend to enter into indemnification agreements with our trustees and executive officers that will be effective upon completion of this offering. These indemnification agreements will provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances. See "Management—Limitation of Liability and Indemnification."

  Registration Rights Agreement

        We will enter into a registration rights agreement with the various persons receiving our common shares and/or OP units in connection with our formation transactions, including each of our executive officers. See "Shares Eligible for Future Sale—Registration Rights Agreement."

  Contributor Indemnities

        We expect to cause any personal guarantees that were previously made by Messrs. Heistand, Touzet, Pratt and Francis in connection with mortgage loans secured by properties and other assets being contributed to us to be released by the lenders concurrently with the completion of this offering. If we are unsuccessful in obtaining any such release, we have agreed to indemnify each of Messrs. Heistand, Touzet, Pratt and Francis with respect to any loss incurred pursuant to such guarantees.

Credit Facility

        We currently are negotiating the terms of a $200 million revolving credit facility that we expect to enter into upon completion of this offering and our formation transactions. There can be no assurance that we will be successful in obtaining such a facility.

Tax Status

        We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with the portion of our taxable year ending December 31, 2011. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our common shares. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

        So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our shareholders. If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions of the Internal Revenue Code do not apply, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to shareholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and certain of our subsidiaries that will be taxable REIT subsidiaries will be subject to U.S. federal, state and local income taxes.

Distribution Policy

        To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to make regular quarterly distributions of all, or substantially all, of our REIT taxable income (including net capital gains) to our shareholders. We intend to make a pro rata distribution with respect to the period commencing on completion of this offering and ending on            , 2011, based on a distribution of $      per common share for a full quarter. On an annualized basis, this would be $      per common share, or an annualized distribution rate of approximately      % based on an assumed initial public offering price of $      per common share, which is the mid-point of the price range set forth on the cover page of this prospectus. We intend to maintain our initial distribution rate for the

12-month period following completion of this offering unless our actual results of operations or cash flows, economic conditions or other factors differ materially from the assumptions used in projecting our initial distribution rate.

        Our future distributions will be at the sole discretion of our board of trustees, and their form, timing and amount, if any, will depend upon our actual and projected financial condition, liquidity, results of operations and FFO and other factors that could differ materially from our current expectations. Our actual financial condition, liquidity, results of operations, FFO and ability to make distributions to our shareholders will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, recurring capital expenditures, the ability of our tenants to meet their obligations and unanticipated expenditures, as well as prohibitions and other limitations under our financing arrangements and applicable law. To the extent that our future cash flows are insufficient to make distributions to our common shareholders at expected levels, we may consider various means to fund any such shortfall, including borrowing under our proposed revolving credit facility or other loans, selling certain of our assets or using working capital or a portion of the net proceeds we receive from this offering or future offerings of equity, equity-related or debt securities, or consider reducing the amount of such distributions or declaring taxable stock dividends. We do not intend to reduce the annualized distribution rate per common share if the underwriters' overallotment option is exercised.

Restrictions on Ownership and Transfer of Our Shares

        In order to assist us in complying with the limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code and for strategic reasons, our declaration of trust generally prohibits any person (other than a person who has been granted an exception) from directly or indirectly, actually or constructively, owning more than 9.8% of the aggregate of our outstanding common shares by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding shares of any class or series of our preferred shares of beneficial interest, or preferred shares, by value or by number of shares, whichever is more restrictive. However, our declaration of trust permits (but does not require) exceptions to be made for shareholders, provided that our board of trustees determines such exceptions will not jeopardize our qualification as a REIT.

        Our declaration of trust also prohibits any person from (1) beneficially or constructively owning our shares of beneficial interest that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code at any time during the taxable year, (2) transferring our shares if such transfer would result in our shares being beneficially owned by fewer than 100 persons (determined without regard to any rules of attribution), (3) beneficially or constructively owning our shares that would result in our owning (actually or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests and (4) beneficially or constructively owning our shares if such ownership would cause us otherwise to fail to qualify as a REIT.

Corporate Information

        Our principal executive office is located at 390 N. Orange Avenue, Suite 2400, Orlando, Florida 32801. Our telephone number is (407) 650-0593. Our website is                    . The information contained on, or otherwise accessible through, our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

The Offering

Common shares offered by us	common shares (plus up to common shares that we may issue if the underwriters exercise their overallotment option in full)
Common shares to be outstanding after this offering and our formation transactions	common shares(1)
Common shares and OP units to be outstanding after this offering and our formation transactions	common shares and OP units(1)(2)
Use of proceeds

We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated expenses, will be approximately $            million (or $            million if the underwriters exercise their overallotment option in full). We will contribute the net proceeds from this offering to our operating partnership. Our operating partnership intends to use the net proceeds from this offering as follows:

• approximately $361.8 million to repay outstanding indebtedness and to pay costs associated with such repayment and loan assumption fees;
• approximately $42.8 million to acquire interests in properties from the current holders of those interests and to pay related costs;
• approximately $15.0 million to fund a reserve account for capital expenditures; and

•       the remaining approximately $            million (or approximately $             million if the underwriters exercise their overallotment option in full) for general working capital purposes, including funding future acquisitions, capital expenditures, tenant improvements, leasing commissions and, potentially, making distributions.

See "Use of Proceeds" on page 51.
Risk factors

Investing in our common shares involves a high degree of risk. You should carefully read and consider the information set forth under the heading "Risk Factors" beginning on page 20 and other information included in this prospectus.

Proposed NYSE symbol	"EOLA"

(1)
Excludes (i)             common shares issuable upon the exercise of the underwriters' overallotment option in full, (ii)            common shares reserved for future issuance under our equity incentive plan and (iii)        common shares that may be issued, at our option, upon exchange of OP units to be issued in our formation transactions.
(2)
Includes            OP units expected to be issued in our formation transactions.

 Summary Selected Financial Data

        The following table sets forth summary selected financial and operating data on (i) a pro forma basis for our company and (ii) a combined historical basis for our predecessor. Our predecessor is comprised of the real estate holdings and operations of the entities that are under common control of James R. Heistand. We have not presented historical information for Eola Property Trust because we have not had any corporate activity since our formation other than the issuance of 1,000 common shares to Mr. Heistand in connection with our initial capitalization and because we believe that a discussion of the results of Eola Property Trust would not be meaningful.

        You should read the following summary selected financial data in conjunction with the combined historical consolidated financial statements of our predecessor and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

        The historical combined balance sheet information as of December 31, 2009 and 2008 of our predecessor and the combined statements of operations information for each of the years ended December 31, 2009, 2008 and 2007 of our predecessor have been derived from the historical audited combined financial statements included elsewhere in this prospectus. The historical combined balance sheet information as of September 30, 2010 of our predecessor and the combined statements of operations information for the nine months ended September 30, 2010 and 2009 of our predecessor have been derived from the historical unaudited combined financial statements included elsewhere in this prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods.

        Our unaudited summary selected pro forma condensed consolidated financial statements and operating information as of and for the nine months ended September 30, 2010 and for the year ended December 31, 2009 assume completion of this offering and our formation transactions as of the beginning of the periods presented for the operating data and as of the stated date for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Nine Months Ended September 30,			Year Ended December 31,
					Historical Combined
		Historical Combined
	Pro Forma Consolidated 2010			Pro Forma Consolidated 2009
		2010	2009		2009	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share data and number of properties)
Statement of Operations Data:
Revenues
Rental revenue	$79,607	$4,926	$5,635	$104,851	$7,723	$5,145	$4,773
Tenant reimbursements	8,746	2,786	2,968	13,839	3,953	3,371	3,373
Parking and other income	4,155	—	—	12,987	—	—	—
Management and other fees	13,619	18,000	11,899	16,502	18,660	17,727	16,048

Total revenues	106,127	25,712	20,502	148,179	30,336	26,243	24,194
Expenses
Property operating expenses	40,203	4,247	4,944	55,971	6,237	4,300	4,214
General and administrative	15,978	13,617	10,263	19,125	15,757	14,090	15,470
Depreciation and amortization	41,165	4,400	3,212	53,852	4,896	3,543	3,227
Property impairment	—	—	—	—	457	—	—

Total expenses	97,346	22,264	18,419	128,948	27,347	21,933	22,911

Operating income (loss)	8,781	3,448	2,083	19,231	2,989	4,310	1,283
Other Income (Expenses)
Equity in earnings (loss) from real estate joint ventures	(3,377)	(522)	(1,504)	(2,481)	(3,541)	(12,365)	(1,438)
Interest and other income, net	—	—	18	56	56	201	382
Interest expense	(18,191)	(3,098)	(5,908)	(24,126)	(7,627)	(5,291)	(5,122)

Total other income (expenses)	(21,568)	(3,620)	(7,394)	(26,551)	(11,112)	(17,455)	(6,178)

Net income (loss)	(12,787)	$(172)	$(5,311)	(7,320)	$(8,123)	$(13,145)	$(4,895)

Less: net (income) loss attributable to non-controlling interests - OP units	—			—
Less: net (income) loss attributable to non-controlling interests—property	784			1,528

Net income (loss) attributable to the Company	$(12,003)			$(5,792)

Per Share Data:
Pro forma earnings (loss) per share—basic and diluted
Pro forma weighted-average common shares outstanding—basic and diluted
Balance Sheet Data (at period end):
Real estate investment, net	$623,010	$52,236	$55,908		$54,891	$56,929	$42,097
Total assets	882,799	88,317	82,156		78,912	81,214	77,301
Notes payable and other debt	329,596	82,446	82,179		80,691	78,929	59,929
Total liabilities	358,680	105,213	96,777		96,436	88,289	69,127
Non-controlling interest - property	20,504	—	—		—	—	—
Equity (deficit)	508,539	(8,542)	(10,283)		(10,794)	(8,220)	(4,687)
Non-controlling interests - OP units	28	—	—		—	—	—
Non-controlling interests - property	(4,952)	(8,354)	(4,338)		(6,730)	1,145	12,861
Total equity (deficit)	503,615	(16,896)	(14,621)		(17,524)	(7,075)	8,174
Total liabilities and equity	882,799	88,317	82,156		78,912	81,214	77,301
Other Data:
Number of properties	47	47	47		48	27	25
Total rentable square footage	9,863	9,850	9,734		9,984	3,680	3,509
Total rentable square footage—pro rata share	6,738	296	304		310	171	168
Pro forma net operating income ("NOI")	$52,305			$75,706
Pro forma NOI, including pro rata joint venture share	$51,750			$78,266
Pro forma EBITDA	$49,391			$75,643
Pro forma FFO	$28,434			$49,013
Pro forma diluted FFO per share
Cash flows from:
Operating activities	—	$2,349	$3,481	—	$4,634	$2,737	$2,560
Investing activities	—	(3,134)	(1,979)	—	(2,581)	(1,688)	(16,250)
Financing activities	—	2,511	(1,547)	—	(2,945)	559	13,336

	Pro Forma
	Nine Months Ended September 30, 2010		Year Ended December 31, 2009
	(In thousands)		(In thousands)
Reconciliation of FFO(1), EBITDA(2) and NOI(3) to Net Income:
Net income (loss) attributable to the Company		$(12,003)		$(5,792)
Add/(deduct):
Net income (loss) attributable to non-controlling interests - OP units		—		—
Depreciation and amortization(4)		37,370		49,902
Depreciation and amortization—unconsolidated properties		3,067		4,903

FFO		$28,434		$49,013
Add/(deduct):
Interest expense, net(4)		16,835		22,187
Interest expense, net—unconsolidated properties		2,985		3,874
Non real estate related depreciation and amortization(4)		1,451		625
Non real estate related depreciation and amortization—unconsolidated properties		—		—
Interest and other income, net(5)		(314)		(56)

EBITDA		$49,391		$75,643
Add/(deduct):
Management and other fees		(13,619)		(16,502)
General and administrative		15,978		19,125
Property impairment		—		—

NOI, including pro rata joint venture share		$51,750		$78,266
Add/(deduct):
NOI attributable to non-controlling interests in consolidated properties		2,916		3,736
Pro rata share of NOI from unconsolidated properties		(2,360)		(6,296)

NOI		$52,305		$75,706

Reconciliation of Diluted FFO per share to Net Income per share:
Net income (loss) attributable to the Company per share	$		$
Add/(deduct) per share:
Net income (loss) attributable to non-controlling interests—OP units
Depreciation and amortization(4)
Depreciation and amortization—unconsolidated properties

Diluted FFO per share	$		$

(1)
We calculate FFO before non-controlling interest, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO is defined by NAREIT as net income (loss) (computed in accordance with generally accepted accounting principles in the United States (GAAP)), excluding gains (or losses) from sales of depreciable operating property, plus depreciation and amortization of real estate assets (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of our operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results of operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as we do, and, therefore, our FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should not be considered as an alternative to net income available to common shareholders (determined in accordance with GAAP) as an indicator of our financial performance. While management believes that FFO is an important supplemental non-GAAP financial measure, management believes it is also important to stress that FFO should not be considered as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity. Further, FFO is not necessarily indicative of sufficient cash flow to fund all of our cash needs, including our ability to service indebtedness or make distributions.

(2)
EBITDA represents net income (losses) excluding: (i) interest; (ii) income tax expense, including deferred income tax benefits and expenses and income taxes applicable to sale of assets; and (iii) depreciation and amortization. EBITDA should not be considered as an alternative to net income available to common shareholders (determined in accordance with GAAP). We believe EBITDA is useful to an investor in understanding and evaluating our operating performance because it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt) and our asset base (primarily depreciation and amortization), which are not indicative of our operating performance. Our management also uses EBITDA to assist in comparing operating performance from period to period on a consistent basis and as one measure in determining the value of acquisitions and dispositions.
(3)
We consider NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core operations of our properties. NOI should not be considered as an alternative to net income (determined in accordance with GAAP). We define NOI as operating revenue (including rental revenue, tenant reimbursements and parking and other income) less property operating expenses. NOI excludes depreciation and amortization, impairments, gain/loss on sale of real estate, interest expense and other non-operating items.
(4)
Net of amounts attributable to non-controlling interests in properties.
(5)
Includes a deduction in the amount of approximately $314 for our pro rata share of a gain on early extinguishment of debt related to one of our unconsolidated joint ventures for the nine months ended September 30, 2010.

RISK FACTORS

        Investing in our common shares involves risks. You should carefully consider the following risk factors, together with all the other information contained in this prospectus, including our historical and pro forma combined financial statements and the notes thereto, before making an investment decision to purchase our common shares. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, cash flows, liquidity, FFO and results of operations, the market price of our common shares, our ability to service our indebtedness and our ability to make cash distributions to our shareholders, which could cause you to lose all or a significant part of your investment in our common shares. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled "Forward-Looking Statements."

Risks Related to Our Business and Operations

We will be significantly influenced by the economic and other conditions of the specific markets in which we operate, particularly Atlanta, and also Philadelphia, Orlando and Tampa, where we have high concentrations of properties.

        The geographic concentration of our properties exposes us to the risk of economic downturns in the markets in which we operate to a greater extent than if our portfolio were more diversified geographically. We have a high concentration of properties located in Atlanta, Philadelphia, Orlando, and Tampa, which accounted for approximately 45.6%, 17.8%, 14.9% and 11.4%, respectively, of the annualized rent of our initial portfolio as of September 30, 2010. Because of the concentration of our properties in these metropolitan areas, and in the Southeastern and mid-Atlantic United States more generally, we depend on the local economic conditions in these markets and are particularly susceptible to adverse conditions in these markets, including developments affecting real estate, employment, changes in demographics and natural disasters, such as hurricanes or floods. All of the markets in which we operate have experienced downturns in recent years that have resulted in, among other things, industry slowdowns, business layoffs and relocations, declining property values, reduced demand for office properties and lower rental rates. In particular, our top six markets, which also include Jacksonville and Washington, D.C., had an aggregate weighted-average unemployment rate of approximately 10.0% as of the third quarter of 2010, compared to a national average of 9.6%, which contributed to reduced demand for office space. This decreased demand, in turn, has resulted in lower rental rates and an increase in tenant concessions, such as rent abatements, tenant improvements and early termination rights, which has adversely effected our results of operations and cash flows. We can provide no assurances that these markets will return to historical growth patterns or recover from the recent economic downturn at the same pace as the national market, or at all. Continued adverse economic or real estate developments in the markets in which we have a concentration of properties, or in any of the other markets in which we operate, could materially and adversely affect us.

Leases representing approximately 26.6% of the annualized rent of our initial portfolio are scheduled to expire by the end of 2012, and we face strong competition in the leasing market and may be unable to lease vacant space or renew existing leases or re-let space on terms that are as favorable as, or even similar to, the existing leases.

        As of September 30, 2010, leases representing approximately 26.6% of the annualized rent of our initial portfolio are scheduled to expire by the end of 2012, assuming no exercise by our tenants of early termination rights (or approximately 33.7% of the annualized rent of our initial portfolio, assuming the exercise of all early termination rights). We compete with a number of other developers, owners and operators of office and office-oriented, mixed-use properties, many of whom may possess more substantial resources and access to capital than we have, as well as greater expertise or flexibility in designing space to meet prospective tenants' needs. As a result, we may be unable to renew leases with our existing tenants and, if our current tenants do not renew their leases, we may be unable to re-let the space to new tenants. Furthermore, to the extent that we are able to renew leases that are scheduled to expire in the short-term or re-let such space to new tenants, heightened competition resulting from adverse market conditions may require us to accept more unfavorable terms, including lower rental rates and rent concessions and tenant improvements that exceed those we have historically granted. In addition, recent volatility in the mortgage-backed securities markets has led to foreclosures and sales of foreclosed properties at depressed values, and we may have difficulty competing with competitors who have purchased properties in the foreclosure process, because their lower cost basis in their properties may allow them to offer space at reduced rental rates.

        If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose existing or potential tenants, and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights and other concessions in order to attract and retain tenants. Even if our tenants renew their leases or we are able to re-let the space, the terms and other costs of renewing or re-letting, including the cost of required renovations, increased tenant improvement allowances, leasing commissions, declining rental rates and other potential concessions, may be less favorable than the terms of our current leases and could require significant capital expenditures. If we are unable to lease unoccupied space or renew existing leases or re-let space on favorable terms in a reasonable time, or if rental rates decline or tenant improvement allowances, leasing commissions or other costs increase, we could be materially and adversely affected.

We depend on tenants for our revenue and, accordingly, lease terminations and/or tenant defaults—particularly by the U.S. Government or CIGNA Corp., which collectively account for approximately 18.0% of the annualized rent of our initial portfolio—could adversely affect the income produced by our properties and seriously harm our operating performance, which could materially and adversely affect us.

        Our success depends on the financial stability of our tenants, any of which may experience a change in its business at any time that affects its operating performance, liquidity and/or financial condition. For example, the recent economic downturn may have adversely affected, or a delayed recovery may in the future adversely affect, one or more of our tenants. As a result, any of our tenants may fail to make rental payments when due, delay lease commencements, decline to extend or renew its leases upon expiration, exercise early termination rights (to the extent such rights are available to the tenant) or declare bankruptcy or become subject to bankruptcy proceedings. If any of the foregoing were to occur, we could lose significant rental income until the tenant is able to make payments or the space can be re-let to another tenant. If leases are terminated or defaulted upon, we may be unable to lease the property on the same terms (including rent) as the prior leases, or at all, which would result in us incurring a loss. In addition, if any tenant defaults or declares bankruptcy or becomes subject to bankruptcy proceedings, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our rights.

        The occurrence of any of the situations described above, particularly if it involves one of our more significant tenants, could seriously harm our operating performance. Our most significant tenant other than the U.S. Government, based on annualized rent as of September 30, 2010, was CIGNA Corp., which accounted for approximately 8.9% of the annualized rent of our initial portfolio and approximately 48.5% of the annualized rent of Two Liberty Place. Because the revenues generated by that property are substantially dependent upon CIGNA Corp., a bankruptcy proceeding or general downturn in the business of this tenant may result in the failure or delay of its rental payments, or, alternatively, this tenant may fail to renew its leases with us upon their expiration on comparable terms or at all, any of which events could materially and adversely affect us. In addition, as of September 30, 2010, the U.S. Government had 21 leases at 10 different properties in our initial portfolio and accounted for approximately 9.1% of the annualized rent of our initial portfolio. The U.S. Government's failure to renew its leases with us upon their expiration on comparable terms, or at all, could materially and adversely affect us.

Our predecessor has experienced an aggregate net loss, as of September 30, 2010, of approximately $26.3 million since 2007, and we may experience future losses.

        Our predecessor had historical net losses of approximately $8.1 million, $13.1 million and $4.9 million for the years ended December 31, 2009, 2008 and 2007, respectively, and approximately $0.2 million and $5.3 million for the nine months ended September 30, 2010 and 2009, respectively. There can be no assurance that we will not continue to incur net losses in the future, which could adversely affect our ability to service our indebtedness and our ability to make distributions, any of which could adversely affect the market price of our common shares.

If our tenants are unable to obtain financing necessary to continue to operate their businesses and pay us rent, we could be materially and adversely affected.

        Many of our tenants rely on external sources of financing to operate their businesses. The U.S. financial and credit markets continue to experience significant liquidity disruptions, resulting in the unavailability of financing for many businesses. If our tenants are unable to obtain financing necessary to continue to operate their businesses, they may be unable to meet their rent obligations to us or enter into new leases with us or they may be forced to declare bankruptcy and reject our leases, which could materially and adversely affect us.

We may be unable to collect balances due from any tenants in bankruptcy.

        We cannot assure you that any tenant that files for bankruptcy protection or becomes subject to bankruptcy proceedings will continue to pay us rent. A bankruptcy filing by or relating to one of our tenants would bar all efforts by us to collect pre-bankruptcy debts from that tenant, or its property, unless we receive an order permitting us to do so from the bankruptcy court. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. Moreover, restrictions under bankruptcy laws limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we will recover substantially less than the full value of any unsecured claims we hold.

Adverse global market and economic conditions and dislocations in the credit markets could cause us to recognize impairment charges, which could materially and adversely affect our business, financial condition and results of operations.

        We continually monitor events and changes in circumstances, including those resulting from the recent economic downturn, that could indicate that the carrying value of the real estate and related intangible assets in which we have an ownership interest may not be recoverable. When circumstances indicate that the carrying value of real estate and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we adjust the real estate and related intangible assets to the fair value and recognize an impairment loss. Because our predecessor acquired many of the properties in our initial portfolio in the last five years, when prices for commercial real estate in many markets were at or near their peaks, we may be particularly susceptible to future non-cash impairment charges as compared to companies that have carrying values well below current market values, which could materially and adversely affect our business, financial condition and results of operations.

        Projections of expected future cash flows require management to make assumptions to estimate future occupancy, rental rates, property operating expenses, the number of months it takes to re-let the property, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the property's fair value and, therefore, could result in the misstatement of the carrying value of our real estate and related intangible assets and our results of operations. Ongoing adverse market and economic conditions and market volatility will likely continue to make it difficult to value the real estate assets owned by us, as well as the value of our interests in unconsolidated joint ventures and/or our goodwill and other intangible assets. As a result of current adverse market and economic conditions, there may be significant uncertainty in the valuation, or in the stability of, the cash flows, discount rates and other factors related to such assets that could result in a substantial decrease in their value.

Our current and future joint venture investments could be adversely affected by a lack of sole decision-making authority and reliance on the financial condition and liquidity of our joint venture partners.

        Upon completion of this offering and our formation transactions, we will own interests in 24 properties through seven joint ventures, including four unconsolidated joint ventures, representing approximately 4.6 million rentable square feet, or approximately 1.5 million rentable square feet based on our pro rata share. We may enter into additional joint ventures in the future to acquire, develop, improve or dispose of properties, thereby reducing the amount of capital required by us to make investments and diversifying our capital sources for growth. Such joint venture investments involve risks not otherwise present in a wholly owned property or a development or redevelopment project, including the following:

  •
  we do not have exclusive control over the development, financing, leasing, management and other aspects of the property or joint venture, which may prevent us from taking actions that are in our best interest but opposed by our partners;

  •
  one existing joint venture agreement restricts our ability to acquire properties in certain submarkets in which that joint venture owns properties, unless our partner elects on behalf of such joint venture not to pursue the acquisition;

  •
  joint venture agreements often restrict the transfer of a partner's interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

  •
  our existing joint venture agreements contain, and any future joint venture agreements may contain, buy-sell provisions pursuant to which one partner may initiate procedures requiring the other partner to choose between buying the other partner's interest or selling its interest to that partner;

  •
  we would not be in a position to exercise sole decision-making authority regarding the property or joint venture, which could create the potential risk of creating impasses on decisions, such as acquisitions or sales;

  •
  a partner may, at any time, have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals;

  •
  a partner may be in a position to take action contrary to our instructions, requests, policies or objectives, including our current policy with respect to maintaining our qualification as a REIT;

  •
  a partner may fail to fund its share of required capital contributions or may become bankrupt, which would mean that we and any other remaining partners generally would remain liable for the joint venture's liabilities;

  •
  our relationships with our partners are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at a premium to the market price to continue ownership;

  •
  disputes between us and our partners may result in litigation or arbitration that would increase our expenses and prevent our officers and trustees from focusing their time and efforts on our business and could result in subjecting the properties owned by the joint venture to additional risk; or

  •
  we may, in certain circumstances, be liable for the actions of our partners, and the activities of a partner could adversely affect our ability to qualify as a REIT, even though we do not control the joint venture.

        Any of the above might subject a property to liabilities in excess of those contemplated and adversely affect the value of our current and future joint venture investments.

Competition for acquisitions may result in fewer acquisition opportunities and increased prices for properties, which may impede our growth and materially and adversely affect us.

        Our growth depends in part on our ability to identify attractive acquisition candidates or investment opportunities that are compatible with our acquisition strategy. We may not be successful in identifying such candidates or opportunities or in consummating acquisitions on favorable terms, if at all. In addition, we can provide no assurances regarding the availability of, or our ability to source and close, off-market or limited-market deals. Failure to identify or consummate acquisitions on favorable terms, or at all, would impede our growth and materially and adversely affect us.

        Further, we face significant competition for attractive investment opportunities from an indeterminate number of other real estate investors, including investors with significantly greater capital resources and access to capital than we have, such as domestic and foreign corporations and financial institutions, publicly traded and privately held REITs, private institutional investment funds, investment banking firms, life insurance companies and pension funds. Moreover, in light of current market conditions and depressed real estate values, owners of office properties may be reluctant to sell, resulting in fewer acquisition opportunities. As a result of such increased competition and limited opportunities, we may be unable to acquire additional properties as we desire or the purchase price of such properties may be significantly elevated, which may impede our growth and materially and adversely affect us.

Future acquisitions of properties may not yield anticipated returns, may result in disruptions to our business, may strain management resources and/or may be dilutive to our shareholders.

        Our business and growth strategies involve the acquisition of underperforming office properties. In evaluating a particular property, we make certain assumptions regarding the expected future performance of that property. However, newly acquired properties, whether or not they were previously underperforming, may fail to perform as expected, and we may not successfully manage and lease those properties to meet our expectations. In particular, our acquisition activities pose the following risks to our ongoing operations:

  •
  we may be unable to integrate new acquisitions quickly and efficiently, particularly acquisitions of portfolios of properties, into our existing operations;

  •
  we may not achieve the increased occupancy, cost savings and operational efficiencies projected at the time of acquiring a property;

  •
  management may incur significant costs and expend significant resources evaluating and negotiating potential acquisitions, including those that we subsequently are unable to complete;

  •
  we may acquire properties or other real estate-related investments that are not initially accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

  •
  management's attention may be diverted to the integration of acquired properties, which in some cases may turn out to be less compatible with our business and growth strategies than originally anticipated;

  •
  the acquired properties may not perform as well as we anticipate due to various factors, including changes in macroeconomic conditions and the demand for office space;

  •
  costs necessary to bring acquired properties up to standards established for their intended market position may exceed our expectations;

  •
  we may be unable to obtain financing for acquisitions on favorable terms or at all;

  •
  we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, such as clean-up of environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties, and claims for indemnification by general partners, trustees, officers, and others indemnified by the former owners of the properties; and

  •
  we may issue common shares or OP units as consideration for a property acquisition, which would dilute our current shareholders if such acquisition is not accretive.

We may acquire properties with high vacancy rates, which could reduce our operating income and materially and adversely affect us.

        The recent economic downturn has reduced demand for office space, which is evidenced by increased vacancy rates. To the extent that the operating stress caused by such increased vacancy rates puts pressure on owners to seek liquidity, including through sales of their commercial real estate assets, we may acquire properties from these owners, and any properties we acquire from these owners may have high vacancy rates. We may be unable to lease up these properties successfully, and their high vacancy rates may prevent us from increasing, and may cause us to lower, rents and may force us to grant tenant improvements and other concessions to a greater extent than we have historically, all of which could reduce our operating income from those properties and materially and adversely affect us.

Our success depends on key personnel whose continued service is not guaranteed and each of whom would be difficult to replace.

        Our success depends upon the continued contributions of certain key personnel, particularly James R. Heistand, our Executive Chairman, and Rudy Prio Touzet, our President and Chief Executive Officer. Each of these executives would be difficult to replace because of his in-depth knowledge of our markets, extensive experience acquiring, financing and managing office properties, and long-standing relationships with brokers, lenders and institutional buyers and sellers in the real estate industry in our key markets. In addition, our property-level managers have long-standing relationships with local businesses and existing tenants and on-the-ground knowledge of our existing properties and target markets. Although we will enter into employment agreements upon completion of this offering with each of our executive officers, including Messrs. Heistand and Touzet, we can provide no assurances that any of them will remain employed by us. The loss of services of one or more of these executives or property-level managers could diminish our business and investment opportunities and weaken our relationships with lenders, business partners and existing and prospective tenants and thus slow our future growth, which could materially and adversely affect us. Further, such a loss could be negatively perceived in the capital markets, which could reduce the market value of our common shares.

We may make structured debt or equity investments, which will subject us to unique risks associated with these kinds of investments.

        We may from time to time make structured debt or equity investments in which, at the time of our investment, we do not control the underlying property. These investments will involve special risks relating to the particular entity in which we invest, including its financial condition, liquidity, results of operations, business and prospects. In particular, these investments likely will be subordinated to other obligations. If an entity in which we invest defaults, there may not be sufficient funds remaining for us after payment to the holders of senior obligations. In that event, we would not recover some or all of our investment. In addition, even if we are able to foreclose on any underlying property following a default, we would be substituted for the defaulting entity and, to the extent income generated by any underlying property is not sufficient to meet outstanding debt obligations on the property, we may need to commit substantial additional capital to stabilize the property and prevent additional defaults. In addition, these investments will subject us to the risks inherent with real estate investments referred to elsewhere in this prospectus. Significant losses related to these kinds of investments could materially and adversely affect us.

We may become subject to litigation, which could have a material and adverse effect on us.

        In the future we may become subject to litigation, including claims relating to our operations, offerings and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to defend ourselves vigorously; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations and market price of our common shares. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and trustees.

Risks Related to the Real Estate Industry

Our performance and value are subject to risks associated with real estate and with the real estate industry.

        Our economic performance and the value of our real estate assets, and consequently the value of our securities, are subject to the risk that if our properties do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to make distributions to our shareholders will be adversely affected. In addition, there are significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes and maintenance costs) that generally do not decline when circumstances reduce the income from the property. The following factors, among others, may adversely affect the operating performance and long- or short-term value of our properties:

  •
  changes in the national, regional and local economic climate, particularly in markets in which we have a concentration of properties;

  •
  local office market conditions, such as changes in the supply of, or demand for, space in properties similar to those that we own within a particular area;

  •
  the financial stability of our tenants, including bankruptcies, financial difficulties or lease defaults by our tenants;

  •
  vacancies or our inability to rent space on favorable terms;

  •
  the attractiveness of our properties to potential tenants;

  •
  changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive or otherwise reduce returns to shareholders;

  •
  changes in operating costs and expenses, including costs for maintenance, insurance and real estate taxes, and our ability to control rents in light of such changes;

  •
  the need to periodically fund the costs to repair, renovate and re-let space;

  •
  earthquakes, tornadoes, hurricanes and other natural disasters, civil unrest, terrorist acts or acts of war, which may result in uninsured or underinsured losses;

  •
  changes in, or increased costs of compliance with, laws and/or governmental regulations, including those governing usage, zoning, the environment and taxes;

  •
  decreases in the underlying value of our real estate; and

  •
  changing submarket demographics.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate could result in a general decrease in rents or an increased occurrence of defaults under existing leases, which would adversely affect our financial condition and results of operations. Any of the above factors may prevent us from realizing growth or maintaining the value of our properties.

The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.

        Real estate investments, including high-quality office properties such as many of those in our portfolio, are relatively illiquid. As a result, we may not be able to sell a property or properties quickly or on favorable terms in response to changing economic, financial and investment conditions when it otherwise may be prudent to do so. Current conditions in the U.S. economy and credit markets have made it difficult to sell properties at attractive prices. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. We may be required to expend funds to correct defects or to make improvements before a property can be sold, and we cannot provide any assurances that we will have funds available to correct such defects or to make such improvements. Our inability to dispose of assets at opportune times or on favorable terms could adversely affect our cash flows and results of operations, thereby limiting our ability to make distributions to shareholders.

        Moreover, the Internal Revenue Code imposes restrictions on the ability of a REIT to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interests. Therefore, we may not be able to vary our portfolio promptly in response to economic or other conditions or on favorable terms, which may adversely affect our cash flows, our ability to make distributions to shareholders and the market price of our common shares.

        In addition, our ability to dispose of some of our properties could be constrained by their tax attributes. Properties which we own for a significant period of time or which we acquire through tax deferred contribution transactions in exchange for OP units in our operating partnership may have low tax bases. If we dispose of these properties outright in taxable transactions, we may be required to distribute a significant amount of the taxable gain to our shareholders under the requirements of the Internal Revenue Code applicable to REITs, which in turn would impact our cash flow and increase our leverage. In some cases, we may be restricted from disposing of properties contributed in exchange for our OP units under tax protection agreements with contributors unless we incur additional costs related to indemnifying those contributors. To dispose of low basis or tax-protected properties efficiently, we may from time to time use like-kind exchanges, which qualify for non-recognition of taxable gain but can be difficult to consummate and result in the property for which the disposed assets are exchanged inheriting their low tax bases and other tax attributes (including tax protection covenants).

Many real estate costs are fixed, even if income from our properties decreases.

        Many real estate costs, such as real estate taxes, insurance premiums and maintenance costs, generally are not reduced even when a property is not fully occupied, rental rates decrease, a tenant fails to pay rent or other circumstances cause a reduction in property revenues. In addition, newly acquired properties may not produce significant revenues immediately, and the property's operating cash flow may be insufficient to pay the operating expenses and debt service associated with these new properties. If we are unable to offset real estate costs with sufficient revenues across our portfolio, our financial performance and liquidity could be materially and adversely affected.

Uninsured losses or losses in excess of our insurance coverage could materially and adversely affect us.

        Upon completion of this offering and our formation transactions, we will carry comprehensive general liability, fire, extended coverage, business interruption, rental loss coverage and umbrella liability coverage on all of our properties and earthquake, wind, flood and hurricane coverage on properties in areas where such coverage is warranted. We believe the policy specifications and insured limits of these policies are adequate and appropriate given the relative risk of loss, the cost of the coverage and industry practice. However, we may be subject to certain types of losses that are generally catastrophic in nature, such as losses due to wars, conventional terrorism, Chemical, Biological, Nuclear and Radiation, or CBNR, acts of terrorism and, in some cases, earthquakes, hurricanes and flooding, either because such coverage is not available or is not available at commercially reasonable rates. If we experience a loss that is uninsured or that exceeds policy limits, we could lose all or a significant portion of the capital we have invested in the damaged property, as well as the anticipated future revenue from the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impractical or undesirable to use insurance proceeds to replace a property after it has been damaged or destroyed. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. Furthermore, we may not be able to obtain adequate insurance coverage at reasonable costs in the future, as the costs associated with property and casualty renewals may be higher than anticipated.

        In addition, insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. With the enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, United States insurers cannot exclude conventional (non-CBNR) terrorism losses. These insurers must make terrorism insurance available under their property and casualty insurance policies; however, this legislation does not regulate the pricing of such insurance. In some cases, mortgage lenders have begun to insist that commercial property owners purchase coverage against terrorism as a condition of providing mortgage loans. Such insurance policies may not be available at a reasonable cost, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses.

        Any uninsured losses or losses in excess of our insurance coverage as a result of the foregoing could materially and adversely affect us.

Costs of complying with governmental laws and regulations may adversely affect our results of operations and liquidity and reduce the cash available for distribution to our shareholders.

        All real property and the operations conducted on real property are subject to federal, state, and local laws and regulations relating to environmental protection and human health and safety. Tenants' ability to operate and to generate income to pay their lease obligations may be affected by permitting and compliance obligations arising under such laws and regulations. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings.

        Compliance with new laws or regulations or stricter interpretation of existing laws by agencies or the courts may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants' operations, the existing condition of land when we buy it, operations in the vicinity of our properties such as the presence of underground storage tanks or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines or damages we must pay will adversely affect our results of operations and liquidity and our ability to make distributions to our shareholders.

We face possible risks associated with the physical effects of climate change.

        We cannot predict with certainty whether climate change is occurring and, if so, at what rate. However, the physical effects of climate change could have a material adverse effect on our properties, operations and business. For example, many of our properties are located along the Gulf and East coasts. To the extent climate change causes changes in weather patterns, our markets could experience increases in storm intensity and rising sea-levels. Over time, these conditions could result in declining demand for office space in our buildings or our inability to operate the buildings at all. Climate change also may have indirect effects on our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable, increasing the cost of energy and increasing the cost of snow removal at our properties. There can be no assurance that climate change will not have a material adverse effect on our properties, operations or business.

As the present or former owner or operator of real property, we could become subject to liability for environmental contamination, regardless of whether we caused such contamination, which could materially and adversely affect us.

        Under various federal, state, and local environmental laws, ordinances, and regulations, a current or former owner or operator of real property may be liable for the cost to remove or remediate hazardous or toxic substances, wastes, or petroleum products on, under, from, or in such property. These costs could materially and adversely affect us, and liability under these laws may attach whether or not the owner or operator knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a property for damages based on personal injury, natural resources or property damage and/or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. In addition, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures on our part or prevent us from entering into leases with prospective tenants.

As the owner of real property, we could become subject to liability for adverse environmental conditions in the buildings on our properties, which could materially and adversely affect us.

        Some of our properties contain asbestos-containing building materials. Environmental laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. In addition, environmental laws and the common law may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. Some of our properties also may contain or develop harmful mold or suffer from other air quality issues. Any of these materials or conditions could result in liability for personal injury and costs of remediating adverse conditions, which could materially and adversely affect us.

As the owner of real property, we could become subject to liability for failure to comply with environmental requirements regarding the handling and disposal of regulated substances and wastes or for non-compliance with health and safety requirements, which requirements are subject to change.

        Some of our tenants may handle regulated substances and wastes as part of their operations at our properties. Environmental laws regulate the handling, use, and disposal of these materials and subject our tenants, and potentially us, to liability resulting from non-compliance with these requirements. The properties in our portfolio also are subject to various federal, state, and local health and safety requirements, such as state and local fire requirements. If we or our tenants fail to comply with these various requirements, we might incur governmental fines or private damage awards. Moreover, we do not know whether or the extent to which existing requirements or their enforcement will change or whether future requirements will require us to make significant unanticipated expenditures that will materially and adversely impact our financial condition, results of operations, cash flows, cash available for distribution to shareholders, the market price of our common shares, and our ability to satisfy our debt service obligations. If our tenants become subject to liability for noncompliance, it could affect their ability to make rental payments to us.

Compliance or failure to comply with the Americans with Disabilities Act and other safety regulations and requirements could result in substantial costs.

        Under the Americans with Disabilities Act of 1990, or the ADA, places of public accommodation must meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. Although we believe that our properties are currently in material compliance with these regulatory requirements, we have not conducted an audit or investigation of all of our properties to determine our compliance with the ADA, and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our properties is not in compliance with the ADA or other legislation, we would be required to incur additional costs to achieve compliance. If we are required to make unanticipated expenditures to comply with the ADA, including removing access barriers, our cash flows and the amounts available for distribution to our shareholders may be adversely affected.

        Our properties also are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements would require significant unanticipated expenditures that would affect our cash flow and results of operations. If we incur substantial costs to comply with the ADA or other safety regulations and requirements, our financial condition, results of operations, the market price of our common shares, cash flows and our ability to satisfy our debt obligations and to make distributions to our shareholders could be adversely affected.

We are exposed to risks associated with property development and redevelopment.

        We may engage in development and redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to certain risks, including the availability and pricing of financing on favorable terms or at all; construction and/or lease-up delays; cost overruns, including construction costs that exceed our original estimates; contractor and subcontractor disputes, strikes, labor disputes or supply disruptions; failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all; and delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws. These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development or redevelopment activities once undertaken, any of which could materially and adversely affect us.

Future terrorist attacks in the major metropolitan areas in which we own properties could significantly impact the demand for, and value of, our properties.

        Our portfolio maintains significant holdings in markets that have been and continue to be a high risk geographical area for terrorism and threats of terrorism, including Washington, D.C. Future terrorist attacks and other acts of terrorism or war would severely impact the demand for, and value of, our properties. Terrorist attacks in and around any of the major metropolitan areas in which we own properties also could directly impact the value of our properties through damage, destruction, loss or increased security costs, and could thereafter materially impact the availability or cost of insurance to protect against such acts. A decrease in demand could make it difficult to renew or re-let our properties at lease rates equal to or above historical rates, or at all. To the extent that any future terrorist attack otherwise disrupts our tenants' businesses, it may impair their ability to make timely payments under their existing leases with us, which would harm our operating results and could materially and adversely affect us.

Risks Related to Our Financing Activities

We expect to have approximately $333.1 million of consolidated indebtedness outstanding (before an unamortized discount of $3.5 million) following this offering and are likely to incur additional mortgage and other indebtedness in the future, which may increase our business risks.

        Upon completion of this offering and our formation transactions, we anticipate that our total consolidated indebtedness will be approximately $333.1 million (before an unamortized discount of $3.5 million) and our pro rata share of unconsolidated indebtedness will be approximately $71.3 million. In addition, we expect to enter into a $200 million revolving credit facility upon completion of this offering, and we are likely to incur additional indebtedness to acquire properties or make other real estate-related investments, to fund property improvements and other capital expenditures or for other corporate purposes. We intend to maintain a ratio of our pro rata share of net debt to EBITDA in a target range of            to            ; however, we can provide no assurances that we will be successful in maintaining this ratio. Moreover, our organizational documents contain no limitations on the amount of indebtedness that we may incur; thus, we may become more highly leveraged in the future without shareholder approval.

        Our level of debt and the limitations imposed on us by our financing agreements could have significant adverse consequences on us, including the following:

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  our cash flow may be insufficient to allow us to meet our debt service requirements and to repay our debt, operate our properties, make distributions to our shareholders or successfully execute our growth strategy;

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  we may be unable to borrow additional funds as needed on favorable terms, or at all, which could, among other things, adversely affect our ability to fund acquisitions or meet operational needs;

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  we may be unable to refinance our indebtedness at maturity or the available refinancing terms may be less favorable than the terms of our original indebtedness;

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  because a portion of our debt bears interest at variable rates, increases in interest rates could materially increase our interest expense;

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  we may be forced to dispose of one or more of our properties, possibly on unfavorable terms;

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  we may be at a competitive disadvantage compared to our competitors that have less debt;

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  we may default on our payment obligations or violate restrictive covenants, in which case the lenders may accelerate our debt obligations and/or foreclose on our properties or our interests in the entities that own the properties that secure their loans; and

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  our default under any indebtedness with cross-collateralization or cross default provisions could result in a default on other indebtedness.

        If any one of these events were to occur, we could be materially and adversely affected.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

        Incurring mortgage or other secured debt obligations increases the risk of loss because defaults on indebtedness secured by properties may result in lenders initiating foreclosure actions. If we default on any of our mortgage or other secured debt obligations, we could lose the property securing the loan that is in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Internal Revenue Code. In addition, we may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guarantee on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any of our properties are foreclosed on due to a default, our ability to pay cash distributions to our shareholders will be limited.

Our growth depends on external sources of capital that are outside our control and may not be available to us on favorable terms or at all.

        In order to qualify and maintain our qualification as a REIT, we must distribute at least 90% of our REIT taxable income annually, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, even if we satisfy these distribution requirements, to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains, we will be subject to income tax at regular corporate rates. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we intend to rely on third-party sources to fund a substantial portion of our future capital needs. We cannot assure you that capital will be available from such sources on favorable terms or at all. Any additional debt we incur will increase our leverage, expose us to the risk of default and impose operating restrictions on us, and any additional equity we raise could be dilutive to existing shareholders. Our access to third-party sources of capital depends, in part, on:

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  general market conditions;

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  the market's view of the quality of our assets;

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  the market's perception of our growth potential;

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  our current debt levels;

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  our current and expected future earnings;

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  our cash flow and cash distributions; and

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  the market price of our common shares.

        If we are unable to obtain capital from third party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our properties, satisfy our debt service obligations or make the cash distributions to our shareholders necessary to qualify and maintain our qualification as a REIT.

Disruptions in the financial markets could adversely affect our ability to obtain sufficient third party financing for our capital needs, including expansion, acquisition and other activities, on favorable terms or at all, which could materially and adversely affect us.

        The U.S. stock and credit markets recently have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks to fluctuate substantially and the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in some cases have resulted in the unavailability of financing, even for companies which otherwise are qualified to obtain financing. In addition, several banks and other institutions that historically have been reliable sources of financing have gone out of business, which has reduced significantly the number of lending institutions and the availability of credit. Continued volatility and uncertainty in the stock and credit markets may negatively impact our ability to access additional financing for our capital needs, including expansion, acquisition activities and other purposes, on favorable terms or at all, which may negatively affect our business. Additionally, due to this uncertainty, we may in the future be unable to refinance or extend our debt, or the terms of any refinancing may not be as favorable as the terms of our existing debt. If we are not successful in refinancing our debt when it becomes due, we may be forced to dispose of properties on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations. A prolonged downturn in the financial markets may cause us to seek alternative sources of potentially less attractive financing and may require us to further adjust our business plan accordingly. These events also may make it more difficult or costly for us to raise capital through the issuance of new equity capital or the incurrence of additional secured or unsecured debt, which could materially and adversely affect us.

Existing loan agreements contain, and future financing arrangements likely will contain, restrictive covenants relating to our operations, which could materially and adversely affect us and our ability to make distributions to our shareholders.

        We are subject to certain restrictions pursuant to the restrictive covenants of our outstanding indebtedness, which may affect our distribution and operating policies and our ability to incur additional indebtedness. Loan documents evidencing our existing indebtedness (including our proposed $200 million revolving credit facility) contain, and loan documents entered into in the future likely will contain, certain operating covenants that limit our ability to further mortgage our properties or discontinue insurance coverage. In addition, these agreements generally contain financial covenants, including certain coverage ratios and limitations on our ability to incur secured and unsecured debt, make dividend payments, sell all or substantially all of our assets, and engage in mergers and consolidations and certain acquisitions. Covenants under our existing indebtedness do, and under any future indebtedness likely will, restrict our ability to pursue certain business initiatives or certain acquisition transactions. For a description of the financial covenants and certain other terms expected to be contained in our proposed revolving credit facility, see "Business and Properties—Outstanding Indebtedness—Description of Certain Indebtedness—Revolving Credit Facility." If we fail to meet or satisfy any of these covenants in our debt agreements, we would be in default under these agreements, which could result in a cross-default under other debt agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral. In addition, certain of our debt agreements contain, and debt agreements entered into in the future may contain, specific cross-default provisions with respect to specified other indebtedness, giving the lenders the right to declare a default if we are in default under other loans in some circumstances. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. If we default on several of our debt agreements or any single significant debt agreement, we could be materially and adversely affected.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

        We seek to manage our exposure to interest rate volatility by entering into interest rate hedging arrangements, such as interest rate cap agreements and interest rate swap agreements. Although these arrangements are intended to lessen the impact of rising interest rates on us, they also expose us to the risks that the other parties to the agreements will not perform their obligations, that these arrangements will not be effective in reducing our exposure to interest rate changes and that a court could rule that such agreements are unenforceable. We also could incur significant costs associated with the settlement of the agreements, and the underlying transactions may fail to qualify as highly effective cash flow hedges under Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 815, Derivatives and Hedging. At the time of this offering, we expect that a portion of our total indebtedness will be floating rate debt, a substantial portion of which is subject to hedging agreements. Hedging may reduce the overall returns on our investments, and the failure to hedge effectively against interest rate changes may materially adversely affect our results of operations.

        When a hedging agreement is required under the terms of our debt, it is often a condition, among other conditions, that the hedge counterparty agree to maintain a specified credit rating. With the current volatility in the financial markets, there is a reduced pool of eligible counterparties that are able to meet or are willing to assume these conditions, which has resulted in an increased cost for hedging agreements. This will make it more difficult and costly to enter into hedging agreements in the future. Additionally, due to the current volatility in the financial markets, there is an increased risk that hedge counterparties could have their credit rating downgraded to a level that would not be acceptable under the related debt. If we were unable to renegotiate the credit rating condition with the lender or find an alternative counterparty with an acceptable credit rating, we could be in default under the related debt, which, in the case of any secured debt, would subject us to the risk of foreclosure of the collateral.

Risks Related to Our Organization and Structure

Our management has limited experience operating a REIT and a public company, which may impede their ability to successfully manage our business.

        We have no history operating as a REIT or as a public company. In addition, certain members of our board of trustees and our senior management team have limited experience operating a business in accordance with the Internal Revenue Code requirements for qualifying and maintaining qualification as a REIT and operating a public company. Upon completion of this offering, we will be required to develop and implement substantial control systems and procedures to assist us in qualifying and maintaining our qualification as a REIT, satisfying our periodic and current reporting requirements under applicable SEC regulations and complying with NYSE listing standards. As a result, substantial work on our part will be required to implement and execute appropriate reporting and compliance processes, including internal control over financial reporting, assess their design, remediate any deficiencies identified and test the operation of such processes. We have limited experience implementing and executing such processes in a public company, and this process is expected to be both costly and challenging. In particular, we note that our former independent auditor identified a material weakness in our internal controls due to a lack of a sufficient number of trained accounting and finance personnel, which we are in the process of remediating. We cannot assure you that our management's past experience will be sufficient to develop and implement these systems and procedures and to operate our company successfully. Failure to effectively develop and implement such systems, policies and procedures could hinder our ability to operate as a public company and adversely affect our results of operations, cash flows and ability to make distributions to our shareholders. Furthermore, if we fail to qualify and maintain our qualification as a REIT, our distributions to shareholders would not be deductible for U.S. federal income tax purposes and we would be required to pay corporate income tax at applicable rates on our taxable income, which would substantially reduce our earnings and may reduce the market price of our common shares.

We may pursue less vigorous enforcement of terms of the contribution and other agreements entered into in connection with our formation transactions because of conflicts of interest with certain of our officers and related parties.

        Pursuant to the contribution and other agreements entered into in connection with our formation transactions, certain of our executive officers and other contributors made limited representations and warranties to us regarding potential material adverse impacts on the entities and assets to be acquired by us in our formation transactions and agreed to indemnify us and our operating partnership for breaches of such representations and warranties. In addition, we will enter into an employment agreement with each of our executive officers. Because of our desire to maintain ongoing relationships with our executive officers and other contributors, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements.

The consideration paid by us in exchange for the contribution of properties and other assets to us in our formation transactions may exceed the fair market value of these assets.

        We did not obtain independent fairness opinions in connection with our formation transactions and, in certain instances, the amount of consideration we will pay for our assets was not negotiated on an arm's length basis. Further, the value of the OP units and our common shares that we will issue as consideration for certain of the properties and assets that we will acquire in our formation transactions will increase or decrease if the market price of our common shares increases or decreases. The initial public offering price of our common shares will be determined in consultation with the underwriters. Among the factors that will be considered are our record of operations, our management, our historical and projected net income, FFO and cash available for distribution, our anticipated dividend yield, our growth prospects, the quality of our portfolio and our tenants, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to the book value or fair market value of our properties and assets. As a result, the fair market value of the equity securities we issue and/or the amount of cash we pay to the contributors and sellers of properties and other assets in our formation transactions may exceed the fair market value of these properties and assets.

We did not conduct arm's length negotiations with any of our executive officers with respect to the terms of our formation transactions.

        We did not conduct arm's length negotiations with any of our executive officers with respect to the terms of our formation transactions, including the terms of the contribution agreements and the employment agreements with our executive officers. Therefore, the terms of these agreements may not be as favorable to us as if they were so negotiated. In structuring our formation transactions, certain of our executive officers exercised significant influence on the type and level of benefits that they and other members of our senior management team will receive from us, including the amount of cash and number of our common shares or OP units that they will receive in connection with their contribution to us of our properties and the benefits our senior management team will receive from us for their services.

We may assume unknown liabilities in connection with our formation transactions.

        As part of our formation transactions, we will acquire entities and assets that are subject to existing liabilities, some of which may be unknown or unquantifiable at the time this offering is completed. These assumed liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims by tenants, vendors or other persons dealing with our predecessor (that had not been asserted or threatened prior to this offering), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business or otherwise. While in some instances we may have the right to seek reimbursement against an insurer or another third party, recourse against the contributors and sellers of our properties and other assets for certain of these liabilities will be limited. There can be no assurance that we will be entitled to any such reimbursement or that we ultimately will be able to recover in respect of such rights for any of these historical liabilities, which may adversely affect our financial condition, results of operations, cash flows and the market price of our common shares.

Conflicts of interest exist or could arise in the future between the interests of our shareholders and the interests of holders of OP units, which may impede business decisions that could benefit our shareholders.

        Conflicts of interest exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner, have fiduciary duties and obligations to our operating partnership and its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders. These conflicts may be resolved in a manner that is not in the best interests of our shareholders.

        Additionally, the partnership agreement of our operating partnership expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our trustees or officers, will be liable or accountable for damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, trustees, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the indemnified party actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect were it not for the partnership agreement.

The share ownership limits imposed by the Internal Revenue Code for REITs and our declaration of trust may restrict our business combination opportunities.

        In order for us to qualify and maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year following our first year. Our declaration of trust, with certain exceptions, authorizes our board of trustees to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of trustees, no person may own more than 9.8% of the aggregate of our outstanding common shares by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding shares of any series or class of our preferred shares by value or by number of shares, whichever is more restrictive. Our board may, in its sole discretion, grant an exemption to the share ownership limits, subject to certain conditions and the receipt by our board of certain representations and undertakings. In addition, our board may change the share ownership limits as described under "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws." Our declaration of trust also prohibits any person from (a) beneficially or constructively owning, as determined by applying certain attribution rules of the Internal Revenue Code, our shares that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or that would otherwise cause us to fail to qualify as a REIT or to have significant non-qualifying income from "related" parties or (b) transferring shares if such transfer would result in our shares being owned by fewer than 100 persons. The ownership limits imposed under the Internal Revenue Code and described in clause (a) of this paragraph are based upon direct or indirect ownership by "individuals" during the last half of a tax year. The share ownership limits contained in our declaration of trust key off the ownership at any time by any "person," which term includes entities. These share ownership limits in our declaration of trust are common in REIT charters and are intended to provide added assurance of compliance with the tax law requirements and to minimize administrative burdens. However, the share ownership limits also might delay or prevent a transaction or a change in our control that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Our authorized but unissued common shares and preferred shares may prevent a change in our control that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

        Our declaration of trust authorizes us to issue additional authorized but unissued common or preferred shares. In addition, our board of trustees may, without shareholder approval, amend our declaration of trust to increase the aggregate number of our common shares or the number of shares of any class or series of preferred shares that we have authority to issue and classify or reclassify any unissued common shares or preferred shares and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of trustees may establish a series of common shares or preferred shares that could delay or prevent a transaction or a change in our control that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

Certain provisions of Maryland law could inhibit changes in control.

        Certain provisions of the Maryland General Corporation Law, or MGCL, that are applicable to Maryland real estate investment trusts may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in our control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of our common shares, including:

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  "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested shareholder" (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our voting shares or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting shares at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter impose fair price and/or supermajority and shareholder voting requirements on these combinations; and

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  "control share" provisions that provide that "control shares" of our company (defined as voting shares that, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of issued and outstanding "control shares") have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

        As permitted by Maryland law, we have elected, by resolution of our board of trustees, to opt out of the business combination provisions of the MGCL and, pursuant to a provision in our bylaws, to exempt any acquisition of our shares from the control share provisions of the MGCL. However, our board of trustees may by resolution elect to repeal the exemption from the business combination provisions of the MGCL and may by amendment to our bylaws opt into the control share provisions of the MGCL at any time in the future.

        Certain provisions of the MGCL applicable to Maryland real estate investment trusts permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to adopt certain mechanisms, some of which (for example, a classified board) we do not have. These provisions may have the effect of limiting or precluding a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in our control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price. Our declaration of trust contains a provision whereby we will elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of trustees. See "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws."

Certain provisions in the partnership agreement for our operating partnership may delay or prevent unsolicited acquisitions of us.

        Provisions in the partnership agreement for our operating partnership may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or a change in our control, although some shareholders might consider such proposals, if made, desirable. These provisions include, among others:

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  redemption rights of qualifying parties;

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  transfer restrictions on our OP units;

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  our ability, as general partner, in some cases, to amend the partnership agreement without the consent of the limited partners; and

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  the right of the limited partners to consent to transfers of the general partnership interest and mergers, consolidations and other business combinations under specified circumstances.

Termination of the employment agreements with our executive officers could be costly and prevent a change in our control.

        The employment agreements with our executive officers each provide that if their employment with us terminates under certain circumstances (including upon a change in our control), we may be required to pay them significant amounts of severance compensation, including accelerated vesting of equity awards, thereby making it costly to terminate their employment. Furthermore, these provisions could delay or prevent a transaction or a change in our control that might involve a premium paid for our common shares or otherwise be in the best interests of our shareholders.

Our board of trustees may change significant corporate policies and practices without shareholder approval, which limits your control of our policies and practices.

        Our board of trustees has broad authority to determine our investment, financing, borrowing and distribution policies and our policies with respect to all other activities, including growth, capitalization and operations, without shareholder approval. Likewise, these policies may be amended or revised at the discretion of our board of trustees without a vote of our shareholders. As a result, the ability of our shareholders to control our policies and practices is extremely limited. We could make investments and engage in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. Further, our board of trustees may alter or eliminate our current policy on borrowing at any time without shareholder approval, and we may become more highly leveraged, which could result in increased debt service payments and an increased risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets or markets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. These and other changes to our policies could adversely affect our financial condition, results of operations, cash flows and the market price of our common shares.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

        Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast in the election of trustees and that our board of trustees has the exclusive power to fill vacant trusteeships, even if the remaining trustees do not constitute a quorum. These provisions make it more difficult to change our management by removing and replacing trustees and may delay or prevent a change in our control that is in the best interests of our shareholders.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit our shareholders' recourse in the event of actions not in our shareholders' best interests.

        Under Maryland law generally, a trustee is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in the best interest of the company and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, trustees are presumed to have acted with this standard of care. In addition, our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

        Our declaration of trust and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service to us in that capacity. In addition, we may be obligated to advance the defense costs incurred by our trustees and officers. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the current provisions in our declaration of trust and bylaws or that might exist with other companies.

All of the members of our senior management team have outside business interests that could require time and attention and may interfere with their ability to devote time to our business and affairs or present financial conflicts with us and may adversely affect our business.

        All of the members of our senior management team have outside business interests that are not being contributed to our company and that could require time and attention. These interests include ownership interests in office properties in Atlanta, Charlotte, Jacksonville, Orlando and Tampa, as well as interests in properties that are under contract or letter of intent to be sold. See "Business and Properties—Excluded Assets." We believe that certain of the excluded office properties may directly compete with nine properties in our initial portfolio because those assets are located in the same submarkets and attract similar tenants as properties in our initial portfolio. In particular, an excluded asset in Atlanta may compete with 280 Interstate North Office Park, an excluded asset in Jacksonville may compete with the 245 Riverside property, an excluded asset in Tampa may compete with Cypress Center I, Cypress Center II, Cypress Center III and Westshore Corporate Center, and two excluded assets in Orlando may compete with Southhall Center, 2400 Maitland Center and 500 Winderely Place. In some cases, one or more members of our senior management team may have financial conflicts between the excluded properties and the properties in our initial portfolio—for example, the opportunity to direct existing or prospective tenants to one of the excluded properties rather than a property in our initial portfolio in order to increase the value of that excluded property. In addition, certain members of our senior management team will have certain management and fiduciary obligations related to these business interests that may interfere with their ability to devote time to our business and affairs and may adversely affect our business. Although our employment agreements with the members of our senior management team will require that they devote a substantial majority of their business time and attention to our business, we cannot accurately predict the amount of time and attention that will be required of these officers to perform their ongoing duties related to outside business interests.

We are a holding company with no direct operations and will rely on funds received from our operating partnership to pay our obligations.

        We are a holding company and will conduct substantially all of our business through our operating partnership. We do not have, apart from our ownership of our operating partnership, any independent operations. As a result, we will rely on distributions from our operating partnership to make any distributions we might declare on our common shares. We also will rely on distributions from our operating partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our operating partnership (which might even make distributions to us less than the tax on such allocated taxable income) to the extent we distribute less than 100% of our REIT taxable income.

        In addition, because we are a holding company, your claims as shareholders will be structurally subordinated to all existing and future liabilities (whether or not for borrowed money) and preferred equity of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy the claims of our shareholders only after all of our and our operating partnership's and its subsidiaries' liabilities and preferred equity have been paid in full.

        Upon completion of this offering and our formation transactions, we will own approximately      % of the OP units in our operating partnership (or      % if the underwriters exercise their overallotment option in full). However, our operating partnership may issue additional OP units to third parties in the future. Such issuances would reduce our ownership in our operating partnership and reduce the cash available for distribution to our shareholders. Because you will not directly own OP units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

If we fail to establish and maintain an effective system of integrated internal controls, we may not be able to accurately report our financial results.

        In connection with our operation as a public company, we will be required to report our operations on a consolidated basis and, in some cases, on a property by property basis. We are in the process of implementing an internal audit function and modifying our company-wide systems and procedures in a number of areas to enable us to report on a consolidated basis as we continue the process of integrating the financial reporting of the entities we will acquire in connection with this offering and our formation transactions. We note that our former independent auditor identified a material weakness in our internal controls due to a lack of a sufficient number of trained accounting and finance personnel, which we are in the process of remediating. If we fail to implement proper overall business controls, including as required to integrate the entities contributing property interests to us in connection with our formation transactions, our results of operations could be harmed or we could fail to meet our reporting obligations. In addition, the existence of a material weakness or significant deficiency could result in errors in our consolidated financial statements that could require a restatement of our consolidated financial statements, cause us to fail to meet our reporting obligations, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits and cause investors to lose confidence in our reported financial information, leading to a decline in the market price of our common shares.

Risks Related to this Offering

There has been no public market for our common shares prior to this offering and an active, liquid trading market for our common shares may not develop or continue following this offering.

        Prior to this offering, there has been no public market for our common shares. An active trading market for our common shares may never develop or be sustained and securities analysts may choose not to cover us, which could affect the liquidity of our common shares, limit the ability of our shareholders to sell our common shares when desired or at all and could depress the market price of our common shares. In addition, the initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which our common shares will subsequently trade or the price at which you may be able to sell our common shares in the future.

The market price and trading volume of our common shares may be volatile and could decline substantially following this offering.

        The stock markets, including the NYSE, on which we intend to apply to list our common shares, historically have experienced significant price and volume fluctuations. As a result, the market price of our common shares is likely to be similarly volatile and subject to wide fluctuations, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The market price of our common shares could decline substantially in response to a number of factors, including those listed in this "Risk Factors" section of this prospectus and others such as:

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  our actual or anticipated operating performance and the performance of other similar companies;

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  actual or anticipated changes in our and our tenants' business strategies or prospects;

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  actual or anticipated variations in our quarterly operating results or dividends;

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  our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

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  publication of research reports about us, the commercial real estate sector or the real estate industry;

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  equity issuances by us, or share resales by our shareholders, or the perception that such issuances or resales could occur;

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  the passage of legislation or other regulatory developments that adversely affect us or the assets in which we seek to invest;

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  increases in market interest rates that lead purchasers of our common shares to demand a higher yield;

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  the use of significant leverage to finance our assets;

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  changes in market valuations of similar companies;

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  additions to or departures of our key personnel;

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  actions by our shareholders;

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  changes in accounting principles or actual, potential or perceived accounting problems;

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  failure to qualify, or maintain our qualification, as a REIT;

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  failure to satisfy the listing requirements of the NYSE;

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  failure to comply with the requirements of the Sarbanes-Oxley Act;

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  speculation in the press or investment community; and

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  general market and economic conditions, including conditions in the Southeastern and mid-Atlantic United States, where we have a geographic concentration of properties.

        We can provide no assurance that the market price of our common shares will not fluctuate or decline significantly in the future or that shareholders will be able to sell their shares when desired on favorable terms, or at all.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common shares. This type of litigation could result in substantial costs and divert our management's attention and resources, which could have a material adverse effect on our cash flows, our ability to execute our business strategy and our ability to make distributions to our shareholders.

The number of our common shares eligible for future sale may have adverse effects on the market price of our common shares.

        We are offering        common shares, as described in this prospectus. Upon completion of this offering and our formation transactions, we will have        common shares outstanding on a fully diluted basis, including an aggregate of        common shares and        OP units issued to our executive officers and other contributors in exchange for their respective ownership interests in our properties and an aggregate of        restricted share units issued under our equity incentive plan to our executive officers, non-employee trustees and certain employees. Each of our executive officers, trustees and certain continuing investors may sell the common shares that they acquire in our formation transactions at any time following the expiration of the lock-up period for such shares, which expires 180 days after the date of this prospectus, or earlier with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Wells Fargo Securities, LLC. We cannot predict the effect, if any, of future sales of our common shares, or the availability of shares for future sales, on the market price of our common shares. The market price of our common shares may decline significantly when the restrictions on resale by certain of our shareholders lapse or upon the registration of additional common shares pursuant to registration rights granted in connection with this offering and our formation transactions. Sales of substantial amounts of common shares or the perception that such sales could occur may materially and adversely affect the market price for our common shares and may adversely affect the terms upon which we may obtain additional capital through the sale of equity or equity-related securities in the future.

        In addition, at any time following the expiration of the 180-day lock-up period of our company, we may issue additional common shares in subsequent public offerings or private placements for a variety of purposes. We are not required to offer any common shares to existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future share issuances, which may dilute existing shareholders' interests in us.

Future offerings of debt or equity securities, which could be senior to our common shares, may adversely affect the market price of our common shares.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing our operating partnership to issue debt securities), including medium-term notes, senior or subordinated notes and classes or series of preferred shares. Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings will be entitled to receive our available assets prior to distribution to the holders of our common shares. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to holders of our common shares. We are not required to offer any such additional debt or equity securities to existing common shareholders on a preemptive basis. Therefore, additional common share issuances, directly or through convertible or exchangeable securities, warrants or options, will dilute our existing common shareholders' ownership in us and such issuances, or the perception that such issuances may occur, may reduce the market price of our common shares. Our preferred shares, if issued, could have a preference on distributions, whether periodic or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to our common shareholders. Because our decision to issue securities in any future offering or otherwise incur debt will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common shares and diluting the value of their share holdings in us.

Future cash flows may not be sufficient to make distributions to our shareholders at expected levels, and we may be required to fund distributions from working capital, borrowings or offering proceeds or to reduce the amount of such distributions or to declare taxable stock dividends.

        We may be unable to pay our estimated initial annual distribution to shareholders out of cash available for distribution. If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow or raise equity to provide funds for such distributions or reduce the amount of such distributions or declare taxable stock dividends. If cash available for distribution generated by our assets is less than our current estimate, or if such cash available for distribution decreases in future periods from expected levels, we may be unable to make the expected cash distributions, which could result in a significant decrease in the market price of our common shares. In the event the underwriters' overallotment option is exercised, pending investment of the net proceeds therefrom, our ability to make such distributions out of cash from our operations may be further materially and adversely affected.

        Our future distributions will be at the sole discretion of our board of trustees and will depend upon our actual and projected financial condition, results of operations, cash flows, liquidity and FFO, our REIT qualification and such other matters as our board of trustees may deem relevant from time to time. We may not be able to make distributions in the future or may need to fund such distributions from external sources, as to which no assurances can be given. Among the factors that could impair our ability to make distributions to our shareholders are:

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  reductions in cash flow resulting from the failure of tenants to pay their rent obligations to us or our failure to re-let space upon expiration or termination of leases;

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  our debt servicing requirements;

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  capital expenditures;

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  unanticipated expenses that reduce our cash flow;

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  increases in interest rates;

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  variances between actual and anticipated operating expenses;

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  the need to reduce our leverage; and

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  other restrictions under financing arrangements and applicable law.

        In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions generally would be considered a return of capital for U.S. federal income tax purposes to the extent of the holder's adjusted tax basis in its shares, and thereafter as gain on a sale or exchange of such shares. See "Material United States Federal Income Tax Considerations—Taxation of Shareholders." If we fund our future needs with debt, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.

As a result of differences between the book value of assets contributed or acquired in our formation transactions and the price paid for our common shares in this offering, you will experience an immediate and material dilution in the book value per common share.

        As of September 30, 2010, the aggregate historical combined net tangible book value of the interests and assets to be transferred to our operating partnership in our formation transactions was approximately $       million, or $            per common share held by the former owners of our predecessor, assuming the exchange of OP units for our common shares on a one-for-one basis. As a result, the pro forma net tangible book value per common share upon completion of this offering and our formation transactions will be substantially less than the initial public offering price. Accordingly,

the purchasers of our common shares in this offering will experience an immediate dilution of approximately $            in the pro forma net tangible book value per common share, based on the mid-point of the price range set forth on the cover page of this prospectus, or $            per common share if the underwriters exercise their overallotment option in full.

Market interest rates may have an effect on the value of our common shares.

        One of the factors that will influence the market price of our common shares will be the dividend yield on our common shares (as a percentage of the price of our common shares) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common shares to expect a higher dividend yield, which we may not be able, or may choose not, to provide. As a result, prospective purchasers may decide to purchase other securities rather than our common shares, which would reduce the demand for our common shares and result in a decline in the market price of our common shares.

Risks Related to Our Taxation as a REIT

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

        Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Certain rules applicable to REITs are particularly difficult to interpret or to apply. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

If we do not qualify as a REIT or if we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax and potentially state and local taxes, which would reduce the amount of cash available for distribution to our shareholders.

        We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the portion of our taxable year ending December 31, 2011. Although we do not intend to request a ruling from the Internal Revenue Service, or the IRS, as to our REIT qualification, we have received an opinion of Hogan Lovells US LLP, or Hogan Lovells, with respect to our qualification as a REIT in connection with this offering of common shares. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Hogan Lovells represents only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed only as of the date issued. Hogan Lovells will have no obligation to advise us or our common shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Hogan Lovells and our qualification as a REIT depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Hogan Lovells.

        Our ability to satisfy the REIT income and asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis.

        If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the market price of our common shares. Unless we were entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Failure of our operating partnership to be treated as a partnership for U.S. federal income tax purposes would result in our failure to qualify as a REIT and the imposition of corporate tax on our operating partnership.

        Failure of our operating partnership to be treated as a partnership would have serious adverse consequences to our shareholders. If the IRS were to successfully challenge the tax status of our operating partnership for U.S. federal income tax purposes, our operating partnership or the affected subsidiary partnership would be taxable as a corporation. In such event, we would cease to qualify as a REIT and the imposition of a corporate tax on our operating partnership or a subsidiary partnership would reduce the amount of cash available for distribution from our operating partnership to us and ultimately to our shareholders.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        The maximum tax rate applicable to income from "qualified dividends" payable to U.S. shareholders that are individuals, trusts and estates is 15% (through 2012). Dividends payable by REITs, however, generally are not eligible for the reduced rates and will continue to be subject to tax at rates applicable to ordinary income, which will be as high as 35% through 2012 (and in the absence of legislative action, as high as 39.6% starting in 2013). Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

REIT distribution requirements could adversely affect our ability to execute our business plan or cause us to finance our needs during unfavorable market conditions.

        We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. We intend to make distributions to our shareholders to comply with the REIT requirements of the Internal Revenue Code.

        From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP. In addition, differences in timing between the recognition of taxable income and the actual receipt of cash may occur. As a result, we may find it difficult or impossible to meet distribution requirements in certain circumstances. In particular, where we experience differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of our taxable income could cause us to (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (4) make a taxable distribution of our common shares as part of a distribution in which shareholders may elect to receive our common shares or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with REIT requirements. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common shares.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flow.

        Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income, property or net worth, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Internal Revenue Code to maintain our qualification as a REIT. See "Material United States Federal Income Tax Considerations—Taxation of REITs in General." Any of these taxes would decrease cash available for the payment of our debt obligations and distributions to shareholders. Our TRS will be subject to U.S. federal corporate income tax on its net taxable income, if any. Moreover, if we have net income from "prohibited transactions," that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions by us and not by our TRS of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

        To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. See "Material United States Federal Income Tax Considerations—Requirements for Qualification as a REIT." If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a taxable REIT subsidiary, otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders. In addition, we may be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue investments that would otherwise be advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make, and, in certain cases, maintain ownership of, certain attractive investments.

We may in the future choose to pay dividends in our own common shares, in which case shareholders may be required to pay income taxes in excess of the cash dividends they receive.

        We may seek in the future to distribute taxable dividends that are payable in cash and our common shares at the election of each shareholder. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the common shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our shares at the time of the sale. In addition, in such case, a U.S. shareholder could have a capital loss with respect to the common shares sold that could not be used to offset such dividend income. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common shares. In addition, if a significant number of our shareholders determine to sell our common shares in order to pay taxes owed on dividends, it may put downward pressure on the market price of our common shares.

Our ownership of taxable REIT subsidiaries will be limited and our transactions with our taxable REIT subsidiaries will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm's length terms.

        A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25% of the value of a REIT's assets may consist of stock or securities of one or more taxable REIT subsidiaries. In addition, the rules applicable to taxable REIT subsidiaries limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm's length basis.

        Our TRS will pay U.S. federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed. We anticipate that the aggregate value of the stock and securities of our TRS will be less than 25% of the value of our total assets (including the stock and securities of our TRS). Furthermore, we will monitor the value of our respective investments in our TRS for the purpose of ensuring compliance with the ownership limitations applicable to taxable REIT subsidiaries. In addition, we will scrutinize all of our transactions with our TRS to ensure that they are entered into on arm's length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% excise tax discussed above.

FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "seeks," "intends," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "pro forma" or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

        The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in or implied by any forward-looking statement. We do not guarantee that the transactions and events described herein will happen as described (or that they will happen at all). Statements regarding the following subjects, among others, may be forward-looking:

  •
  our use of the net proceeds from this offering;

  •
  changes in our business and growth strategies;

  •
  our ability to execute our business and growth strategies or to manage our growth effectively;

  •
  our ability to source off-market or limited-market acquisitions in the future;

  •
  the closing of any future acquisitions;

  •
  integration of acquired properties;

  •
  our projected operating results, liquidity and financial condition;

  •
  availability, terms and deployment of capital;

  •
  our ability to re-let space on favorable terms;

  •
  defaults on, early terminations of or non-renewal of leases by tenants;

  •
  tenant bankruptcies;

  •
  decreased rental rates or increased vacancy rates or our failure to increase occupancy rates from current levels;

  •
  declining real estate valuations and impairment charges;

  •
  adverse demographic changes in our markets;

  •
  our expected leverage;

  •
  future debt service obligations;

  •
  estimates relating to our ability to make distributions to our shareholders in the future;

  •
  changes in interest rates and the market value of our target assets;

  •
  impact of changes in governmental regulations, tax law and rates, and similar matters;

  •
  our ability to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes;

  •
  our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act;

  •
  availability of, and our ability to attract and retain, qualified personnel;

  •
  maintenance of insurance levels;

  •
  the consequences of any future terrorist attacks; and

  •
  market trends in our industry, the credit and capital markets or the general economy.

        While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future results. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or implied by any forward-looking statements, see the section above entitled "Risk Factors."

 USE OF PROCEEDS

        We estimate that the net proceeds we will receive from this offering will be approximately $             million, after deducting the underwriting discount and estimated offering expenses (or approximately $             million if the underwriters exercise their overallotment option in full), based on an assumed initial public offering price of $            per share, which is the mid-point of the price range set forth on the cover page of this prospectus. We will contribute the net proceeds from this offering to our operating partnership. Our operating partnership intends to use the net proceeds from this offering as follows:

  •
  approximately $361.8 million to repay outstanding indebtedness and to pay costs associated with such repayment and loan assumption fees;

  •
  approximately $42.8 million to acquire interests in properties from the current holders of those interests and to pay related costs; and

  •
  approximately $15.0 million to fund a reserve account for capital expenditures.

        We expect to have approximately $             million remaining of unapplied net proceeds upon completion of this offering and our formation transactions (or approximately $             million if the underwriters exercise their overallotment option in full). Any remaining net proceeds will be used for general working capital purposes, including funding future acquisitions, capital expenditures, tenant improvements, leasing commissions and, potentially, making distributions. Pending application of cash proceeds, we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

        We expect to use a portion of the net proceeds from this offering to repay approximately $354.2 million of our outstanding indebtedness in accordance with the chart below:

Property	Annual Interest Rate		Maturity Date		Balance Outstanding as of September 30, 2010
Bank of America Center	5.88%		12/1/2011		$74,500,000
Two Liberty Place	5.41%		3/1/2012		72,075,500
Two Liberty Place—Mezzanine Loan	5.94%		2/27/2012		52,600,000
Two Ravinia Drive	5.68%		12/31/2010	(1)	51,600,000
2400 Maitland Center, Interlachen Corporate Center and 500 Winderley Place	6.87%		9/20/2012		29,370,000
245 Riverside, Overlook I and Overlook II(2)	L+1.75	%(3)	7/9/2011		27,500,000	(4)
Center Point	L+3.00	%(5)		(6)	14,825,966
International Plaza Four	5.89	%(7)	10/15/2012		14,808,673
Peachtree Marquis II(8)	6.00%		4/1/2021		7,584,660
Management Company Term Loan	5.75	%(9)	9/16/2014		3,200,000
Cypress Center 6.30 Acre Land Parcel(10)	L+2.25	%(11)	4/10/2011		2,000,000
Cypress Center I, Cypress Center II and Cypress Center III—Mezzanine Loan	7.92%		10/1/2011		1,512,013
Capital Plaza I and II, Capital Plaza III	12.00%		5/5/2016		1,600,000	(12)
EB Investors Loan	9.60%		12/31/2010	(1)	1,057,153

Total					$354,233,965

(1)
We are in ongoing negotiations with the lender regarding an extension of this loan. We intend to repay the loan in full with a portion of the net proceeds from this offering.
(2)
The loan balance is allocated as follows: $15,000,000 to 245 Riverside and $12,500,000 to Overlook I and Overlook II.
(3)
The variable interest rate is based on one-month LIBOR. The effective interest rate was 2.01% as of September 30, 2010.
(4)
The balance outstanding as of September 30, 2010 was $34,100,000. We expect to repay $27,500,000 in full satisfaction of the loan with a portion of the net proceeds from this offering.
(5)
The variable interest rate is based on one-month LIBOR. The effective interest rate was 3.26% as of September 30, 2010.

(6)
The original maturity date was in January 2009. We have been in ongoing negotiations with the lender regarding an extension or repayment of the loan. We intend to repay the loan in full with a portion of the net proceeds from this offering.
(7)
There is an interest rate swap on a notional amount of $12,742,461 at 6.155%. The remaining balance above this notional amount bears interest at one-month LIBOR + 4.00%. The effective interest rate on the floating rate portion of the loan was 4.26% as of September 30, 2010. The interest rate swap matures concurrently with the loan.
(8)
Represents a loan made by SunTrust Banks, Inc., a tenant in Peachtree Marquis II, to partially fund the tenant improvements in the space it leases in the building.
(9)
The interest rate is the greater of (i) one-month LIBOR + 3.75% or (ii) 5.75% per annum.
(10)
Land is adjacent to Cypress Center I, Cypress Center II and Cypress Center III in Tampa, Florida.
(11)
The variable interest rate is based on one-month LIBOR. The effective interest rate was 2.51% as of September 30, 2010.
(12)
The balance outstanding as of September 30, 2010 was $15,893,761. We expect to repay $1,600,000 in full satisfaction of the loan with a portion of the net proceeds from this offering.

        For additional information, see our historical and pro forma financial statements contained elsewhere in this prospectus.

        A portion of the net proceeds from this offering will be used to repay certain indebtedness, the lender of which is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering. See "Underwriting—Other Relationships."

 DISTRIBUTION POLICY

        To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to make regular quarterly distributions of all, or substantially all, of our REIT taxable income (including net capital gains) to our shareholders. We intend to make a pro rata distribution with respect to the period commencing on completion of this offering and ending on            , 2011, based on a distribution of $      per common share for a full quarter. On an annualized basis, this would be $      per common share, or an annualized distribution rate of approximately      % based on an assumed initial public offering price of $            per common share, which is the mid-point of the price range set forth on the cover page of this prospectus. We estimate that this initial annual distribution rate will represent approximately        % of estimated cash available for distribution to our common shareholders for the 12-month period ending September 30, 2011. Our intended initial annual distribution rate has been established based on our estimate of cash available for distribution for the 12-month period ending September 30, 2011, which we have calculated based on adjustments to our pro forma net income for the 12-month period ended September 30, 2010 (after giving effect to this offering and our formation transactions). This estimate was based on our pro forma operating results and does not take into account our business and growth strategies, nor does it take into account any unanticipated expenditures we may have to make or any financings for such expenditures. In estimating our cash available for distribution for the 12-month period ending September 30, 2011, we have made certain assumptions as reflected in the table and footnotes below.

        Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition and other activities. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled loan principal payments on mortgage and other indebtedness that will be outstanding upon completion of this offering. Any such investing and/or financing activities may have a material adverse effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations, FFO, liquidity or financial condition and have estimated cash available for distribution for the sole purpose of determining our estimated initial annual distribution amount. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to make distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future distributions.

        We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless our actual results of operations or cash flows, economic conditions or other factors differ materially from the assumptions used in projecting our initial distribution rate. Distributions made by us will be authorized and determined by our board of trustees in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including prohibitions and other limitations under our financing arrangements and applicable law and other factors described herein. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate; however, we cannot assure you that our estimate will prove accurate, and actual distributions may therefore be significantly below the expected distributions. We do not intend to reduce the annualized distribution rate per common share if the underwriters exercise their overallotment option; however, this could require us to borrow funds to make the distributions or to make the distributions from net offering proceeds. Holders of common shares issued in our formation transactions are entitled to distributions.

        We cannot assure you that our estimated distributions will be made or sustained or that our board of trustees will not change our distribution policy in the future. Our future distributions will be at the sole discretion of our board of trustees, and their form, timing and amount, if any, will depend upon our actual and projected financial condition, liquidity, results of operations and FFO and other factors that could differ materially from our current expectations. Our actual financial condition, liquidity, results of operations, FFO and ability to make distributions to our shareholders will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, recurring capital expenditures, the ability of our tenants to meet their obligations and unanticipated expenditures, as well as prohibitions and other limitations under our financing arrangements and applicable law. For more information regarding risk factors that could materially and adversely affect us, please see "Risk Factors." To the extent that our future cash flows are insufficient to make distributions to our common shareholders at expected levels, we may consider various means to fund any such shortfall, including borrowing under our proposed revolving credit facility or other loans, selling certain of our assets or using working capital or a portion of the net proceeds we receive from this offering or future offerings of equity, equity-related or debt securities, or consider reducing the amount of such distributions or declaring taxable stock dividends. See "Risk Factors—Risks Related to Our Taxation as a REIT—We may in the future choose to pay dividends in our own common shares, in which case shareholders may be required to pay income taxes in excess of the cash dividends they receive."

        Distributions in excess of our current and accumulated earnings and profits generally will not be taxable to a taxable U.S. shareholder under current U.S. federal income tax law to the extent those distributions do not exceed the shareholder's adjusted tax basis in his or her common shares, but rather will reduce the adjusted basis of the shares. In that case, the gain (or loss) recognized on the sale of those shares or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. shareholder's adjusted tax basis in his or her shares, they generally will be treated as a gain realized from the taxable disposition of those shares. The percentage of distributions to our shareholders that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common shares, see "Material United States Federal Income Tax Considerations."

        U.S. federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, including capital gains. For more information, please see "Material United States Federal Income Tax Considerations." We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs and the amount necessary to avoid the payment of tax on undistributed income. However, under some circumstances, we may be required to make distributions in excess of cash available for distribution in order to meet these distribution requirements and we may need to borrow funds to make certain distributions.

        Under our proposed revolving credit facility, we expect that our distributions will not be permitted to exceed the greater of (i) 95.0% of our FFO or (ii) the amount required for us to qualify and maintain our status as a REIT. If a default or event of default occurs, our distributions will be limited to those required to allow us to qualify and maintain our status as a REIT until such default or event of default is waived.

        The following table describes our pro forma net income for the 12 months ended September 30, 2010, and the adjustments we have made thereto in order to estimate our initial cash available for distribution to our common shareholders for the 12 months ending September 30, 2011 (amounts in thousands except share data, per share data, per square foot data and percentages):

Pro forma net income (loss) for the year ended December 31, 2009		$(7,320)
Less: pro forma net (income) loss for the nine months ended September 30, 2009		4,430
Add: pro forma net income (loss) for the nine months ended September 30, 2010		(12,787)

Pro forma net income (loss) for the 12 months ended September 30, 2010		$(15,677)
Less: pro forma net (income) loss attributable to non-controlling interests - property for the 12 months ended September 30, 2010		801

Pro forma net income (loss) attributable to our company and to non-controlling interests - OP units for the 12 months ended September 30, 2010		$(14,876)
Add: pro forma depreciation and amortization(1)		57,397
Add: net increases in contractual rent income(2)		8,386
Less: net decreases in contractual rent income due to lease expirations, assuming no renewals(3)		(1,531)
Add: non-cash interest expense(4)		347
Less: net effect of straight-line rents and above (below) market lease intangible amortization(5)		(5,196)
Add: non-cash compensation expense(6)		1,392

Estimated cash flow from operating activities for the 12 months ending September 30, 2011		$45,920
Less: contractual obligations for tenant improvements and leasing commissions(7)		(9,342)
Less: estimated annual provision for recurring capital expenditures(8)		(410)

Total estimated cash flows used in investing activities		$(9,752)

Estimated cash flow used in financing activities—scheduled mortgage loan principal repayments(9)		$(1,137)

Estimated cash available for distribution for the 12 months ending September 30, 2011		$35,030

Our share of estimated cash available for distribution(10)

Share of estimated cash available for distribution to non-controlling interests - OP units

Total estimated initial annual distribution to shareholders	$
Estimated initial annual distribution per share(11)	$
Payout ratio based on our share of estimated cash available for distribution(12)		%

(1)
Represents the depreciation and amortization expense of our initial portfolio.
(2)
Represents (i) the net increase in contractual rent income net of abatements from existing leases and from new leases and renewals in our initial portfolio that were not in effect for the entire 12-month period ended September 30, 2010 or that will go into effect during the 12 months ending September 30, 2011 based upon leases entered into through November 30, 2010, less (ii) any contractual expense increases relating to such contractual rent income.
(3)
Assumes no lease renewals or new leases (other than month-to-month leases) in our initial portfolio unless a new or renewal lease had been entered into by November 30, 2010.
(4)
Includes (i) $577 representing one year of amortization of deferred financing costs associated with debt on Capital Plaza I and II, Capital Plaza III, the Peachtree Center properties, The Cornerstone Building at Peachtree Center, Ten 10th Street (Millennium), Primera V, Westshore Corporate Center, Buschwood Park I, Buschwood Park II, Buschwood Park III and the 12 properties in the VFG joint venture, and (ii) $230 representing amortization of the debt discount related to the fair value adjustment of the debt on the Peachtree Center properties, Primera V, Westshore Corporate Center, The Cornerstone Building at Peachtree Center and Ten 10th Street (Millennium) and our pro rata share of the debt on Buschwood Park III.
(5)
Represents the conversion of estimated rental revenues on in-place leases for the 12 months ended September 30, 2010 from a GAAP basis to a cash basis of recognition. Includes approximately $8,243 of straight-line adjustment and approximately $3,047 of net above market lease intangible amortization for our initial portfolio.
(6)
Represents non-cash compensation expense related to the restricted share units granted to our executive officers, non-employee trustees and certain employees that vest ratably over a five-year period.
(7)
Reflects contractual obligations for tenant improvements and leasing commissions in our initial portfolio for the 12 months ending September 30, 2011. During that period, we expect to have additional tenant improvement and leasing commission expenditures related to new and renewal leases that are executed after November 30, 2010. For leases in our initial portfolio that commenced during the years ended December 31, 2007, 2008, and 2009 and the nine months ended September 30, 2010, we had tenant improvement and leasing commission costs per square foot of $7.41, $11.49, $13.79 and $14.22, respectively, for a weighted average of $12.79 over those periods.

(8)
Reflects the estimated provision for recurring capital expenditures (excluding the cost of tenant improvements) in our initial portfolio for the 12 months ending September 30, 2011 based on the weighted-average annual capital expenditures of $0.06 per square foot incurred in our initial portfolio during 2007, 2008, 2009 and the nine months ended September 30, 2010, multiplied by 6,738 rentable square feet in our initial portfolio. The following table sets forth certain information regarding recurring capital expenditures at the properties in our initial portfolio during our period of ownership, as of the dates indicated:

	Year Ended December 31,
				Nine Months Ended September 30, 2010	Weighted Average January 1, 2007— September 30, 2010
	2007	2008	2009
Recurring capital expenditures	$115	$108	$405	$324
Rentable square feet in our initial portfolio	1,028	1,055	6,829	6,738
Recurring capital expenditures per square foot	$0.11	$0.10	$0.06	$0.05	$0.06
(9)
Reflects our pro rata share of scheduled mortgage loan principal repayments. Excludes approximately $82,157 of debt maturing in the 12 months ending September 30, 2011, which we expect to repay using a portion of the net proceeds from this offering. See "Use of Proceeds."
(10)
Our share of estimated cash available for distribution and estimated initial annual cash distributions to our shareholders is based on an estimated approximately            % aggregate partnership interest in our operating partnership.
(11)
Based on a total of                        of our common shares expected to be outstanding upon completion of this offering and our formation transactions, including shares to be sold in this offering.
(12)
Calculated as the estimated initial annual distribution per share divided by our share of estimated cash available for distribution per share for the 12 months ending September 30, 2011.

CAPITALIZATION

        The following table sets forth the historical capitalization of our predecessor at September 30, 2010, and our pro forma consolidated capitalization at September 30, 2010, as adjusted to give effect to our formation transactions, this offering and the use of proceeds from this offering as described in "Use of Proceeds." You should read this table together with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated historical and pro forma financial statements and notes thereto included elsewhere in this prospectus.

	At September 30, 2010
	Historical	Pro Forma Consolidated
	(in thousands, except per share data)
Notes payable and other debt(1)	$82,446	$
Non-controlling interest - property	—
Equity
Common shares, $0.01 par value per share; 100,000 shares authorized and 1,000 shares issued and outstanding, historical, and 450,000,000 shares authorized and shares issued and outstanding, on a pro forma basis(2)	—		(3)
Preferred shares, $0.01 par value per share; 10,000 shares authorized and 0 shares issued and outstanding, historical, and 50,000,000 shares authorized and 0 shares issued and outstanding, on a pro forma basis	—		—
Additional paid-in capital	—		(3)

Equity (deficit)(4)	(16,896)
Non-controlling interests - OP units	—
Non-controlling interests - property	—
Total equity (deficit)	(16,896)

Total capitalization	$65,550	$

(1)
We also expect to enter into a $200 million revolving credit facility, which we expect will be undrawn upon completion of this offering.
(2)
The outstanding common shares on a pro forma basis include (a)             common shares to be issued in connection with our formation transactions and (b)                         common shares to be sold in this offering, but excludes (i)             common shares issuable upon the exercise of the underwriters' overallotment option in full, (ii)             common shares reserved for future issuance under our equity incentive plan and (iii)              common shares that may be issued, at our option, upon exchange of OP units to be issued in our formation transactions.
(3)
This dollar amount assumes that            of our common shares will be sold in this offering and will increase or decrease depending upon whether such common shares are sold above or below the mid-point of the price range set forth on the cover page of this prospectus.
(4)
For historical purposes, equity (deficit) has been reflected as one class of ownership.

 DILUTION

        Purchasers of our common shares offered by this prospectus will experience an immediate and substantial dilution of the net tangible book value per common share from the assumed initial public offering price based on the mid-point of the price range set forth on the cover page of this prospectus of $      per share. As of September 30, 2010, we had a net tangible book value of approximately $           million, or $      per common share held by continuing investors, assuming the exchange of OP units into common shares on a one-for-one basis. After giving effect to the sale of our common shares in this offering, the application of the aggregate net proceeds from this offering and the completion of our formation transactions, the pro forma net tangible book value at September 30, 2010 attributable to common shareholders would have been $             million, or $      per common share. This amount represents an immediate increase in net tangible book value of $      per share to our continuing investors and an immediate dilution in pro forma net tangible book value of $      per share to new public investors. The following table illustrates this per share dilution.

Assumed initial public offering price per share based on the mid-point of the price range set forth on the cover page of this prospectus	$
Net tangible book value per share at September 30, 2010, before our formation transactions and this offering(1)
Net increase in pro forma net tangible book value per share attributable to our formation transactions and this offering
Pro forma net tangible book value per share after our formation transactions and this offering(2)
Dilution in pro forma net tangible book value per share to new investors(3)	$

(1)
Net tangible book value per common share at September 30, 2010 before our formation transactions and this offering was determined by dividing the net tangible book value of our predecessor at September 30, 2010 by the number of our common shares held by continuing investors after this offering, assuming the exchange for our common shares on a one-for-one basis of the OP units to be issued in connection with our formation transactions.
(2)
The pro forma net tangible book value per share after our formation transactions and this offering was determined by dividing net tangible book value of approximately $      million by      common shares and OP units to be outstanding after this offering, which amount excludes the common shares that may be issued by us upon exercise of the underwriters' overallotment option and      of our common shares available for issuance in the future under our equity incentive plan.
(3)
Dilution is determined by subtracting pro forma net tangible book value per common share after giving effect to our formation transactions and this offering from the assumed initial public offering price paid by a new investor for our common shares.

 SELECTED FINANCIAL DATA

        The following table sets forth summary selected financial and operating data on (i) a pro forma basis for our company and (ii) a combined historical basis for our predecessor. Our predecessor is comprised of the real estate holdings and operations of the entities that are under common control of James R. Heistand. We have not presented historical information for Eola Property Trust because we have not had any corporate activity since our formation other than the issuance of 1,000 common shares to Mr. Heistand in connection with our initial capitalization and because we believe that a discussion of the results of Eola Property Trust would not be meaningful.

        You should read the following summary selected financial data in conjunction with the combined historical consolidated financial statements of our predecessor and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

        The historical combined balance sheet information as of December 31, 2009 and 2008 of our predecessor and the combined statements of operations information for each of the years ended December 31, 2009, 2008 and 2007 of our predecessor have been derived from the historical audited combined financial statements included elsewhere in this prospectus. The historical combined balance sheet information as of September 30, 2010 of our predecessor and the combined statements of operations for the nine months ended September 30, 2010 and 2009 of our predecessor have been derived from the historical unaudited combined financial statements included elsewhere in this prospectus. The historical combined balance sheet information as of December 31, 2007, 2006 and 2005 of our predecessor and the combined statements of operations for the years ended December 31, 2006 and 2005 of our predecessor have been derived from the unaudited combined financial statements of our predecessor. In the opinion of management, the historical combined balance sheet information as of December 31, 2007, 2006 and 2005 and the historical combined statements of operations for the years ended December 31, 2006 and 2005 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein.

        Our unaudited summary selected pro forma condensed consolidated financial statements and operating information as of and for the nine months ended September 30, 2010 and for the year ended December 31, 2009 assume completion of this offering and our formation transactions as of the beginning of the periods presented for the operating data and as of the stated date for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Nine Months Ended September 30,			Year Ended December 31,
	Pro Forma Consolidated	Historical Combined		Pro Forma Consolidated	Historical Combined
	2010	2010	2009	2009	2009	2008	2007	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
	(In thousands, except per share data and number of properties)
Statement of Operations Data:
Revenues
Rental revenue	$79,607	$4,926	$5,635	$104,851	$7,723	$5,145	$4,773	$5,205	$—
Tenant reimbursements	8,746	2,786	2,968	13,839	3,953	3,371	3,373	754	—
Parking and other income	4,155	—	—	12,987	—	—	—	—	—
Management and other fees	13,619	18,000	11,899	16,502	18,660	17,727	16,048	15,059	11,108

Total revenues	106,127	25,712	20,502	148,179	30,336	26,243	24,194	21,018	11,108
Expenses
Property operating expenses	40,203	4,247	4,944	55,971	6,237	4,300	4,214	2,983	—
General and administrative	15,978	13,617	10,263	19,125	15,757	14,090	15,470	10,905	9,746
Depreciation and amortization	41,165	4,400	3,212	53,852	4,896	3,543	3,227	2,860	66
Property impairment	—	—	—	—	457	—	—	—	—

Total expenses	97,346	22,264	18,419	128,948	27,347	21,933	22,911	16,748	9,812

Operating income (loss)	8,781	3,448	2,083	19,231	2,989	4,310	1,283	4,270	1,296
Other Income (Expenses)
Equity in earnings (loss) from real estate joint ventures	(3,377)	(522)	(1,504)	(2,481)	(3,541)	(12,365)	(1,438)	(115)	(78)
Interest and other income, net	—	—	18	56	56	201	382	200	32
Interest expense	(18,191)	(3,098)	(5,908)	(24,126)	(7,627)	(5,291)	(5,122)	(3,237)	(68)

Total other income (expenses)	(21,568)	(3,620)	(7,394)	(26,551)	(11,112)	(17,455)	(6,178)	(3,152)	(114)

Net income (loss)	(12,787)	$(172)	$(5,311)	(7,320)	$(8,123)	$(13,145)	$(4,895)	$1,118	$1,182

Less: net (income) loss attributable to non-controlling interests - OP units	—			—
Less: net (income) loss attributable to non-controlling interests—property	784			1,528

Net income (loss) attributable to the Company	$(12,003)			$(5,792)

Per Share Data:
Pro forma earnings (loss) per share—basic and diluted
Pro forma weighted-average common shares outstanding—basic and diluted
Balance Sheet Data (at period end):
Real estate investment, net	$623,010	$52,236	$55,908		$54,891	$56,929	$42,097	$40,880	$—
Total assets	882,799	88,317	82,156		78,912	81,214	77,301	63,258	2,214
Notes payable and other debt	329,596	82,446	82,179		80,691	78,929	59,929	59,929	860
Total liabilities	358,680	105,213	96,777		96,436	88,289	69,127	63,552	1,552
Non-controlling interest-property	20,504	—	—		—	—	—	—	—
Equity (deficit)	508,539	(8,542)	(10,283)		(10,794)	(8,220)	(4,687)	(849)	373
Non-controlling interests - OP units	28	—	—		—	—	—	—	—
Non-controlling interests - property	(4,952)	(8,354)	(4,338)		(6,730)	1,145	12,861	555	289
Total equity (deficit)	503,615	(16,896)	(14,621)		(17,524)	(7,075)	8,174	(294)	662
Total liabilities and equity	882,799	88,317	82,156		78,912	81,214	77,301	63,258	2,214

	Nine Months Ended September 30,			Year Ended December 31,
	Pro Forma Consolidated	Historical Combined		Pro Forma Consolidated	Historical Combined
	2010	2010	2009	2009	2009	2008	2007	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
	(In thousands, except per share data and number of properties)
Other Data:
Number of properties	47	47	47		48	27	25	8	2
Total rentable square footage	9,863	9,850	9,734		9,984	3,680	3,509	1,056	416
Total rentable square footage—pro rata share	6,738	296	304		310	171	168	140	62
Pro forma NOI	$52,305			$75,706
Pro forma NOI, including pro rata joint venture share	$51,750			$78,266
Pro forma EBITDA	$49,391			$75,643
Pro forma FFO	$28,434			$49,013
Pro forma diluted FFO per share
Cash flows from:
Operating activities	—	$2,349	$3,481	—	$4,634	$2,737	$2,560	$3,789	$(2,097)
Investing activities	—	(3,134)	(1,979)	—	(2,581)	(1,688)	(16,250)	(58,383)	3,835
Financing activities	—	2,511	(1,547)	—	(2,945)	559	13,336	56,283	(1,704)

	Pro Forma
	Nine Months Ended September 30, 2010		Year Ended December 31, 2009
	(In thousands)		(In thousands)
Reconciliation of FFO(1), EBITDA(2) and NOI(3) to Net Income:
Net income (loss) attributable to the Company		$(12,003)		$(5,792)
Add/(deduct):
Net income (loss) attributable to non-controlling interests - OP units		—		—
Depreciation and amortization(4)		37,370		49,902
Depreciation and amortization—unconsolidated properties		3,067		4,903

FFO		$28,434		$49,013
Add/(deduct):
Interest expense, net(4)		16,835		22,187
Interest expense, net—unconsolidated properties		2,985		3,874
Non real estate related depreciation and amortization(4)		1,451		625
Non real estate related depreciation and amortization—unconsolidated properties		—		—
Interest and other income, net(5)		(314)		(56)

EBITDA		$49,391		$75,643
Add/(deduct):
Management and other fees		(13,619)		(16,502)
General and administrative		15,978		19,125
Property impairment		—		—

NOI, including pro rata joint venture share		$51,750		$78,266
Add/(deduct):
NOI attributable to non-controlling interests in consolidated properties		2,916		3,736
Pro rata share of NOI from unconsolidated properties		(2,360)		(6,296)

NOI		$52,305		$75,706

Reconciliation of Diluted FFO per share to Net Income per share:
Net income (loss) attributable to the Company per share	$		$
Add/(deduct) per share:
Net income (loss) attributable to non-controlling interests - OP units
Depreciation and amortization(4)
Depreciation and amortization—unconsolidated properties

Diluted FFO per share	$		$

(1)
We calculate FFO before non-controlling interest, or FFO, in accordance with the standards established by NAREIT. FFO is defined by NAREIT as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus depreciation and amortization of real estate assets (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

  FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of our operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results of operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as we do, and, therefore, our FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should not be considered as an alternative to net income available to common shareholders (determined in accordance with GAAP) as an indicator of our financial performance. While management believes that FFO is an important supplemental non-GAAP financial measure, management believes it is also important to stress that FFO should not be considered as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity. Further, FFO is not necessarily indicative of sufficient cash flow to fund all of our cash needs, including our ability to service indebtedness or make distributions.

(2)
EBITDA represents net income (losses) excluding: (i) interest; (ii) income tax expense, including deferred income tax benefits and expenses and income taxes applicable to sale of assets; and (iii) depreciation and amortization. EBITDA should not be considered as an alternative to net income available to common shareholders (determined in accordance with GAAP). We believe EBITDA is useful to an investor in understanding and evaluating our operating performance because it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt) and our asset base (primarily depreciation and amortization), which are not indicative of our operating performance. Our management also uses EBITDA to assist in comparing operating performance from period to period on a consistent basis and as one measure in determining the value of acquisitions and dispositions.
(3)
We consider NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core operations of our properties. NOI should not be considered as an alternative to net income (determined in accordance with GAAP). We define NOI as operating revenue (including rental revenue, tenant reimbursements and parking and other income) less property operating expenses. NOI excludes depreciation and amortization, impairments, gain/loss on sale of real estate, interest expense and other non-operating items.
(4)
Net of amounts attributable to non-controlling interests in properties.
(5)
Includes a deduction in the amount of approximately $314 for our pro rata share of a gain on early extinguishment of debt related to one of our unconsolidated joint ventures for the nine months ended September 30, 2010.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the selected financial data, the audited financial statements and the unaudited financial statements of the Eola Predecessor Companies and related notes thereto and the pro forma financial information of Eola Property Trust, appearing elsewhere in this prospectus. Where appropriate, the following discussion includes analysis of the expected effects of our formation transactions and this offering. These effects are reflected in the pro forma combined financial statements located elsewhere in this prospectus. As used in this section, unless the context otherwise requires, "we," "us," "our" and "our company" mean the Eola Predecessor Companies for the periods presented and Eola Property Trust and its consolidated subsidiaries upon completion of this offering and our formation transactions.

Overview

Our Company

        Eola Property Trust, a Maryland real estate investment trust, was formed on July 7, 2010 to acquire the entities owning various real estate assets and a management service company and to succeed to the business of our predecessor. We are engaged primarily in the acquisition, ownership, management, redevelopment and disposition of high quality office buildings located in the Southeastern and mid-Atlantic United States. Eola Property Trust has not had any corporate activity since its formation, other than the issuance of shares to James R. Heistand in connection with the initial capitalization of the company and the opening of a bank account. Accordingly, we believe that a discussion of the results of Eola Property Trust would not be meaningful, and we therefore have set forth below a discussion regarding the historical operations of our predecessor only. We have included an analysis of certain matters expected as a result of this offering and our formation transactions where we believe such presentation would be meaningful.

        Our predecessor is comprised of certain real estate holdings and a management service company and operations of the entities that are under control or influence of Mr. Heistand that will be contributed to Eola Property Trust. The combined entities in our predecessor, which consist of the entities contributing properties and real estate operations to our operating partnership in our formation transactions, include Eola Capital and its related asset management, property management and leasing businesses, three consolidated office properties and two vacant land parcels. Our predecessor also includes equity method investments, ranging from approximately 1% to 4%, in 44 properties owned by entities over which Mr. Heistand has significant influence, but for which he does not exercise control.

        Concurrently with this offering, we will complete our formation transactions, pursuant to which we will acquire, through a series of merger or contribution agreements, all of the interests in our predecessor and interests in certain other entities (which we refer to as our non-predecessor entities) and assets. The effects of our formation transactions are reflected in the pro forma financial statements located elsewhere in this prospectus. We direct your attention to these pro forma financial statements, as well as the three-year audited statements of revenues and certain expenses for the non-predecessor entities. In light of the substantial number of equity method investments in our predecessor for properties that will be consolidated upon completion of this offering and our formation transactions, we believe that our pro forma financial statements represent a more meaningful presentation of our financial condition and results of operations as compared to our predecessor's historical financial statements.

        We have determined that the Eola Predecessor Companies is the acquirer for accounting purposes. The three consolidated properties in our predecessor that are being contributed in our formation transactions and the 20 properties that will remain in unconsolidated joint ventures in our initial portfolio will be recorded at historical cost because no change in control occurred upon contribution to

Eola Property Trust. The acquisition of the other interests for which a change in control will have occurred will be accounted for as business combinations under the acquisition method of accounting and recognized at the estimated fair value of acquired assets and assumed liabilities on the date of such acquisition. The fair value of the debt assumed is determined using current market interest rates for comparable debt financings.

        Upon completion of this offering and our formation transactions, we expect our operations to be carried on through our operating partnership and subsidiaries of our operating partnership, including our TRS. Our formation transactions are designed to: (1) consolidate our asset management, property management, leasing, acquisition and related businesses into our operating partnership; (2) consolidate the ownership of a portfolio of properties, together with certain other real estate assets, into our operating partnership; (3) facilitate this offering; (4) enable us to raise necessary capital to repay existing indebtedness related to certain properties in our portfolio; (5) enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the portion of our taxable year ending December 31, 2011; and (6) preserve the tax position of certain continuing investors. As a result, we expect to be a fully integrated, self-administered and self-managed real estate company, providing substantial in-house expertise in asset management, property management, leasing, acquisitions, tenant improvement construction, repositioning, redevelopment and financing.

Revenue Base

        Upon completion of this offering and our formation transactions, we will own interests in a portfolio of 47 properties totaling approximately 9.9 million rentable square feet. These properties are comprised of 27 consolidated properties and 20 properties held through unconsolidated joint ventures, all of which we will manage. Our ownership interest in our unconsolidated properties will range from 10.0% to 20.0%. Our pro rata ownership share of our initial portfolio equates to approximately 6.7 million rentable square feet. All of our properties are located in the Southeastern and mid-Atlantic United States.

        Office Leases.    Historically, our predecessor primarily leased its office properties to tenants on a full service gross, modified gross or triple net lease basis, and we expect to continue to do so in the future. A full service gross lease has a base year expense stop, whereby the tenant pays a stated amount of expenses as part of the rent payment, while future increases (above the base year stop) in property operating expenses are billed to the tenant based on such tenant's proportionate square footage in the property. The increased property operating expenses, as well as any base operating expense amount stipulated in the leases, are reflected in operating expenses and amounts recovered from tenants are reflected as tenant recoveries in the statements of income. In a triple net lease, the tenant is responsible for all property taxes and operating expenses. As such, the base rent payment does not include any operating expenses, but rather all such expenses are billed to the tenant. The full amount of the expenses for this lease type is reflected in operating expenses, and the reimbursement is reflected in tenant recoveries. In a modified gross lease, which combines features of a full service gross lease and a triple net lease, the tenant reimburses the landlord or directly pays for some but not all expenses.

        Management and Advisory Service Fees.    Historically, our predecessor entered into management and leasing agreements with respect to the properties in its portfolio, and we expect to continue to do so for the properties in our initial portfolio in which we will not own all of the interests, as well as for certain additional properties in which we will not own an interest. Pursuant to these agreements, we collect management fees that are based on a percentage of rental receipts of managed properties, construction management fees that are based on a percentage of the cost of tenant and building improvements and leasing commission fees that are based on a percentage of gross rents payable under newly executed leases.

Factors That May Influence Our Operating Results

        Business and Strategy.    We intend to focus primarily on owning and acquiring properties in markets that generally have been characterized by strong and stable employment bases, above-average job growth prospects and strong long-term growth potential as a result of their growing populations, net migration inflows and access to a talented and educated workforce. We believe that our top six markets—Atlanta, Philadelphia, Orlando, Tampa, Jacksonville and Washington, D.C.—provide attractive long-term return opportunities and that our integrated platform, market knowledge and industry and investor relationships give us a competitive advantage relative to our peers in each of our markets. Our integrated platform consists of our in-house property management, asset management and leasing capabilities that allow us to meet the needs of our existing tenants and identify opportunities to increase the value of our assets, for example by acquiring under-leased assets at attractive purchase prices and increasing occupancy at those assets over time. We believe that our relationships with leading institutional investors and real estate and financial industry professionals will provide us with critical market intelligence, an ongoing acquisition pipeline, potential joint venture partners and financing alternatives.

        Our objective is to expand our holdings in our current markets by identifying properties where we can capitalize on our competitive strengths to generate an attractive return on our investment. We currently are focused on newer, high quality assets in our markets that may be challenged due to an overleveraged capital structure and/or decreased occupancy or other operational stress. We also may consider expanding into other Southeastern, mid-Atlantic and Eastern U.S. markets in the event that we identify attractive investment opportunities. In addition, we may consider other opportunistic or distressed real estate investments, such as structured equity or debt investments with attractive control features, which may ultimately lead to ownership of the underlying asset. Finally, we intend to continue to redevelop and reposition properties to increase rental and occupancy rates at our properties.

        We plan to continue to acquire properties subject to existing mortgage financing and other indebtedness or to incur indebtedness in connection with acquiring or refinancing these properties. Debt service on such indebtedness will have a priority over any distributions with respect to our common shares.

        Rental and Other Property-Related Revenue.    We receive income primarily from rental revenue from our office properties. The amount of rental revenue generated by the properties in our portfolio depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space that becomes available from lease expirations. As of September 30, 2010, the occupancy of our initial portfolio was approximately 83.3%. The amount of rental revenue generated by us also depends on our ability to maintain or increase rental rates at our properties. We believe that the average rental rates for our properties generally are equal to or slightly above the current average quoted market rate. Negative trends in one or more of these factors could adversely affect our rental revenue in future periods. Future local, regional or national economic downturns affecting our markets or downturns in our tenants' industries that impair our ability to renew or re-lease space and the ability of our tenants to fulfill lease commitments, as in the case of tenant bankruptcies, likely would adversely affect our ability to maintain or increase rental rates at our properties. In addition, growth in rental revenue also will partially depend on our ability to acquire additional properties that are consistent with our acquisition strategy.

        Scheduled Lease Expirations.    Our ability to re-lease space subject to expiring leases will impact our results of operations and is affected by economic and competitive conditions in our markets as well as the desirability of our individual properties. As of September 30, 2010, in addition to approximately 1.1 million rentable square feet of currently available space in our initial portfolio, leases representing approximately 2.7% and 8.1%, respectively, of the rentable square footage of our initial portfolio are scheduled to expire during the remainder of 2010 and 2011, assuming no exercise of renewal options or early termination rights. The leases scheduled to expire in the remainder of 2010 and 2011 represent approximately 2.8% and 9.3%, respectively, of the annualized rent for our initial portfolio, assuming no exercise of renewal options or early termination rights.

        Conditions in Our Markets.    Our initial portfolio is comprised of our interests in 46 office properties and one related retail property that is part of an office complex, located in the Southeastern and mid-Atlantic United States. Positive or negative changes in economic or other conditions, adverse weather conditions and natural disasters in these markets may impact our overall performance.

        Operating Expenses.    Our operating expenses generally consist of utilities, property and ad valorem taxes, insurance and site maintenance costs. Increases in these expenses over tenants' base years are generally passed on to tenants in our full-service gross leased properties and are generally paid in full by tenants in our triple net lease properties.

        General and Administrative Expenses.    As a public company, we estimate our annual general and administrative expenses will increase by approximately $4.6 million initially due to increased legal, insurance, accounting and other expenses related to corporate governance, SEC reporting and other compliance matters, compared to our predecessor's operations.

        Interest Rates.    We expect that future changes in interest rates will impact our overall performance. While we will seek to manage our exposure to future changes in interest rates through interest rate swap agreements and/or interest rate caps, portions of our overall outstanding debt, including borrowings under our proposed revolving credit facility, will likely remain at floating rates.

        Taxable REIT Subsidiary.    Eola TRS LLC was formed as a Delaware limited liability company on September 20, 2010 and, upon completion of this offering and our formation transactions, will be a wholly owned subsidiary of our operating partnership. Our TRS will elect to be treated as a corporation for U.S. federal income tax purposes and, effective contemporaneously with that election, will elect jointly with us to be treated as a taxable REIT subsidiary of ours. Our TRS generally may provide non-customary and other services to our tenants and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT. We may form additional taxable REIT subsidiaries in the future. Because a taxable REIT subsidiary is subject to U.S. federal income tax, and state and local income tax (where applicable), as a regular corporation, the income earned by our TRS generally will be subject to an additional level of tax as compared to the income earned by our other subsidiaries and our predecessor.

Critical Accounting Policies

        Our discussion and analysis of the historical financial condition and results of operations of our predecessor are based upon its combined financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions in certain circumstances that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Actual amounts may differ from these estimates and assumptions. We have provided a summary of our significant accounting policies in the notes to the combined financial statements of the Eola Predecessor Companies included elsewhere in this prospectus. We have summarized below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. We evaluate these estimates on an ongoing basis, based on information currently available to us and various assumptions that we believe are reasonable as of the date hereof. Other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our financial condition and results of operations to those of other companies.

Basis of Presentation and Combination

        The financial statements of the Eola Predecessor Companies include the accounts of certain majority-owned investments controlled by Mr. Heistand, and certain investments that are less than majority-owned but are controlled by us through our ownership interest. All significant intercompany amounts have been eliminated. Control of an investment is demonstrated by, among other factors, (i) our ability to manage day-to-day operations, (ii) our ability to refinance debt and sell the investment without the consent of any other owner, and (iii) the inability of any other owner to replace us.

        The financial statements of the Eola Predecessor Companies also include the accounts of investments identified as variable interest entities, or VIEs, when we are determined to be the primary beneficiary. The determination of the primary beneficiary of a VIE considers all relationships between the investment and the VIE, including management agreements and other contractual arrangements, when determining the party that has the power to control the decisions that significantly impact the VIE's economic performance, as defined by accounting standards. As a result, Deerwood Holdings LLC, or Deerwood, which holds the investment in Capital Plaza I and II and Capital Plaza III, and CAT-B Holdings LLC, or CAT-B, which holds the investments in the Center Point property, were determined to be VIEs. Our company is considered the primary beneficiary. We have the power to control the decisions that significantly impact the economic performance of these VIEs. Consequently, Deerwood is combined in the accompanying combined financial statements for all periods presented and CAT-B is consolidated as of December 8, 2008, the date the power to control was obtained.

        Investments in real estate joint ventures represent non-controlling ownership interests in various real estate investments. We account for these investments using the equity method of accounting. Investments are initially recorded at cost and are subsequently adjusted for cash contributions and distributions and earnings (losses), which are generally allocated based on the provisions of the joint venture agreements.

        Certain investments have undergone recapitalization events during the periods presented in the accompanying combined financial statements. As a result of these recapitalization events, our interests may have changed from a non-controlling interest to a controlling interest or remained as a non-controlling interest. If the interest changed from a non-controlling interest to a controlling interest, the recapitalization was recorded as a purchase in the period the transaction occurred, and the controlling interest has been reflected in the combined financial statements since the transaction date. If the interest remained as a non-controlling interest, the interest continued to be recorded at its historical basis and any basis differential related to the new joint venture is amortized as part of "Equity in earnings (loss) from real estate joint ventures" going forward based upon the estimated lives of the underlying investment's assets.

Real Estate

        Land is carried at cost; land improvements, buildings and improvements, parking garages and improvements, and tenant improvements are carried at cost less accumulated depreciation. Additions and betterments are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Interest is capitalized on construction in progress and included in the cost of real estate to the extent that underlying capital expenditures support such capitalization.

        In leasing tenant space, we may provide funding to the lessee through a tenant allowance. In accounting for a tenant allowance, we determine whether the allowance represents funding for the construction of tenant improvements and evaluate the ownership, for accounting purposes, of such improvements. If we are considered the owner of the tenant improvements for accounting purposes, we capitalize the amount of the tenant allowance and depreciate it over the shorter of the useful life of the tenant improvements or the related lease term. If the tenant allowance represents a payment for a purpose other than funding tenant improvements, or in the event we are not considered the owner of the improvements for accounting purposes, the allowance is considered to be a lease acquisition cost (including lease inducements) and is recognized over the lease term as a reduction of rental revenue on a straight-line basis.

        Depreciation is recorded using the straight-line method over estimated useful lives of the buildings and improvements ranging from 10 to 50 years or the life of the related leases in the case of tenant allowances.

        We assign the purchase price of assets acquired and liabilities assumed to the acquired tangible assets (normally consisting of land, buildings, parking garages, and improvements) and identified intangible assets and liabilities (normally consisting of the value of in-place leases, including above-market and below-market leases). The costs are assigned based on the fair values of the assets acquired and liabilities assumed.

        The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land, buildings, parking garages, and improvements based on the estimation of the fair values of the assets.

        In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair value lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and any below-market fixed rate renewal periods (for below-market lease values). The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are accreted as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be expensed.

        The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases, as well as the value associated with lost rental revenue and operating expense reimbursements during the assumed lease-up period. The value of in-place leases is amortized over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be expensed.

        We are required to expense property acquisition-related costs related to property acquisitions as incurred effective January 1, 2009. Prior to January 1, 2009, these costs were capitalized as part of the purchase price and allocated to the tangible and intangible assets acquired.

        We review our real estate and other related assets and liabilities included in the asset group for impairment whenever events or changes in circumstances indicate that the carrying value of the asset group may not be recoverable through operations. We determine whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges) of the asset group, with the carrying cost of the asset group. If impairment is indicated, a loss is recorded for the amount by which the carrying value of the asset group exceeds its fair value. We recorded an impairment charge of real property related to a combined real estate property of $0.5 million during the year ended December 31, 2009. No impairment of real property was recorded during 2010, 2008, or 2007.

Investments in Real Estate Joint Ventures

        We account for our investments in real estate joint ventures under the equity method of accounting because we exercise significant influence over, but do not control, these entities. Our judgment with respect to the level of influence or control of an entity involves the consideration of various factors, including the form of our ownership interest, our representation in the entity's governance, our ability to participate in policy making decisions and the rights of the other investors to participate in the decision-making process and to replace us as manager and/or liquidate the venture, if applicable. Our assessment of our influence or control over an entity affects the presentation of these investments in our combined financial statements.

        These investments are recorded initially at cost and subsequently adjusted for equity in earnings (loss) and cash contributions and distributions from the real estate joint ventures. Any difference between the carrying amount of these investments on the balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in earnings (loss) from joint ventures over the life of the related investment's assets. Under the equity method of accounting, our net equity investment is reflected on one line within the combined balance sheets, and our share of net income (loss) from the joint ventures is included within the combined statements of operations. The joint venture agreements may designate different percentage allocations among investors for profits and losses; however, our recognition of joint venture income or loss generally follows the joint venture's distribution priorities, which may change upon the achievement of certain investment return thresholds. We separately report investments in real estate joint ventures for which accumulated distributions have exceeded investments in and our share of net income of the joint ventures within "Losses and distributions in excess of contributions in real estate joint ventures" in the liability section of the combined balance sheets. The net equity of certain joint ventures may be less than zero if financing or operating distributions are greater than net income, as net income includes non-cash charges for depreciation and amortization. Distributions received that are considered a return on investment are reported as operating cash flows and distributions received that are considered a return of investment are reported as investing cash flows for combined statement of cash flow purposes.

        Our investments in real estate joint ventures are reviewed for impairment periodically, and we record impairment charges when events or circumstances change indicating that a decline in the fair values below the carrying values has occurred and such decline is other-than-temporary. The ultimate realization of the investment in real estate joint ventures is dependent on a number of factors, including the performance of each investment and market conditions. We recorded an impairment charge related to our investments in four real estate joint ventures of $9.8 million during the year ended December 31, 2008, which has been included in equity in earnings (loss) from real estate joint ventures in the combined statements of operations. No impairment charges of real property related to our investments in real estate joint ventures were recorded during 2010, 2009 or 2007 because any declines in value below our carrying amount were not deemed to be other than temporary.

Revenue Recognition

        We lease office space and parking space to tenants, including certain related parties, under operating lease agreements with varying terms. Rental revenue is recognized as earned. When scheduled rentals vary during the lease term, revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental income is the aggregate difference between scheduled rental payments, which vary during the lease term, and rental revenue recognized on a straight-line basis over the lease term. Rental revenue is reported net of sales taxes collected from tenants, which are recorded as liabilities on the combined balance sheets.

        Tenant reimbursements represent amounts from tenants for real estate taxes, common area maintenance charges and building and parking operating expenses and are recognized as earned.

        Management fees are based on a percentage of rental receipts of properties managed and are recognized as the rental receipts are collected. Leasing commissions are based on a percentage of gross rents payable under newly executed leases and are recorded when earned. Fees for construction supervision of tenant and building improvements are based on a percentage of the cost of improvements and are recorded upon completion of the improvements.

Non-Controlling Interests

        Effective January 1, 2009, we retrospectively adopted a newly issued accounting standard for non-controlling interests, which requires a non-controlling interest in an entity to be reported as equity and the amount of net income (loss) specifically attributable to the non-controlling interest to be included within net income (loss). This standard also requires consistency in the manner of reporting changes in the parent's ownership interest and requires fair value measurement of any non-controlling equity investment retained in a deconsolidation. Net income (loss) attributable to non-controlling interests in combined properties is a component of net income (loss).

Historical Results of Operations

        At December 31, 2007, our predecessor owned interests in 25 properties and one land parcel, of which three properties and the one land parcel were consolidated in our predecessor's results of operations, and 22 properties were accounted for under the equity method. At December 31, 2008, our predecessor owned interests in 27 properties and two land parcels, of which three properties and the two land parcels were consolidated in our predecessor's results of operations, and 24 properties were accounted for under the equity method. At December 31, 2009, our predecessor owned interests in 48 properties and two land parcels, of which three properties and the two land parcels were consolidated in our predecessor's results of operations, and 45 properties were accounted for under the equity method.

        At September 30, 2009 and September 30, 2010, our predecessor owned interests in 47 properties and two land parcels, of which three properties and the two land parcels were consolidated in our predecessor's results of operations, and 44 properties were accounted for under the equity method.

Comparison of nine months ended September 30, 2010 to nine months ended September 30, 2009

  Revenues

        Rental Revenue.    Rental revenue includes rental revenues received from our properties. Rental revenue decreased $0.7 million, or 13%, to $4.9 million for the nine months ended September 30, 2010, compared to $5.6 million for the nine months ended September 30, 2009. The decrease in rental revenue was primarily attributable to losing, in November 2009, a tenant that occupied approximately 38,000 rentable square feet.

        Tenant Reimbursements.    Tenant recoveries were at $2.8 million and $3.0 million for the nine months ended September 30, 2010 and 2009, respectively.

        Management and Advisory Service Fees—Affiliates.    Management and advisory service fees—affiliates are revenues derived from a percentage of rental receipts of managed properties, leasing commission fees that are based on a percentage of gross rents payable under newly executed leases, and construction management fees that are based on a percentage of the cost of tenant and building improvements. Total management and advisory service fees increased $6.1 million, or 51%, to $18.0 million for the nine months ended September 30, 2010, compared to $11.9 million for the nine months ended September 30, 2009. The increase in management and other advisory service fees was primarily due to the September 2009 acquisition of a non-controlling interest in a portfolio of properties totaling approximately 5.5 million rentable square feet, the majority of which we began leasing and managing in connection with the portfolio acquisition.

  Expenses

        Real Estate Operating Expenses.    Real estate operating expenses decreased $0.7 million, or 14%, to $4.2 million for the nine months ended September 30, 2010, compared to $4.9 million for the nine months ended September 30, 2009. The decrease was primarily due to a decrease in real estate taxes and general building maintenance expenses.

        Property and General Administrative Expenses.    Property and general administrative expenses were comparable period over period.

        Depreciation and Amortization.    Depreciation and amortization expense increased $1.2 million, or 38%, to $4.4 million for the nine months ended September 30, 2010 compared to $3.2 million for the nine months ended September 30, 2009. The increase in depreciation and amortization expense was primarily due to amortization of the cost of management and leasing contracts acquired in September 2009, in conjunction with the acquisition of the portfolio of office properties discussed above in Management and Advisory Service Fees—Affiliates.

        Management and Advisory Services Operating Expenses.    Management and advisory services operating expense increased $3.3 million, or 33%, to $13.4 million for the nine months ended September 30, 2010 compared to $10.1 million for the nine months ended September 30, 2009 primarily due to the growth of our company, and reflected primarily increases in personnel costs.

  Other Income (Expenses)

        Equity in Earnings (Loss) from Real Estate Joint Ventures.    Total equity in earnings (loss) from real estate joint ventures increased $1.0 million, or 67%, to $(0.5 million) for the nine months ended September 30, 2010 compared to $(1.5 million) for the nine months ended September 30, 2009. The increase in equity in earnings (loss) from real estate joint ventures was primarily due to increased earnings of our investments in real estate joint ventures and equity earnings related to equity investments made subsequent to June 2009, along with a large one-time gain at one investment related to a discounted debt payoff.

        Interest and Other Income, Net.    Interest and other income, net was comparable period over period.

        Interest Expense.    Interest expense decreased $2.8 million, or 47%, to $3.1 million for the nine months ended September 30, 2010 compared to $5.9 million for the nine months ended September 30, 2009. The decrease in interest expense was primarily due to the reversal of late fees and default interest expense of $1.9 million on a mortgage payable that was recorded in 2009 and waived in 2010 in connection with ongoing negotiations with the lender.

Comparison of year ended December 31, 2009 to year ended December 31, 2008

  Revenue

        Rental Revenue.    Rental revenue increased $2.6 million, or 51%, to $7.7 million for the year ended December 31, 2009 compared to $5.1 million for the year ended December 31, 2008. The increase in rental revenue was primarily attributable to a full year of operations in 2009 of the Center Point property, which was acquired in December 2008.

        Tenant Reimbursements.    Tenant reimbursements increased $0.6 million, or 18%, to $4.0 million for the year ended December 31, 2009 compared to $3.4 million for the year ended December 31, 2008, primarily due to year over year increases in utilities and other common area maintenance expenses.

        Management and Advisory Service Fees—Affiliates.    Total management and advisory service fees—affiliates increased $1.0 million, or 6%, to $18.7 million for the year ended December 31, 2009 compared to $17.7 million for the year ended December 31, 2008. The increase in management and advisory service fees—affiliates was primarily due to the September 2009 acquisition of a non-controlling interest in a portfolio of properties totaling approximately 7.6 million rentable square feet, the majority of which we began leasing and managing in connection with the portfolio acquisition.

  Expenses

        Real Estate Operating Expenses.    Real estate operating expenses increased $1.9 million, or 44%, to $6.2 million for the year ended December 31, 2009 compared to $4.3 million for the year ended December 31, 2008. The increase in real estate operating expenses was primarily attributable to higher utilities and maintenance costs. In addition, approximately $0.3 million of the increase was due to the inclusion for a full year of operations in 2009 of the Center Point property, which was acquired in December 2008.

        Property and General Administrative Expenses.    Property and general administrative expenses increased $0.1 million, or 50%, to $0.3 million for the year ended December 31, 2009 compared to $0.2 million for the year ended December 31, 2008. The increase was primarily related to additional professional service fees incurred on one building.

        Depreciation and Amortization.    Depreciation and amortization expense increased $1.4 million, or 40%, to $4.9 million for the year ended December 31, 2009 compared to $3.5 million for the year ended December 31, 2008. The increase in depreciation and amortization expense was primarily due to depreciation and amortization related to the acquisition of the Center Point property, and amortization related to the acquisition of management and leasing contracts in September 2009.

        Property Impairment.    We recorded a property impairment charge of $0.5 million during the year ended December 31, 2009 due to lower than expected performance of the underlying operations of one building.

        Management and Advisory Services Operating Expenses.    Management and advisory services operating expense increased $1.6 million, or 12%, to $15.5 million for the year ended December 31, 2009 compared to $13.9 million for the year ended December 31, 2008 primarily due to the growth of our company, as noted above, and reflected primarily increases in personnel costs.

  Other Income (Expenses)

        Equity in Earnings (Loss) from Real Estate Joint Ventures.    Total equity in earnings (loss) from real estate joint ventures increased $8.9 million, or 72%, to $(3.5 million) for the year ended December 31, 2009 compared to $(12.4 million) for the year ended December 31, 2008. The increase in equity in earnings (loss) from real estate joint ventures was primarily due to the recording of a $9.8 million impairment charge on our interests in certain real estate joint ventures in 2008.

        Interest and Other Income, Net.    Interest and other income, net decreased $0.1 million, or 50%, to $0.1 million for the year ended December 31, 2009 compared to $0.2 million for the year ended December 31, 2008 due to lower returns on money market cash accounts.

        Interest Expense.    Interest expense increased $2.3 million, or 43%, to $7.6 million for the year ended December 31, 2009 compared to $5.3 million for the year ended December 31, 2008. The increase in interest expense was primarily attributable to default interest and late fees of $1.6 million related to a $16.3 million mortgage note payable, which was assumed in connection with the acquisition in December 2008 of the Center Point property.

Comparison of year ended December 31, 2008 to year ended December 31, 2007

  Revenue

        Rental Revenue.    Rental revenue increased $0.3 million, or 6%, to $5.1 million for the year ended December 31, 2008 compared to $4.8 million for the year ended December 31, 2007. The increase in rental revenue was primarily attributable to the Center Point acquisition in December 2008.

        Tenant Reimbursements.    Operating expense reimbursements remained relatively flat at $3.4 million for the years ended December 31, 2008 and 2007.

        Management and Advisory Service Fee—Affiliates.    Total management and advisory service fees—affiliates increased $1.7 million, or 11%, to $17.7 million for the year ended December 31, 2008 compared to $16.0 million for the year ended December 31, 2007. The increase was due to a full year of management fees in 2008 related to equity method investments made during the second half of 2007.

  Expenses

        Real Estate Operating Expenses.    Real estate operating expenses remained relatively flat at approximately $4.3 million and $4.2 million for the years ended December 31, 2008 and 2007, respectively.

        Property and General Administrative Expenses.    Property and general administrative expenses were comparable period over period.

        Depreciation and Amortization.    Depreciation and amortization expense increased $0.3 million, or 9%, to $3.5 million for the year ended December 31, 2008 compared to $3.2 million for the year ended December 31, 2007. The increase in depreciation and amortization expense was primarily attributable to depreciation capital expenditures for tenant improvements made in early 2008.

        Management and Advisory Services Operating Expenses.    Management and advisory services operating expense decreased $1.4 million, or 9%, to $13.9 million for the year ended December 31, 2008 compared to $15.3 million for the year ended December 31, 2007. The decrease was primarily due to professional fees incurred in 2007 related to the purchase of real estate properties in late 2007 and early 2008.

  Other Operating Income (Expenses)

        Equity in Earnings (Loss) from Real Estate Joint Ventures.    Total equity in (loss) from real estate joint ventures increased $11.0 million to $(12.4 million) for the year ended December 31, 2008 compared to $(1.4 million) for the year ended December 31, 2007. The increase in equity in (loss) from real estate joint ventures was primarily due to a $9.8 million impairment charge on our investments in certain real estate joint ventures in 2008.

        Interest and Other Income, Net.    Interest and other income, net decreased $0.2 million, or 50%, to $0.2 million for the year ended December 31, 2008 compared to $0.4 million for the year ended December 31, 2007 due to lower returns on money market cash accounts.

        Interest Expense.    Interest expense remained relatively flat at $5.3 million and $5.1 million for the years ended December 31, 2008 and 2007, respectively.

Liquidity and Capital Resources

  Analysis of Liquidity and Capital Resources

        We believe that this offering and our formation transactions will improve our financial performance through changes in our capital structure, including a reduction in our leverage and enabling us to access public equity and debt markets. On a pro forma basis after giving effect to this offering and our formation transactions, we expect that our pro rata share of debt to total market capitalization will be approximately    %.

        As of September 30, 2010, on a pro forma basis after giving effect to this offering and our formation transactions, we will have approximately $       million in restricted cash that we expect to use to fund tenant improvements and other costs with respect to the applicable properties. In addition, we intend to enter into a revolving credit facility under which we can borrow up to $200 million. We intend to use the revolving credit facility for general corporate purposes, including but not limited to pre-development costs, development costs, acquisitions, working capital, equity investments, capital expenditures, repayment of indebtedness and other general corporate purposes.

        The nature of our business, coupled with the requirement imposed by REIT rules that we distribute a substantial majority of our REIT taxable income on an annual basis, will cause us to have substantial liquidity needs over both the short term and the long term. Our short-term liquidity requirements primarily consist of operating expenses and other expenditures associated with our properties, distributions to the limited partners in our operating partnership and expected distributions to our shareholders (including those required to maintain our REIT status), interest expense and scheduled principal payments on our debt and recurring capital expenditures. When we lease space to new tenants, or renew leases for existing tenants, we also incur expenditures for tenant improvements and leasing commissions. This amount, as well as the amount of recurring capital expenditures that we incur, will vary from year to year, in some cases significantly. We expect to meet our short-term liquidity requirements through net cash from operations, restricted cash that has been set aside for these purposes, reserves established from existing cash, the net proceeds from this offering and, if necessary, by borrowing under our proposed revolving credit facility or obtaining new indebtedness.

        Our long-term liquidity needs consist primarily of funds necessary to pay for acquisitions, redevelopment and repositioning of properties, non-recurring capital improvements and repayment of debt at maturity. In addition, our partner in the Two Liberty joint venture has the right to require us to acquire the remaining 11% interest in that property at a mutually agreed-upon price at any time on or after the three-year anniversary of this offering. We do not expect that we will have sufficient funds on hand to cover all of these long-term cash requirements. We expect to meet our long-term liquidity requirements with net cash from operations, long-term secured and unsecured debt and the issuance of equity and debt securities, including units in our operating partnership, property dispositions and joint venture transactions. We also may fund property acquisitions and non-recurring capital improvements using our proposed revolving credit facility.

        We believe that, as a publicly traded REIT, we will have access to multiple sources of capital to fund our long-term liquidity requirements, including the incurrence of additional debt and raising additional equity. However, as a new public company, we cannot assure you that this will be the case, especially in difficult market conditions, or that the terms of available capital will be attractive. Our ability to incur additional debt will be dependent on a number of factors, including our degree of leverage, our liquidity, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will be dependent on a number of factors as well, including our operating results and prospects, market perceptions about our company and general market conditions for REITs.

  Indebtedness to be Outstanding after this Offering

        Upon completion of this offering and our formation transactions, we expect to have approximately $333.1 million of consolidated indebtedness outstanding (before an unamortized discount of $3.5 million), of which our pro rata share will be approximately $303.1 million, based on balances outstanding as of September 30, 2010. In addition, we expect that our pro rata share of unconsolidated indebtedness outstanding will be approximately $71.3 million, based on balances outstanding as of September 30, 2010 and based on those properties which we expect will be held in non-controlled joint ventures. See "Business and Properties—Outstanding Indebtedness." All of our consolidated indebtedness accrues interest at a fixed rate, after taking into account interest rate swap agreements. Approximately $8.8 million of our pro rata share of the indebtedness of our unconsolidated joint ventures is subject to variable interest rates as of September 30, 2010, after taking into account interest rate swap agreements.
        The following table sets forth information on a pro forma basis as of September 30, 2010 with respect to the amortization and maturities of the indebtedness we expect to be outstanding upon completion of this offering and our formation transactions, assuming no exercise of extension options.

	Amortization Payments		Maturity Payments		Total Payments
Year	Total	Pro Rata Share	Total	Pro Rata Share	Total	Pro Rata Share
Consolidated Properties
Through December 31, 2010	$125,984	$125,984	—	—	$125,984	$125,984
2011	1,372,895	1,372,895	—	—	1,372,895	1,372,895
2012	1,406,692	1,406,692	—	—	1,406,692	1,406,692
2013	1,379,053	1,379,053	—	—	1,379,053	1,379,053
2014	1,356,658	1,356,658	—	—	1,356,658	1,356,658
2015	1,166,905	1,166,905	168,828,246	168,828,246	169,995,152	169,995,152
Thereafter	4,952,468	4,952,468	152,499,127	122,499,127	157,451,595	127,451,595

Total—Consolidated Properties	$11,760,654	$11,760,654	$321,327,374	$291,327,374	$333,088,028	$303,088,028
Unconsolidated Properties
Through December 31, 2010	—	—	—	—	—	—
2011	—	—	95,888,351	11,030,670	95,888,351	11,030,670
2012	529,094	52,909	53,189,000	10,637,800	53,718,094	10,690,709
2013	1,361,507	136,151	24,000,000	2,400,000	25,361,507	2,536,151
2014	1,438,928	143,893	—	—	1,438,928	143,893
2015	1,521,259	152,126	—	—	1,521,259	152,126
Thereafter	2,586,736	258,674	321,666,704	46,457,070	324,253,441	46,715,744

Total—Unconsolidated Properties	$7,437,524	$743,752	$494,744,055	$70,525,541	$502,181,579	$71,269,293
TOTAL—INITIAL PORTFOLIO	$19,198,178	$12,504,407	$816,071,428	$361,852,914	$835,269,606	$374,357,321

  Revolving Credit Facility

        We currently are negotiating the terms of a $200 million revolving credit facility that we expect to enter into upon completion of this offering and our formation transactions. We expect that the revolving credit facility will contain customary affirmative and negative covenants. See "Business and Properties—Outstanding Indebtedness—Description of Certain Indebtedness—Revolving Credit Facility." There can be no assurance that we will be successful in obtaining the revolving credit facility.

Contractual Obligations

        The following table provides information with respect to our principal obligations and commitments on a pro forma basis as of September 30, 2010 to reflect the obligations that we expect to have upon completion of this offering and our formation transactions. The table does not reflect available debt extensions.

	Payments Due by Period
	(amounts in thousands)
Contractual Obligation	Total	2010	2011 - 2012	2013 - 2015	After 2015
Long term debt obligations (consolidated)	$333,088	$126	$2,780	$172,731	$157,451
Interest payments	113,460	5,595	44,725	60,190	2,950
Minimum lease payments	2,179	75	710	979	415
Ground lease payments	44,587	193	1,556	2,359	40,479
Capital commitments	429	429	—	—	—
Tenant related commitments	7,714	7,171	281	213	49

Total	$501,457	$13,589	$50,052	$236,472	$201,344

        Certain of our debt agreements contain covenants that, among other things, restrict activities regarding cash reserve accounts, borrowings, liens, leasing and sale of property, and require us to meet certain financial ratios, none of which are considered material. We are in compliance with our debt covenants. However, we are in default with respect to the Center Point loan, as our predecessor did not repay the loan upon its original maturity date in January 2009. We intend to use a portion of the net proceeds from this offering to repay the approximately $14.8 million outstanding under the Center Point loan (based on the September 30, 2010 balance) in full satisfaction of our obligations under this loan.

        In addition to the contractual obligations set forth in the table above, we expect to enter into employment agreements with certain of our executive officers. These employment agreements provide for salary, bonus, incentive compensation and other benefits, all as more fully described under "Management—Executive Compensation—Employment Agreements."

Off Balance Sheet Arrangements

        Our off-balance sheet arrangements consist primarily of our investments in joint ventures, which are common in the real estate industry and are described in Note 6 of the notes to the accompanying combined financial statements. Our joint ventures typically fund their cash needs through secured debt financings obtained by and in the name of the joint venture entity. The joint venture debt is secured by a first mortgage, is without recourse to the joint venture partners, and does not represent a liability of the partners, except to the extent the partners or their affiliates expressly guarantee the joint venture debt. On a pro forma basis to give effect to this offering and our formation transactions, as of September 30, 2010, our operating partnership had guaranteed $14.4 million of the total joint venture related mortgage or other indebtedness of the $502.2 million then outstanding. We may elect to fund cash needs of a joint venture through equity contributions (generally on a basis proportionate to our ownership interests), advances or partner loans, although such fundings are not required contractually or otherwise.

Cash Flows

  Comparison of nine months ended September 30, 2010 to nine months ended September 30, 2009

        Cash and cash equivalents were $3.9 million and $3.0 million at September 30, 2010 and 2009, respectively.

        Net cash provided by operating activities decreased by $1.2 million to $2.3 million for the nine months ended September 30, 2010 compared to $3.5 million for the nine months ended September 30, 2009. The decrease was primarily attributable to a decrease in losses related to equity investments, fluctuations in operating escrows, receivables, accrued interest payable, accounts payable and other liabilities.

        Net cash used in investing activities was $3.1 million for the nine months ended September 30, 2010 compared to $2.0 million net cash used in investing activities for the nine months ended September 30, 2009. The increase was primarily attributable to a $6.0 million deposit made in conjunction with the pending acquisition of property offset by $2.8 million of cash received from joint ventures to purchase real estate.

        Net cash provided by (used in) financing activities was $2.5 million for the nine months ended September 30, 2010 compared to $(1.5 million) for the nine months ended September 30, 2009. The change was primarily attributable to reduced cash loans to owners.

  Comparison of year ended December 31, 2009 to year ended December 31, 2008

        Cash and cash equivalents were $2.1 million and $3.0 million at December 31, 2009 and December 31, 2008, respectively.

        Net cash provided by operating activities increased by $1.9 million to $4.6 million for the year ended December 31, 2009 compared to $2.7 million for the year ended December 31, 2008. The increase was primarily attributable to a decrease in losses related to equity investments, fluctuations in operating escrows, receivables, deposits and prepaid expenses, accrued interest payable, accounts payable and other liabilities.

        Net cash used in investing activities was $2.6 million for the year ended December 31, 2009 compared to $1.7 million for the year ended December 31, 2008. The change was primarily attributable to the acquisition of management and leasing contracts in 2009, offset by a decrease in capital expenditures and returns of equity method investments.

        Net cash (used in) provided by financing activities was $(2.9 million) for the year ended December 31, 2009 compared to $0.6 million for the year ended December 31, 2008. The change was primarily attributable to a reduction in cash distributions to owners, decrease in joint venture capital contributions, increase in funding of loans to members, and an increase in repayment of notes payable.

  Comparison of year ended December 31, 2008 to year ended December 31, 2007

        Cash and cash equivalents were $3.0 million and $1.4 million at December 31, 2008 and December 31, 2007, respectively.

        Net cash provided by operating activities increased by $0.1 million to $2.7 million for the year ended December 31, 2008 compared to approximately $2.6 million for the year ended December 31, 2007. The increase was attributable to fluctuations in various working capital accounts.

        Net cash used in investing activities was $1.7 million for the year ended December 31, 2008 compared to $16.3 million for the year ended December 31, 2007. The change was primarily attributable to less acquisition activity in 2008 related to equity method investments compared to 2007.

        Net cash provided by financing activities was $0.6 million for the year ended December 31, 2008 compared to $13.3 million net cash provided by financing activities for the year ended December 31, 2007. The change was primarily attributable to fluctuations in proceeds from capital contributions and cash distributions, offset by borrowings under notes payable.

Funds From Operations

        We calculate FFO before non-controlling interest, or FFO, in accordance with the standards established by NAREIT. FFO is defined by NAREIT as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus depreciation and amortization of real estate assets (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

        FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of our operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results of operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as we do, and, therefore, our FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should not be considered as an alternative to net income available to common shareholders (determined in accordance with GAAP) as an indicator of our financial performance. While management believes that FFO is an important supplemental non-GAAP financial measure, management believes it is also important to stress that FFO should not be considered as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity. Further, FFO is not necessarily indicative of sufficient cash flow to fund all of our cash needs, including our ability to service indebtedness or make distributions.

        EBITDA represents net income (losses) excluding: (i) interest; (ii) income tax expense, including deferred income tax benefits and expenses and income taxes applicable to sale of assets; and (iii) depreciation and amortization. EBITDA should not be considered as an alternative to net income available to common shareholders (determined in accordance with GAAP). We believe EBITDA is useful to an investor in understanding and evaluating our operating performance because it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing from our operating results the impact of our capital structure (primarily interest charges from our outstanding debt) and our asset base (primarily depreciation and amortization), which are not indicative of our operating performance. Our management also uses EBITDA to assist in comparing operating performance from period to period on a consistent basis and as one measure in determining the value of acquisitions and dispositions.

        We consider NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core operations of our properties. NOI should not be considered as an alternative to net income (determined in accordance with GAAP). We define NOI as operating revenue (including rental revenue, tenant reimbursements and parking and other income) less property operating expenses. NOI excludes depreciation and amortization, impairments, gain/loss on sale of real estate, interest expense and other non-operating items.

        The following table sets forth a reconciliation of our pro forma net income to pro forma FFO before non-controlling interest for the periods presented.

	Pro Forma
	Nine Months Ended September 30, 2010		Year Ended December 31, 2009
	(In thousands)		(In thousands)
Reconciliation of FFO, EBITDA and NOI to Net Income:
Net income (loss) attributable to the Company		$(12,003)		$(5,792)
Add/(deduct):
Net income (loss) attributable to non-controlling interests - OP units		—		—
Depreciation and amortization(1)		37,370		49,902
Depreciation and amortization—unconsolidated properties		3,067		4,903

FFO		$28,434		$49,013
Add/(deduct):
Interest expense, net(1)		16,835		22,187
Interest expense, net—unconsolidated properties		2,985		3,874
Non real estate related depreciation and amortization(1)		1,451		625
Non real estate related depreciation and amortization—unconsolidated properties		—		—
Interest and other income, net(2)		(314)		(56)

EBITDA		$49,391		$75,643
Add/(deduct):
Management and other fees		(13,619)		(16,502)
General and administrative		15,978		19,125
Property impairment		—		—

NOI, including pro rata joint venture share		$51,750		$78,266
Add/(deduct):
NOI attributable to non-controlling interests in consolidated properties		2,916		3,736
Pro rata share of NOI from unconsolidated properties		(2,360)		6,296

NOI		$52,305		$75,706

Reconciliation of Diluted FFO per share to Net Income per share:
Net income (loss) attributable to the Company per share	$		$
Add/(deduct) per share:
Net income (loss) attributable to non-controlling interests - OP units
Depreciation and amortization(1)
Depreciation and amortization—unconsolidated properties

Diluted FFO per share	$		$

(1)
Net of amounts attributable to non-controlling interests in properties.
(2)
Includes a deduction in the amount of approximately $314 for our pro rata share of a gain on early extinguishment of debt related to one of our unconsolidated joint ventures for the nine months ended September 30, 2010.

Inflation

        Substantially all of our office leases provide for separate real estate tax and operating expense escalations. In addition, most of the leases provide for fixed rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above.

Recently Adopted Pronouncements

        In December 2007, the FASB issued updated guidance, which applies to all transactions or events in which an entity obtains control of one or more businesses. This guidance (i) establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, (ii) requires expensing of most transactions costs, and (iii) requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. These provisions were adopted by us on January 1, 2009. The primary impact of adopting this guidance on our combined financial statements was the requirement to expense transaction costs relating to our acquisition activities starting in 2009.

        In February 2008, the FASB issued updated guidance which defers the effective date of previous guidance issued regarding the fair value of nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, until fiscal years beginning after November 15, 2008. These provisions were adopted by us on January 1, 2009, and did not have a material impact on our combined financial statements.

        In May 2009 and February 2010, the FASB issued updated guidance to establish general standards of accounting for and disclosure of subsequent events. This guidance renamed the two types of subsequent events as recognized subsequent events or non-recognized subsequent events and modified the definition of the evaluation period for subsequent events as events or transactions that occur after the balance sheet date, but before the financial statements are issued. We adopted this guidance during 2009. The adoption of this guidance did not have a material impact on our combined financial statements.

        In June 2009, the FASB issued guidance, which establishes the FASB's Accounting Standards Codification, or the Codification, as the exclusive authoritative reference for nongovernmental U.S. GAAP for use in financial statements, except for SEC rules and interpretative releases, which are also authoritative for SEC registrants. As a result, the Codification provides guidance that all standards will carry the same level of authority. We adopted this guidance during 2009. The only impact of adopting this guidance was to update and remove certain references to technical accounting literature in the combined financial statements.

        In November 2008, the FASB ratified guidance related to equity method investment accounting. This guidance applies to all investments accounted for under the equity method and clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This guidance became effective beginning in the first quarter of fiscal year 2010. The adoption of the new guidance did not have a significant impact on our combined financial statements.

        In June 2009, the FASB issued updated guidance, which amends guidance for determining whether an entity is a VIE and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity is required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity's economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. This guidance became effective beginning in the first quarter of fiscal year 2010. We adopted this guidance effective January 1, 2010 and applied it retrospectively to all prior periods presented in our combined financial statements. The cumulative result of this adoption was the consolidation of Deerwood, as described above under the subheading "—Critical Accounting Policies—Basis of Presentation and Combination."

        In August 2009, the FASB issued new guidance for the accounting for the fair value measurement of liabilities. The new guidance provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the approved techniques. The new guidance clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of the standard did not have a significant impact on our combined financial statements.

        In January 2010, the FASB issued new guidance for fair value measurements and disclosures, which is intended to improve disclosures regarding fair value measurements. This update requires new disclosures for transfer in and out of Level 1 and 2, as well as disclosure about the valuation techniques and inputs used to measure fair value for Level 1 and 2. In addition, activity in Level 3 should present separately information about purchases, sales, issuances and settlements on a gross basis (rather than as one net number). A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. The new disclosures and clarifications of existing disclosures are effective beginning in the first quarter of fiscal year 2010, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We believe the adoption of the standard will not have a significant impact on our financial position or results of operations.

Quantitative and Qualitative Disclosure About Market Risk

        Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. As more fully described in the interest rate risk section, we use derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We only enter into contracts with major financial institutions based on their credit rating and other factors.

        As of September 30, 2010, on a pro forma basis, our total outstanding consolidated debt was approximately $333.1 million (before an unamortized discount of $3.5 million), all of which was fixed rate debt. As of September 30, 2010, on a pro forma basis, our pro rata share of total outstanding debt with respect to our unconsolidated joint ventures was approximately $71.3 million, of which $60.2 million was fixed rate debt, $2.9 million was variable rate debt that was subject to interest rate swap agreements, and $8.2 million was variable rate debt that was not subject to any interest rate swap agreement. Based on the foregoing anticipated debt levels, a 100 basis point increase in market interest rates would not have a material impact on our future earnings or cash flows.

        Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

ECONOMIC AND MARKET OVERVIEW

        Except for the data presented for the properties in our portfolio and unless otherwise indicated, all information in this Economic and Market Overview section is derived from the market studies prepared by Rosen Consulting Group, or RCG. As used herein, RCG's forecast horizon is 2010 to 2014 and any references in a table or otherwise to one or more of those years is, by definition, a forecast or projection.

National U.S. Economic and Office Market Overview

        The U.S. economic recovery that officially began in the second half of 2009 continues to spread throughout the economy as underlying economic data, capital markets activity and asset pricing have rebounded from their lows. RCG forecasts a modest recovery through 2010 based on improvements in the business and financial sectors, with a more robust recovery expected between 2011 and 2014. RCG expects the pace of job growth to increase during the remainder of 2010, with the overall creation of more than one million new jobs by year-end 2010.

        The next 18 months likely will be characterized by a moderate but uneven recovery. RCG believes that employment, retail sales, interest rates, home prices and industrial production all will trend higher but that month-to-month improvements will be irregular. Specifically, RCG is forecasting slow growth in gross domestic product with an annual increase of 2.2% for 2010. However, in 2011 and 2012, RCG expects gross domestic product to grow by 2.8% to 3.0% annually, driving the continued recovery from the recession while also creating jobs.

        Several sectors already are showing strength in the job market. For example, the global liquidity resulting from the financial rescue operations of 2009 has supported renewed activity in the financial markets and continues to drive additional hiring by financial services firms. RCG believes that the national unemployment rate will remain elevated throughout 2010 despite employment gains, as signs of an improving economy bring many individuals who have not been searching for employment back into the job market, causing these individuals to be counted in the unemployment rate. RCG therefore expects unemployment, at 9.6% as of September 2010, to remain at 9.6% through year-end, before falling steadily to 7.0% by 2014.

  Demand Drivers

        The office-using employment sectors continued to recover in the first three quarters of 2010, as nearly 176,000 jobs were added in the financial sector, the professional and business services sector and the office-using segment of the information services sector. This was the fourth consecutive quarter of job creation in the office-using sectors. The professional and business services sector continued to lead the recovery, adding more than 286,000 jobs in the first three quarters of 2010. The job creation is a positive sign that office leasing conditions are on the road to recovery. However, an improvement in the office market is expected to lag the jobs recovery as companies are expected to backfill excess space and remain cautious until the economic recovery is more entrenched. Going forward, RCG expects office-employment job growth to increase from 0.5% in 2010 to 1.7% by 2014.

  Office Market Conditions

        The national office market appeared to be nearing a bottom through the third quarter of 2010 as the pace of deterioration in the occupancy rate began to slow from year-end 2009. On the supply side, the construction pipeline remained substantially closed and deliveries of new office space were minimal—factors that are expected to position the office market for a recovery.

        The total office vacancy rate stood at 17.9% in the third quarter of 2010, roughly equal to the vacancy rate in the first quarter of 2010, leading RCG to believe that prospects for demand growth have resumed. For most office markets, the majority of currently vacant space became vacant during the first three quarters of 2009. With tenant move-outs now slowing over the last three quarters, the markets are poised to turn the corner. RCG expects the overall vacancy rate to decline gradually to 15.2% in 2014. RCG expects that asking rents will increase by 0.2% in 2010 and will increase an average of 2.8% per year between 2011 and 2014.

        The U.S. central business district, or CBD, vacancy rate declined to 14.7% in the third quarter from 15.0% in the first quarter of 2010. With available space still on the market and relatively fewer tenants seeking to lease space, landlords continued to offer leasing incentives and decrease asking rents. RCG expects that market conditions in the CBD markets will continue to improve, with the vacancy rate expected to decline further to 14.6% by year-end 2010 and to 11.9% by 2014. RCG forecasts that asking rents in the CBD markets will post a nearly flat rate increase of 0.1% in 2010 and will increase an average of 3.4% per year between 2011 and 2014.

        During the past several years, certain suburban regions suffered from a combination of a decrease in tenant demand and speculative construction activity that came to market during the recession. The suburban vacancy rate increased slightly to 19.6% in the third quarter from 19.4% in the first quarter of 2010. However, RCG expects the suburban vacancy rate to decline to 19.4% at year-end 2010 and to decline further to 17.0% by year-end 2014 as tenant demand increases. With little leasing activity, landlords had limited pricing power and concession packages remained a significant portion of the total consideration of a lease. RCG expects that asking rents in suburban markets actually will increase by 0.2% in total in 2010 and will increase an average of 2.5% per year between 2011 and 2014.

  Investment Trends

        Investment activity showed strong signs of improvement in late 2009 and through the first three quarters of 2010 as investors re-entered the market, leading to an increase in the number of private transactions. The availability of capital and the search for higher yielding investments drove investors back into the real estate markets, and this increase in demand began to drive up pricing and attract more sellers. Moreover, according to a press release issued by Green Street Advisors, property values have risen over 30% from the 2009 low through November 2010, which means that half of the decline that occurred from 2007 to 2009 has been erased.

        With short term treasury rates at historical lows, REIT dividend yields have attracted investors and driven demand for public real estate securities. While most of the new issuance activity has been in REIT equity and unsecured debt, issuances in the commercial mortgage-backed securities, or CMBS, market have slowly resumed. The first new private multi-borrower CMBS issuance came to market at the end of the first quarter of 2010 and the pipeline of new deals has grown.

        RCG believes that the capital markets will continue to improve throughout the year and that the real estate financing market will also continue to improve. RCG expects that CMBS issuance will total $11 billion in 2010 and that issuance volume will reach $40 billion by 2011 as the CMBS market continues to stabilize. The broader availability of CMBS debt and willingness of other lenders to enter the market will pave the way towards a more stable investment environment.

Selected Existing Office Market Overviews

        This section presents detailed information for our top six markets based on annualized rent: Atlanta, Philadelphia, Orlando, Tampa, Jacksonville and Washington, D.C., which collectively accounted for approximately 95.9% of the annualized rent of our initial portfolio as of September 30, 2010.

        We believe that our markets exhibit positive economic characteristics, driving favorable office market fundamentals and positioning us to achieve attractive risk-adjusted returns. According to RCG, our top six markets have historically outperformed the national average in terms of both population growth and unemployment.

        This positive growth can be attributed to a number of factors, including a strong and stable employment base, favorable business environment and access to a talented and educated workforce. Although the recent downturn impacted our markets, RCG believes many of the factors that drove our top six markets to perform well from 2004 to 2009 remain and position our markets for future growth as the economy rebounds.

        Population growth in our top six markets was nearly 150% of the national average from 2005 to 2009. From 2011 to 2014, population growth in our top six markets is expected to be 1.4% annually versus the national average of 1.0%. Furthermore, annual population growth in Atlanta and Orlando is expected to increase 2.2% and 1.8%, respectively, far outpacing the national average.

        Consistent with outperformance in population growth, job growth in our top six markets on average exceeded the national average during the period from 2005 to 2009. From 2011 to 2014, job growth in our top six markets is expected to be 1.4% annually versus the national average of 1.2%, with greater outperformance expected in Washington, D.C. and Orlando.

        As of the third quarter of 2010, our top six markets had a weighted-average unemployment rate of 10.0%, compared to the national average of 9.6%. While Washington, D.C. and Philadelphia consistently have outperformed the national average, RCG believes the outperformance in our top six markets will be driven by significant improvement in Orlando, Jacksonville and Tampa, each of which, according to RCG, is projected to exhibit a drop in the unemployment rate of at least three percentage points by 2014. By 2014, the weighted-average unemployment rate is projected to be 6.3% for our top six markets versus a national average of 7.0%.

        Included below are tables comparing the economic metrics of population growth, job growth and unemployment rate for our top six markets to the national average.

  Population Growth

Market	2005	2006	2007	2008	2009	2010f	2011f	2012f	2013f	2014f	CAGR(1) (2011f - 2014f)
Atlanta	3.0%	3.5%	2.9%	2.2%	1.7%	1.7%	1.9%	2.1%	2.2%	2.4%	2.2%
Philadelphia	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%	0.5%	0.4%	0.4%	0.5%
Orlando	3.9%	3.1%	1.7%	1.3%	1.0%	1.1%	1.5%	1.7%	1.6%	2.2%	1.8%
Tampa	2.4%	1.7%	1.0%	0.7%	0.6%	0.5%	0.7%	0.9%	1.2%	1.3%	1.0%
Jacksonville	2.1%	2.5%	1.7%	1.2%	0.9%	0.7%	1.1%	1.4%	1.6%	1.7%	1.4%
Washington, D.C.	1.4%	0.7%	0.9%	1.2%	1.8%	1.4%	1.4%	1.5%	1.5%	1.6%	1.5%
Weighted Average	1.9%	1.8%	1.4%	1.2%	1.2%	1.1%	1.2%	1.3%	1.4%	1.5%	1.4%
National	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%	1.0%

(1)
Compound annual growth rate.

  Job Growth

Market	2005	2006	2007	2008	2009	2010f	2011f	2012f	2013f	2014f	CAGR(1) (2011f - 2014f)
Atlanta	3.3%	2.9%	0.8%	(3.4)%	(5.2)%	0.8%	1.5%	1.5%	0.9%	1.7%	1.4%
Philadelphia	0.8%	0.6%	0.5%	(1.4)%	(3.6)%	0.5%	0.9%	0.9%	0.7%	1.0%	0.9%
Orlando	5.1%	3.9%	1.1%	(4.6)%	(4.8)%	0.4%	1.1%	1.5%	1.0%	1.9%	1.4%
Tampa	2.3%	1.8%	(1.4)%	(5.1)%	(4.9)%	0.8%	1.2%	1.3%	0.8%	1.7%	1.3%
Jacksonville	3.7%	3.0%	(0.2)%	(3.8)%	(4.5)%	0.3%	1.0%	1.4%	0.8%	1.6%	1.2%
Washington, D.C.	1.8%	1.3%	0.7%	(0.7)%	(1.9)%	2.4%	1.8%	1.9%	1.6%	2.2%	1.9%
Weighted Average	2.3%	1.9%	0.4%	(2.5)%	(3.8)%	1.1%	1.3%	1.4%	1.0%	1.7%	1.4%
National	1.8%	1.6%	0.9%	(2.1)%	(4.0)%	0.9%	1.3%	1.3%	0.9%	1.5%	1.2%

(1)
Compound annual growth rate.

  Unemployment Rate

Market	2005	2006	2007	2008	2009	2010f	2011f	2012f	2013f	2014f	Average (2011f - 2014f)
Atlanta	5.0%	4.4%	5.1%	7.8%	10.4%	9.8%	9.2%	8.1%	7.6%	7.0%	8.0%
Philadelphia	4.7%	4.2%	4.6%	6.7%	9.3%	8.8%	7.9%	7.1%	6.6%	5.4%	6.7%
Orlando	3.1%	3.2%	4.5%	8.1%	12.3%	11.4%	11.0%	9.1%	7.2%	6.3%	8.4%
Tampa	3.4%	3.4%	5.1%	8.7%	12.7%	12.2%	11.9%	11.1%	9.7%	8.8%	10.4%
Jacksonville	3.2%	3.4%	4.4%	7.6%	11.8%	11.2%	10.4%	9.8%	8.7%	6.8%	8.9%
Washington, D.C.	3.1%	3.0%	3.1%	4.9%	6.6%	6.1%	5.8%	5.0%	4.8%	4.5%	5.0%
Weighted Average	4.0%	3.8%	4.5%	7.2%	10.4%	9.8%	9.1%	8.2%	7.4%	6.3%	7.7%
National	5.0%	4.4%	4.8%	7.0%	10.0%	9.6%	9.0%	8.1%	8.0%	7.0%	8.0%

        Driven by positive economic indicators projected within our markets, RCG expects office market fundamentals within our markets to outperform the national average. RCG expects new construction deliveries to add approximately 2.2% of additional square footage to the overall office stock within our markets from 2010 to 2014, which is slightly above the national average of 2.0%. This modest growth coupled with the favorable economic drivers noted above are expected to result in an attractive supply/demand balance that will provide for improvements in asking rents and vacancy rates.

        As of the third quarter of 2010, our top six markets had a weighted-average vacancy rate of 17.5% compared to the national average of 17.9%. Washington, D.C. and Philadelphia consistently have outperformed the national average and had vacancy rates of 15.1% and 15.5%, respectively, as of the third quarter of 2010. Moreover, RCG expects our top six markets to outperform the national average from 2011 to 2014, forecasting a decline of approximately 320 basis points in the vacancy rate in our top six markets over that period compared to a decline of approximately 250 basis points in the national office vacancy rate. By 2014, the weighted-average vacancy rate in our top six markets is projected to be 14.3% versus a national average of 15.2%.

        Included below are tables comparing vacancy rates and asking rent growth for our top six markets to the national average.

  Vacancy Rate—Office

Market	2005	2006	2007	2008	2009	2010f	2011f	2012f	2013f	2014f	Average ('11 - '14)
Atlanta	18.8%	16.7%	16.2%	16.5%	20.2%	21.5%	21.4%	20.8%	20.5%	19.5%	20.5%
Philadelphia	17.7%	15.3%	13.4%	13.7%	15.2%	15.7%	15.1%	14.3%	13.9%	13.5%	14.2%
Orlando	12.8%	8.7%	12.0%	16.8%	21.3%	21.8%	21.5%	20.7%	19.8%	18.3%	20.1%
Tampa	12.4%	11.4%	13.6%	17.1%	20.6%	20.3%	20.0%	19.6%	18.6%	17.2%	18.8%
Jacksonville	15.2%	12.9%	17.6%	21.0%	22.7%	22.6%	22.3%	21.7%	20.9%	19.6%	21.1%
Washington, D.C.	9.4%	9.6%	9.8%	11.2%	15.6%	14.9%	14.4%	13.4%	12.1%	10.6%	12.7%
Weighted Average	13.6%	12.4%	12.5%	13.9%	17.4%	17.5%	17.1%	16.3%	15.4%	14.3%	15.8%
National	15.1%	13.1%	12.6%	14.4%	17.7%	17.7%	17.1%	16.6%	16.2%	15.2%	16.3%

  Asking Rent Growth—Office

Market	2005	2006	2007	2008	2009	2010f	2011f	2012f	2013f	2014f	CAGR(1) (2011f - 2014f)
Atlanta	0.1%	0.6%	6.3%	3.5%	(0.4)%	0.7%	1.1%	2.1%	2.3%	2.4%	2.0%
Philadelphia	(0.4)%	2.0%	3.5%	1.6%	(12.3)%	11.8%	0.5%	1.6%	2.4%	3.1%	1.9%
Orlando	4.7%	4.1%	8.0%	1.5%	(6.3)%	(0.8)%	0.7%	1.9%	2.5%	3.2%	2.1%
Tampa	3.0%	7.2%	8.5%	2.0%	(2.0)%	(4.7)%	0.5%	1.5%	1.9%	3.2%	1.7%
Jacksonville	3.1%	(2.7)%	1.9%	3.4%	(2.3)%	1.8%	0.6%	1.8%	2.6%	2.7%	1.9%
Washington, D.C.	8.3%	4.7%	7.3%	2.4%	(2.2)%	5.1%	1.6%	1.6%	1.3%	2.5%	1.7%
Weighted Average	5.1%	3.6%	6.5%	2.4%	(3.7)%	4.6%	1.2%	1.7%	1.8%	2.6%	1.8%
National	2.3%	9.4%	11.5%	4.5%	(8.8)%	0.2%	1.3%	2.9%	3.1%	3.7%	2.8%

(1)
Compound annual growth rate.

Atlanta, Georgia

        Upon completion of this offering and our formation transactions, we will own interests in 17 properties in Atlanta. These 17 properties represented approximately 45.6% of the annualized rent of our initial portfolio as of September 30, 2010. The following table sets forth additional information regarding our Atlanta properties as of September 30, 2010.

Property	CBD/Suburban	Percent Ownership (%)	Year Built	Rentable Square Footage	Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)
Consolidated Properties
Ten 10th Street (Millennium)	Suburban	100.0	2001	421,557	98.1	12,731,131	30.78
Peachtree Marquis II(4)	CBD	100.0	1987	464,277	98.0	8,704,425	19.14
Two Ravinia Drive	Suburban	100.0	1987	437,826	82.4	6,754,964	18.72
Peachtree Harris(4)	CBD	100.0	1978	394,694	79.0	5,749,110	18.44
Peachtree Marquis I(4)	CBD	100.0	1980	460,437	65.2	5,583,544	18.60
Peachtree International(4)(5)	CBD	100.0	1973	386,563	85.2	5,540,455	16.83
Peachtree South(4)(5)	CBD	100.0	1969	306,914	72.8	3,515,830	15.73
Peachtree Mall (retail)(4)(6)	CBD	100.0	1969	124,947	73.5	2,931,316	31.92
Peachtree North(4)(5)	CBD	100.0	1967	302,939	49.9	2,554,978	16.91
The Cornerstone Building at Peachtree Center	CBD	100.0	1928	77,691	77.5	1,443,181	23.98

Total/Weighted Average—Consolidated Atlanta Properties				3,377,845	79.8	55,508,933	20.58
Unconsolidated Properties
5660 New Northside Drive	Suburban	10.0	1989	272,650	89.5	5,282,628	21.64
300 Windward Plaza	Suburban	10.0	2000	203,248	100.0	4,037,816	19.87
Parkwood Point	Suburban	10.0	2001	219,357	89.8	3,322,552	16.87
Deerfield Point (2 buildings)	Suburban	10.0	1999	201,929	76.9	3,273,127	21.08
100 Windward Plaza	Suburban	10.0	1998	132,250	100.0	2,261,475	17.10
Windward Pointe 200	Suburban	10.0	1997	129,448	76.3	1,947,143	19.71
280 Interstate North Office Park	Suburban	10.0	1982	125,377	77.2	1,658,398	17.13

Total/Weighted Average—Unconsolidated Atlanta Properties				1,284,259	87.8	21,783,139	19.32
Total/Weighted Average—Pro Rata Share of Unconsolidated Atlanta Properties				128,426	87.8	2,178,314	19.32
TOTAL/WEIGHTED AVERAGE—ATLANTA INITIAL PORTFOLIO(7)				3,506,271	80.1	57,687,247	20.53
Total/Weighted Average—Pro Rata Share of CBD Atlanta Properties				2,518,462	76.3	36,022,839	18.74
Total/Weighted Average—Pro Rata Share of Suburban Atlanta Properties				987,809	89.8	21,664,408	24.42

(1)
Based on leases signed as of September 30, 2010 and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
See page 9 for our definition of annualized rent.
(3)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.
(4)
Three parking garages stand adjacent to the seven Peachtree Center properties (Peachtree Marquis I, Peachtree Marquis II, Peachtree Harris, Peachtree International, Peachtree North, Peachtree South and Peachtree Mall). The parking garages are subject to ground leases that expire between 2065 and 2067.
(5)
Property is subject to ground lease that expires in 2060.
(6)
Peachtree Mall is our only retail property and connects the office towers of Peachtree Center. Property is subject to a ground lease that expires in 2060.
(7)
Amounts for our Atlanta initial portfolio are based on total amounts for our wholly owned properties and our pro rata share for properties owned through our unconsolidated joint ventures based on our economic ownership interest in those joint ventures.

  Overview

        Atlanta is the capital of and most populous city in the state of Georgia. The Atlanta metropolitan statistical area, or MSA, is the seventh largest in the United States with a 2009 estimated population of approximately 5.5 million and an employment base of approximately 2.3 million as of September 2010. The Atlanta MSA has experienced healthy population growth and was the fifth-fastest growing metropolitan area in 2009.

        Atlanta's office market contains approximately 142.1 million square feet of office space as of the third quarter of 2010, with a large majority (89%) located in the expansive suburban submarkets. The largest users of office space in the market by total square footage are in the traditional finance, insurance and real estate industries. Additionally, business services, the office component of manufacturing firms and other service-related companies each lease a significant portion of the overall occupied office stock.

        The Atlanta MSA has transportation infrastructure composed of interstate highways, public transportation and an international airport. Atlanta is one of the few U.S. cities where three interstate highways converge (Interstate Highways 20, 75 and 85). The Atlanta MSA also is served by Interstate 285, an interstate highway that encircles the metropolitan area and provides the city with a "spoke-and-wheel" design for its interstate network. Metropolitan Atlanta Rapid Transit Authority, or MARTA, is a public authority that operates a network of bus routes and a rapid transit rail system. According to Airports Council International, Hartsfield-Jackson Atlanta International Airport was the world's busiest airport in terms of passenger traffic from 2000 to 2009. The airport has a $6 billion-plus capital improvement program underway, with a fifth runway completed in 2006 and plans for a new international terminal to be completed in 2012.

        Atlanta is driven by a diverse group of industries, including financial services, media, transportation, professional and business services, technology and construction. According to Fortune Magazine's Fortune 500 ranking of America's largest corporations in 2010, there are a total of ten Fortune 500 companies headquartered in the city of Atlanta, which ranked the city fourth in the U.S. in this category.

        Though the recession impacted Atlanta much as it did the rest of the nation, the market has started to rebound, as approximately 15,200 jobs were added to total payrolls during the first three quarters of 2010. RCG expects annual job growth to reach 0.8% in 2010 and, thereafter, employment is expected to grow 1.4% annually through 2014, with the Atlanta MSA adding approximately 145,800 jobs during the five-year period between 2009 and 2014. RCG projects that the unemployment rate will fall to 7.0% by 2014.

  CBD Office Market

        Atlanta is one of the most favorable business environments nationwide in terms of taxes and other business costs, which are expected to benefit the market in the longer term. Although it has struggled like other markets as a result of the recent downturn, the Atlanta market has shown some improvement through the first three quarters of 2010. The vacancy rate in the Atlanta CBD decreased by 80 basis points in the first three quarters of 2010 to 21.9%, although asking rents declined by 1.3% during the same period to $19.83 per square foot, as demand fundamentals remained weak. RCG expects the vacancy rate in the Atlanta CBD to decrease to 21.8% by year-end 2010, and to continue to slowly decline to 19.8% in 2014. RCG expects asking rents in the Atlanta CBD to decline by 1.1% in 2010 and to grow at an annual average rate of 2.3% in 2011 through 2014.

        The urban landscape of the Atlanta CBD is improving as a result of redevelopment initiatives by city leaders to revitalize the area's image as a thriving downtown, which could be positive for the market in the longer term. Additionally, as Class A rents are more competitive than those in the nearby Midtown and Buckhead submarkets, revitalization efforts in the Atlanta CBD could draw new high-profile tenants, thus boosting asking rents overall in the longer term. No new development projects are planned for the Atlanta CBD, preventing additional supply in the market during the forecast period. The limited near-term development, coupled with stronger economic growth, will benefit CBD office market fundamentals and could expedite the market's recovery.

  Suburban Office Market

        Conditions in Atlanta's suburban office market weakened in the third quarter of 2010 as the new space completed during the year outpaced demand. As a result, the vacancy rate increased to 21.5% during the third quarter from 21.0% in the first quarter of 2010 and 19.9% at the end of 2009. New projects completed were located in the Buckhead and Midtown submarkets, with approximately 1.6 million square feet completed in the first three quarters of 2010. RCG expects conditions to remain soft in 2010 before the Atlanta submarkets rebound in 2011.

        The recent delivery of new office space boosted asking rents by 0.6% during the first three quarters of 2010, but RCG projects a 0.8% increase in rental rates for all of 2010 due to a supply and demand imbalance in Atlanta's suburban office market. No significant projects are in the pipeline for 2011, which bodes well for the market in the medium-term. RCG expects the vacancy rate in Atlanta's suburban office market to decline to 19.4% by the end of 2014. In addition, RCG expects asking rents in the Atlanta suburban office market to grow at an average annual rate of 2.0% from 2011 to 2014.

Philadelphia, Pennsylvania

        Upon completion of this offering and our formation transactions, we will own one office property in Philadelphia. Two Liberty Place represented approximately 17.8% of the annualized rent of our initial portfolio as of September 30, 2010. The following table sets forth additional information regarding Two Liberty Place as of September 30, 2010.

Property	CBD/Suburban	Percent Ownership (%)	Year Built	Rentable Square Footage	Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)
Consolidated Properties
Two Liberty Place(4)	CBD	89.0	1990	940,654	99.1	25,322,436	27.17

Total/Weighted Average—Consolidated Philadelphia Properties				940,654	99.1	25,322,436	27.17
TOTAL/WEIGHTED AVERAGE—PHILADELPHIA INITIAL PORTFOLIO(5)				837,182	99.1	22,536,968	27.17

(1)
Based on leases signed as of September 30, 2010 and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
See page 9 for our definition of annualized rent.
(3)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.
(4)
We have an option, and our partner has the right to require us, to acquire the remaining 11% interest in this property at a mutually agreed-upon price, at any time on or after the three-year anniversary of this offering and our formation transactions. Total rentable square footage and total annualized rent for the entire property are presented. This building includes 20 floors of residential condominiums that are owned and managed by a third party, in which James R. Heistand, our Executive Chairman, and Rudy Prio Touzet, our President and Chief Executive Officer, collectively have a 1.25% non-managing member interest. Rentable square footage does not include this space.
(5)
Amounts for our Philadelphia initial portfolio are based on our pro rata share of Two Liberty Place, which is owned through a consolidated joint venture, based on our economic ownership interest in that joint venture.

  Overview

        The Philadelphia MSA is the fourth largest in the country with a 2009 estimated population of approximately 6.0 million people and an employment base of approximately 2.7 million as of September 2010. Philadelphia's world-class educational and healthcare institutions drive the regional economy, directly employing current residents, attracting new workers and students from around the globe and fostering innovation among other local companies. Overall, the educational and health services sector is the largest in the Philadelphia MSA, containing approximately 561,200 employees as of September 2010. The professional and business services employment sector encompasses a broad array of industries, including accounting, legal, engineering and architecture, as well as certain high-tech research and development. Employment in this sector is likely to experience greater increases than the rest of the Philadelphia MSA through the forecast period. From year-end 2009 through 2014, RCG expects approximately 33,600 new jobs to be created in this sector at an average annual rate of 2.1%.

        As of the third quarter of 2010, Philadelphia's office market was comprised of approximately 129.5 million square feet of space, making it the ninth-largest office market in the United States. Its size is comparable to that of Atlanta and San Francisco. Approximately two-thirds (67%) of the total office space in Philadelphia is located outside the CBD. Office tenants represent a diverse base of industries, including firms in the healthcare, education, financial services, and professional and business services sectors.

        Net migration slowed to 7,600 residents on average in 2008 and 2009 as a result of the recession, but RCG expects net migration will increase from 8,000 residents in 2010 to 11,000 new residents by 2012 as the economic recovery increases. The key driver of growth in the area is attracting and retaining recent graduates and a talented workforce to staff local knowledge industry jobs.

        With the recovery expected to remain fragile through the near term, employment growth in the Philadelphia MSA is likely to be uneven across sectors, with some expanding and others still contracting on a year-over-year basis through December 2010. In absolute terms, the three main sectors driving growth in 2010 are expected to be the educational and health services, trade, and professional and business services sectors, which together are forecasted to add approximately 24,000 new jobs. Beyond the near term, RCG forecasts that employment growth will average 0.9% annually in the 2011 to 2014 timeframe.

  CBD Office Market

        With a lack of job growth in office-using employment sectors, demand in Philadelphia's CBD office market remains weak but is showing signs of improvement. The vacancy rate decreased to 12.6% in the third quarter of 2010 from 12.8% in the first quarter. Asking rents improved during this period, increasing 6.7% during the first three quarters of 2010 to $26.81 per square foot. Looking ahead, RCG believes that much of the negative impact from the recession on the Philadelphia CBD office market has already passed, although fundamentals are expected to remain soft through 2010 in the absence of a strong rebound in job growth. RCG expects the vacancy rate to decrease slightly to 12.4% and asking rents to increase by 6.3% in 2010. The forecasted absence of new supply becoming available prior to 2014 is expected to help the market recover. Rising demand in 2011 and beyond is expected to cause the vacancy rate to decline to 10.1% by 2014. Between 2011 and 2014, RCG predicts that asking rents will increase on average by 2.0% per year.

Orlando, Florida

        Upon completion of this offering and our formation transactions, we will own interests in eight properties in Orlando. These eight properties represented approximately 14.9% of the annualized rent of our initial portfolio as of September 30, 2010. The following table sets forth additional information regarding our Orlando properties as of September 30, 2010.

Property	CBD/Suburban	Percent Ownership (%)	Year Built	Rentable Square Footage	Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)
Consolidated Properties
Bank of America Center	CBD	100.0	1987	421,069	81.4	9,727,051	28.39
Primera V	Suburban	100.0	2000	190,081	100.0	4,284,251	22.54
2400 Maitland Center	Suburban	100.0	1982	101,612	76.3	1,322,622	17.07
Interlachen Corporate Center	Suburban	100.0	1986	79,312	69.1	1,067,003	19.48
500 Winderley Place	Suburban	100.0	1985	101,040	57.1	932,139	16.16

Total/Weighted Average—Consolidated Orlando Properties				893,114	80.9	17,333,066	23.98
Unconsolidated Properties
One Orlando Centre	CBD	10.0%	1987	355,783	92.3	8,363,792	25.46
Millennia Park One	Suburban	10.0%	1999	157,291	92.6	3,515,170	24.12
Southhall Center	Suburban	10.0%	1986	159,840	94.8	2,915,066	19.23

Total/Weighted Average—Unconsolidated Orlando Properties				672,914	93.0	14,794,028	23.64
Total/Weighted Average—Pro Rata Share of Unconsolidated Orlando Properties				67,291	93.0	1,479,403	23.64
TOTAL/WEIGHTED AVERAGE—ORLANDO INITIAL PORTFOLIO(4)				960,405	81.8	18,812,469	23.96
Total/Weighted Average—Pro Rata Share of CBD Orlando Properties				456,647	82.2	10,563,431	28.13
Total/Weighted Average—Pro Rata Share of Suburban Orlando Properties				503,758	81.3	8,249,038	20.13

(1)
Based on leases signed as of September 30, 2010 and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
See page 9 for our definition of annualized rent.
(3)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.
(4)
Amounts for our Orlando initial portfolio are based on total amounts for our wholly owned properties and our pro rata share for properties owned through our unconsolidated joint ventures based on our economic ownership interest in those joint ventures.

  Overview

        The Orlando MSA is the 32nd largest in the United States with a 2009 estimated population of approximately 2.1 million and an employment base of approximately 1.0 million as of September 2010. Tourism is a key driver of the region's economy as three of the region's top ten employers are based primarily in the tourism industry, and the leisure and hospitality sector is the largest employment sector in the area. The Walt Disney Company is the largest employer in the region, with approximately 60,000 employees. As a result of the recession, tourism was weak in 2009, resulting in the loss of leisure and hospitality sector jobs in the Orlando MSA by 1.8%. However, the sector has shown signs of recovery, adding 5,000 jobs in the first three quarters of 2010.

        The Orlando office market is comprised of nearly 38 million square feet as of the third quarter of 2010, with approximately 19.6% located in the CBD. The tourism, healthcare, trade, finance and technology industries have a strong presence in the region and are important drivers of demand for office space. The office market also benefits from Orlando's pro-business orientation and Florida's attractive tax climate.

        The Orlando economy actually added 2,900 jobs during the first three quarters of 2010, and although total employment declined by 0.1% on a year-over-year basis, the pace of job losses has declined significantly from the 4.8% year-over-year decrease through December 2009. Historically, the unemployment rate in Orlando has been very low, remaining in the 3% to 4% range between 2004 and September 2007. As of the end of the third quarter of 2010, the unemployment rate in Orlando stood at 11.7%.

        The recession resulted in a deceleration of population growth and a decline in the number of households in the region. However, with prospects for growth returning, RCG forecasts that total population and household formation will increase during the forecast horizon. Net migration, which slowed in 2009 to 8,400 new residents, is estimated to increase from approximately 9,000 new residents in 2010 to approximately 35,400 new residents by 2014. RCG predicts population growth and household formation will reach the low-2% range by year-end 2014.

        RCG believes that the Orlando economy is poised for steady growth in the medium- to longer-term, beginning with a 0.4% increase in total employment in 2010 and growing to a 1.1% increase in 2011 and to a 1.9% increase by 2014. With job growth resuming, RCG predicts the unemployment rate in Orlando will decline from 11.4% at year-end 2010 to the low-6% range by 2014. The Orlando MSA has a growing cluster of life sciences and medical employment, which bodes well for the market's recovery going forward. Public and private entities invested approximately $2 billion during the past two years to increase the presence and impact of the life sciences cluster. Major projects include the Medical City at Lake Nona, which includes the Burnham Institute for Medical Research, the University of Central Florida College of Medicine and the Orlando VA Medical Center. Orlando is also home to the headquarters of several pharmaceutical companies and two top-ranked research hospitals, Florida Hospital and Orlando Health. After posting a year-over-year increase of 1.5% in the third quarter of 2010, the educational and health services sector is expected to lead the economy out of the recession with growth of 1.6% in 2010, accelerating to 2.5% by 2014, according to

RCG. RCG believes the market recovery also should be bolstered by gains in the transportation and utilities, professional and business services, and the leisure and hospitality sectors.

  CBD Office Market

        Market fundamentals improved in the Orlando CBD office market in the third quarter of 2010. The vacancy rate in the third quarter of 2010 was 18.8%, down from 19.7% at year-end 2009. Asking rents remained relatively flat in the first three quarters of 2010, decreasing by 0.5% to $24.11 per square foot, after dropping by 8.8% in 2009. As landlords faced continued competition for a decreased pool of tenants, pricing has remained aggressive to secure transactions. RCG expects further weakening in 2010 as companies are reluctant to commit to leases and expand space until both their businesses and the economic recovery are more stable. RCG predicts that the vacancy rate in the Orlando CBD office market will decrease to 18.7% by year-end 2010, while asking rents will decrease by 0.8% during the same period.

        RCG believes the Orlando CBD office market will improve in 2011, with the vacancy rate expected to decline to 18.5% by year-end 2011. RCG expects tenant demand to improve throughout the following three years, pushing the vacancy rate in the Orlando CBD office market down to 14.5% by year-end 2014. RCG believes that developers will delay new construction until 2014, allowing excess supply to be absorbed in the meantime as demand improves. RCG expects asking rents in the Orlando CBD office market to grow by 2.6% per year on average between 2011 and 2014.

  Suburban Office Market

        Increased building activity and job losses impacted fundamentals in the Orlando suburban office market during 2009 and the first half of 2010. More than three million square feet have been delivered to the market since 2006, exacerbating the weak demand resulting from decreasing employment. In response to the combination of weak demand and the surge of new supply, the vacancy rate increased to 22.7% in the third quarter of 2010, up from 8.6% at year-end 2006. Landlords decreased asking rents by 5.0% in 2009, to $20.65 per square foot, in an attempt to attract new tenants. Price drops continued in the first three quarters of 2010, with asking rents decreasing by 0.7%. Rent concessions also have become more common as the market has shifted in favor of tenants.

        Given the high vacancy rate and lack of capital for new construction, RCG does not expect there to be any significant new construction in Orlando's suburban office market for the foreseeable future. RCG believes that the lack of new construction should help the supply/demand balance in the coming years and that, once job growth resumes, healthy net absorption levels will increase and excess supply will be reduced. In the near term, RCG predicts fundamentals in the Orlando suburban office market to improve slightly in the fourth quarter of 2010, with the vacancy rate decreasing to 22.5% by year-end. However, asking rents are expected to contract by 0.6% by year-end 2010. RCG believes the Orlando suburban office market will begin to improve in 2011 and, by year-end 2014, the vacancy rate is expected to decrease to 19.3%. RCG expects asking rents in the Orlando suburban office market to grow 2.0% per year on average between 2011 and 2014.

Tampa, Florida

        Upon completion of this offering and our formation transactions, we will own interests in eight properties in Tampa. These eight properties represented approximately 11.4% of the annualized rent of our initial portfolio as of September 30, 2010. The following table sets forth additional information regarding our Tampa properties as of September 30, 2010.

Property	CBD/ Suburban	Percent Ownership (%)	Year Built	Rentable Square Footage	Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)
Consolidated Properties
International Plaza Four(4)	Suburban	100.0	2008	250,097	72.4	5,327,514	29.44
Westshore Corporate Center(5)	Suburban	100.0	1989	169,619	76.5	3,042,407	23.45
Cypress Center I(6)	Suburban	100.0	1982	152,758	94.7	2,704,190	18.68
Cypress Center III(6)	Suburban	100.0	1982	82,871	81.9	1,498,034	22.08
Cypress Center II(6)	Suburban	100.0	1982	50,697	100.0	1,146,856	22.62

Total/Weighted Average—Consolidated Tampa Properties				706,042	81.3	13,719,002	23.90
Unconsolidated Properties
Buschwood Park III	Suburban	20.0	1989	77,568	88.8	1,352,442	19.63
Buschwood Park II	Suburban	20.0	1987	88,019	71.2	1,225,756	19.55
Buschwood Park I	Suburban	20.0	1985	83,147	52.6	900,772	20.61

Total/Weighted Average—Unconsolidated Tampa Properties				248,734	70.5	3,478,971	19.85
Total/Weighted Average—Pro Rata Share of Unconsolidated Tampa Properties				49,747	70.5	695,794	19.85
TOTAL/WEIGHTED AVERAGE—TAMPA INITIAL PORTFOLIO(7)				755,789	80.6	14,414,796	23.67

(1)
Based on leases signed as of September 30, 2010 and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
See page 9 for our definition of annualized rent.
(3)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.
(4)
Property is subject to a ground lease that expires in 2080. We currently own a 67% interest in this property and have an option to purchase the remaining 33% interest between November 1, 2010 and March 31, 2011, which we intend to exercise prior to or concurrently with the completion of this offering.
(5)
Property is subject to a ground lease that expires in 2077.
(6)
Approximately 6.30 acres of developable land is adjacent to Cypress Center I, Cypress Center II and Cypress Center III. This land currently is used as parking for those properties, and there are no current plans with respect to the improvement or development of this land.
(7)
Amounts for our Tampa initial portfolio are based on total amounts for our wholly owned properties and our pro rata share for properties owned through our unconsolidated joint ventures based on our economic ownership interest in those joint ventures.

  Overview

        The Tampa MSA is the 18th largest in the United States with a 2009 estimated population of more than 2.7 million and an employment base of more than 1.1 million as of September 2010. Tampa is a regional economic hub, with Interstates 75 and 4 connecting the city to the rest of Florida and a rail network linking the region with all major freight nodes and ports east of the Mississippi River. Moreover, the Port of Tampa is the largest port in Florida and the 14th largest in the United States and serves as a major gateway to the Caribbean and Central and South America for trade and other international activity. The Port of Tampa generates an estimated $8 billion annually and supports more than 100,000 jobs in the region.

        Tampa's office market is comprised of nearly 45.0 million square feet as of the third quarter of 2010, with approximately 85.8% classified as suburban. Tampa's suburban office market has higher market rents and lower vacancy rates than Tampa's CBD market. The finance, insurance and real estate industries constitute a large portion of the office tenants, but Tampa also contains a number of growing industries, such as the life sciences and technology industries. These sectors are growing as a result of the presence of higher-education institutions and research centers.

        Along with the rest of the country, the Tampa economy was affected by the recession, but it is beginning to show signs of improvement. While total employment decreased 0.2% on a year-over-year basis through September 2010, the area added 5,800 jobs during the first three quarters of 2010. Nearly half of the sectors showed growth in the first three quarters of the year, including trade, professional and business services and government sectors, whereas many of the housing-related sectors, including construction and financial activities, continued to shed jobs. Tampa's unemployment rate decreased to 12.3% in September 2010 from 12.9% in March 2010. RCG believes there will be continued volatility in the unemployment figures through year-end 2010 but that a sustainable decline in unemployment will begin in 2011.

        In the long term, forecasted positive demographic growth, improved consumer confidence and the growth of several innovative industries bode well for Tampa's economic future. In line with the national recovery, RCG forecasts job growth to return to a positive rate in 2010. Between 2011 and 2014, job growth should average 1.3% per year. As the only sector that did not shed any jobs during the recession, the educational and health services sector will lead the recovery with average job growth of 2.2% annually between 2010 and 2014, according to RCG. The market should be further supported by job growth in the professional and business services, trade, and leisure and hospitality sectors. Additionally, the life sciences, biosciences and technology industries are becoming increasingly important employment clusters in Tampa. Not only is Tampa the gateway to the Florida "High-Tech Corridor," a 23-county area that is home to more than 3,000 high-tech companies, but it also ranks in the top 20 locations nationwide for medical device manufacturing. Moreover, the University of South Florida and the H. Lee Moffitt Cancer Center and Research Institute are major medical and biosciences research centers located in Tampa. Although the healthcare and technology industries are relatively new to the region, RCG predicts they will be main drivers of growth and should be key factors in the market's recovery.

  Suburban Office Market

        RCG expects that Tampa's cost advantages and government support for growing industries, as well as its port and access to transportation networks, will contribute to the health of its suburban office market over the forecast period. Market fundamentals were mixed through the third quarter of 2010 in Tampa's suburban office market. The vacancy rate decreased to 18.9% in the third quarter of 2010 from 19.5% in the first quarter of 2010, whereas asking rents declined as landlords adjusted rents to remain competitive. Asking rents contracted by 5.1% in the first three quarters of 2010, after declining by 0.7% in 2009. RCG expects fundamentals to remain soft in 2010 as the market bottoms, with the vacancy rate standing at 18.9%. The Tampa suburban office market is expected to begin to recover in 2011, in line with more robust job growth and subdued construction activity. RCG predicts that the vacancy rate in the Tampa suburban office market should gradually move closer to pre-recession levels, reaching 15.9% at year-end 2014. RCG expects asking rents in the Tampa suburban office market to decline by 5.5% in 2010 and to grow 1.9% per year on average between 2011 and 2014.

Jacksonville, Florida

        Upon completion of this offering and our formation transactions, we will own interests in three properties in Jacksonville. These three properties represented approximately 3.6% of the annualized rent of our initial portfolio as of September 30, 2010. The following table sets forth additional information regarding our Jacksonville properties as of September 30, 2010.

Property	CBD/Suburban	Percent Ownership (%)	Year Built	Rentable Square Footage	Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)
Consolidated Properties
Capital Plaza I and II (2 buildings)(4)	Suburban	25.0	1990	307,856	82.3	4,912,660	19.40
245 Riverside	CBD	100.0	2003	135,286	94.6	2,826,033	22.08
Capital Plaza III(4)	Suburban	25.0	1999	108,532	83.5	1,938,820	21.39

Total/Weighted Average—Consolidated Jacksonville Properties				551,674	85.5	9,677,512	20.51
TOTAL/WEIGHTED AVERAGE—JACKSONVILLE INITIAL PORTFOLIO(5)				239,383	89.4	4,538,903	21.21
Total/Weighted Average—Pro Rata Share of CBD Jacksonville Properties				135,286	94.6	2,826,033	22.08
Total/Weighted Average—Pro Rata Share of Suburban Jacksonville Properties				104,097	82.6	1,712,870	19.92

(1)
Based on leases signed as of September 30, 2010 and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
See page 9 for our definition of annualized rent.
(3)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.
(4)
Total rentable square footage and total annualized rent for the entire property are presented.
(5)
Amounts for our Jacksonville initial portfolio are based on total amounts for our wholly owned properties and our pro rata share for properties owned through our consolidated joint venture based on our economic ownership interest in that joint venture.

  Overview

        The Jacksonville MSA is the 48th largest in the country with a 2009 estimated population of approximately 1.3 million people and an employment base of approximately 578,200 as of September 2010. Jacksonville is the largest city by area in the United States and has the largest population within its city limits of any city in Florida.

        The Jacksonville office market contains nearly 23 million square feet, with 31.9% located in the CBD as of the third quarter of 2010. Jacksonville's economy is diversified, with trade, finance, healthcare and tourism as some of the largest industries driving demand for office space. Additionally, the clean energy/technology and privatized space industries have recently begun taking root in Jacksonville, and the city is poised to capitalize on the growth of these emerging sectors. The region's convenient location, reasonable cost of living and business-friendly government typically make it a popular location for corporate expansions and relocations.

        The local economy is driven by trade activity at the Port of Jacksonville and the region's extensive distribution networks. Jacksonville's comprehensive intermodal infrastructure provides a competitive advantage for businesses that depend on logistics and transport. The region has a deepwater port with three marine terminals, an international airport and access to a vast network of railways and roadways. As one of the largest vehicle-handling ports in the country, Jacksonville has a strong trade relationship with Japan and is set to expand its Asian relationships through the development of the Hanjin Shipping Company Terminal and the recent opening of Mitsui OSK's TraPac Container Terminal. As the gateway to Puerto Rico and with Brazil already as its second-largest trade partner in terms of value of goods exchanged, Jacksonville is poised to capitalize on the growing demand from the rest of Latin America and the Caribbean. Nonetheless, the slowing global economy curbed trade volume at the port. In 2009, the amount of total tonnage that came through the Port of Jacksonville decreased by 13.3% from 2008 levels.

        In line with the weak job market, net migration slowed in 2008 and 2009 after peaking in 2006. RCG anticipates net migration will slow down further through 2010 and then increase steadily through 2014. The Jacksonville MSA underwent strong population growth during the past several years, particularly in the 25-34 year-old age cohort. The city consistently ranks as a leading market for young professionals and job seekers. In the long run, RCG believes that the Jacksonville MSA's ability to attract and retain young professionals will be a key economic driver.

        In the first three quarters of 2010, approximately 1,500 jobs were shed in the Jacksonville MSA, but positive growth is expected through year-end and beyond. RCG believes unemployment has reached or is near an inflection point and will decrease through 2014. As the only sector to maintain positive growth throughout the recent downturn, the educational and health services sector is expected to lead the recovery, ultimately growing by 2.6% in 2014. Gains in the professional and business services, leisure and hospitality, and other services sectors are expected to foster near-term growth as well. RCG predicts that employment growth will increase by 0.3% on an annual basis through 2010 and then accelerate to 1.6% by 2014, with total employment reaching nearly 610,000 jobs by year-end 2014.

  CBD Office Market

        Jacksonville's CBD office market weakened in 2009 in response to a decrease in tenant demand, which was driven by the professional and business services and financial services sectors, the two largest office-using sectors in Jacksonville. Significant weakening subsided in the first three quarters of 2010, but demand still declined through the third quarter of 2010. The vacancy rate increased to 25.1% in the third quarter from 23.5% in the first quarter of 2010 and also at year-end 2009. Asking rents increased by 0.2% in the third quarter of 2010, after remaining flat in 2009. RCG expects further instability in market fundamentals in 2010 as recovery of the commercial real estate market lags the general economy, with asking rents inching down 0.2% on an annual basis and the vacancy rate improving to 24.9%.

        Long term, the Jacksonville CBD office market outlook is very positive. RCG believes that asking rents will begin to increase more rapidly beginning in 2011 as the vacancy rate continues to improve. One positive for market fundamentals is the limited construction pipeline, as no new office space has been developed since 2006 and no significant projects are currently in the pipeline. Additionally, older office product is increasingly being upgraded or converted to residential space, which should increase asking rents or, conversely, decrease the amount of available supply. Jacksonville has the lowest tax burden of any major city in Florida and the third-lowest nationwide, making it an attractive location for businesses. Moreover, Jacksonville's CBD has the most affordable office space of the major Florida office markets. Asking rents were $19.44 per square foot in the third quarter of 2010, compared with $24.11 and $35.10 per square foot in Orlando and Miami, respectively. RCG expects the vacancy rate to decline gradually, reaching 19.1% by year-end 2014, while asking rents are expected to grow 2.1%

per year on average between 2011 and 2014 in response to growing tenant demand. RCG does not expect any new deliveries in the next five years.

  Suburban Office Market

        The effects of the recession took a toll on the Jacksonville suburban office market in 2009 and lingered in the first half of 2010. The vacancy rate remained high and asking rents continued to decline. During the third quarter of 2010, the vacancy rate decreased to 21.8% from 22.7% in the first quarter and 22.3% at year-end 2009. Asking rents increased by 3.0% during the first three quarters of 2010, following a 3.5% decrease in 2009. Landlords were previously opting to attract and retain tenants through larger concession and tenant improvement packages rather than decreasing rent, but deteriorating conditions forced asking rents down as well. No new office space was delivered during the first three quarters of 2010 after a combined total of approximately 2.5 million square feet was added to the market from 2005 to 2009.

        Looking ahead, RCG believes that market dynamics in the Jacksonville suburban office market should begin to recover in 2011. Going forward, the vacancy rate is expected to improve as job growth increases, dropping to 19.9% by year-end 2014. RCG expects asking rents in the Jacksonville suburban office market to increase by 2.2% in 2010 and to continue the positive growth in 2011. RCG believes rent growth will accelerate to 2.5% per year on average between 2012 and 2014. RCG does not expect any new space in the Jacksonville suburban office market to be delivered in the near term, as the market is still dealing with the excess supply introduced during the period of heavy building that occurred prior to the recent downturn. Building activity should resume as market fundamentals improve and the balance between supply and demand is restored.

Washington, D.C.

        Upon completion of this offering and our formation transactions, we will own interests in four office properties in the Washington, D.C. metropolitan area. These four properties represented approximately 2.7% of the annualized rent of our initial portfolio as of September 30, 2010. The following table sets forth additional information regarding our Washington, D.C. properties as of September 30, 2010.

Property	CBD/ Suburban	Percent Ownership (%)	Year Built	Rentable Square Footage	Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)
Unconsolidated Properties
Irvington Three	Suburban	20.0	2003	217,928	77.1	5,430,635	32.34
Irvington One	Suburban	20.0	2001	154,469	87.8	4,506,253	33.24
Irvington Four	Suburban	20.0	2007	224,258	54.2	4,449,159	36.60
Irvington Two	Suburban	20.0	2001	153,866	50.1	2,619,664	33.95

Total/Weighted Average—Unconsolidated Washington, D.C. Properties				750,521	66.9	17,005,712	33.86
Total/Weighted Average—Pro Rata Share of Unconsolidated Washington, D.C. Properties				150,104	66.9	3,401,142	33.86
TOTAL/WEIGHTED AVERAGE—WASHINGTON, D.C. INITIAL PORTFOLIO(4)				150,104	66.9	3,401,142	33.86

(1)
Based on leases signed as of September 30, 2010 and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
See page 9 for our definition of annualized rent.
(3)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.
(4)
Amounts for our Washington, D.C. initial portfolio are based on our pro rata share for properties owned through our unconsolidated joint venture based on our economic ownership interest in that joint venture.

  Overview

        The Washington, D.C. MSA is the sixth largest in the United States with a 2009 estimated population of approximately 5.5 million people and an employment base of nearly 3.0 million as of

September 2010. Washington, D.C. has the fourth-largest regional economy in the United States and can be divided into three economic regions: Northern Virginia, the District of Columbia and suburban Maryland. Suburban Maryland is largely driven by technology, educational and health services and professional and business services. According to a 2009 report from the Milken Institute, the Washington, D.C. MSA's technology cluster is the fourth largest in the nation, with approximately 275,000 technology employees. Average high-tech wages in the Washington, D.C. MSA are two-thirds more than average private sector wages.

        The Washington, D.C. MSA has one of the largest office markets in the country with more than 291 million square feet as of the third quarter of 2010. Collectively driving demand throughout the regional office market is the government—both in terms of directly leasing to agencies and indirectly for consultants, lobbyists, law firms, think-tanks and other organizations looking to engage in political activity. The technology industry is the second largest sector and established firms tend to prefer suburban office parks for flexibility and easy transportation access.

        The Washington, D.C. MSA's economy has not been immune to the recent economic downturn, but the large federal and state government payrolls provided some stability. RCG expects federal procurement, the principal driver of economic growth in the Washington, D.C. MSA, to increase as the flow of federal stimulus money results in job growth as new projects are awarded.

        The Washington, D.C. MSA's economy continued to trend in a positive direction during the first three quarters of 2010. Employers added approximately 58,400 jobs during the first three quarters of 2010 and on a year-over-year basis, employment increased 2.0% through September 2010 as more people entered the workforce. RCG expects payrolls to expand at a 2.4% annual rate in 2010. A large portion of the hiring should occur in the professional and business services, educational and health services, and government sectors. RCG predicts payroll expansion to average 1.9% annually between 2011 and 2014. The unemployment rate stood at 6.1% at the end of the third quarter of 2010, nearly double the low reached in mid-2007 but still significantly below the national unemployment rate of 9.6% at that time. Moving forward, RCG anticipates that the unemployment rate will remain at 6.1% through the end of 2010. Increased hiring should lower the unemployment rate to the mid-4% range by 2014.

        RCG believes that Washington, D.C. will have one of the strongest U.S. economies during the short term. The Washington, D.C. MSA benefits not only from the growing federal government but also from the types of private sector positions that tend to cluster around government centers. Additionally, the Washington D.C. MSA's large technology cluster will help fuel growth as innovation occurs. Not only do these drivers of employment support payroll expansion, but many of these positions are well paid, helping to spur other segments of the local economy.

  Suburban Maryland Office Market

        The suburban Maryland office market, which is adjacent to the Washington, D.C. CBD, directly benefits from its geographic nexus to the nation's capital. Demand for space is driven by District-based organizations looking for lower rents: government agencies and contractors, firms in the professional and business services sector, and increasingly, those in the communications industry. Furthermore, suburban Maryland's Interstate 270 corridor is one of the top biotechnology centers in the country, in large part because of its proximity to national research universities, institutions and federal agencies.

        As payrolls stabilized in late 2009 and the first three quarters of 2010, the demand for office space in the suburban Maryland office market from private sector tenants turned upward, and the vacancy rate inched down to 17.6% in the third quarter of 2010. As a result, average asking rents increased 4.9% to $28.36 per square foot.

        Approximately 313,000 square feet of new space was delivered in the first three quarters of 2010 but nearly two-thirds of that space was pre-leased. Due to strengthening demand, RCG expects that the market will improve and that the vacancy rate will decline to 17.5% by year-end 2010. Leasing activity is expected to increase, lowering the vacancy rate steadily to 14.8% by year-end 2014.

        RCG anticipates that asking rents will end 2010 5.1% greater than 2009. Between 2011 and 2014, RCG predicts that asking rents will increase on average by 2.4% per year.

BUSINESS AND PROPERTIES

Overview

        We are a fully integrated, self-administered and self-managed REIT specializing in the acquisition, ownership, management, redevelopment and disposition of high quality office buildings located in the Southeastern and mid-Atlantic United States. Upon completion of this offering and our formation transactions, we will own interests in a portfolio of 47 properties totaling approximately 9.9 million rentable square feet. These properties are comprised of 27 consolidated properties and 20 properties held through unconsolidated joint ventures, all of which we will manage. Our ownership interest in our unconsolidated properties ranges from 10.0% to 20.0%. Our pro rata ownership share of our initial portfolio equates to approximately 6.7 million rentable square feet.

        Our initial portfolio as of September 30, 2010 was approximately 83.3% leased and had a remaining weighted-average lease term of approximately five years, assuming no exercise of early termination rights. As of September 30, 2010, our initial portfolio generated approximately $126.6 million of annualized rent and approximately $22.56 of annualized rent per leased square foot. Our top six markets by both rentable square footage and annualized rent are Atlanta, Philadelphia, Orlando, Tampa, Jacksonville and Washington, D.C. As of September 30, 2010, these markets accounted for approximately 95.7% of the rentable square footage and approximately 95.9% of the annualized rent of our initial portfolio.

        We intend to focus primarily on owning and acquiring properties in markets that generally have been characterized by strong and stable employment bases, above-average job growth prospects and strong long-term growth potential as a result of their growing populations, net migration inflows and access to a talented and educated workforce. We believe that our top six markets provide attractive long-term return opportunities and that our integrated platform, market knowledge and industry and investor relationships give us a competitive advantage relative to our peers in each of our markets. Our integrated platform consists of our in-house property management, asset management and leasing capabilities that allow us to meet the needs of our existing tenants and identify opportunities to increase the value of our assets, for example by acquiring under-leased assets at attractive purchase prices and increasing occupancy at those assets over time. Through our focused strategy and extensive experience in our markets, we have developed an expansive network of market participants, including sales and leasing brokers, lenders, operators, tenants and institutional buyers and sellers of real estate. We believe these relationships, along with our reputation for reliably closing on our commitments, have allowed us to source and close off-market and limited-market opportunities.

        Our objective is to expand our holdings in our current markets by identifying properties where we can capitalize on our competitive strengths to generate an attractive return on our investment. In addition, we will seek to expand our presence in other Southeastern and mid-Atlantic markets by acquiring well-located assets in strong markets and hiring regional professionals with local market expertise. We also may enter new markets in the Eastern United States as we identify attractive investment opportunities. We will evaluate our portfolio at least annually and dispose of assets when returns appear to have been maximized and will look to recycle capital as appropriate.

        We believe that our senior management team's extensive experience in acquiring, owning, financing, structuring, managing, redeveloping and monetizing office properties in our markets provides us with a significant competitive advantage. In addition, we believe our execution of repeat transactions with multiple sophisticated institutional investors over an extended period is a testament to our historical performance and long-term stewardship of investor interests.

        We intend to elect and to qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with the portion of our taxable year ending December 31, 2011. We will conduct substantially all of our business through our operating partnership, of which we will serve as the sole

general partner and own approximately    % upon completion of this offering and our formation transactions.

Our History

        Our company was created through the combination of members of senior management and personnel from numerous predecessor entities founded and operated by James R. Heistand, our Executive Chairman, and Rudy Prio Touzet, our President and Chief Executive Officer. Since 2000, Messrs. Heistand and Touzet collectively have overseen the acquisition of more than 24 million square feet of office space with a cost of approximately $3.0 billion, and the disposition of approximately 12 million square feet for gross proceeds of approximately $1.6 billion.

        Mr. Heistand founded Associated Capital Properties, Inc., or ACP, in 1989, and served as the company's chairman through 1997, directing all areas of operations, strategic planning, acquisitions, development and financings. Mr. Touzet joined the management team at ACP in 1997 from Cushman & Wakefield, where he had been employed since 1981 and had most recently served as the company's managing director for Florida. While at ACP, Messrs. Heistand and Touzet and other members of our senior management team acquired over 6.5 million square feet in 84 assets and expanded the company's footprint from Orlando into Jacksonville and South Florida over an eight year period. ACP was monetized in a sale to Highwoods Properties, Inc., or Highwoods, in 1997 at a value of approximately $622 million. At the time of the sale, ACP was the largest private owner of office buildings in the state of Florida. Subsequently, Mr. Heistand served as senior vice president for Highwoods' Florida operations until 1999 and as a member of Highwoods' board of directors from 1998 to 2000. In addition, Mr. Touzet served as Highwoods' vice president of South Florida before leaving the company in 1998.

        In 1999, Mr. Heistand acquired The DASCO Companies, or DASCO, a platform focused on the acquisition and development of medical office properties located throughout the United States, for approximately $0.5 million. DASCO teamed with Lehman Brothers Holdings, Inc., or Lehman Brothers, over the next several years to acquire 16 properties comprising an aggregate of over 750,000 square feet and to develop an additional 12 properties comprising an aggregate of approximately 675,000 square feet nationally, at an aggregate cost of approximately $148 million. DASCO was sold to CNL Retirement Properties, Inc. in 2004 at a value of approximately $241 million.

        Concurrently with the acquisition of the DASCO platform in 1999, Mr. Heistand formed Capital Partners, Inc., which later became Eola Capital, and teamed with equity partners to acquire an approximately two million square foot portfolio of office assets in Jacksonville, Florida from Highwoods for approximately $176 million. From 2000 through 2007, Eola Capital, with backing from its three private investment funds and from institutional partners, including General Electric Capital Corporation and Lehman Brothers, continued to expand into markets throughout the Southeastern United States, including Atlanta, Jacksonville, Tampa, South Florida and Virginia. During this time, Eola Capital acquired more than 13 million square feet of office space with a total value of approximately $1.3 billion.

        After leaving Highwoods in 1998, Mr. Touzet co-founded AmCP and teamed with equity partners to acquire an approximately 3.2 million square foot portfolio in South Florida from Highwoods for approximately $321 million. AmCP focused on investments in both equity and debt in office properties. With initial institutional backing from Lehman Brothers and General Electric Capital Corporation, and later from other institutional investors, including Dreilaender Fond, or DLF, and the Utah State Retirement Investment Fund, or URS, AmCP expanded into Southeastern and mid-Atlantic markets, including Atlanta, Tampa, Orlando, Philadelphia, Northern Virginia and Washington, D.C., often by hiring local talent with extensive market relationships. By 2007, AmCP owned, managed and operated over $2 billion of assets totaling approximately 11 million square feet. Mr. Touzet left AmCP in early

2007 and formed Banyan Street Holdings, LLC to take advantage of emerging debt opportunities in the real estate sector.

        By the end of 2007, Messrs. Heistand and Touzet teamed up to recapitalize a portion of Eola Capital's existing portfolio using Eola Capital's operating platform along with Mr. Touzet's existing debt and equity capital relationships. This debt and equity recapitalization included over four million square feet in Tampa, Charlotte and Jacksonville and was a liquidity event for General Electric Capital Corporation and Lehman Brothers. This transaction reignited the real estate co-investment efforts of Messrs. Heistand and Touzet and allowed Eola Capital to introduce its abilities to another institutional pension client. In addition, the transaction provided a forum for Messrs. Heistand and Touzet to demonstrate successfully their abilities to navigate through even the most turbulent market environments.

        In 2009, Messrs. Heistand and Touzet expanded their relationship together by joining forces to acquire the remaining interest in AmCP from Mr. Touzet's former partner and brought the portfolio under the Eola umbrella. The acquisition of the AmCP portfolio increased the size of Eola Capital's office portfolio by approximately 5.5 million square feet and provided a basis for strategic expansion up the East Coast into the mid-Atlantic region with entry positions in the Washington, D.C. and Philadelphia markets.

Competitive Strengths

        We believe we distinguish ourselves from other owners and operators of office properties through the following competitive strengths:

  •
  High Quality Office Portfolio Located in Growth-Oriented Markets.  Our properties are located in select growth-oriented markets in the Southeastern and mid-Atlantic United States. We believe we have high quality office properties due to their strong growth characteristics and locations in both CBD and suburban markets that generally are characterized by positive demographic trends and real estate fundamentals. As of September 30, 2010, approximately 57% of the annualized rent of our initial portfolio was derived from properties located in CBDs and approximately 43% was derived from properties located in suburban areas. We consider a majority of the rentable square footage in our initial portfolio to be Class A office space. We generally consider Class A office properties to be those that have desirable locations and high quality finishes, are well maintained and professionally managed and are capable of achieving rental and occupancy rates that are typically above those prevailing in their respective markets; however, the determination of an office property's class designation is subjective, and other companies may have a different view. In addition, many of our existing markets historically have been characterized by one or more of the following characteristics: strong and stable employment bases, above-average job growth prospects and strong long-term growth potential as a result of their growing populations, net migration inflows and access to a talented and educated workforce. As the economy recovers, we believe we are well positioned to take advantage of these positive longer-term demographic trends and real estate fundamentals.

  •
  Robust Asset Management, Property Management and Leasing Platform.  We are a fully integrated real estate company with in-house asset management, property management and leasing capabilities. We believe that this platform is efficient and capable of supporting significant growth. For example, over the course of 2009, we substantially increased the size of our portfolio while decreasing the corporate level employee costs of our portfolio at that time from $0.48 per square foot to $0.37 per square foot. Utilizing this platform, we entered into more than 250 leases in 2009, representing approximately 1.4 million square feet, despite adverse market and economic conditions. Furthermore, from March 31, 2010 to September 30, 2010, we increased the percentage leased of our initial portfolio from approximately 80.6% to 83.3%, of our consolidated portfolio from approximately 81.5% to 83.8% and of our unconsolidated portfolio from approximately 72.7% to 78.2%.

    Our dedicated personnel and targeted policies and procedures concentrate on anticipating and meeting the individual needs of our existing tenants, identifying opportunities to increase the value of assets, maximizing retention and ultimately fostering long-term tenant relationships. To that end, our regional vice presidents, who are responsible for leasing, new business development and the day-to-day operations of our properties, have between ten and 25 years of experience in commercial real estate. We believe having this experienced, senior presence in our markets provides us with a competitive advantage in leasing and management. Upon completion of this offering or shortly thereafter, we expect to have approximately 145 employees spread throughout ten property management offices in the Southeastern and mid-Atlantic United States. We believe our tenant-focused approach, coupled with our disciplined expense control program, drives internal growth and maximizes operating results within our portfolio.

    •
    Renaissance Park—We view our Renaissance Park acquisition in 2005 as illustrative of our robust asset management, property management and leasing platform. Renaissance Park was an approximately 532,000 square foot, user-owned single-tenant office asset located in Tampa, Florida. In order to price the acquisition appropriately and to realize the value inherent in the asset, we addressed the following key hurdles:

    •
    Repositioning and renovating the buildings in order to reconfigure them for multi-tenant use;

    •
    Estimating the costs of subdividing and redeveloping the buildings;

    •
    Underwriting of projected operating expenses based on new multi-tenant configuration and extensive amenity base; and

    •
    Accurately assessing and projecting the depth and velocity of the leasing market.

        We acquired the asset for approximately $69.0 million in February 2005 without the seller commencing a formal marketing process. At the time of acquisition, the asset was 56% leased versus an 85.5% occupancy rate for the Tampa market, and the average in-place rental rate was $19.72 per square foot versus asking rents of $18.65 per square foot for the Tampa market. Subsequent to acquisition, we effectively executed on an approximately $7.6 million renovation project on time and under budget and increased in-place rental rates to $24.87 per square foot while achieving 99% occupancy. These results compared favorably to asking rents of $19.72 per square foot and an occupancy rate of 89.7% for the Tampa market at the time. We sold the property in October 2006 to a REIT for approximately $103.6 million.

  •
  Experienced and Committed Senior Management Team with a Proven Track Record.  We believe our in-depth market knowledge and extensive experience acquiring, owning, financing, structuring, managing, redeveloping and monetizing office properties in our markets provide us with a significant competitive advantage. Our senior management team is led by James R. Heistand, our Executive Chairman, and Rudy Prio Touzet, our President and Chief Executive Officer, who collectively have overseen the acquisition of more than 24 million square feet of office space with a cost of approximately $3.0 billion, and the disposition of approximately 12 million square feet for gross proceeds of approximately $1.6 billion since 2000, the substantial majority of which was in our existing markets. The members of our senior management team have between five and 30 years of experience in the real estate industry. In addition, three members of our senior management team and more than 20 of our other employees have experience in the public REIT sector. Upon completion of this offering and our formation transactions, members of our senior management team are expected to own, on a fully diluted basis (assuming no exercise of the underwriters' overallotment option), approximately    % of our common shares.

  •
  Long-Standing Institutional Investor and Industry Relationships.  We believe our execution of repeat transactions with multiple institutional investors over an extended period is a testament to our historical performance and long-term stewardship of investor interests. Some of our long-standing institutional investor relationships include General Electric Capital Corporation (14 years, 14 transactions), Lehman Brothers (14 years, 42 transactions), URS (seven years, 14 transactions) and DLF (five years, six transactions). Upon completion of this offering and our formation transactions, certain of these institutional investors, including URS and DLF, will collectively own, on a fully diluted basis (assuming no exercise of the underwriters' overallotment option), approximately    % of our common shares. We also have long-standing relationships in the real estate and financial industries with real estate developers, brokers, advisors, general contractors, architects and consultants, as well as with investment banks, brokerage firms and commercial banks, in each case on the local, regional and national levels. We believe our long-standing institutional investor and industry relationships will allow us to identify and consummate attractive investment opportunities and financings and provide us with access to valuable market knowledge.

  •
  International Plaza Four—Beginning in 2004, we developed a relationship with a regional developer and owner of office properties and other real estate assets in the Southeastern United States. In 2004, AmCP, led by Mr. Touzet, acquired the Primera V property in the Lake Mary submarket of Orlando on an off-market basis from this developer. In early 2009, we became aware of this owner's interest in selling the International Plaza Four property in the Westshore submarket in Tampa and, due to the owner's prior experience with Mr. Touzet and AmCP, we were well positioned to capitalize on the acquisition opportunity.

  International Plaza Four is a 250,097 square foot, eight-story Class A office building located adjacent to an upscale shopping mall in the Westshore submarket. The building represents new construction, completed in 2009, and is LEED (Leadership in Energy and Environmental Design) certified. Select building amenities include exceptional exterior landscaping, a covered parking deck, a fitness center with lockers and showers, and a computer controlled access system.

  In June 2009, we agreed to purchase this asset and shortly thereafter the owner filed for Chapter 11 bankruptcy protection. We were able to navigate the bankruptcy process successfully and ultimately closed on the acquisition in October 2009 at roughly 50% of the owner's cost basis and at a basis that we believe was substantially lower than competitive properties in the submarket. We then recapitalized our interest in the asset with an equity investment by an institutional investor in November of the same year.

  At the time of acquisition, the asset was approximately 58% leased versus an 81.2% occupancy rate for the Westshore submarket, and the average in-place rental rate was approximately $19.75 per square foot versus asking rents of $20.83 per square foot for the Westshore submarket. As of September 30, 2010, after only one year under our management, this property was approximately 72.4% leased and had an average in-place rental rate of $29.44 per square foot.

  Given our attractive cost basis in this well-positioned asset, we believe that we have a competitive leasing advantage in this market and expect to benefit as market fundamentals recover.

  •
  Growth-Oriented and Conservative Capital Structure.  Upon completion of this offering and our formation transactions, we expect to have a ratio of our pro rata share of debt to total market

    capitalization of approximately    % and a ratio of our pro rata share of net debt to EBITDA of            . As of September 30, 2010 and taking into account the anticipated use of proceeds from this offering, we have no scheduled debt maturities prior to 2015 in our consolidated portfolio and approximately $            million in book value of unencumbered assets. In addition, we expect to enter into a $200 million revolving credit facility upon completion of this offering. We believe our conservative capital structure and strong liquidity position will provide us with financial and operational flexibility and allow us to pursue attractive acquisition opportunities as they arise, in contrast to many of our private and public competitors that are constrained by highly leveraged capital structures and declining operating results within their existing portfolios.

  •
  Diverse and Stable Tenant Base.  We have a diverse tenant base in our initial portfolio, with more than 620 tenants that operate in a variety of professional, financial, governmental and other businesses. We believe that our base of smaller-sized tenants provides us with valuable diversification and greater leverage in tenant negotiations. As of September 30, 2010, we had approximately 480 tenant leases in our consolidated portfolio averaging approximately 11,780 square feet per lease with a median size of approximately 4,150 square feet, and approximately 670 tenant leases in our initial portfolio averaging approximately 12,190 square feet per lease with a median size of approximately 4,500 square feet. Other than the U.S. Government and CIGNA Corp., no tenant accounted for more than 3.9% of the annualized rent of our initial portfolio as of September 30, 2010.

Business and Growth Strategies

        Our primary objective is to create value for our shareholders by increasing cash flow from operations, achieving sustainable growth in FFO and realizing long-term capital appreciation. We intend to achieve these objectives by executing on the following business and growth strategies:

  •
  Maximize Cash Flow by Continuing to Enhance the Operating Performance of Each Property.  We will provide property and asset management and leasing services to our portfolio, actively managing our properties and leveraging our tenant relationships to improve operating performance, maximize cash flow and enhance shareholder value. We believe that our initial portfolio has strong long-term growth prospects as a result of both the forecasted market recovery and our ability to increase operating income through intensive asset management. As of September 30, 2010, our initial portfolio was approximately 83.3% leased, compared to an approximately 86% average occupancy in our top six markets from 2005 through 2009, according to RCG. In order to mitigate the impact of the recent economic downturn, we aggressively pursued early lease renewals and extensions with our tenants in order to maintain occupancy within our portfolio. We believe the occupancy of our initial portfolio will increase as economic conditions improve and this lease-up, together with contractual rent increases embedded in our leases, will position us to deliver strong operating results going forward.

  •
  Pursue Acquisitions on Attractive Terms.  Our acquisition strategy is to pursue attractive returns by focusing primarily on office buildings and portfolios that are well located and competitively positioned within CBD and suburban markets throughout the Southeastern and mid-Atlantic United States. These properties will include Class A and Class B office properties that can be acquired at or below replacement cost and that will provide us with an opportunity to create value through leasing, debt restructuring and/or active property and asset management. Given the recent economic downturn, we currently are focused on newer, high quality assets in our markets that may be challenged due to an overleveraged capital structure and/or decreased occupancy or other operational stress. We also may consider expanding beyond our existing markets into other Southeastern, mid-Atlantic and Eastern U.S. markets in the event that we identify attractive investment opportunities. In markets where we do not have an existing footprint, we likely will hire or partner with regional professionals with local market expertise to assist us in executing on and creating value from new acquisitions. We also intend to use our public REIT structure and ability to issue OP units to acquire assets in a tax efficient manner and on an opportunistic basis. Finally, we may consider other opportunistic or distressed real estate investments, such as structured equity or debt investments with attractive control features, which may ultimately lead to ownership of the underlying asset.

  •
  Leverage Our Institutional Investor and Industry Relationships to Identify, Finance and Consummate Acquisition Opportunities.  We believe that our relationships with leading institutional investors and real estate and financial industry professionals will provide us with critical market intelligence, an ongoing acquisition pipeline, potential joint venture partners and financing alternatives. We may utilize institutional capital sources in a joint venture or other format to acquire, redevelop or otherwise improve a property or properties, thereby reducing the amount of capital required by us to make investments. Diversifying our sources of equity capital will allow us to mitigate or reduce concentration or other risk exposures. Our senior management team has significant relationships with institutional equity sources and, by leveraging these relationships, we believe that we will be able to execute on investment opportunities that would otherwise be unavailable or impractical for us, whether because of the lack of awareness of an off-market or limited-market opportunity, the size of the transaction, the potential impact of market concentration within our portfolio, the location of the asset in a new market or the time needed to improve the asset's operations.

  •
  Recycle Capital through Select Asset Sales.  We intend to pursue an efficient capital allocation strategy that maximizes the return on our invested capital. This may include selectively disposing of properties where we believe returns have been maximized and redeploying capital into acquisitions or other opportunities. We have consistently grown our portfolio through acquisitions, while at the same time strategically disposing of properties when we believe we have maximized the economic return from a particular investment. Since 2000, members of our senior management team collectively have overseen the acquisition of more than 24 million square feet of office space with a value of approximately $3.0 billion, and the disposition of approximately 12 million square feet for gross proceeds of approximately $1.6 billion. In all cases, we intend to operate in a manner that is consistent with our qualification as a REIT.

Our Properties

  Our Initial Portfolio

        Upon completion of this offering and our formation transactions, we will own interests in a portfolio of 46 office properties and one related retail property that is part of an office complex, totaling approximately 9.9 million rentable square feet. These properties are comprised of 27 consolidated properties and 20 properties owned through four unconsolidated joint ventures. Unless the context indicates otherwise: (1) the terms "our initial portfolio" and "our properties" as used in this prospectus and the statistical information presented in this prospectus regarding our initial portfolio and our properties include our wholly owned properties and our pro rata share of properties owned through our consolidated and unconsolidated joint ventures; (2) the terms "our consolidated portfolio" and "our consolidated properties" as used in this prospectus and the statistical information presented in this prospectus regarding our consolidated portfolio and our consolidated properties include our wholly owned properties and our properties owned through our consolidated joint ventures; and (3) the terms "our unconsolidated portfolio" and "our unconsolidated properties" as used in this prospectus and the statistical information presented in this prospectus regarding our unconsolidated portfolio and our unconsolidated properties include only our pro rata share of properties owned through our unconsolidated joint ventures.

        The following table presents an overview of our initial portfolio, based on information as of September 30, 2010.

Metropolitan Area/Property	Percent Ownership (%)	Year Built	Rentable Square Footage	Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)	Annualized Net Effective Rent Per Leased Square Foot ($)(4)
Consolidated Properties
Atlanta, Georgia
Ten 10th Street (Millennium)	100.0	2001	421,557	98.1	12,731,131	30.78	28.41
Peachtree Marquis II(5)	100.0	1987	464,277	98.0	8,704,425	19.14	20.05
Two Ravinia Drive	100.0	1987	437,826	82.4	6,754,964	18.72	15.04
Peachtree Harris(5)	100.0	1978	394,694	79.0	5,749,110	18.44	18.02
Peachtree Marquis I(5)	100.0	1980	460,437	65.2	5,583,544	18.60	17.16
Peachtree International(5)(6)	100.0	1973	386,563	85.2	5,540,455	16.83	16.99
Peachtree South(5)(6)	100.0	1969	306,914	72.8	3,515,830	15.73	14.25
Peachtree Mall (retail)(5)(7)	100.0	1969	124,947	73.5	2,931,316	31.92	30.61
Peachtree North(5)(6)	100.0	1967	302,939	49.9	2,554,978	16.91	16.16
The Cornerstone Building at Peachtree Center	100.0	1928	77,691	77.5	1,443,181	23.98	18.10

Metropolitan Area Subtotal / Weighted Average			3,377,845	79.8	55,508,933	20.58	19.35
Philadelphia, Pennsylvania
Two Liberty Place(8)	89.0	1990	940,654	99.1	25,322,436	27.17	24.37

Metropolitan Area Subtotal / Weighted Average			940,654	99.1	25,322,436	27.17	24.37
Orlando, Florida
Bank of America Center	100.0	1987	421,069	81.4	9,727,051	28.39	22.98
Primera V	100.0	2000	190,081	100.0	4,284,251	22.54	23.20
2400 Maitland Center	100.0	1982	101,612	76.3	1,322,622	17.07	15.20
Interlachen Corporate Center	100.0	1986	79,312	69.1	1,067,003	19.48	18.53
500 Winderley Place	100.0	1985	101,040	57.1	932,139	16.16	14.22

Metropolitan Area Subtotal / Weighted Average			893,114	80.9	17,333,066	23.98	21.17
Tampa, Florida
International Plaza Four(9)	100.0	2008	250,097	72.4	5,327,514	29.44	28.57
Westshore Corporate Center(10)	100.0	1989	169,619	76.5	3,042,407	23.45	23.42
Cypress Center I(11)	100.0	1982	152,758	94.7	2,704,190	18.68	18.23
Cypress Center III(11)	100.0	1982	82,871	81.9	1,498,034	22.08	21.45
Cypress Center II(11)	100.0	1982	50,697	100.0	1,146,856	22.62	20.54

Metropolitan Area Subtotal / Weighted Average			706,042	81.3	13,719,002	23.90	23.25
Jacksonville, Florida
Capital Plaza I and II (2 buildings)(12)	25.0	1990	307,856	82.3	4,912,660	19.40	18.18
245 Riverside	100.0	2003	135,286	94.6	2,826,033	22.08	22.00
Capital Plaza III(12)	25.0	1999	108,532	83.5	1,938,820	21.39	20.02

Metropolitan Area Subtotal / Weighted Average			551,674	85.5	9,677,512	20.51	19.57

Metropolitan Area/Property	Percent Ownership (%)	Year Built	Rentable Square Footage	Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)	Annualized Net Effective Rent Per Leased Square Foot ($)(4)
Columbia, South Carolina
Center Point (2 buildings)(13)	95.0	1988	154,283	92.6	2,634,130	18.45	19.76

Metropolitan Area Subtotal / Weighted Average			154,283	92.6	2,634,130	18.45	19.76
Richmond, Virginia
Overlook I	100.0	1998	62,664	100.0	1,296,927	20.70	20.13
Overlook II	100.0	1998	63,832	86.7	1,144,548	20.67	20.61

Metropolitan Area Subtotal / Weighted Average			126,496	93.3	2,441,475	20.69	20.35
Total/Weighted Average—Consolidated Properties (27 properties)			6,750,108	83.8	126,636,554	22.38	20.85

Total/Weighted Average—Pro Rata Share of Consolidated Properties			6,326,631	83.6	118,580,770	22.41	20.89

Unconsolidated Properties
Atlanta, Georgia
5660 New Northside Drive	10.0	1989	272,650	89.5	5,282,628	21.64	19.87
300 Windward Plaza	10.0	2000	203,248	100.0	4,037,816	19.87	14.60
Parkwood Point	10.0	2001	219,357	89.8	3,322,552	16.87	18.97
Deerfield Point (2 buildings)	10.0	1999	201,929	76.9	3,273,127	21.08	20.55
100 Windward Plaza	10.0	1998	132,250	100.0	2,261,475	17.10	12.80
Windward Pointe 200	10.0	1997	129,448	76.3	1,947,143	19.71	18.46
280 Interstate North Office Park	10.0	1982	125,377	77.2	1,658,398	17.13	16.78

Metropolitan Area Subtotal / Weighted Average			1,284,259	87.8	21,783,139	19.32	17.64
Washington, D.C.
Irvington Three	20.0	2003	217,928	77.1	5,430,635	32.34	32.56
Irvington One	20.0	2001	154,469	87.8	4,506,253	33.24	30.63
Irvington Four	20.0	2007	224,258	54.2	4,449,159	36.60	37.86
Irvington Two	20.0	2001	153,866	50.1	2,619,664	33.95	34.73

Metropolitan Area Subtotal / Weighted Average			750,521	66.9	17,005,712	33.86	33.65
Orlando, Florida
One Orlando Centre	10.0	1987	355,783	92.3	8,363,792	25.46	25.09
Millennia Park One	10.0	1999	157,291	92.6	3,515,170	24.12	23.03
Southhall Center	10.0	1986	159,840	94.8	2,915,066	19.23	18.65

Metropolitan Area Subtotal / Weighted Average			672,914	93.0	14,794,028	23.64	23.05
Tampa, Florida
Buschwood Park III	20.0	1989	77,568	88.8	1,352,442	19.63	19.55
Buschwood Park II	20.0	1987	88,019	71.2	1,225,756	19.55	15.70
Buschwood Park I	20.0	1985	83,147	52.6	900,772	20.61	21.84

Metropolitan Area Subtotal / Weighted Average			248,734	70.5	3,478,971	19.85	18.75

Metropolitan Area/Property	Percent Ownership (%)	Year Built	Rentable Square Footage		Percent Leased (%)(1)	Annualized Rent($)(2)	Annualized Rent Per Leased Square Foot ($)(3)	Annualized Net Effective Rent Per Leased Square Foot ($)(4)
Panama City, Florida
Beckrich One	10.0	2002	33,739		90.5	884,581	28.98	17.90
Beckrich Two	10.0	2003	33,369		89.6	726,535	24.30	15.79

Metropolitan Area Subtotal / Weighted Average			67,108		90.0	1,611,116	26.66	16.85
Tallahassee, Florida
Southwood One	10.0	2002	89,059		52.8	993,890	21.14	21.11

Metropolitan Area Subtotal / Weighted Average			89,059		52.8	993,890	21.14	21.11
Total/Weighted Average—Unconsolidated Properties (20 properties)			3,112,595		81.5	59,666,854	23.51	22.26

Total/Weighted Average—Pro Rata Share of Unconsolidated Properties			411,185		78.2	8,015,154	24.93	23.85

TOTAL/WEIGHTED AVERAGE—ALL PROPERTIES (47 properties)			9,862,703		83.1	186,303,408	22.73	21.29
TOTAL/WEIGHTED AVERAGE—INITIAL PORTFOLIO(14)			6,737,816	(15)	83.3	126,595,923	22.56	21.06

(1)
Based on leases signed as of September 30, 2010, and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
Annualized rent is calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant on a monthly basis, before rental abatements and including rental payments related to leases that had been executed but not commenced as of September 30, 2010 in lieu of rental payments under any existing leases for the same space) for the month ended September 30, 2010, by (ii) 12. In instances in which base rents and operating expenses are collected on an annual, semi-annual or quarterly basis, such amounts have been multiplied by a factor of 1, 2 or 4, respectively, to calculate the annualized figure. For triple net or modified gross leases, annualized rent has been converted to a full service gross basis by one of the following methods: (1) when we have access to the operating expenses of the tenant, expenses have been estimated by adding billed expense reimbursements to base rent; or (2) when we do not have access to the operating expenses of the tenant, expenses have been estimated by either (a) applying current BOMA estimated expense standards in markets where BOMA standards have been published or (b) using the expenses of tenants at comparable properties in the market. In triple net leases and modified gross leases, the tenant pays directly all or a portion of real estate taxes, insurance and other property-related expenses. As a result, such amounts are not included in rental payments and reimbursements as they are in the case of our gross leases. Throughout this prospectus, when we present "annualized rent," we have made the adjustments described above so that the triple net or modified gross leases are presented on an equivalent basis to our gross leases. We believe this is a more appropriate presentation as it allows comparability of rent per leased square foot and similar metrics among leases in our initial portfolio and comparability to market rental rates, which are typically quoted on a gross basis. However, it should be noted that, as a result of these adjustments, "annualized rent" does not represent the amount of rent and reimbursements actually received from our tenants. For additional information on our annualized rent without these adjustments for triple-net and modified gross leases, see "Business and Properties—Our Properties—Rent". Rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $5,056,240 for our consolidated properties, $2,981,902 for our unconsolidated properties and $5,405,719 for our initial portfolio. Annualized rent data does not reflect scheduled lease expirations for the 12 months ending September 30, 2011. The portion of annualized rent of our initial portfolio attributable to leases not in place for the full

  12 months ending September 30, 2011 due to expirations during that period is approximately $10.8 million, assuming no exercise of early termination options.

(3)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.
(4)
Annualized net effective rent per leased square foot represents (i) the contractual rent for leases in place as of September 30, 2010 (including rental payments related to leases that had been executed but not commenced as of September 30, 2010, in lieu of rental payments under any existing leases for the same space), calculated on a straight-line basis to amortize free rent periods and abatements, but without subtracting amounts for tenant improvement allowances and leasing commissions, divided by (ii) leased square footage, including leases executed but not commenced as of September 30, 2010.
(5)
Three parking garages stand adjacent to the seven Peachtree Center properties (Peachtree Marquis I, Peachtree Marquis II, Peachtree Harris, Peachtree International, Peachtree North, Peachtree South and Peachtree Mall). The parking garages are subject to ground leases that expire between 2065 and 2067.
(6)
Property is subject to a ground lease that expires in 2060.
(7)
Peachtree Mall is our only retail property and connects the office towers of Peachtree Center in Atlanta. Property is subject to a ground lease that expires in 2060.
(8)
We have an option, and our partner has the right to require us, to acquire the remaining 11% interest in this property at a mutually agreed-upon price, at any time on or after the three-year anniversary of this offering and our formation transactions. Total rentable square footage and total annualized rent for the entire property are presented. This building includes 20 floors of residential condominiums that are owned and managed by a third party in which James R. Heistand, our Executive Chairman, and Rudy Prio Touzet, our President and Chief Executive Officer, collectively have a 1.25% non-managing member interest. Rentable square footage does not include this space.
(9)
Property is subject to a ground lease that expires in 2080. We currently own a 67% interest in this property and have an option to purchase the remaining 33% interest between November 1, 2010 and March 31, 2011, which we intend to exercise prior to or concurrently with the completion of this offering.
(10)
Property is subject to a ground lease that expires in 2077.
(11)
Approximately 6.30 acres of developable land is adjacent to Cypress Center I, Cypress Center II and Cypress Center III. This land currently is used as parking for those properties, and there are no current plans with respect to the improvement or development of this land.
(12)
Total rentable square footage and total annualized rent for the entire property are presented.
(13)
Total rentable square footage and total annualized rent for the entire property are presented. Approximately 1.4 acres of developable land is adjacent to Center Point. There are no current plans with respect to the improvement or development of this land.
(14)
Amounts for our initial portfolio are based on total amounts for our wholly owned properties and our pro rata share for properties owned through our consolidated and unconsolidated joint ventures based on our economic ownership interest in those joint ventures.
(15)
Initial portfolio total consists of 5,578,361 leased square feet, 1,125,494 available square feet and 33,961 building management use square feet.

  Rent

        The following table presents additional rent data for each property in our initial portfolio and information with respect to the types of leases contained at each property, based on information as of September 30, 2010.

Metropolitan Area/Property	Percent Ownership (%)	Lease Type(1)	Annualized Rent ($)(2)	Annualized Base Rent ($)(3)	Annualized Net Effective Rent ($)(4)	Annualized Rent Per Leased Square Foot ($)(5)	Annualized Net Effective Rent Per Leased Square Foot ($)(6)
Consolidated Properties
Atlanta, Georgia
Ten 10th Street (Millennium)	100.0	G/N	12,731,131	12,722,741	11,750,185	30.78	28.41
Peachtree Marquis II	100.0	G	8,704,425	8,704,425	9,116,495	19.14	20.05
Two Ravinia Drive	100.0	G/N	6,754,964	6,415,796	5,426,222	18.72	15.04
Peachtree Harris	100.0	G	5,749,110	5,749,110	5,618,615	18.44	18.02
Peachtree Marquis I	100.0	G/N	5,583,544	5,569,651	5,149,805	18.60	17.16
Peachtree International	100.0	G	5,540,455	5,540,455	5,594,779	16.83	16.99
Peachtree South	100.0	G	3,515,830	3,515,830	3,185,161	15.73	14.25
Peachtree Mall (retail)	100.0	G	2,931,316	2,931,316	2,810,593	31.92	30.61
Peachtree North	100.0	G	2,554,978	2,554,978	2,442,075	16.91	16.16

Metropolitan Area/Property	Percent Ownership (%)	Lease Type(1)	Annualized Rent ($)(2)	Annualized Base Rent ($)(3)	Annualized Net Effective Rent ($)(4)	Annualized Rent Per Leased Square Foot ($)(5)	Annualized Net Effective Rent Per Leased Square Foot ($)(6)
The Cornerstone Building at Peachtree Center	100.0	G/N	1,443,181	1,071,320	1,089,604	23.98	18.10

Metropolitan Area Subtotal / Weighted Average			55,508,933	54,775,623	52,183,532	20.58	19.35
Philadelphia, Pennsylvania
Two Liberty Place(7)	89.0	N	25,322,436	24,064,305	22,713,885	27.17	24.37

Metropolitan Area Subtotal / Weighted Average			25,322,436	24,064,305	22,713,885	27.17	24.37
Orlando, Florida
Bank of America Center	100.0	G/N	9,727,051	7,814,890	7,875,399	28.39	22.98
Primera V	100.0	G	4,284,251	4,284,251	4,409,787	22.54	23.20
2400 Maitland Center	100.0	G	1,322,622	1,322,622	1,177,658	17.07	15.20
Interlachen Corporate Center	100.0	G	1,067,003	1,067,003	1,015,083	19.48	18.53
500 Winderley Place	100.0	G/N	932,139	930,701	820,303	16.16	14.22

Metropolitan Area Subtotal / Weighted Average			17,333,066	15,419,467	15,298,229	23.98	21.17
Tampa, Florida
International Plaza Four	100.0	G	5,327,514	5,327,514	5,169,904	29.44	28.57
Westshore Corporate Center	100.0	G	3,042,407	3,042,407	3,038,022	23.45	23.42
Cypress Center I	100.0	G	2,704,190	2,704,190	2,639,108	18.68	18.23
Cypress Center III	100.0	G/N	1,498,034	1,492,893	1,454,639	22.08	21.45
Cypress Center II	100.0	G	1,146,856	1,146,856	1,041,250	22.62	20.54

Metropolitan Area Subtotal / Weighted Average			13,719,002	13,713,861	13,342,922	23.90	23.25
Jacksonville, Florida
Capital Plaza I and II (2 buildings)(7)	25.0	G/N	4,912,660	4,496,005	4,604,092	19.40	18.18
245 Riverside	100.0	G	2,826,033	2,826,033	2,815,953	22.08	22.00
Capital Plaza III(7)	25.0	G	1,938,820	1,938,820	1,814,799	21.39	20.02

Metropolitan Area Subtotal / Weighted Average			9,677,512	9,260,857	9,234,844	20.51	19.57
Columbia, South Carolina
Center Point (2 buildings)(7)	95.0	G	2,634,130	2,634,130	2,821,941	18.45	19.76

Metropolitan Area Subtotal / Weighted Average			2,634,130	2,634,130	2,821,941	18.45	19.76
Richmond, Virginia
Overlook I	100.0	G	1,296,927	1,296,927	1,261,117	20.70	20.13
Overlook II	100.0	G	1,144,548	1,144,548	1,141,078	20.67	20.61

Metropolitan Area Subtotal / Weighted Average			2,441,475	2,441,475	2,402,195	20.69	20.35
Total/Weighted Average—Consolidated Properties (27 properties)			126,636,554	122,309,717	117,997,548	22.38	20.85

Total/Weighted Average—Pro Rata Share of Consolidated Properties			118,580,770	114,704,819	110,543,756	22.41	20.89

Metropolitan Area/Property	Percent Ownership (%)	Lease Type(1)	Annualized Rent ($)(2)	Annualized Base Rent ($)(3)	Annualized Net Effective Rent ($)(4)	Annualized Rent Per Leased Square Foot ($)(5)	Annualized Net Effective Rent Per Leased Square Foot ($)(6)
Unconsolidated Properties
Atlanta, Georgia
5660 New Northside Drive	10.0	G	5,282,628	5,282,628	4,851,184	21.64	19.87
300 Windward Plaza	10.0	N	4,037,816	2,966,699	2,967,386	19.87	14.60
Parkwood Point	10.0	G	3,322,552	3,322,552	3,735,924	16.87	18.97
Deerfield Point (2 buildings)	10.0	G	3,273,127	3,273,127	3,189,966	21.08	20.55
100 Windward Plaza	10.0	N	2,261,475	1,698,090	1,692,625	17.10	12.80
Windward Pointe 200	10.0	G	1,947,143	1,947,143	1,823,110	19.71	18.46
280 Interstate North Office Park	10.0	G	1,658,398	1,658,398	1,624,617	17.13	16.78

Metropolitan Area Subtotal / Weighted Average			21,783,139	20,148,637	19,884,812	19.32	17.64
Washington, D.C.
Irvington Three	20.0	G/N	5,430,635	5,416,505	5,468,263	32.34	32.56
Irvington One	20.0	G/N	4,506,253	4,489,549	4,152,415	33.24	30.63
Irvington Four	20.0	G	4,449,159	4,449,159	4,601,730	36.60	37.86
Irvington Two	20.0	G/N	2,619,664	2,613,868	2,679,799	33.95	34.73

Metropolitan Area Subtotal / Weighted Average			17,005,712	16,969,082	16,902,206	33.86	33.65
Orlando, Florida
One Orlando Centre	10.0	G/N	8,363,792	8,362,781	8,242,539	25.46	25.09
Millennia Park One	10.0	G	3,515,170	3,515,170	3,355,353	24.12	23.03
Southhall Center	10.0	G/N	2,915,066	2,913,529	2,828,041	19.23	18.65

Metropolitan Area Subtotal / Weighted Average			14,794,028	14,791,480	14,425,933	23.64	23.05
Tampa, Florida
Buschwood Park III	20.0	G	1,352,442	1,352,442	1,346,585	19.63	19.55
Buschwood Park II	20.0	G	1,225,756	1,225,756	984,587	19.55	15.70
Buschwood Park I	20.0	G	900,772	900,772	954,693	20.61	21.84

Metropolitan Area Subtotal / Weighted Average			3,478,971	3,478,971	3,285,864	19.85	18.75
Panama City, Florida
Beckrich One	10.0	N	884,581	578,761	546,192	28.98	17.90
Beckrich Two	10.0	N	726,535	478,340	472,088	24.30	15.79

Metropolitan Area Subtotal / Weighted Average			1,611,116	1,057,100	1,018,280	26.66	16.85
Tallahassee, Florida
Southwood One	10.0	G/N	993,890	841,623	992,186	21.14	21.11

Metropolitan Area Subtotal / Weighted Average			993,890	841,623	992,186	21.14	21.11
Total/Weighted Average—Unconsolidated Properties (20 properties)			59,666,854	57,286,891	56,509,282	23.51	22.26

Total/Weighted Average—Pro Rata Share of Unconsolidated Properties			8,015,154	7,773,494	7,669,735	24.93	23.85

TOTAL/WEIGHTED AVERAGE—ALL PROPERTIES (47 properties)			186,303,408	179,596,609	174,506,830	22.73	21.29

Metropolitan Area/Property	Percent Ownership (%)	Lease Type(1)	Annualized Rent ($)(2)	Annualized Base Rent ($)(3)	Annualized Net Effective Rent ($)(4)	Annualized Rent Per Leased Square Foot ($)(5)	Annualized Net Effective Rent Per Leased Square Foot ($)(6)
TOTAL/WEIGHTED AVERAGE—INITIAL PORTFOLIO			126,595,923	122,478,313	118,213,491	22.56	21.06

(1)
Properties are classified as containing full service gross leases (G), net leases (includes modified gross leases) (N) or a combination of full service gross and net leases (G/N).
(2)
Annualized rent is calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant on a monthly basis, before rental abatements and including rental payments related to leases that had been executed but not commenced as of September 30, 2010 in lieu of rental payments under any existing leases for the same space) for the month ended September 30, 2010, by (ii) 12. In instances in which base rents and operating expenses are collected on an annual, semi-annual or quarterly basis, such amounts have been multiplied by a factor of 1, 2 or 4, respectively, to calculate the annualized figure. For triple net or modified gross leases, annualized rent has been converted to a full service gross basis by one of the following methods: (1) when we have access to the operating expenses of the tenant, expenses have been estimated by adding billed expense reimbursements to base rent; or (2) when we do not have access to the operating expenses of the tenant, expenses have been estimated by either (a) applying current BOMA estimated expense standards in markets where BOMA standards have been published or (b) using the expenses of tenants at comparable properties in the market. Rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $5,056,240 for our consolidated properties, $2,981,902 for our unconsolidated properties and $5,405,719 for our initial portfolio. Annualized rent data does not reflect scheduled lease expirations for the 12 months ending September 30, 2011. The portion of annualized rent of our initial portfolio attributable to leases not in place for the full 12 months ending September 30, 2011 due to expirations during that period is approximately $10.8 million, assuming no exercise of early termination options.
(3)
Annualized base rent is calculated in the same manner as annualized rent, except that triple net and modified gross leases have not been converted to a full service gross basis. Annualized base rent data does not reflect scheduled lease expirations for the 12 months ending September 30, 2011. The portion of annualized base rent of our initial portfolio attributable to leases not in place for the full 12 months ending September 30, 2011 due to expirations during that period is approximately $10.4 million, assuming no exercise of early termination rights.
(4)
Annualized net effective rent represents the contractual rent for leases in place as of September 30, 2010 (including rental payments related to leases that had been executed but not commenced as of September 30, 2010, in lieu of rental payments under any existing leases for the same space), calculated on a straight-line basis to amortize free rent periods and abatements, but without subtracting amounts for tenant improvement allowances and leasing commissions. Annualized net effective rent data does not reflect scheduled lease expirations for the 12 months ending September 30, 2011. The portion of annualized net effective rent of our initial portfolio attributable to leases not in place for the full 12 months ending September 30, 2011 due to expirations during that period is approximately $9.9 million, assuming no exercise of early termination rights.
(5)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.
(6)
Represents annualized net effective rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.
(7)
Annualized rent, annualized base rent and annualized net effective rent for the entire property are presented.

  Geographic Diversification

        The following table shows the geographic diversification of our consolidated portfolio as of September 30, 2010.

Location	Number of Properties	Number of Tenants	Rentable Square Footage	Percentage of Rentable Square Footage(%)	Percent Leased (%)(1)	Annualized Rent($)(2)	Percentage of Annualized Rent(%)	Annualized Rent Per Leased Square Foot($)(3)
Atlanta	10	255	3,377,845	43.1	79.8	55,508,933	38.1	20.58
Philadelphia	1	16	940,654	12.0	99.1	25,322,436	17.4	27.17
Orlando	5	89	893,114	13.2	80.9	17,333,066	13.7	23.98
Tampa	5	44	706,042	10.5	81.3	13,719,002	10.8	23.90
Jacksonville	3	17	551,674	8.2	85.5	9,677,512	7.6	20.51
Other	3	22	280,779	4.2	92.9	5,075,605	4.0	19.46

Total/Weighted Average	27	443	6,750,108	100.0	83.8	126,636,554	100.0	22.38

(1)
Based on leases signed as of September 30, 2010, and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
See page 9 for our definition of annualized rent. Rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $5,056,240.
(3)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.

        The following table shows the geographic diversification of our initial portfolio as of September 30, 2010.

Location	Number of Properties	Number of Tenants	Pro Rata Rentable Square Footage	Percentage of Pro Rata Rentable Square Footage(%)	Percent Leased (%)(1)	Pro Rata Annualized Rent($)(2)	Percentage of Pro Rata Annualized Rent(%)	Pro Rata Annualized Rent Per Leased Square Foot($)(3)
Atlanta	17	313	3,506,271	52.0	80.1	57,687,247	45.6	20.53
Philadelphia	1	16	837,182	12.4	99.1	22,536,968	17.8	27.17
Orlando	8	136	960,405	14.3	81.8	18,812,469	14.9	23.96
Tampa	8	78	755,789	11.2	80.6	14,414,796	11.4	23.67
Jacksonville	3	17	239,383	3.6	89.4	4,538,903	3.6	21.21
Washington, D.C.	4	26	150,104	2.2	66.9	3,401,142	2.7	33.86
Other	6	38	288,682	4.3	91.6	5,204,399	4.1	19.68

Total/Weighted Average	47	624	6,737,816	100.0	83.3	126,595,923	100.0	22.56

(1)
Based on leases signed as of September 30, 2010, and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
See page 9 for our definition of annualized rent. Pro rata rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $5,405,719.
(3)
Represents pro rata annualized rent divided by pro rata leased square footage, including leases executed but not commenced as of September 30, 2010.

  Tenant Industry Diversification

        The following table shows the tenant industry diversification of our consolidated portfolio as of September 30, 2010.

Industry	Number of Leases	Percentage of Total Leases(%)	Leased Square Footage	Percentage of Leased Square Footage(%)	Annualized Rent($)(1)	Percentage of Annualized Rent(%)	Annualized Rent Per Leased Square Foot($)(2)
Finance and Insurance	78	16.4	1,932,272	34.1	47,358,241	37.4	24.51
Professional, Scientific and Technical Services	170	35.6	1,750,693	30.9	38,705,013	30.6	22.11
Public Administration	25	5.2	457,607	8.1	9,160,374	7.2	20.02
Information	29	6.1	317,476	5.6	7,967,324	6.3	25.10
Accommodation and Food Services	53	11.1	205,588	3.6	5,184,439	4.1	25.22
Real Estate and Rental and Leasing	20	4.2	182,517	3.2	4,021,662	3.2	22.03
Manufacturing	9	1.9	128,919	2.3	2,733,563	2.2	21.20
Other	93	19.5	642,150	11.3	11,505,937	9.1	17.92
Building Management Use	—	—	41,100	0.7	—	—	—

Total/Weighted Average	477	100.0	5,658,322	100.0	126,636,554	100.0	22.38

(1)
See page 9 for our definition of annualized rent. Rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $5,056,240.
(2)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.

        The following table shows the tenant industry diversification of our initial portfolio as of September 30, 2010.

Industry	Number of Leases	Percentage of Total Leases(%)	Pro Rata Leased Square Footage	Percentage of Pro Rata Leased Square Footage(%)	Pro Rata Annualized Rent($)(1)	Percentage of Pro Rata Annualized Rent(%)	Pro Rata Annualized Rent Per Leased Square Foot($)(2)
Finance and Insurance	129	19.3	1,811,714	32.3	44,922,388	35.5	24.80
Professional, Scientific and Technical Services	226	33.9	1,784,541	31.8	39,694,204	31.4	22.24
Public Administration	28	4.2	461,651	8.2	9,253,372	7.3	20.04
Information	35	5.2	316,198	5.6	7,978,335	6.3	25.23
Real Estate and Rental and Leasing	38	5.7	198,350	3.5	4,452,253	3.5	22.45
Accommodation and Food Services	67	10.0	113,679	2.0	3,195,077	2.5	28.11
Administrative and Support and Waste Management and Remediation Services	7	1.0	123,754	2.2	2,770,023	2.2	22.38
Other Services (except Public Administration)	24	3.6	137,557	2.5	2,533,607	2.0	18.42
Other	113	16.9	630,917	11.2	11,796,664	9.3	18.70
Building Management Use	—	—	33,961	0.6	—	—	—

Total/Weighted Average	667	100.0	5,612,322	100.0	126,595,923	100.0	22.56

(1)
See page 9 for our definition of annualized rent. Pro rata rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $5,405,719.
(2)
Represents pro rata annualized rent divided by pro rata leased square footage, including leases executed but not commenced as of September 30, 2010.

  Tenant Diversification

        The following table sets forth information regarding the ten largest tenants in our consolidated portfolio based on annualized rent as of September 30, 2010.

Tenant	Number of Leases	Number of Properties	Expiration Date	Leased Square Footage	Percentage of Rentable Square Footage(%)	Annualized Rent($)(1)	Percentage of Annualized Rent(%)	Annualized Rent Per Leased Square Foot($)(2)
CIGNA Corp.	2	2	2013 - 2016(3)	473,448	7.0	12,532,688	10.0	26.47
U.S. Government	18	8	2010 - 2024	481,698	7.1	11,390,339	9.1	23.65
PricewaterhouseCoopers, LLP	1	1	2012	153,261	2.3	4,974,835	4.0	32.46
SunTrust Banks, Inc.	1	1	2021	253,979	3.8	4,825,601	3.9	19.00
Wells Fargo & Co.	3	3	2011 - 2015	157,749	2.3	3,398,472	2.7	21.54
Unisys Corporation	1	1	2019	89,488	1.3	2,760,705	2.2	30.85
Bank of America Corp.	4	4	2010 - 2013	90,978	1.3	2,683,432	2.1	29.50
The Sage Group Plc	1	1	2017	86,150	1.3	2,584,500	2.1	30.00
Buchanan Ingersoll & Rooney PC	1	1	2021	77,018	1.1	2,279,733	1.8	29.60
Select Portfolio Servicing	1	1	2017	84,078	1.2	1,590,785	1.3	18.92

Total/Weighted Average				1,947,847	28.9	49,021,089	39.2	25.17

(1)
See page 9 for our definition of annualized rent. Rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $2,424,266.
(2)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.
(3)
One lease for 10,766 square feet expires in 2013, and one lease for 462,682 square feet expires in 2016.

        The following table sets forth information regarding the ten largest tenants in our initial portfolio based on annualized rent as of September 30, 2010.

Tenant	Number of Leases	Number of Properties	Expiration Date	Pro Rata Leased Square Footage	Percentage of Pro Rata Rentable Square Footage(%)	Pro Rata Annualized Rent($)(1)	Percentage of Pro Rata Annualized Rent(%)	Pro Rata Annualized Rent Per Leased Square Foot($)(2)
U.S. Government	21	10	2010-2024	486,002	7.2	11,488,102	9.1	23.64
CIGNA Corp.	2	2	2013 - 2016(3)	422,553	6.3	11,181,544	8.9	26.46
PricewaterhouseCoopers, LLP	1	1	2012	153,261	2.3	4,974,835	3.9	32.46
SunTrust Banks, Inc.	1	1	2021	253,979	3.8	4,825,601	3.8	19.00
Bank of America Corp.	5	5	2010 - 2013	92,582	1.4	2,718,118	2.2	29.36
The Sage Group Plc	1	1	2017	86,150	1.3	2,584,500	2.0	30.00
Unisys Corporation	1	1	2019	79,644	1.2	2,457,027	1.9	30.85
Buchanan Ingersoll & Rooney PC	1	1	2021	68,546	1.0	2,028,962	1.6	29.60
Liberty Mutual Holding Co., Inc.	4	4	2011 - 2014	62,956	0.9	1,408,887	1.1	22.38
State of Georgia	5	5	2010 - 2015	80,846	1.2	1,327,457	1.1	16.42

Total/Weighted Average				1,786,520	26.5	44,995,033	35.7	25.19

(1)
See page 9 for our definition of annualized rent. Pro rata rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $2,424,266.
(2)
Represents pro rata annualized rent divided by pro rata leased square footage, including leases executed but not commenced as of September 30, 2010.
(3)
One lease for 10,766 square feet expires in 2013, and one lease for 411,787 square feet expires in 2016, based on our pro rata share of leased square footage.

  Lease Expirations

        The following table shows lease expirations of our consolidated portfolio as of September 30, 2010, during each of the next ten years and thereafter, assuming no exercise of renewal options or early termination rights.

Year of Lease Expiration(1)	Number of Expiring Leases	Rentable Square Footage Expiring	Percentage of Rentable Square Footage (%)	Expiring Annualized Rent ($)(2)	Percentage of Annualized Rent (%)	Annualized Rent Per Leased Square Foot Under Expiring Leases($)(3)
Available	—	1,091,786	16.2	—	—	—
2010(4)	42	175,898	2.6	3,365,238	2.7	19.13
2011	82	529,636	7.8	11,385,375	9.0	21.50
2012	77	688,304	10.2	17,818,991	14.1	25.89
2013	62	516,840	7.7	11,723,538	9.3	22.68
2014	49	476,337	7.1	9,508,104	7.5	19.96
2015	57	600,354	8.9	12,011,946	9.5	20.01
2016	42	977,359	14.5	22,566,627	17.8	23.09
2017	15	355,197	5.3	7,826,938	6.2	22.04
2018	10	201,870	3.0	4,814,611	3.8	23.85
2019	16	293,151	4.3	8,315,538	6.6	28.37
Thereafter	25	802,276	11.9	17,299,648	13.7	21.56
Building Management Use	—	41,100	0.6	—	—	—

Total/Weighted Average	477	6,750,108	100.0	126,636,554	100.0	22.38

(1)
As of September 30, 2010, our consolidated portfolio had a weighted-average remaining lease term of 5.2 years, assuming no exercise of early termination rights, and 4.4 years, assuming the exercise of all early termination rights. Leases accounting for approximately 1.6 million square feet in our consolidated portfolio are subject to early termination rights of tenants. A common feature of our tenant leases is the requirement of tenants to pay certain early termination fees upon the exercise of any early termination rights.
(2)
See page 9 for our definition of annualized rent. Rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $5,056,240.
(3)
Represents expiring annualized rent divided by rentable square footage expiring.
(4)
Includes month-to-month leases.

        The following table shows lease expirations of our initial portfolio as of September 30, 2010, during each of the next ten years and thereafter, assuming no exercise of renewal options or early termination rights.

Year of Lease Expiration(1)	Number of Expiring Leases	Pro Rata Rentable Square Footage Expiring	Percentage of Pro Rata Rentable Square Footage (%)	Pro Rata Expiring Annualized Rent ($)(2)	Percentage of Pro Rata Annualized Rent (%)	Pro Rata Annualized Rent Per Leased Square Foot Under Expiring Leases ($)(3)
Available	—	1,125,494	16.7	—	—	—
2010(4)	52	181,682	2.7	3,500,877	2.8	19.27
2011	111	546,536	8.1	11,774,365	9.3	21.54
2012	107	714,141	10.6	18,342,354	14.5	25.68
2013	98	560,649	8.3	12,727,282	10.1	22.70
2014	69	478,070	7.1	9,725,149	7.7	20.34
2015	79	523,135	7.8	10,599,590	8.4	20.26
2016	65	957,742	14.2	21,964,363	17.3	22.93
2017	20	303,998	4.5	7,044,307	5.6	23.17
2018	12	200,397	3.0	4,780,210	3.8	23.85
2019	17	278,544	4.1	7,886,859	6.2	28.31
Thereafter	37	833,467	12.4	18,250,567	14.4	21.90
Building Management Use	—	33,961	0.5	—	—	—

Total/Weighted Average	667	6,737,816	100.0	126,595,923	100.0	22.56

(1)
As of September 30, 2010, our initial portfolio had a weighted-average remaining lease term of 5.2 years, assuming no exercise of early termination rights, and 4.4 years, assuming the exercise of all early termination rights. Leases accounting for approximately 1.5 million square feet in our initial portfolio are subject to early termination rights of tenants. A common feature of our tenant leases is the requirement of tenants to pay certain early termination fees upon the exercise of any early termination rights.
(2)
See page 9 for our definition of annualized rent. Pro rata rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $5,405,719.
(3)
Represents pro rata expiring annualized rent divided by pro rata rentable square footage expiring.
(4)
Includes month-to-month leases.

  Lease Distributions

        The following table sets forth information relating to the distribution of leases in our consolidated portfolio, based on rentable square footage leased as of September 30, 2010.

Square Footage Under Lease	Number of Leases	Percentage of Leases(%)	Leased Square Footage	Percentage of Leased Square Footage(%)	Annualized Rent($)(1)	Percentage of Annualized Rent	Annualized Rent Per Leased Square Foot($)(2)
2,500 or less	157	32.9	205,505	3.6	4,969,082	3.9	24.18
2,501 - 10,000	187	39.2	932,862	16.5	19,774,012	15.6	21.20
10,001 - 20,000	70	14.7	967,909	17.1	21,239,349	16.8	21.94
20,001 - 40,000	35	7.3	1,016,297	18.0	21,717,594	17.1	21.37
40,001 - 100,000	22	4.6	1,269,219	22.4	28,336,181	22.4	22.33
Greater than 100,000	6	1.3	1,225,430	21.7	30,600,335	24.2	24.97
Building Management Use	—	—	41,100	0.7	—	—	—

Total	477	100.0	5,658,322	100.0	126,636,554	100.0	22.38

(1)
See page 9 for our definition of annualized rent. Rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $5,056,240.
(2)
Represents annualized rent divided by leased square footage, including leases executed but not commenced as of September 30, 2010.

        The following table sets forth information relating to the distribution of leases in our initial portfolio, based on rentable square footage leased as of September 30, 2010.

Square Footage Under Lease	Number of Leases	Percentage of Leases(%)	Pro Rata Leased Square Footage	Percentage of Pro Rata Leased Square Footage(%)	Pro Rata Annualized Rent($)(1)	Percentage of Pro Rata Annualized Rent(%)	Pro Rata Annualized Rent Per Leased Square Foot($)(2)
2,500 or less	197	29.5	212,700	3.8	5,139,276	4.1	24.16
2,501 - 10,000	273	40.9	985,016	17.6	20,967,783	16.6	21.29
10,001 - 20,000	109	16.3	1,026,939	18.3	22,774,175	18.0	22.18
20,001 - 40,000	46	6.9	1,042,383	18.6	22,453,361	17.7	21.54
40,001 - 100,000	33	4.9	1,206,207	21.5	27,685,171	21.9	22.95
Greater than 100,000	9	1.3	1,105,115	19.7	27,576,158	21.8	24.95
Building Management Use	—	—	33,961	0.6	—	—	—

Total	667	100.0	5,612,322	100.0	126,595,923	100.0	22.56

(1)
See page 9 for our definition of annualized rent. Pro rata rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were $5,405,719.
(2)
Represents pro rata annualized rent divided by pro rata leased square footage, including leases executed but not commenced as of September 30, 2010.

  Historical Percentage Leased and Annualized Rent

        The following table sets forth the percentage leased and the annualized rent per leased square foot for the properties in our initial portfolio, as a group, in which we owned interests as of the dates indicated.

Date	Number of Properties	Pro Rata Rentable Square Footage	Percentage Leased(%)(1)	Pro Rata Annualized Rent Per Leased Square Foot($)(2)
September 30, 2010	47	6,737,816	83.3	22.56
December 31, 2009	47	6,829,456	80.7	22.61
December 31, 2008	25	1,055,260	87.8	20.22
December 31, 2007	23	1,027,895	88.5	19.09

(1)
Based on leases signed as of the date indicated, and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
Represents pro rata annualized rent divided by pro rata leased square footage, including leases executed but not commenced as of the date indicated.

  Historical Tenant Improvements and Leasing Commissions

        The following table sets forth certain historical information regarding tenant improvement and leasing commission costs per square foot for tenants at the properties in our consolidated portfolio during our period of ownership, as of the dates indicated.

	Year Ended December 31,
				Nine Months Ended September 30, 2010	Weighted Average January 1, 2007 to September 30, 2010
	2007(1)	2008	2009(2)
Renewals(3)
Number of leases	6	10	14	39	18
Square feet	178,622	177,430	147,360	193,534	185,990
Tenant improvement costs per square foot(4)	1.13	0.32	0.09	1.70	0.86
Leasing commission costs per square foot(4)	7.07	2.67	1.55	4.28	4.01

Total tenant improvement and leasing commission costs per square foot(4)	$8.20	$2.99	$1.65	$5.98	$4.87

Tenant improvement costs per square foot per year of lease term(4)	0.19	0.13	0.05	0.40	0.23
Leasing commission costs per square foot per year of lease term(4)	1.20	1.03	0.88	1.02	1.08

Total tenant improvement and leasing commission costs per square foot per year of lease term(4)	$1.39	$1.16	$0.93	$1.42	$1.31

New leases
Number of leases	4	8	13	47	19
Square feet	42,933	53,147	78,875	259,002	115,808
Tenant improvement costs per square foot(4)	5.14	19.43	20.87	12.41	14.09
Leasing commission costs per square foot(4)	3.18	7.30	8.02	5.53	5.97

Total tenant improvement and leasing commission costs per square foot(4)	$8.32	$26.72	$28.89	$17.95	$20.06

Tenant improvement costs per square foot per year of lease term(4)	1.69	3.41	3.37	2.25	2.60
Leasing commission costs per square foot per year of lease term(4)	1.04	1.28	1.29	1.00	1.10

Total tenant improvement and leasing commission costs per square foot per year of lease term(4)	$2.73	$4.69	$4.66	$3.25	$3.70

Total
Number of leases	10	18	27	86	37
Square feet	221,555	230,577	226,235	452,536	301,798
Tenant improvement costs per square foot(4)	1.91	4.73	7.34	7.83	5.94
Leasing commission costs per square foot(4)	6.31	3.74	3.81	5.00	4.76

Total tenant improvement and leasing commission costs per square foot(4)	$8.22	$8.46	$11.14	$12.83	$10.70

Tenant improvement costs per square foot per year of lease term(4)	0.36	1.43	2.21	1.58	1.36
Leasing commission costs per square foot per year of lease term(4)	1.18	1.13	1.15	1.01	1.09

Total tenant improvement and leasing commission costs per square foot per year of lease term(4)	$1.54	$2.56	$3.36	$2.59	$2.45

(1)
Includes three properties acquired in June 2007 (245 Riverside, Overlook I and Overlook II).
(2)
Includes 17 properties acquired in September 2009 (2400 Maitland Center, 500 Winderley Place, Bank of America Center, The Cornerstone Building at Peachtree Center, Interlachen Corporate Center, Peachtree Harris, Peachtree International, Peachtree Mall, Peachtree Marquis I, Peachtree Marquis II, Peachtree North, Peachtree South, Primera V, Ten 10th Street (Millennium), Two Liberty Place, Two Ravinia Drive and Westshore Corporate Center) and one property acquired in October 2009 (International Plaza Four).
(3)
Represents existing tenants that, upon expiration of their leases, enter into new leases for the same space. Month-to-month leases are not included in renewal statistics.
(4)
Assumes all tenant improvements and leasing commissions that have been spent as of September 30, 2010 are paid in the calendar year in which the leases commenced, which may be different than the year in which they were actually paid.

        The following table sets forth certain historical information regarding tenant improvement and leasing commission costs per square foot for tenants at the properties in our initial portfolio during our period of ownership, as of the dates indicated.

	Year Ended December 31,
				Nine Months Ended September 30, 2010	Weighted Average January 1, 2007 to September 30, 2010
	2007(1)	2008(2)	2009(3)
Renewals(4)
Number of leases	10	19	35	55	32
Square feet	96,970	130,273	106,842	210,904	145,438
Tenant improvement costs per square foot(5)	1.73	0.87	0.87	1.71	1.35
Leasing commission costs per square foot(5)	4.39	3.99	1.91	4.26	3.76

Total tenant improvement and leasing commission costs per square foot(5)	$6.12	$4.86	$2.78	$5.97	$5.11

Tenant improvement costs per square foot per year of lease term(5)	0.45	0.26	0.41	0.41	0.38
Leasing commission costs per square foot per year of lease term(5)	1.15	1.17	0.91	1.01	1.06

Total tenant improvement and leasing commission costs per square foot per year of lease term(5)	$1.60	$1.43	$1.32	$1.42	$1.44

New leases
Number of leases	10	34	39	72	41
Square feet	23,762	71,940	85,964	290,315	125,955
Tenant improvement costs per square foot(5)	8.54	16.97	19.51	13.95	15.15
Leasing commission costs per square foot(5)	4.14	6.52	7.96	6.26	6.50

Total tenant improvement and leasing commission costs per square foot(5)	$12.68	$23.49	$27.48	$20.21	$21.65

Tenant improvement costs per square foot per year of lease term(5)	1.78	2.95	3.20	2.40	2.61
Leasing commission costs per square foot per year of lease term(5)	0.86	1.14	1.31	1.08	1.12

Total tenant improvement and leasing commission costs per square foot per year of lease term(5)	$2.65	$4.09	$4.50	$3.47	$3.73

Total
Number of leases	20	53	74	127	73
Square feet	120,733	202,213	192,806	501,219	271,393
Tenant improvement costs per square foot(5)	3.07	6.60	9.18	8.80	7.76
Leasing commission costs per square foot(5)	4.34	4.89	4.61	5.42	5.03

Total tenant improvement and leasing commission costs per square foot(5)	$7.41	$11.49	$13.79	$14.22	$12.79

Tenant improvement costs per square foot per year of lease term(5)	0.76	1.56	2.36	1.71	1.69
Leasing commission costs per square foot per year of lease term(5)	1.08	1.15	1.19	1.05	1.10

Total tenant improvement and leasing commission costs per square foot per year of lease term(5)	$1.84	$2.71	$3.55	$2.77	$2.79

(1)
Includes three wholly owned properties acquired in June 2007 (245 Riverside, Overlook I and Overlook II). Includes our pro rata share of the following properties that were acquired in 2007 and will be held through joint ventures following completion of this offering and our formation transactions: Buschwood Park III and One Orlando Centre (May 2007); 100 Windward Plaza, 300 Windward Plaza, 280 Interstate North Office Park, 5660 New Northside Drive, Beckrich One, Beckrich Two, Deerfield Point (2 buildings), Millennia Park One, Southhall Center, Southwood One and Windward Pointe 200 (June 2007); and Parkwood Point (September 2007).
(2)
Includes our pro rata share of the following properties that were acquired in April 2008 and will be held through joint ventures following completion of this offering and our formation transactions: Buschwood Park I and Buschwood Park II.
(3)
Includes 16 wholly owned properties acquired in September 2009 (2400 Maitland Center, 500 Winderley Place, Bank of America Center, The Cornerstone Building at Peachtree Center, Interlachen Corporate Center, Peachtree Harris, Peachtree

  International, Peachtree Mall, Peachtree Marquis I, Peachtree Marquis II, Peachtree North, Peachtree South, Primera V, Ten 10th Street (Millennium), Two Ravinia Drive and Westshore Corporate Center) and one wholly owned property acquired in October 2009 (International Plaza Four). Includes our pro rata share of the following properties that were acquired in 2009 and will be held through joint ventures following completion of this offering and our formation transactions: Two Liberty Place, Irvington One, Irvington Two, Irvington Three and Irvington Four (September 2009).

(4)
Represents existing tenants that, upon expiration of their leases, enter into new leases for the same space. Month-to-month leases are not included in renewal statistics.
(5)
Assumes all tenant improvements and leasing commissions that have been spent as of September 30, 2010 are paid in the calendar year in which the leases commenced, which may be different from the year in which they were actually paid.

  Historical Capital Expenditures

        The following table sets forth certain information regarding recurring capital expenditures at the properties in our consolidated portfolio during our period of ownership, as of the dates indicated.

	Year Ended December 31,
				Nine Months Ended September 30, 2010	Weighted Average January 1, 2007 - September 30, 2010
	2007(1)(2)	2008	2009(2)(3)
Recurring capital expenditures	$195,741	$52,335	$304,580	$302,162
Total square feet of consolidated properties	1,121,565	1,116,749	6,841,910	6,750,108
Recurring capital expenditures per square foot	$0.17	$0.05	$0.04	$0.04	$0.05

(1)
Includes three properties acquired in June 2007 (245 Riverside, Overlook I and Overlook II).
(2)
Recurring capital expenditures for properties acquired during the period are annualized.
(3)
Includes 17 properties acquired in September 2009 (2400 Maitland Center, 500 Winderley Place, Bank of America Center, The Cornerstone Building at Peachtree Center, Interlachen Corporate Center, Peachtree Harris, Peachtree International, Peachtree Mall, Peachtree Marquis I, Peachtree Marquis II, Peachtree North, Peachtree South, Primera V, Ten 10th Street (Millennium), Two Liberty Place, Two Ravinia Drive and Westshore Corporate Center) and one property acquired in October 2009 (International Plaza Four).

        The following table sets forth certain information regarding recurring capital expenditures at the properties in our initial portfolio during our period of ownership, as of the dates indicated.

	Year Ended December 31,
				Nine Months Ended September 30, 2010	Weighted Average January 1, 2007 - September 30, 2010
	2007(1)(2)	2008(2)(3)	2009(2)(4)
Pro rata share of recurring capital expenditures	$115,407	$108,057	$404,911	$323,844
Pro rata share of square feet of properties	1,027,895	1,055,260	6,829,456	6,737,816
Recurring capital expenditures per square foot	$0.11	$0.10	$0.06	$0.05	$0.06

(1)
Includes three wholly owned properties acquired in June 2007 (245 Riverside, Overlook I and Overlook II). Includes our pro rata share of the following properties that were acquired in 2007 and will be held through joint ventures following completion of this offering and our formation transactions: Buschwood Park III and One Orlando Centre (May 2007); 100 Windward Plaza, 300 Windward Plaza, 280 Interstate North Office Park, 5660 New Northside Drive, Beckrich One, Beckrich Two, Deerfield Point (2 buildings), Millennia Park One, Southhall Center, Southwood One, and Windward Pointe 200 (June 2007); and Parkwood Point (September 2007).
(2)
Recurring capital expenditures for properties acquired during the period are annualized.
(3)
Includes our pro rata share of the following properties that were acquired in April 2008 and will be held through joint ventures following completion of this offering and our formation transactions: Buschwood Park I and Buschwood Park II.
(4)
Includes 16 wholly owned properties acquired in September 2009 (2400 Maitland Center, 500 Winderley Place, Bank of America Center, The Cornerstone Building at Peachtree Center, Interlachen Corporate Center, Peachtree Harris, Peachtree International, Peachtree Mall, Peachtree Marquis I, Peachtree Marquis II, Peachtree North, Peachtree South, Primera V, Ten 10th Street (Millennium), Two Ravinia Drive and Westshore Corporate Center) and one wholly owned property acquired in October 2009 (International Plaza Four). Includes our pro rata share of the following properties that were acquired in 2009 and will be held through joint ventures following completion of this offering and our formation transactions: Two Liberty Place, Irvington One, Irvington Two, Irvington Three and Irvington Four (September 2009).

Significant Properties

        We are presenting additional data below for Two Liberty Place, which is our only property that accounted for 10% or more of our total consolidated assets or 10% or more of our consolidated gross revenues as of, and for the year ended, December 31, 2009, after giving effect to this offering and our formation transactions.

  Two Liberty Place, Philadelphia, Pennsylvania

        Located in historic downtown Philadelphia, Two Liberty Place is a Class A, 57-floor landmark asset with 940,654 rentable square feet of office space. Built in 1990, the building is connected to an upscale shopping mall and a luxury hotel and has direct connection to all mass transit lines in the area. As of September 30, 2010, the office space was 99.1% leased, with annualized rent of approximately $25.3 million and annualized rent per leased square foot of $27.17. The building includes 20 floors of luxury residential condominiums that are owned and managed by a third party in which Messrs. Heistand and Touzet collectively have a 1.25% non-managing member interest. We own an 89% interest in Two Liberty Place through a consolidated joint venture and have an option to acquire the remaining 11% interest beginning on the three-year anniversary of the completion of this offering and our formation transactions. See "—Joint Ventures" below. This property currently is managed by a third party pursuant to a management agreement that is terminable by us without penalty on 60 days' notice which right we intend to exercise.

        The following table sets forth certain information regarding the primary tenant of Two Liberty Place as of September 30, 2010.

Primary Tenant(1)	Principal Nature of Business	Lease Expiration	Renewal Options	Date of Early Termination Option	Leased Square Footage	Percentage of Property Leased Square Footage (%)	Annualized Rent($)(2)	Percentage of Property Annualized Rent (%)	Annualized Rent Per Leased Square Foot($)(3)
CIGNA Corp.	Finance and Insurance	9/30/2016	3 × 5 years	None	462,682	49.2	12,283,132	48.5	26.55

(1)
CIGNA Corp. is the only tenant occupying 10% or more of the rentable square footage at Two Liberty Place.
(2)
See page 9 for our definition of annualized rent.
(3)
Represents annualized rent divided by leased square footage.

        The following table sets forth the lease expirations at Two Liberty Place as of September 30, 2010, during each of the next ten years and thereafter, assuming no exercise of renewal options or early termination rights.

Year of Lease Expiration(1)	Number of Expiring Leases	Rentable Square Footage Expiring	Percentage of Property Rentable Square Footage (%)	Expiring Annualized Rent($)(2)	Percentage of Property Annualized Rent (%)	Annualized Rent Per Leased Square Foot Under Expiring Leases($)(3)
Available	—	8,705	0.9	—	—	—
2010	—	—	—	—	—	—
2011	—	—	—	—	—	—
2012	2	52,988	5.6	1,343,246	5.3	25.35
2013	—	—	—	—	—	—
2014	—	—	—	—	—	—
2015	—	—	—	—	—	—
2016	3	518,023	55.1	13,745,425	54.3	26.53
2017	1	26,883	2.9	782,295	3.1	29.10
2018	4	51,180	5.4	1,370,728	5.4	26.78
2019	3	136,307	14.5	4,003,522	15.8	29.37
Thereafter	3	146,568	15.6	4,077,219	16.1	27.82

Total/Weighted Average	16	940,654	100.0	25,322,436	100.0	27.17

(1)
As of September 30, 2010, the weighted-average remaining lease term at Two Liberty Place was 7.0 years, assuming no exercise of early termination rights, and 6.2 years, assuming the exercise of all early termination rights. Leases accounting for approximately 163,956 square feet are subject to early termination rights of tenants. A common feature of our tenant leases is the requirement of tenants to pay certain early termination fees upon the exercise of any early termination rights.
(2)
See page 9 for our definition of annualized rent.
(3)
Represents expiring annualized rent divided by rentable square footage expiring.

        The following table sets forth the percentage leased, annualized rent per leased square foot and annualized net effective rent per leased square foot for Two Liberty Place as of the dates indicated.

Date(1)	Percentage Leased(%)	Annualized Rent Per Leased Square Foot($)	Annualized Net Effective Rent Per Leased Square Foot($)(2)
September 30, 2010	99.1	27.17	24.37
December 31, 2009	99.1	27.03	24.37

(1)
Because our predecessor did not acquire an interest in this property until 2009, we are unable to show data for years prior to 2009.
(2)
Annualized net effective rent per leased square foot represents (i) the contractual rent for leases in place as of September 30, 2010 (including rental payments related to leases that had been executed but not commenced as of September 30, 2010, in lieu of rental payments under any existing leases for the same space), calculated on a straight-line basis to amortize free rent periods and abatements, but without subtracting amounts for tenant improvement allowances and leasing commissions, divided by (ii) leased square footage, including leases executed but not commenced as of September 30, 2010.

        Other than recurring capital expenditures, we have no plans with respect to any major renovation, improvement or redevelopment of Two Liberty Place.

        Upon completion of this offering and our formation transactions, Two Liberty Place will not be encumbered with mortgage debt; however, it may be included in the portfolio of properties serving as the borrowing base for our $200 million revolving credit facility that we expect to enter into upon completion of this offering.

        The current real estate tax rate for Two Liberty Place is $89.79 per $1,000 of assessed value. The total annual tax for Two Liberty Place for the tax year ending December 31, 2009 is $2,762,796 (at a taxable assessed value of $30,769,280).

        The following table sets forth the following information for Two Liberty Place: (1) federal tax basis upon completion of this offering and our formation transactions, (2) depreciation rate, (3) method of depreciation and (4) life claimed with respect to such property or component thereof for purposes of depreciation.

Property	Federal Tax Basis	Depreciation Rate	Method(1)	Life Claimed(2)
Two Liberty Place	$113,759,978	2.56% / 6.67%	Straight-line	39 / 15 years

(1)
Unless otherwise noted, depreciation method and life claimed for each property and component thereof is determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System.
(2)
The first time period reflects the life over which depreciation is claimed for the building and the second time period reflects the life over which depreciation is claimed for the building-related improvements, such as plant and equipment.

Acquisition Pipeline

        We currently are evaluating a number of acquisitions that are in various stages of review, but none of which are probable. We can provide no assurances that we will enter into an agreement to acquire any such additional properties.

Joint Ventures

        Upon completion of this offering and our formation transactions, we will own interests in seven joint ventures that collectively own 24 properties. Four of these joint ventures are reflected as equity interests in unconsolidated joint ventures for purposes of our financial statements, and three are consolidated for purposes of our financial statements. The following table provides a summary of our joint ventures and the properties owned by those joint ventures.

Joint Venture/Property	Metropolitan Area	Our Ownership Percentage (%)		Percent Leased (%)(1)	Rentable Square Footage	Pro Rata Rentable Square Footage	Annualized Rent($)(2)	Pro Rata Annualized Rent($)
Two Liberty Joint Venture(3)		89.0
Two Liberty Place(4)	Philadelphia, PA			99.1	940,654	837,182	25,322,436	22,536,968

Two Liberty Joint Venture Subtotal / Weighted Average				99.1	940,654	837,182	25,322,436	22,536,968
Irvington Joint Venture(5)		20.0	(6)
Irvington Three	Washington, D.C.			77.1	217,928	43,586	5,430,635	1,086,127
Irvington One	Washington, D.C.			87.8	154,469	30,894	4,506,253	901,251
Irvington Four	Washington, D.C.			54.2	224,258	44,852	4,449,159	889,832
Irvington Two	Washington, D.C.			50.1	153,866	30,773	2,619,664	523,933

Irvington Joint Venture Subtotal / Weighted Average				66.9	750,521	150,104	17,005,712	3,401,142

Joint Venture/Property	Metropolitan Area	Our Ownership Percentage (%)		Percent Leased (%)(1)	Rentable Square Footage	Pro Rata Rentable Square Footage	Annualized Rent($)(2)	Pro Rata Annualized Rent($)
VFG Joint Venture(5)		10.0	(7)
5660 New Northside Drive	Atlanta, GA			89.5	272,650	27,265	5,282,628	528,263
300 Windward Plaza	Atlanta, GA			100.0	203,248	20,325	4,037,816	403,782
Millennia Park One	Orlando, FL			92.6	157,291	15,729	3,515,170	351,517
Parkwood Point	Atlanta, GA			89.8	219,357	21,936	3,322,552	332,255
Deerfield Point (2 buildings)	Atlanta, GA			76.9	201,929	20,193	3,273,127	327,313
Southhall Center	Orlando, FL			94.8	159,840	15,984	2,915,066	291,507
100 Windward Plaza	Atlanta, GA			100.0	132,250	13,225	2,261,475	226,147
Windward Pointe 200	Atlanta, GA			76.3	129,448	12,945	1,947,143	194,714
280 Interstate North Office Park	Atlanta, GA			77.2	125,377	12,538	1,658,398	165,840
Beckrich One	Panama City, FL			90.5	33,739	3,374	884,581	88,458
Southwood One	Tallahassee, FL			52.8	89,059	8,906	993,890	99,389
Beckrich Two	Panama City, FL			89.6	33,369	3,337	726,535	72,653

VFG Joint Venture Subtotal / Weighted Average				87.2	1,757,557	175,756	30,818,380	3,081,838
Center Point Joint Venture(3)		95.0
Center Point (2 buildings)(8)	Columbia, SC			92.6	154,283	146,569	2,634,130	2,502,423

Center Point Joint Venture Subtotal / Weighted Average				92.6	154,283	146,569	2,634,130	2,502,423
Deerwood Joint Venture(3)		25.0
Capital Plaza I and II (2 buildings)	Jacksonville, FL			82.3	307,856	76,964	4,912,660	1,228,165
Capital Plaza III	Jacksonville, FL			83.5	108,532	27,133	1,938,820	484,705

Deerwood Joint Venture Subtotal / Weighted Average				82.6	416,388	104,097	6,851,480	1,712,870
OOC Joint Venture(5)		10.0	(6)
One Orlando Centre	Orlando, FL			92.3	355,783	35,578	8,363,792	836,379

OOC Joint Venture Subtotal / Weighted Average				92.3	355,783	35,578	8,363,792	836,379
BSH Joint Venture(5)		20.0	(6)
Buschwood Park III	Tampa, FL			88.8	77,568	15,514	1,352,442	270,488
Buschwood Park II	Tampa, FL			71.2	88,019	17,604	1,225,756	245,151
Buschwood Park I	Tampa, FL			52.6	83,147	16,629	900,772	180,154

BSH Joint Venture Subtotal / Weighted Average				70.5	248,734	49,747	3,478,971	695,794
Joint Venture Portfolio—Total / Weighted Average				91.6	4,623,920	1,499,033	94,474,900	34,767,415

(1)
Based on leases signed as of September 30, 2010, and calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(2)
See page 9 for our definition of annualized rent. Rental abatements committed to as of September 30, 2010 for the twelve months ending September 30, 2011 were approximately $439,327.
(3)
Consolidated for purposes of our financial statements.
(4)
We have an option, and our partner has the right to require us, to acquire the remaining 11% interest in this property at a mutually agreed-upon price, at any time on or after the three-year anniversary of this offering and our formation transactions.
(5)
Unconsolidated for purposes of our financial statements.

(6)
If certain returns are achieved, we are entitled to receive amounts in excess of our percentage interest in this joint venture.
(7)
If certain returns are achieved, our joint venture partner is entitled to receive amounts in excess of its percentage interest in this joint venture.
(8)
Approximately 1.4 acres of developable land is adjacent to Center Point. There are no current plans with respect to the improvement or development of this land.

  Description of Joint Venture Agreements

        We serve as the manager or managing member of each of our seven joint ventures. We do not, however, exercise exclusive control over the joint ventures, as the agreements generally provide our respective partners with the right to consent to certain actions that are not expected to be taken in the ordinary course of the joint venture's business. In addition, most of our joint venture agreements grant both partners a buy-sell right pursuant to which, subject to certain exceptions, either partner may initiate procedures requiring the other partner to choose between selling its interest to the other partner or buying the other partner's interest. Additional information on our joint ventures and the agreements governing those joint ventures is set forth below.

  Two Liberty Joint Venture

        Upon completion of this offering and our formation transactions, we will have an 89% interest in the Two Liberty joint venture, which owns one office property in Philadelphia. At any time on or after the three-year anniversary of this offering and our formation transactions, we have an option, and our partner has the right to require us, to acquire the remaining 11% interest in this property at a mutually agreed-upon price. In the event we cannot agree upon a price, the price will be the fair market value of the interest, as determined by an independent appraiser.

        We will serve as the managing member of the Two Liberty joint venture in charge of its day-to-day operations with the authority to manage and conduct operations and affairs of the joint venture and its subsidiaries. Our partner, URS, will have the right to consent to certain major decisions, including transferring interests in the property, acquiring additional properties, incurring additional debt and taking certain other limited actions not expected to be taken in the ordinary course of business of the joint venture. We cannot be removed as the managing member of this joint venture.

  Irvington Joint Venture

        Upon completion of this offering and our formation transactions, we will have a 20% interest in the Irvington joint venture, consisting of an 80% interest in an upper-tier joint venture, which owns a 25% interest in a joint venture with URS. The Irvington joint venture owns four office properties located in the Washington, D.C. metropolitan area.

        We will serve as co-managing member of the upper-tier joint venture with shared responsibility for its day-to-day operations. Certain major decisions require the approval of both managing members but, if a joint decision cannot be reached within ten days, our decision will control. Major decisions include, among others, transferring interests in the properties, approving any budget or business plan, and incurring additional debt or modifying the terms of existing debt. We cannot be removed as a managing member, and we have the right to remove our partner as a managing member under certain circumstances, including if our partner's interest drops below 10%.

        The upper-tier joint venture will serve as the managing member of the lower-tier joint venture responsible for its day-to-day operations, subject to the consent of URS with respect to certain major decisions. Major decisions include, among others, transferring interests in the properties, acquiring additional properties, approving an annual business plan and leasing guidelines, and incurring additional debt or modifying the terms of existing debt. Except in certain limited circumstances, the upper-tier joint venture cannot be removed as the managing member of this joint venture.

  VFG Joint Venture

        Upon completion of this offering and our formation transactions, we will have a 10% beneficial interest in the VFG joint venture, consisting of a 50% interest in a joint venture with an affiliate of Lehman Brothers, or the Lehman VFG JV, which owns a 20% interest in a joint venture with a large institutional investor, or the VFG Holdings JV. The VFG joint venture indirectly owns 12 office properties located in Atlanta, Orlando, Tallahassee and Panama City, Florida.

        We will serve as the managing member of the Lehman VFG JV and our wholly owned subsidiary will serve as the manager of the VFG Holdings JV, responsible for the day-to-day operations of the respective joint ventures, subject to the consent of the non-managing members with respect to certain major decisions. Major decisions include, among others, transferring interests in the properties, approving an annual business plan and leasing guidelines, and incurring additional debt or modifying the terms of existing debt. Pursuant to the terms of both the Lehman VFG JV and the VFG Holdings JV, the respective managing members can be removed as managing members only for cause. The VFG Holdings JV restricts our ability to acquire properties in the submarkets in which the VFG Holdings JV owns properties, unless our partner elects on behalf of the VFG Holdings JV not to participate in such acquisition.

  Center Point Joint Venture

        Upon completion of this offering and our formation transactions, we will have a 95% interest in the Center Point joint venture, which owns one office property and an adjacent vacant parcel of land in Columbia, South Carolina.

        We will serve as the managing member of the Center Point joint venture in charge of its day-to-day operations with the authority to manage and conduct operations and affairs of the joint venture and its subsidiaries and to make decisions regarding the joint venture and its subsidiaries. Our partner, an affiliate of Lehman Brothers, has the right to consent to certain major decisions, including transferring interests in the properties, acquiring additional properties, approving an annual business plan, incurring additional debt or modifying the terms of existing debt and taking other actions, or entering into transactions, not in the ordinary course of business of the joint venture. We can be removed as the managing member of this joint venture only for cause.

  Deerwood Joint Venture

        Upon completion of this offering and our formation transactions, we will have a 25% interest in the Deerwood joint venture, which owns two office properties located in Jacksonville.

        We will serve as the manager of the Deerwood joint venture in charge of its day-to-day operations with the overall authority to manage and conduct operations and affairs of the joint venture and its subsidiaries and to make decisions regarding the joint venture and its subsidiaries. No approval of our joint venture partner is required for us to take any action to manage the Deerwood joint venture; however, in connection with certain major decisions, including transferring interests in the properties, acquiring additional properties, appointing or replacing the managing member, incurring additional debt or modifying the terms of existing debt, transfers of interests in the joint venture, and taking other actions or entering into transactions, not in the ordinary course of business of the joint venture, our partner has a put right to sell its interests to us. The price paid pursuant to the exercise of this put right is based on the amount our partner would have received in a fully taxable sale of the property, based on the fair market value of the property as of the exercise date. Our partner in the Deerwood joint venture has no right to remove us as a manager of the Deerwood joint venture. Because our rights with respect to this joint venture provide us with effective control, this joint venture is consolidated for purposes of our financial statements.

  OOC Joint Venture

        Upon completion of this offering and our formation transactions, we will have a 10% interest in the OOC joint venture, which owns one office property located in Orlando.

        We will serve as the managing member of the OOC joint venture responsible for its day-to-day operations, subject to the consent of our partner, an affiliate of Lehman Brothers, with respect to certain major decisions. Major decisions include, among others, approving an annual operating budget and any modifications to the business plan of the joint venture, transferring interests in the property, acquiring additional properties, and incurring additional debt or modifying the terms of existing debt. We can be removed as a managing member of this joint venture only for cause.

  BSH Joint Venture

        Upon completion of this offering and our formation transactions, we will have a 20% beneficial interest in the BSH joint venture, which owns three office properties located in Tampa.

        We will serve as the managing member of the BSH joint venture responsible for its day-to-day operations, subject to the consent of our partner, an affiliate of a large foreign institutional investor, with respect to certain major decisions. Major decisions include, among others, transferring interests in the properties, acquiring additional properties, approving an annual business plan and leasing plan, and incurring additional debt or modifying the terms of existing debt. We cannot be removed as the managing member of this joint venture.

Outstanding Indebtedness

        Upon completion of this offering and our formation transactions, we expect to have approximately $333.1 million of outstanding consolidated indebtedness (before an unamortized discount of $3.5 million) and approximately $71.3 million of our pro rata share of unconsolidated indebtedness, based on balances outstanding as of September 30, 2010. Our pro rata share of debt subject to variable interest rates was approximately $8.8 million as of September 30, 2010, after taking into account interest rate swap agreements.

        The following table sets forth certain information as of September 30, 2010 with respect to the indebtedness that we expect to be outstanding upon completion of this offering and our formation transactions. Unless otherwise noted, all of our outstanding indebtedness as of September 30, 2010 requires the payment of only interest prior to maturity.

					Outstanding Balance at September 30, 2010
	Percentage Ownership (%)	Annual Interest Rate		Maturity Date
Property					Total	Pro Rata Share
Consolidated Properties
Fixed Rate
Westshore Corporate Center(1)	100.0	5.79%		5/1/2015	14,944,652	14,944,652
Peachtree Center(2)
A-Note	100.0	6.044%		6/30/2015	140,000,000	140,000,000
B-Note	100.0	6.044	%(3)	6/30/2015	14,800,000	14,800,000
Ten 10th Street (Millennium)
A-Note(4)	100.0	6.38%		1/6/2016	73,070,000	73,070,000
B-Note(5)	100.0	6.38%		1/6/2016	7,866,202	7,866,202
Ten 10th Street (Millennium)—Mezzanine Loan(5)	100.0	6.38%		1/6/2016	7,589,133	7,589,133
Capital Plaza I and II and Capital Plaza III(6)	25.0	6.20%		5/5/2016	40,000,000	10,000,000
Primera V	100.0	6.15%		10/1/2016	26,000,000	26,000,000
The Cornerstone Building at Peachtree Center(7)	100.0	6.00%		4/1/2018	8,818,041	8,818,041

Total—Consolidated Properties					$333,088,028	$303,088,028
Premium / (Discount)					(3,492,006)	(3,492,006)
Total—Consolidated Properties, Net					$329,596,022	$299,596,022

						Outstanding Balance at September 30, 2010
	Percentage Ownership (%)	Annual Interest Rate		Maturity Date
Property						Total		Pro Rata Share
Unconsolidated Properties
Fixed Rate
Irvington Four	20.0	6.09%		7/31/2012		53,189,000		10,637,800
Parkwood Point
A-Note	10.0	5.50	%(8)	1/1/2013		19,000,000		1,900,000
B-Note	10.0	0.00%		1/1/2013		5,000,000		500,000
Irvington One, Two and Three	20.0	5.98%		4/1/2016		133,704,000		26,740,800
One Orlando Centre	10.0	5.90%		5/11/2017		68,250,000		6,825,000
Buschwood Park III	20.0	5.84%		6/11/2017		9,200,000		1,840,000
100 Windward Plaza and 300 Windward Plaza(9)	10.0	6.08%		7/5/2017		47,634,792		4,763,479
Millennia Park One(9)	10.0	6.08%		7/5/2017		27,996,592		2,799,659
Southhall Center(9)	10.0	6.08%		7/5/2017		17,890,061		1,789,006
Beckrich One and Beckrich Two(9)	10.0	6.08%		7/5/2017		12,471,930		1,247,193
Southwood One(9)	10.0	6.08%		7/5/2017		11,956,853		1,195,685

Subtotal (Fixed Rate)						$406,293,228		$60,238,623
Variable Rate
Buschwood Park I and Buschwood Park II	20.0	L + 1.65	%(10)	4/22/2011	(11)	14,418,351		2,883,670
5660 New Northside Drive and 280 Interstate North Office Park	10.0	L + 1.85	%(12)	7/9/2011	(13)	42,800,000	(14)	4,280,000
Deerfield Point and Windward Pointe 200	10.0	L + 1.85	%(12)	7/9/2011	(13)	38,670,000	(15)	3,867,000

Subtotal (Variable Rate)						$95,888,351		$11,030,670
Total—Unconsolidated Properties						$502,181,579		$71,269,293

TOTAL—INITIAL PORTFOLIO						$835,269,606		$374,357,321

TOTAL—INITIAL PORTFOLIO, NET						$831,777,601		$370,865,315

(1)
Requires payments of interest and amortization through maturity.
(2)
Includes Peachtree Marquis I, Peachtree Marquis II, Peachtree Harris, Peachtree International, Peachtree Mall, Peachtree North and Peachtree South, including the parking garages associated with those properties. See "—Outstanding Indebtedness—Description of Certain Indebtedness" below regarding the split into "A/B" note structure at the original maturity date of July 6, 2012.
(3)
Prior to the original maturity date of July 6, 2012, monthly interest-only debt service payments remain due and payable. After July 6, 2012, interest shall accrue but is payable only upon the occurrence of certain limited events. Upon completion of this offering and our formation transactions, the Peachtree Center B-Note will be valued at fair value based on the expected pay-off at maturity. Interest will be charged based on a market interest rate for similar instruments applied to its current fair value. This contingent liability will be adjusted each reporting period to consider changes in the expected payoff. See "—Outstanding Indebtedness—Description of Certain Indebtedness" below.
(4)
Requires interest-only payments through January 6, 2011, after which the loan requires monthly payments of interest and amortization through maturity.
(5)
Requires payments of interest and amortization through maturity.
(6)
Requires interest-only payments through May 5, 2011, after which the loan requires payments of interest and amortization through maturity.
(7)
Requires payments of interest and amortization through May 1, 2013. On May 1, 2013, at the sole discretion of the lender, the interest rate may be adjusted or the loan may be declared due and payable in full. Monthly payments after May 1, 2013 are determined by amortizing the then principal balance based on a 30-year amortization schedule at the adjusted interest rate.
(8)
The interest rate is 5.50% per annum through May 1, 2011, 6.75% per annum from May 2, 2011 through May 1, 2012 and 8.00% per annum from May 2, 2012 through the maturity date.
(9)
Requires interest-only payments through July 5, 2012, after which the loan requires payments of interest and amortization through maturity.
(10)
The borrower entered into an interest rate swap agreement, which effectively fixed the interest rate on $11,000,000 at 5.20% through the stated maturity date. An interest rate of one-month LIBOR + 1.65% (equivalent to an effective interest rate of 1.91% per annum as of September 30, 2010) is due on the balance outstanding in excess of the swapped amount.
(11)
Two one-year extension options are remaining, subject to certain conditions.
(12)
The variable interest rate is based on one-month LIBOR. The effective interest rate was 2.11% per annum as of September 30, 2010.
(13)
One-year extension option is remaining, subject to certain conditions.
(14)
The loan balance is allocated as follows: $31,550,000 to 5660 New Northside Drive and $11,250,000 to 280 Interstate North Office Park.
(15)
The loan balance is allocated as follows: $26,365,000 to Deerfield Point and $12,305,000 to Windward Pointe 200.

Description of Certain Indebtedness

        The following is a summary of certain provisions of the agreements evidencing certain of our material indebtedness and does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable agreements, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

  Mortgage Loan Secured by Peachtree Center Portfolio

        The properties at Peachtree Center are subject to senior mortgage debt in the principal amount of $207.6 million.

        Maturity, Interest and Fees.    In connection with this offering and our formation transactions, we have entered into a loan restructuring agreement with Greenwich Capital pursuant to which, at the original maturity date of July 6, 2012, the $207.6 million loan will be split into an "A/B" note structure, with an "A-Note" of $140.0 million and a "B-Note" of $67.6 million. Upon execution of the loan restructuring agreement, members of the property-owning entities deposited $15.0 million into a reserve account for tenant improvements and leasing commissions for the properties. We will reimburse these members for this deposit out of a portion of the net proceeds from this offering. Prior to the original maturity date of July 6, 2012, the loan will bear interest at a rate of 6.044%, and monthly debt service payments on the total debt of $207.6 million shall remain due and payable. Upon the split into an A/B note structure on July 6, 2012, each of the A-Note and the B-Note will have a maturity date of June 30, 2015. The A-Note will bear interest at 6.044% and debt service will be due and payable monthly. The B-Note also will bear interest at 6.044%, but debt service shall be payable only upon the occurrence of a sale or refinancing transaction after January 1, 2015, subject to a payoff equal to a lender- and borrower-approved appraised value of the properties securing the loan.

        Capital Event Payments.    In the event of a sale or other disposition of the properties after July 6, 2012, or in the event of a refinancing transaction after January 1, 2015, the following waterfall of payments will apply: first, the A-Note, including accrued and unpaid interest and any other amounts due under the A-Note, will be repaid in full; second, we will receive payments representing a 10% cumulative annual yield on the $15.0 million reserve account referred to above, after which the entire balance of our reserve account will be fully repaid; third, remaining proceeds will be paid 70% to us and 30% to the lender until the principal amount of the B-Note has been paid in full; and finally, remaining proceeds will be paid 80% to us and 20% to the lender until all B-Note accrued and unpaid interest is repaid. Any remaining proceeds will then be distributed to us. After applying the foregoing waterfall of payments, the entire loan amount shall be deemed satisfied even if any amounts due on the A-Note or B-Note have not been fully repaid.

        Security.    The loan is made to six separate borrower subsidiaries and is secured by a fee and leasehold deed on the Peachtree Center properties (Peachtree Marquis I, Peachtree Marquis II, Peachtree Harris, Peachtree International, Peachtree Mall, Peachtree North, Peachtree South and three parking garages at Peachtree), as well as a security interest in all tangible and intangible property at the properties and an assignment of all leases and rents relating to the properties. The loan is guaranteed by, among others, James R. Heistand, our Executive Chairman, and Rudy Prio Touzet, our President and Chief Executive Officer. We will indemnify Messrs. Heistand and Touzet for any losses incurred by them with respect to these guaranties.

        Prepayment.    The loan may be prepaid in full during the three months prior to July 6, 2012. After July 6, 2012, the loan may not be prepaid pursuant to a refinancing transaction until on or after January 1, 2015. The loan may be prepaid in connection with a sale of the properties securing the loan at any time after July 6, 2012, as long as the sale price is equal to or greater than a lender- and borrower-approved appraised value of the properties securing the loan.

        Events of Default.    The loan agreement contains customary events of default, including, among others, failure to make payments when due, defaults in compliance with the covenants contained in the documents evidencing and securing the loan and bankruptcy or other insolvency events.

  Revolving Credit Facility

        Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of their affiliates, as lead arrangers, have provided a commitment for an unsecured revolving credit facility allowing borrowings of up to $200 million by our operating partnership. The commitment is subject to certain conditions, including the lead arrangers receiving commitments from a syndicate of other lenders of at least $100 million. We expect the facility to have a term of three years, with a one-year extension option subject to certain conditions. We also expect the facility to have an accordion feature that would allow us to increase the commitments thereunder to up to $400 million in the event that one or more existing or additional lenders are willing to provide such additional commitments.

        We intend to use this facility for general corporate purposes, including but not limited to pre-development costs, development costs, acquisitions, working capital, equity investments, capital expenditures, repayment of indebtedness and other general corporate purposes. We expect approximately $            million to be available to us under the revolving credit facility upon completion of this offering.

        The revolving credit facility is expected to bear interest at the rate of LIBOR plus a margin of 250 basis points to 350 basis points, depending on our leverage ratio. Availability under the facility will be determined according to a pool of unencumbered properties that meet certain borrowing base eligibility requirements, with the maximum amount available at any one time expected to be the lesser of (i) 60% of the value of such borrowing base properties and (ii) the maximum amount of debt that we could incur without exceeding a minimum implied debt service coverage ratio of 1.50x for such borrowing base properties.

        We expect that the revolving credit facility will contain, among other things, customary affirmative and negative covenants, as well as the following financial covenants:

  •
  a maximum leverage ratio (defined as consolidated total liabilities to consolidated total asset value) of 60%;

  •
  a minimum fixed charge coverage ratio (defined as adjusted consolidated EBITDA to consolidated fixed charges) of 1.50 : 1.00;

  •
  a maximum secured debt ratio (defined as secured debt to consolidated total asset value) of 55%; and

  •
  a minimum tangible net worth equal to at least 85% of our consolidated tangible net worth at the closing of this offering plus 85% of the net proceeds of any additional equity issuances following the closing date.

        Under the revolving credit facility, we expect that our distributions will not be permitted to exceed the greater of (i) 95.0% of our FFO or (ii) the amount required for us to qualify and maintain our status as a REIT. If a default or event of default occurs, our distributions will be limited to those required to allow us to qualify and maintain our status as a REIT until such default or event of default is waived.

        We expect that we and certain of our material subsidiaries will guarantee the obligations under the revolving credit facility.

        The revolving credit facility will be subject to customary closing conditions that are expected to include, among other things, satisfactory review by lenders of due diligence, including review of property-level financial and operating information, successful completion of this offering, absence of material adverse effect, payment of fees, and the negotiation, execution and delivery of definitive documentation satisfactory to the lenders. There can be no assurance that the necessary commitments for the revolving credit facility will be obtained or that all of the closing conditions will be satisfied.

Excluded Assets

        Our executive officers will continue to own various interests in real estate assets that either are under contract or letter of intent to be sold or are otherwise not suitable to be owned by us due to the nature of the properties, which include retail, residential and mining properties and a marina. In addition, members of our senior management team own the following interests in real estate assets which will not be contributed to us in our formation transactions:

  •
  An approximately 4.8% managing member interest in a portfolio of 42 office properties and five land parcels located in Charlotte, Tampa and Jacksonville (which properties will be managed by us). This interest is not being contributed in connection with our formation transactions due to ongoing negotiations to restructure the loan that is secured by those properties.

  •
  An approximately 4.9% managing member interest in an office property located in Tallahassee, Florida (which property will be managed by us). This interest is not being contributed in connection with our formation transactions because the value of the property is less than the mortgage debt that encumbers it.

  •
  An approximately 9.2% and 1.8% managing member interest, respectively, in two office properties located in Atlanta (which properties will be managed by us). These interests are not being contributed in connection with our formation transactions because the values of the properties are less than the mortgage debt that encumbers them.

  •
  An approximately 2.8% managing member interest in one office property located in Atlanta and an approximately 2.3% managing member interest in three office properties located in Atlanta (all of which will be managed by us). These interests are not being contributed in connection with our formation transactions due to ongoing negotiations to restructure the loans that are secured by those properties.

  •
  An approximately 3.5% managing member interest in two office properties located in Orlando and an approximately 6.6% managing member interest in one office property located in Jacksonville (all of which will be managed by us). These interests are not being contributed in connection with our formation transactions due to ongoing negotiations to restructure the loans that are secured by those properties.

  •
  An approximately 0.9% managing member interest in one office property located in Tampa, which will be managed by us. This interest is not being contributed in connection with our formation transactions due to our inability to obtain a third party consent.

  •
  A 19% non-controlling interest in an office property located in Atlanta, which is not being contributed in connection with our formation transactions because of a default under the mortgage loan secured by the property.

  •
  A 40% non-controlling interest in a vacant land parcel in Tampa, which is not being contributed in connection with our formation transactions because development is not a primary component of our business and growth strategy. This parcel currently is being marketed for sale.

  •
  One vacant land parcel in Tampa and one vacant land parcel in Orlando, which are not being contributed in connection with our formation transactions because development is not a primary component of our business and growth strategy. Each of these parcels currently is being marketed for sale.

  •
  A 2% non-controlling interest in a portfolio of six office properties located in Durham, North Carolina, Northern Virginia, Baltimore and Tampa, which is not being contributed in connection with our formation transactions because it is an immaterial non-controlling interest.

  •
  A 1% non-controlling interest in an office property located in Northern Virginia, which is not being contributed in connection with our formation transactions because it is an immaterial non-controlling interest.

        Upon completion of this offering and our formation transactions, we will enter into agreements with the entities controlled by our executive officers that will grant us a right of first offer to acquire all of the foregoing interests if such entities desire to transfer such interests (other than in connection with a sale of the entire property), subject to any existing rights of other parties.

        We do not expect that the foregoing investments will require a material portion of the time of any of our executive officers.

Regulation

  General

        Our properties are subject to various covenants, laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements. We believe that each of the properties in our initial portfolio has the necessary permits and approvals to operate its business.

  Americans With Disabilities Act

        Our properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that the properties in our initial portfolio are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

  Environmental Matters

        Under various laws relating to the protection of the environment, a current or previous owner or operator (including tenants) of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property, and may be required to investigate and clean up such contamination at that property or emanating from that property. These costs could be substantial and liability under these laws may attach without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability or materially adversely affect our ability to sell, lease or develop the real estate or to borrow using the real estate as collateral.

        Some of our properties contain asbestos-containing building materials. The asbestos is appropriately contained, in accordance with current environmental regulations, and we have no current plans to remove the asbestos. Environmental laws require that owners or operators of buildings with asbestos-containing building materials properly manage and maintain these materials, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements. In addition, these laws may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials.

        Some of our properties may contain or develop harmful mold or suffer from other adverse conditions, which could lead to liability for adverse health effects and costs of remediation. The presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

        All of our properties are subject to a Phase I or similar environmental assessment by independent environmental consultants at the time of acquisition or shortly after acquisition. The purpose of Phase I assessments is to identify the presence or likely presence of environmental contamination on the property. Phase I assessments include a review of historical documents regarding the property, a public records review, a site visit to the property and preparation and issuance of a written report. Phase I assessments do not typically include subsurface investigations nor evaluate environmental compliance concerns or building conditions, such as the condition of asbestos containing materials.

        Some of our tenants may handle regulated substances and wastes as part of their operations at our properties. Environmental laws regulate the handling, use, and disposal of these materials and subject our tenants, and potentially us, to liability resulting from non-compliance with these requirements. The properties in our portfolio also are subject to various federal, state, and local health and safety requirements, such as state and local fire requirements. If we or our tenants fail to comply with these various requirements, we might incur governmental fines or private damage awards. Moreover, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will materially adversely impact our financial condition, results of operations, cash flows, cash available for distribution to shareholders, the market price of our common shares, and our ability to satisfy our debt service obligations. We typically require our tenants to comply with applicable environmental requirements and to indemnify us for any related liabilities caused by a tenant's noncompliance. If our tenants become subject to liability for noncompliance, it could affect their ability to make rental payments to us.

Insurance

        Upon completion of this offering and our formation transactions, we will carry comprehensive general liability, fire, extended coverage, business interruption, rental loss coverage and umbrella liability coverage on all of our properties and earthquake, wind, flood and hurricane coverage on properties in areas where such coverage is warranted, with limits of liability that we deem adequate. Similarly, we will be insured against the risk of direct physical damage in amounts we believe to be adequate to reimburse us, on a replacement basis, for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. We will select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice. We will not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. In the opinion of our management, the properties in our initial portfolio will be adequately insured upon completion of this offering and our formation transactions.

Competition

        We compete with a number of developers, owners and operators of office and commercial real estate, many of which own properties similar to ours in the same markets in which our properties are located and some of which have greater financial resources and access to capital than we do. In operating and managing our portfolio, we compete for tenants based on a number of factors, including location, rental rates, security, flexibility and expertise to design space to meet prospective tenants' needs and the manner in which the property is operated, maintained and marketed. As leases at our properties expire, we may encounter significant competition to renew or re-let space in light of the large number of competing properties within the markets in which we operate. As a result, we may be required to provide rent concessions or abatements, incur charges for tenant improvements and grant other inducements, including early termination rights or below-market renewal options, or we may not be able to timely lease vacant space. In that case, our financial condition, liquidity, results of operations and FFO and the market price of our common shares and our ability to satisfy our debt service obligations and to make distributions to you may be materially and adversely affected.

        We also face competition when pursuing acquisition and disposition opportunities. Our competitors may be able to pay higher property acquisition prices, may have private access to opportunities not available to us and otherwise may be in a better position to acquire a property. Competition also may have the effect of reducing the number of suitable acquisition opportunities available to us, increase the price required to consummate an acquisition opportunity and generally reduce the demand for commercial office space in our markets. Likewise, competition with sellers of similar properties to locate suitable purchasers may result in us receiving lower proceeds from a sale or in us not being able to dispose of a property at a time of our choosing due to the lack of an acceptable return.

Property Management

        We are a fully integrated real estate company with in-house asset management, property management and leasing capabilities. In addition to providing these services for our consolidated and unconsolidated properties, we will provide the same services for certain properties in which members of our senior management team have an interest but that will not be contributed to us as part of our formation transactions. See "—Excluded Assets." We do not expect to provide asset management, property management, leasing or other services for third parties, although we may pursue, on a selected basis from time to time, an opportunity to develop a property for a specific tenant that would retain a 100% interest in the building.

        While we maintain our principal office in Orlando, Florida, upon completion of this offering or shortly thereafter, we expect to operate property management offices as set forth below.

Office Location	Number of Employees		Total Number of Properties Managed by Respective Office	Number of Managed Properties To Be Owned by Us
Atlanta	56		23	17
Orlando	23		10	8
Jacksonville	21		11	3
Tampa	16		23	8
Charlotte	13		22	—
Philadelphia(1)	8		1	1
Washington, D.C.	2		4	4
Other	6		7	6

Total	145	(2)	101	47

(1)
This property currently is managed by a third party pursuant to a management agreement that is terminable by us without penalty on 60 days' notice, which right we intend to exercise.
(2)
Does not include corporate-level employees in Jacksonville and Orlando.

Employees

        As of September 30, 2010, we had approximately 170 employees.

Legal Proceedings

        From time to time, we are subject to various lawsuits, claims and other legal and administrative proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material adverse effect on our business, financial condition, liquidity, results of operation or FFO if determined adversely to us.

Corporate Information

        Our principal executive office is located at 390 N. Orange Avenue, Suite 2400, Orlando, Florida 32801. Our telephone number is (407) 650-0593. Our website is                        . The information contained on, or otherwise accessible through, our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

MANAGEMENT

Our Trustees, Trustee Nominees, Executive Officers and Key Employees

        Upon completion of this offering, our board of trustees will consist of seven members, a majority of whom are independent within the meaning of the corporate governance listing standards of the NYSE. Pursuant to our organizational documents, each of our trustees is elected by our shareholders to serve until the next annual meeting of our shareholders and until his or her successor is duly elected and qualifies. Our bylaws provide that a majority of the entire board of trustees may at any time increase or decrease the number of trustees. However, unless our declaration of trust and bylaws are amended, the number of trustees may never be less than the minimum number required under Maryland law nor more than 15.

        The following table sets forth certain information concerning our executive officers and trustees and certain other key employees upon completion of this offering:

Name	Age	Position
James R. Heistand	58	Executive Chairman of the Board of Trustees
Rudy Prio Touzet	51	President, Chief Executive Officer and Trustee
Henry F. Pratt, III	50	Chief Operating Officer
David O'Reilly	36	Chief Financial Officer
Scott Francis	35	Chief Accounting Officer
		Trustee Nominee*
		Trustee Nominee*
		Trustee Nominee*
		Trustee Nominee*
		Trustee Nominee*

*
Independent within the meaning of the NYSE listing standards.

Biographical Summaries of Executive Officers and Trustees

        James R. Heistand will serve as the Executive Chairman of our board of trustees. Prior to the formation of our company, Mr. Heistand founded Eola Capital in 2000 and has served as its chairman since its inception. Previously Mr. Heistand served as chairman of the executive committee of DASCO, an owner and operator of medical office buildings throughout the United States, from 1999 until its sale in 2004. In 1989, he founded and served as chairman of ACP, where he directed all areas of the company's operations, including its strategic planning, acquisitions, development and financings, until its sale in 1997 to Highwoods, a publicly traded REIT (NYSE:HIW). Mr. Heistand subsequently served as a senior vice president for Highwoods from 1997 to 1999 and as a member of its board of directors from 1998 until 2000. Prior to founding ACP, Mr. Heistand served as the president of Major Development Corporation, a subsidiary of Major Realty Corporation, formerly a publicly held, full-service commercial, residential and industrial development company. Mr. Heistand currently serves on the board of directors of United Legacy Bank in Orlando, Florida and is a member of the chairman's circle of the real estate advisory board for the Warrington College of Business Administration at the University of Florida. Mr. Heistand graduated from the University of Florida with a B.S. in Real Estate Finance. Our board of trustees determined that Mr. Heistand should serve as a trustee based on his extensive knowledge of our company and his experience in the real estate industry.

        Rudy Prio Touzet will serve as our President and Chief Executive Officer and as a member of our board of trustees. Prior to the formation of our company, Mr. Touzet served as chief executive officer of Eola Capital since September 2009. In 2007, Mr. Touzet founded Banyan Street Holdings, LLC to invest in real estate-related assets, including non-performing debt. In 1998, he co-founded AmCP and served as its president until 2007, during which time the company invested and operated approximately 13.8 million square feet of office properties, with a value of approximately $1.9 billion, throughout the Southeastern and mid-Atlantic United States in joint ventures with domestic and international investors. In 1997, Mr. Touzet joined ACP and served as its executive vice president until its sale to Highwoods, where he served as the head of Highwoods South Florida operations until leaving to form AmCP in 1998. From 1981 until 1997, Mr. Touzet was employed by Cushman & Wakefield, where he held a number of positions, including Managing Director, Florida Area, from 1994 to 1997. Mr. Touzet graduated from the University of Miami with a B.B.A. in International Finance and Marketing. Our board of trustees determined that Mr. Touzet should serve as a trustee based on his extensive knowledge of our company and his experience in the real estate industry.

        Henry F. Pratt, III will serve as our Chief Operating Officer. Prior to the formation of our company, Mr. Pratt served as chief operating officer of Eola Capital since 2000 and also as its president since June 2009, where he directed all facets of its property operations, including asset and property management, marketing, leasing, tenant improvements and building renovation projects. In 1997, Mr. Pratt joined ACP as director of operations and held this position after the sale to Highwoods until 2000. Prior to joining ACP, Mr. Pratt was the building operations manager for LaSalle Partners Limited Partnership from 1996 to 1997. From 1980 to 1996, Mr. Pratt was the director of operations for Independent Insurance Group, where he was responsible for a staff of over 60 employees and the company's approximately three million square foot office portfolio that included more than 100 buildings located throughout the Southeastern United States. Mr. Pratt is a member of NAIOP—the Commercial Real Estate Development Association and BOMA.

        David O'Reilly will serve as our Chief Financial Officer. Prior to the formation of our company, Mr. O'Reilly served as the director of capital markets for Eola Capital since August 2009, where he helped direct the strategic vision of the company, including its expansion into markets in the mid-Atlantic United States. Mr. O'Reilly also was responsible for sourcing both debt and equity capital at the entity and property level for Eola Capital. Prior to joining Eola Capital, Mr. O'Reilly was a senior vice president in the real estate investment banking group at Barclays Capital Inc. from September 2008 to June 2009. From 2001 to September 2008, Mr. O'Reilly was in the real estate investment banking group at Lehman Brothers, where he advised on REIT and real estate-related transactions and held a number of positions, including most recently senior vice president. Mr. O'Reilly received a B.S. in Civil Engineering from Tufts University and an M.B.A. from Columbia University.

        Scott Francis will serve as our Chief Accounting Officer. Prior to the formation of our company, Mr. Francis served as the chief financial officer for Eola Capital since 2005, where he was responsible for managing all financial and tax reporting for the company and its joint ventures and oversaw risk management, human resources and information technology. Prior to joining Eola Capital, Mr. Francis served as the director of finance for Insurance Office of America, the ninth largest private insurance agency in the United States, from 2004 to 2005, where he was responsible for managing all financial and tax reporting for the company and its 12 subsidiaries. From 1998 to 2004, Mr. Francis worked in public accounting as a tax manager for primarily middle-market companies, focusing primarily in construction and real estate. He received a B.S. in Accounting from the University of Florida and is a licensed Certified Public Accountant and a member of the Florida Institute of Certified Public Accountants.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

  •
  our board of trustees is not staggered, with each of our trustees subject to re-election annually;

  •
  of the seven persons who will serve on our board of trustees, five, or 71.4%, of our trustees, have been determined by us to be independent for purposes of the NYSE's corporate governance listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

  •
  we anticipate that at least one of our trustees will qualify as an "audit committee financial expert" as defined by the SEC;

  •
  we have opted out of the business combination and control share acquisition statutes in the MGCL; and

  •
  we do not have a shareholder rights plan.

        Our trustees will stay informed about our business by attending meetings of our board of trustees and its committees and through supplemental reports and communications. Our independent trustees will meet regularly in executive sessions without the presence of our corporate officers or non-independent trustees.

Role of Our Board in Risk Oversight

        One of the key functions of our board of trustees will be informed oversight of our risk management process. Our board of trustees will administer this oversight function directly, with support from its three standing committees, our audit committee, our nominating and corporate governance committee and our compensation committee, each of which will address risks specific to their respective areas of oversight. For example, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also will monitor compliance with legal and regulatory requirements and oversee the performance of our internal audit function. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

        Our board of trustees and its standing committees also will hear reports from the members of management responsible for the matters considered in order to enable our board of trustees and each committee to understand and discuss risk identification and risk management.

Board Committees

        Upon completion of this offering, our board of trustees will establish three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The principal functions of each of these committees, which will consist solely of independent trustees, are briefly described below. Our board of trustees may from time to time establish other committees to facilitate our management.

Audit Committee

        Upon completion of this offering, our audit committee will be comprised of                ,                 and                . We expect that the chairman of our audit committee will qualify as an "audit committee financial expert" as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. We expect that our board of trustees will determine that each audit committee member is "financially literate" as that term is defined by the NYSE corporate governance listing standards. Prior to completion of this offering, we expect to adopt an audit committee charter, which will detail the principal functions of our audit committee, including oversight related to:

  •
  our accounting and financial reporting processes;

  •
  the integrity of our financial statements and financial reporting process;

  •
  our systems of disclosure controls and procedures and internal control over financial reporting;

  •
  our compliance with financial, legal and regulatory requirements;

  •
  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

  •
  the performance of our internal audit function; and

  •
  our overall risk profile.

        Our audit committee also will be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Our audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

Compensation Committee

        Upon completion of this offering, our compensation committee will be comprised of                ,                 and                . Prior to completion of this offering, we expect to adopt a compensation committee charter, which will detail the principal functions of our compensation committee, including:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer's compensation, evaluating our chief executive officer's performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

  •
  reviewing and approving the compensation of all of our other executive officers;

  •
  reviewing our executive compensation policies and plans;

  •
  implementing and administering our incentive and equity-based compensation plans;

  •
  determining the number of shares underlying, and the terms of, stock option and restricted share awards to be granted to our trustees, executive officers and other employees pursuant to these plans;

  •
  assisting management in complying with our proxy statement and annual report disclosure requirements;

  •
  producing a report on executive compensation to be included in our annual proxy statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

Nominating and Corporate Governance Committee

        Upon completion of this offering, our nominating and corporate governance committee will be comprised of                ,                 and                . Prior to completion of this offering, we expect to

adopt a nominating and corporate governance committee charter, which will detail the principal functions of our nominating and corporate governance committee, including:

  •
  identifying and recommending to the full board of trustees qualified candidates for election as trustees and recommending nominees for election as trustees at the annual meeting of shareholders;

  •
  developing and recommending to our board of trustees corporate governance guidelines and implementing and monitoring such guidelines;

  •
  reviewing and making recommendations on matters involving the general operation of our board of trustees, including board size and composition, and committee composition and structure;

  •
  recommending to our board of trustees nominees for each committee of our board of trustees;

  •
  annually facilitating the assessment of our board of trustees' performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

  •
  overseeing our board of trustees' evaluation of management.

Code of Business Conduct and Ethics

        Upon completion of this offering, our board of trustees will adopt a code of business conduct and ethics that applies to our trustees and executive officers and other employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code.

        Any waiver of the code of business conduct and ethics for our executive officers or trustees will require approval by our board of trustees or our nominating and corporate governance committee, and any such waiver will require prompt disclosure as required by law or NYSE regulations.

Executive Compensation

  Compensation Discussion and Analysis

        We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent. Our board of trustees will establish our compensation committee upon completion of this offering. Accordingly, we have not adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers. We anticipate that our compensation committee, once formed, will design a compensation program that rewards, among other things, favorable shareholder returns, share appreciation, our company's competitive position within our segment of the real estate industry and each executive officer's long-term career contributions to our company. We expect that compensation incentives designed to further these goals will take the form of annual cash compensation and equity awards, and long-term cash and equity incentives measured by performance targets to be established by our compensation committee. In addition, our compensation committee may determine to make awards to new executive officers in order to attract talented professionals to serve us. We will pay base salaries and annual bonuses and expect to make grants of restricted share units under our equity incentive plan to certain of our executive officers, effective upon completion of this offering, in accordance with their employment agreements. These awards under our equity incentive plan will be granted to recognize such individuals' efforts on our behalf in connection with our formation and this offering and to provide a retention element to their compensation. Our "named executive officers" during 2011 are expected to be James R. Heistand, our Executive Chairman; Rudy Prio Touzet, our President and Chief Executive Officer; Henry F. Pratt, III, our Chief Operating Officer; and David O'Reilly, our Chief Financial Officer.

  Elements of Executive Officer Compensation

        The following is a summary of the elements of and amounts expected to be paid under our compensation plans for fiscal year 2011 to our executive officers. Because we were only recently formed, meaningful individual compensation information is not available for prior periods. In addition, no compensation will be paid by us in 2011 to our executive officers until completion of this offering.

        The anticipated annualized 2011 compensation for each of our executive officers listed in the table below was determined based on a review of publicly disclosed compensation packages of executives of other public real estate companies and other information provided to us by The Schonbraun McCann Group LLP, our compensation consultant. Our executive officers will enter into employment agreements upon completion of this offering and will continue to be parties to such employment agreements for their respective terms or until such time as our compensation committee determines in its discretion that revisions to such employment agreements are advisable and our company and the executive officer agree to the proposed revisions.

        Annual Base Salary.    Base salary will be designed to compensate our executive officers at a fixed level of compensation that serves as a retention tool throughout the executive's career. In determining base salaries, we expect that our compensation committee will consider each executive's role and responsibility, unique skills, future potential with our company, salary levels for similar positions in our core markets and internal pay equity.

        Annual Cash Bonus.    Annual cash bonuses will be designed to incentivize our executive officers at a variable level of compensation based on the performance of both our company and such individual. In connection with our annual cash bonus program, we expect that our compensation committee will determine annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus plan will be designed to reward the achievement of specific, pre-established financial and operational objectives.

        Equity Awards.    We will provide equity awards pursuant to our equity incentive plan. Equity awards will be designed to focus our executive officers on and reward them for achieving our long-term goals and enhancing shareholder value. In determining equity awards, we anticipate that our compensation committee will take into account our company's overall financial performance. The awards expected to be made under our equity incentive plan in 2011 will be granted to recognize such individuals' efforts on our behalf in connection with our formation and this offering, and to provide a retention element to their compensation.

        Retirement Savings Opportunities.    All eligible employees will be able to participate in a 401(k) Retirement Savings Plan, or 401(k) plan. We intend to provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) plan, employees will be eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit sharing contribution. We do not currently intend to provide an option for our employees to invest in our shares through the 401(k) plan.

        Health and Welfare Benefits.    We intend to provide to all full-time employees a competitive benefits package, which is expected to include health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits will be offered are not expected to discriminate in scope, terms or operation in favor of officers and will be available to all full-time employees.

  Summary Compensation Table

        The following table sets forth on an annualized basis for 2011 the annual base salary and other compensation expected to be payable to each of our named executive officers as of the completion of this offering. We will enter into an employment agreement with each of our named executive officers that will take effect upon completion of this offering. See "—Executive Compensation—Employment Agreements."

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)(5)
James R. Heistand Executive Chairman	2011	675,000	—	(3)	—	—	—	675,000
Rudy Prio Touzet President and Chief Executive Officer	2011	625,000	—	(3)	—	—	—	625,000
Henry F. Pratt, III Chief Operating Officer	2011	450,000	—	(3)	—	—	—	450,000
David O'Reilly Chief Financial Officer	2011	525,000	—	(3)	—	—	—	525,000

(1)
Salary amounts are annualized for the year ending December 31, 2011 based on employment agreements that we expect to enter into upon completion of this offering. Each of our named executive officers will receive a pro rata portion of his 2011 base salary for the period from the completion of this offering through December 31, 2011.
(2)
Bonuses for 2011 will be determined by our compensation committee after the end of the 2011 fiscal year based on such factors as our compensation committee may deem appropriate.
(3)
Share awards have not yet been granted to our named executive officers but are expected to be made to our named executive officers upon completion of this offering. Messrs. Heistand, Touzet, Pratt and O'Reilly are expected to receive a number of restricted share units determined by dividing $                  , $                  , $                  and $                  , respectively, by the initial public offering price of our common shares. Of these restricted share units, 60% will be subject to time-based vesting and will vest ratably over a five-year period and 40% will be subject to performance-based vesting over a five-year period. The vesting of the restricted share units subject to performance-based vesting will be based on            .
(4)
Our named executive officers will receive certain perquisites and other personal benefits as set forth in their employment agreements.
(5)
Amounts shown in this column do not include the value of restricted share unit awards (described in Note 3 above) that are expected to be granted to our named executive officers upon completion of this offering.

  Equity Incentive Plan

        Prior to completion of this offering, our board of trustees will adopt, and our shareholder will approve, our 2011 Equity Incentive Plan, or our equity incentive plan, for the purpose of attracting and retaining non-employee trustees, executive officers and other key employees and service providers, including officers, employees and service providers of our subsidiaries and affiliates, and to stimulate their efforts toward our continued success, long-term growth and profitability. Our equity incentive plan provides for the grant of options to purchase our common shares, unrestricted share awards, restricted shares, restricted share units, share appreciation rights, performance shares, performance units and other equity-based awards, including long-term incentive plan, or LTIP, units, which are convertible on a one-for-one basis with OP units in our operating partnership. We have reserved a total of            common shares for issuance pursuant to our equity incentive plan, subject to certain adjustments set forth in our equity incentive plan. Each LTIP unit issued under our equity incentive plan will count as one common share for purposes of calculating the limit on common shares that may be issued under our equity incentive plan. This summary is qualified in its entirety by the detailed provisions of our equity incentive plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

        Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for U.S. federal income tax purposes of $1,000,000 for compensation paid to each of their chief executive officer and their three highest compensated executive officers (other than the chief executive officer or the chief financial officer) determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. Our equity incentive plan is designed to permit our compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), but it is not required under our equity incentive plan that awards qualify for this exception. Our equity incentive plan provides that no participant in the plan will be permitted to acquire, or will have any right to acquire, common shares thereunder if such acquisition would be prohibited by the share ownership limits contained in our declaration of trust or would impair our status as a REIT.

        Administration of our Equity Incentive Plan.    Our equity incentive plan will be administered by our compensation committee, and our compensation committee will determine all terms of awards under our equity incentive plan. Our compensation committee will also determine who will receive awards under our equity incentive plan, the type of award and its terms and conditions and the number of common shares subject to the award, if the award is equity-based. Our compensation committee will also interpret the provisions of our equity incentive plan. During any period of time in which we do not have a compensation committee, our equity incentive plan will be administered by our board of trustees or another committee appointed by our board of trustees. References below to our compensation committee include a reference to our board of trustees or another committee appointed by our board of trustees for those periods in which our board of trustees or such other committee appointed by our board of trustees is acting.

        Eligibility.    All of our employees and the employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive awards under our equity incentive plan. In addition, our non-employee trustees and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive awards under our equity incentive plan, other than incentive stock options. Each member of our compensation committee that administers our equity incentive plan will be both a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

        Share Authorization.    The number of common shares that may be issued under our equity incentive plan, consisting of authorized but unissued shares, is equal to            . In connection with stock splits, distributions, recapitalizations and certain other events, our board will make proportionate adjustments that it deems appropriate in the aggregate number of common shares that may be issued under our equity incentive plan and the terms of outstanding awards. If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any stock awards, performance shares, performance units or other equity-based awards are forfeited or expire or otherwise terminate without the delivery of any common shares or are settled in cash, the common shares subject to such awards will again be available for purposes of our equity incentive plan.

        The maximum number of common shares subject to options or share appreciation rights that can be issued under our equity incentive plan to any person is            common shares in any single calendar year (or            common shares in the year that the person is first employed). The maximum number of common shares that can be issued under our equity incentive plan to any person other than pursuant to an option or share appreciation right is            common shares in any single calendar year (or            common shares in the year that the person is first employed). The maximum amount that may be earned as an annual incentive award or other cash award in any calendar year by any one person is             (or            in the year that the person is first employed) and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is            (or             for a performance period beginning with or immediately after the year that the person is first employed).

        No awards under our equity incentive plan were outstanding prior to completion of this offering. The initial awards described above under "—Executive Compensation—IPO Grants of Plan-Based Awards" will become effective upon completion of this offering.

        Options.    Our equity incentive plan authorizes our compensation committee to grant incentive stock options (under Section 421 of the Internal Revenue Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by our compensation committee, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted. If we were to grant incentive stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common shares on the date of grant.

        The term of an option cannot exceed ten years from the date of grant. If we were to grant incentive stock options to any 10% shareholder, the term cannot exceed five years from the date of grant. Our compensation committee determines at what time or times each option may be exercised and the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by our compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged without shareholder approval.

        The exercise price for any option or the purchase price for restricted shares is generally payable (i) in cash or cash equivalents, (ii) to the extent the award agreement provides, by the surrender of common shares (or attestation of ownership of common shares) with an aggregate fair market value on the date on which the option is exercised, or common shares are purchased, of the exercise or purchase price, or (iii) with respect to an option only, to the extent the award agreement provides, by payment through a broker in accordance with procedures established by the Federal Reserve Board.

        Unrestricted Shares, Restricted Shares and Restricted Share Units.    Our equity incentive plan also provides for the grant of awards of unrestricted shares, restricted shares and restricted share units. An award of unrestricted shares is an award of common shares not subject to any restrictions or vesting conditions. A restricted share award is an award of common shares that is subject to restrictions on transferability and other restrictions as our compensation committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our compensation committee may determine. A participant who receives restricted shares will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares, except that our board of trustees may require any dividends to be reinvested in shares.

An award of restricted share units is similar to an award of restricted shares but the holder of such units has no rights as a shareholder. During the period, if any, when restricted share awards are non-transferable or forfeitable, a participant is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating or otherwise encumbering or disposing of his or her award shares.

        Share Appreciation Rights.    Our equity incentive plan authorizes our compensation committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of our common shares on the date of exercise over the fair market value of our common shares on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed ten years from the date of grant.

        Performance Units.    Our equity incentive plan also authorizes our compensation committee to grant performance units. Performance units represent the participant's right to receive a compensation amount, based on the value of the common shares, if performance goals established by our compensation committee are met. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating units, the participant's performance or such other criteria determined by our compensation committee. If the performance goals are met, performance units will be paid in cash, common shares or a combination thereof.

        Bonuses.    Cash performance bonuses payable under our equity incentive plan may be based on the attainment of performance goals that are established by our compensation committee and relate to one or more performance criteria described in our equity incentive plan. Cash performance bonuses must be based upon objectively determinable bonus formulas established in accordance with our equity incentive plan.

        Dividend Equivalents.    Our compensation committee may grant dividend equivalents in connection with the grant of any equity-based award. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash, common shares or a combination of the two. Our compensation committee will determine the terms of any dividend equivalents.

        Other Equity-Based Awards.    Our compensation committee may grant other types of share-based awards under our equity incentive plan, including LTIP units (which are described below). Other equity-based awards are payable in cash, common shares or other equity, or a combination thereof, and may be restricted or unrestricted, as determined by our compensation committee. The terms and conditions that apply to other equity-based awards are determined by our compensation committee.

        LTIP units are a special class of OP units in our operating partnership. Each LTIP unit awarded under our equity incentive plan will be equivalent to an award of one common share under our equity incentive plan, reducing the number of common shares available for other equity awards on a one-for-one basis. We will not receive a tax deduction with respect to the grant, vesting or conversion of any LTIP unit. The vesting period for any LTIP units, if any, will be determined at the time of issuance. Each LTIP unit, whether vested or not, will receive the same quarterly per unit profit distribution as the other outstanding OP units in our operating partnership, which profit distribution will generally equal the per share distribution on a common share. This treatment with respect to quarterly distributions is similar to the expected treatment of our share awards, which will receive full distributions whether vested or not. Initially, each LTIP unit will have a capital account of zero and, therefore, the holder of the LTIP unit would receive nothing if our operating partnership were liquidated immediately after the LTIP unit is awarded. However, the partnership agreement of our operating partnership requires that "book gain" or economic appreciation in our assets realized by our operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per unit of our operating partnership. The applicable Treasury Regulations provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership. Upon equalization of the capital account of the LTIP unit with the per unit capital account of the OP units and full vesting of the LTIP unit, the LTIP unit will be convertible into an OP unit at any time. There is a risk that a LTIP unit will never become convertible because of insufficient gain realization to equalize capital accounts and, therefore, the value that a grantee will realize for a given number of vested LTIP units may be less than the value of an equal number of common shares. See "Description of the Partnership Agreement of Eola Property Trust, L.P." for a further description of the rights of limited partners in our operating partnership.

        Change in Control.    If we experience a change in control in which outstanding options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units or other equity-based awards that are not exercised prior to the change in control will not be assumed or continued by the surviving entity, unless otherwise provided in an award: (i) all restricted shares will vest, and all restricted share units will vest and the underlying common shares will be delivered immediately before the change in control, and (ii) at our board of trustees' discretion either all options and share appreciation rights will become exercisable 15 days before the change in control and terminate upon the consummation of the change in control, or all options, share appreciation rights, restricted shares and restricted share units will be cashed out before the change in control. In the case of performance shares, if more than half of the performance period has lapsed, the performance shares will be converted into restricted shares based on actual performance to date. If less than half of the performance period has lapsed, or if actual performance is not determinable, the performance shares will be converted into restricted shares assuming target performance has been achieved.

        In summary, a change in control under our equity incentive plan occurs if:

  •
  a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of either (i) our then outstanding common shares or (ii) the total combined voting power of our then outstanding voting securities;

  •
  we experience a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets, unless (i) the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the surviving entity or its parent in substantially the same proportions as before the transaction, (ii) no person owns 50% or more of the shares of the surviving entity unless such ownership existed before the transaction, and (iii) at least a majority of the members of the board of the surviving entity were members of the incumbent board when the transaction was approved;

  •
  we are liquidated or dissolved; or

  •
  individuals who, when our equity incentive plan is adopted, constitute our board of trustees cease for any reason to constitute a majority of our board of trustees, treating any individual whose election or nomination was approved by a majority of the incumbent trustees as an incumbent trustee for this purpose, but excluding, for this purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our board of trustees.

        Amendment; Termination.    Our board of trustees may amend, suspend or terminate our equity incentive plan at any time; provided that no amendment, suspension or termination may adversely impair the benefits of participants with outstanding awards without the participants' consent. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that changes the no-repricing provisions of our equity incentive plan. Unless terminated sooner by our board of trustees or extended with shareholder approval, our equity incentive plan will terminate on the tenth anniversary of the adoption of the plan.

  Employment Agreements

        We will enter into an employment agreement with each of our executive officers that will take effect upon completion of this offering. The employment agreements will each be for a three-year term with an automatic one-year renewal. Each of our employment agreements will require that the executive devote a substantial majority of his business time and attention to our business.

        Our employment agreement with Mr. Heistand will provide for an annual base salary of $675,000 and a one-time grant of $            of restricted share units, with the actual number of restricted share units to be determined based on the initial public offering price of our common shares.

        Our employment agreement with Mr. Touzet will provide for an annual base salary of $625,000 and a one-time grant of $            of restricted share units, with the actual number of restricted share units to be determined based on the initial public offering price of our common shares.

        Our employment agreement with Mr. Pratt will provide for an annual base salary of $450,000 and a one-time grant of $            of restricted share units, with the actual number of restricted share units to be determined based on the initial public offering price of our common shares.

        Our employment agreement with Mr. O'Reilly will provide for an annual base salary of $525,000 and a one-time grant of $            of restricted share units, with the actual number of restricted share units to be determined based on the initial public offering price of our common shares.

        Of the restricted share units to be granted to our executive officers upon completion of this offering, 60% will be subject to time-based vesting and will vest ratably over a five-year period and 40% will be subject to performance-based vesting over a five-year period. The vesting of the restricted share units subject to performance-based vesting will be based on            .

        Each of our executive officers will be eligible to receive a cash bonus, subject to determination by our compensation committee.

        Upon termination of any of our executive officers, other than as a result of a termination for cause, or a resignation without good reason, death or disability, as those terms are defined in their employment agreements, each executive will, upon execution of a release acceptable to us, be eligible to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

  •
  a lump sum cash payment equal to            times the sum of (A) the executive's then current base salary and (B) the average of the two highest annual cash bonuses, if any, paid or approved for payment to the executive during the preceding three completed performance years, or if the executive has not been employed for at least three completed performance years, the target bonus for the year of termination; and

  •
  the right to continued participation by the executive and his spouse and dependent children in our group health plans on the same terms as before the termination through the end of the COBRA continuation period.

        The employment agreements define good reason, being a basis for termination by the employee of his employment agreement that allows for payment of the benefits listed above, to include a material diminution in the individual's authority or certain similar events following a change in control of our company. For purposes of the employment agreements, "change in control" is defined the same way as it is in our equity incentive plan.

        We will also enter into a non-competition agreement with each of our executive officers. This agreement will provide for a non-compete period that is the longer of either the             -year period beginning as of the date of the non-competition agreement or the period of the executive's service with us plus an additional one-year period.

Trustee Compensation

        We intend to approve and implement a compensation program for our non-employee trustees, including each of the independent trustee nominees, that consists of annual retainer fees and long-term equity awards. Each non-employee trustee will receive an annual base fee for his or her services of $35,000, payable in cash in quarterly installments in conjunction with quarterly meetings of our board of trustees, and, on the date of each annual meeting of shareholders, beginning in 2012, an annual award of $        of restricted share units, subject to the trustee's continued service on our board of trustees. In addition, the chairs of the audit, compensation and nominating and corporate governance committees will receive an additional annual cash retainer of $15,000, $10,000 and $7,500, respectively. We also will reimburse each of our trustees for his or her travel expenses incurred in connection with his or her attendance at full board of trustees and committee meetings. We have not made any payments to any of our trustees or trustee nominees to date.

        Concurrently with the completion of this offering, we will grant $75,000 of restricted share units to each of our trustee nominees, pursuant to our equity incentive plan, with the actual number of restricted share units to be determined based on the initial public offering price of our common shares. These awards of restricted share units, including the awards of restricted share units granted as part of the annual retainer, will vest ratably and annually over a three-year vesting period, subject to the trustee's continued service on our board of trustees.

Limitation of Liability and Indemnification

        We intend to enter into indemnification agreements with each of our executive officers and trustees that will obligate us to indemnify them to the maximum extent permitted by Maryland law. The form of indemnification agreement provides that:

  •
  if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, officer or employee, we must indemnify such trustee or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

  •
  the act or omission of the trustee or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the trustee or executive officer actually received an improper personal benefit in money, property or services; or

  •
  with respect to any criminal action or proceeding, the trustee or executive officer had reasonable cause to believe that his or her conduct was unlawful;

provided, however, that we will (i) have no obligation to indemnify such trustee or executive officer for a proceeding by or in the right of our company, for expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such trustee or executive officer is liable to us with respect to such proceeding and (ii) have no obligation to indemnify or advance expenses of such trustee or executive officer for a proceeding brought by such trustee or executive officer against our company, except for a proceeding brought to enforce indemnification under Section 2-418 of the MGCL or as otherwise provided by our bylaws, our declaration of trust, a resolution of our board of trustees or an agreement approved by our board of trustees. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received.

        Upon application by one of our trustees or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such trustee or executive officer if:

  •
  the court determines that such trustee or executive officer is entitled to indemnification under Section 2-418(d)(1) of the MGCL, in which case the trustee or executive officer shall be entitled to recover from us the expenses of securing such indemnification; or

  •
  the court determines that such trustee or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the trustee or executive officer has met the standards of conduct set forth in Section 2-418(b) of the MGCL or has been adjudged liable for receipt of an "improper personal benefit" under Section 2-418(c) of the MGCL; provided, however, that our indemnification obligations to such trustee or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by us or in our right or in which the officer or trustee shall have been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL.

        Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a trustee or executive officer is a party or is threatened to be made a party to any proceeding by reason of such trustee's or executive officer's status as our trustee, officer or employee, and such trustee or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify such trustee or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

        We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the trustee or executive officer furnishes us with a written affirmation of the trustee's or executive officer's good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the trustee or executive officer is not entitled to indemnification.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity and (2) any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity. Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Rule 10b5-1 Sales Plans

        Our trustees and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common shares on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the trustee or officer when entering into the plan, without further direction from them. The trustee or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our trustees and executive officers also may buy or sell additional common shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to the 180-day anniversary of the date of this prospectus (subject to potential extension or early termination), the sale of any common shares under such plan would be subject to the lock-up agreement that the trustee or officer has entered into with the underwriters.

Compensation Committee Interlocks and Insider Participation

        Upon completion of this offering and our formation transactions, we do not anticipate that any of our executive officers will serve as a member of a board of trustees or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of trustees or compensation committee.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

        Prior to or concurrently with the completion of this offering, we will engage in our formation transactions in order to, among other things, consolidate our asset management, property management, leasing, acquisition and related businesses and to consolidate the ownership of the properties in our initial portfolio into our operating partnership and one or more subsidiaries. In connection with our formation transactions, we have entered into a contribution agreement, or the Eola contribution agreement, with certain of our executive officers and/or their related entities and other individuals or entities that are affiliated with Eola Capital, which we refer to as the Eola contributors. Pursuant to the Eola contribution agreement, the Eola contributors will contribute all of their interests in our properties to our operating partnership in exchange for common shares. We have entered into separate contribution agreements with other individuals and entities to acquire the remaining interests in the properties in our initial portfolio for cash, OP units and/or common shares. In addition, Eola Capital is a party to a merger agreement with a newly formed subsidiary of our operating partnership, pursuant to which Eola Capital, and its related asset management, property management and leasing businesses will be merged with and into our subsidiary, and the members of Eola Capital, including certain of our executive officers and/or their affiliates, will receive OP units and/or common shares as consideration. In connection with our formation transactions, certain of our executive officers and trustees will receive material benefits. See "Structure and Formation of Our Company—Formation Transactions."

        In September 2009, in connection with the acquisition of interests in AmCP, James Heistand, our Executive Chairman, and Rudy Prio Touzet, our President and Chief Executive Officer, executed promissory notes in favor of Eola Capital in the current principal amounts of approximately $1,606,000 and $864,000, respectively. The notes had an interest rate of the greater of LIBOR + 3.75% or 5.75% per annum and had a maturity date of September 16, 2014. Effective as of September 30, 2010, these notes were retired.

Partnership Agreement

        Upon completion of this offering, we will enter into the partnership agreement of our operating partnership with the various persons receiving OP units in our formation transactions, including one of our executive officers. Pursuant to the partnership agreement, persons holding OP units as a result of our formation transactions will have the right beginning one year after the completion of this offering to cause our operating partnership to redeem each of their OP units for cash equal to the then-current market value of one common share (determined in accordance with and subject to adjustment under the partnership agreement), or, at our election, common shares on a one-for-one basis, subject to adjustment under certain circumstances and to the restrictions on ownership and transfer of our common shares set forth in our declaration of trust and described under the section entitled "Description of Shares—Restrictions on Ownership and Transfer." See "Description of the Partnership Agreement of Eola Property Trust, L.P."

Employment and Noncompetition Agreements

        We will enter into an employment agreement and a noncompetition agreement with each of our executive officers that will be effective upon completion of this offering. The employment agreements provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a change in our control or termination of the executive's employment under certain circumstances. See "Management—Executive Compensation—Employment Agreements."

Indemnification Agreements for Officers and Trustees

        We intend to enter into indemnification agreements with our trustees and executive officers that will be effective upon completion of this offering. These indemnification agreements will provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances. See "Management—Limitation of Liability and Indemnification."

Registration Rights Agreement

        We will enter into a registration rights agreement with the various persons receiving our common shares and/or OP units in connection with our formation transactions, including our executive officers. See "Shares Eligible for Future Sale—Registration Rights Agreement."

Right of First Offer Agreements

        Upon completion of this offering and our formation transactions, we will enter into agreements with entities controlled by our executive officers that will grant us a right of first offer to acquire all their interests in certain assets that are not being contributed in connection with our formation transactions, if such entities desire to transfer such interests (other than in connection with a sale of the entire property), subject to any existing rights of other parties. See "Business and Properties—Excluded Assets." Decisions regarding the exercise of our rights under these agreements will require approval of a majority of the independent members of our board of trustees.

Other Contracts with Affiliates

  Management Agreements

        In connection with our formation transactions, we will assume certain management agreements pursuant to which we will provide property management and construction management services for certain properties that are not being contributed in connection with our formation transactions and in which certain of our executive officers will retain an interest. See "Business and Properties—Excluded Assets." Pursuant to these agreements, we will receive property management fees of 3% to 4% of the monthly gross receipts from the operations of the properties and construction management fees of 5% to 10% of the total aggregate cost of the project. The agreements are scheduled to expire between 2011 and 2015, and some agreements contain four automatic one-year renewal options. Decisions regarding termination or amendment of the management agreements will require the approval of a majority of the independent members of our board of trustees.

  Leasing Agreements

        In connection with our formation transactions, we will assume certain leasing agreements pursuant to which we will act as the leasing agent for certain properties that are not being contributed in connection with our formation transactions and in which certain of our executive officers will retain an interest. See "Business and Properties—Excluded Assets." As the leasing agent for these properties, we will receive leasing commissions of 2% to 4% of the gross rent to be received for the term of the lease, depending on the type of the lease. The agreements are scheduled to expire between 2011 and 2015, and some agreements contain four automatic one-year renewal options. Decisions regarding termination or amendment of the leasing agreements will require the approval of a majority of the independent members of our board of trustees.

  CP Aviation, LLC

        We will enter into a lease with CP Aviation, LLC, or CP Aviation, which will continue to be owned by certain members of our senior management team upon completion of this offering, providing us the right to use an airplane owned by CP Aviation in exchange for our payment of certain hourly operating costs and taxes associated with our use of this airplane. Decisions regarding termination or amendment of the leasing agreement will require the approval of a majority of the independent members of our board of trustees.

 INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of trustees and, in general, may be amended or revised from time to time by our board of trustees without a vote of our shareholders. However, any change to any of these policies would be made by our board of trustees only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if our trustees believe, in the exercise of their business judgment, that it is advisable to do so and in our and our shareholders' best interests.

Investment Policies

  Investments in Real Estate or Interests in Real Estate

        We will conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our policy is to acquire assets primarily for current income generation. Our investment objectives are to maximize the cash flow of our properties, acquire properties with cash flow growth potential, provide quarterly cash distributions and achieve long-term capital appreciation for our shareholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our initial portfolio and our business and growth strategies, see "Business and Properties."

        We expect to pursue our investment objectives primarily through the ownership by our operating partnership of our existing properties and other acquired properties and assets. We currently intend to invest primarily in office properties and to focus on office properties in those areas in which we currently operate and to strategically select new markets when opportunities are available that meet our investment criteria. However, future investment activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with our qualification as a REIT for U.S. federal income tax purposes. In addition, we may purchase or lease income-producing office or other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

        We also intend to participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments permit us to own interests in larger assets without unduly restricting our diversification and, therefore, enhance our flexibility to structure our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

        Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness, which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common shares. Investments also are subject to our policy not to be treated as an "investment company" under the 1940 Act.

  Investments in Real Estate Mortgages

        While our initial portfolio consists of, and our business objectives emphasize, equity investments in office properties, we may, at the discretion of our board of trustees and without a vote of our shareholders, invest in mortgages and other types of real estate interests in a manner that is consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. If we choose to invest in mortgages, we would expect to invest in mortgages secured by office properties. However, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment.

  Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

        We may invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may offer equity or debt securities in exchange for property or to repurchase or otherwise reacquire our common shares. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may in the future invest in preferred equity, mezzanine and other structured debt investments, debt securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We do not intend for our investments in securities to require us to register as an investment company under the 1940 Act, and we intend to divest such securities before any such registration would be required.

  Investment in Other Securities

        Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred shares or common shares.

  Dispositions

        We currently do not intend to dispose of any of our properties. However, we will consider dispositions of properties that we may acquire in the future, subject to REIT qualification requirements and the prohibited transaction rules applicable to REITs, if our senior management team determines that a sale of a property would be in our best interest based on current and expected future market conditions, growth prospects for the property, the price being offered for the property, the historical and projected future operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Financing and Leverage Policies

        We anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us and not prohibited by our financing arrangements, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of additional joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire our target assets, to refinance existing debt or for general corporate purposes.

        We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including realistic assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates, with the ultimate objective of becoming an issuer of investment grade debt. Our declaration of trust and bylaws do not limit the amount or percentage of debt that we may incur. Although our board of trustees has not adopted a policy limiting the total amount of debt that we may incur, we intend upon full deployment of the net proceeds from this offering and utilization of our proposed revolving credit facility to target a ratio of our pro rata share of net debt to EBITDA of       to      . Our board of trustees will consider a number of factors in evaluating the amount of debt that we may incur. Our board of trustees may from time to time modify its views regarding the appropriate amount of debt financing in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the credit and capital markets, fluctuations in the market price of our common shares, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our shareholders.

Lending Policies

        We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Equity Capital Policies

        To the extent that our board of trustees determines to obtain additional capital, we may issue debt or equity securities, including additional OP units and senior securities, retain earnings (subject to provisions in the Internal Revenue Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional OP units, which will dilute the ownership interests of the limited partners in our operating partnership.

        Existing shareholders will have no preemptive right to our common shares or preferred shares or OP units issued in any securities offering by us, and any such issuance might cause a dilution of a shareholder's investment in us. We may in the future issue our common shares or OP units in connection with acquisitions of property.

        We may, under certain circumstances, purchase our common shares or other securities in the open market or in private transactions with our shareholders, provided that those purchases are approved by our board of trustees. Our board of trustees has no present intention of causing us to repurchase any of our common shares or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policies

        Overview.    Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner, have fiduciary duties and obligations to our operating partnership and to its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders.

        Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

        The partnership agreement of our operating partnership provides that the provisions limiting our liability, as the general partner, to our operating partnership and the limited partners act as an express limitation of any fiduciary or other duties that we would otherwise owe our operating partnership and the limited partners. The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

        The partnership agreement of our operating partnership expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our trustees or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, trustees, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the indemnified party actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

        Policies Applicable to All Trustees and Officers.    We intend to adopt certain policies that are designed to eliminate or minimize certain potential conflicts of interest, including a policy for the review, approval or ratification of any related party transaction, which is any transaction or series of transactions in which we or any of our subsidiaries are to be a participant, the amount involved exceeds $120,000, and a "related person" (as defined under SEC rules) has a direct or indirect material interest. This policy will provide that the nominating and corporate governance committee of our board of trustees will review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. Based on its consideration of all of the relevant facts and circumstances, the nominating and corporate governance committee will decide whether or not to approve such transaction. If we become aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to the nominating and corporate governance committee, which will evaluate all options available, including ratification, revision or termination of such transaction. This policy also will require any trustee who may be interested in a related party transaction to recuse himself or herself from any consideration of such related party transaction. Further, we will adopt a code of business conduct and ethics that prohibits conflicts of interest between us on the one hand, and our employees, officers and trustees on the other hand, unless such transactions are approved by a majority of our disinterested trustees. In addition, our board of trustees is subject to certain provisions of Maryland law that are designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts. If such policies or provisions of law are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Interested Trustee and Officer Transactions

        Pursuant to Maryland law, a contract or other transaction between us and a trustee or between us and any corporation or other entity in which any of our trustees is a trustee or director or has a material financial interest is not void or voidable solely on the grounds of such common trusteeship or interest, the presence of such trustee at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the trustee's vote in favor thereof, provided that:

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  the fact of the common trusteeship or interest is disclosed or known to our board of trustees or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum;

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  the fact of the common trusteeship or interest is disclosed or known to our shareholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested trustee or corporation, firm or other entity; or

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  the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

        Furthermore, under Delaware law (where our operating partnership is formed), we, acting as general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as a general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement).

        We will adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our trustees or executive officers or any entity in which such trustee or executive officer is a director or trustee or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested trustees. Where appropriate, in the judgment of the disinterested trustees, our board of trustees may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of trustees will have no obligation to do so.

Policies with Respect to Other Activities

        We will have authority to offer common shares, preferred shares or options to purchase shares, or securities convertible into or exchangeable or exercisable for common shares, in exchange for property and to repurchase or otherwise acquire our common shares or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in "Description of the Partnership Agreement of Eola Property Trust, L.P.," we may, but are not obligated to, issue common shares to holders of OP units upon exercise of their redemption rights. Our board of trustees has the power, without further shareholder approval, to amend our declaration of trust to increase the number of authorized common shares or preferred shares and to authorize us to issue additional common shares or preferred shares, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. See "Description of Shares." We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Internal Revenue Code, or the Treasury Regulations, our board of trustees determines that it is no longer in our best interest to qualify as a REIT. In addition, we intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

        We intend to make available to our shareholders our annual reports, including our audited financial statements. Upon completion of this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

Structure

        Upon completion of this offering and our formation transactions, our operating partnership will hold substantially all of our assets and conduct substantially all of our business. We will contribute the net proceeds from this offering to our operating partnership in exchange for a number of OP units equal to the number of common shares issued in this offering. We will control our operating partnership as its sole general partner and as the holder of approximately      % of the aggregate OP units (or      % if the underwriters exercise their overallotment option in full). One of our executive officers and various third party contributors initially will own the remaining OP units and will be limited partners in our operating partnership.

        All of our management services will be conducted by wholly owned subsidiaries of our operating partnership. Certain properties in which we will not own all of the equity interests, as well as properties in which we will not own any of the equity interests, will be managed by our TRS. Our TRS will elect to be treated as a corporation for U.S. federal income tax purposes and, effective contemporaneously with that election, will elect jointly with us to be treated as a taxable REIT subsidiary of ours. Our TRS will conduct certain other activities that we may not engage in directly without adversely affecting our qualification as a REIT. We may form additional taxable REIT subsidiaries in the future.

Formation Transactions

        Prior to or concurrently with the completion of this offering, we will engage in the formation transactions described below, which are designed to: consolidate our asset management, property management, leasing, acquisition and related businesses into our operating partnership; consolidate the ownership of a portfolio of properties, together with certain other real estate assets, into our operating partnership; facilitate this offering; enable us to raise necessary capital to repay existing indebtedness related to certain properties in our portfolio; enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the portion of our taxable year ending December 31, 2011; and preserve the tax position of certain continuing investors.

        In connection with our formation transactions, the following transactions have occurred or will occur concurrently with or prior to completion of this offering:

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  Eola Property Trust was formed as a Maryland real estate investment trust on July 7, 2010. We intend to elect to be taxed and to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with the portion of our taxable year ending December 31, 2011.

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  Eola Property Trust, L.P. was formed as a Delaware limited partnership on July 7, 2010.

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  Eola TRS LLC was formed as a Delaware limited liability company on September 20, 2010. Our TRS will elect to be treated as a corporation for U.S. federal income tax purposes and, effective contemporaneously with that election, will elect jointly with us to be treated as a taxable REIT subsidiary of ours.

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  We will sell common shares in this offering and contribute the net proceeds from this offering to our operating partnership in exchange for a like number of OP units.

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  Eola Office Partners LLC, or Eola Office Partners, which is the majority owner of Eola Capital, will merge with and into Eola Property Trust.

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  Eola Capital, with its related asset management, property management and leasing businesses, will merge with a newly formed subsidiary of our operating partnership.

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  Pursuant to a series of contribution and other agreements, prior to or concurrently with the completion of this offering, our operating partnership will acquire the interests in the properties that comprise our initial portfolio from the current holders of those interests, including members of our senior management team and/or their affiliates. The contribution and other agreements are subject to customary closing conditions, including the completion of this offering.

        As part of our formation transactions, holders of interests in the properties that comprise our initial portfolio will receive consideration as follows (amounts below for common shares and OP units are based on the mid-point of the price range set forth on the cover page of this prospectus):

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  In exchange for the contribution of all of their interests in the properties in our initial portfolio and our related asset management, property management and leasing businesses, certain members of our senior management team and other individuals affiliated with Eola Capital will receive an aggregate of                 OP units and                common shares, with an aggregate value of approximately $       million.

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  In exchange for the contribution of its interests in nine properties, URS will receive                common shares, with an aggregate value of approximately $33.4 million, and we have agreed to repay URS' pro rata share ($13.7 million) of debt associated with Two Liberty Place. In addition, under certain circumstances, URS is entitled to receive additional common shares, representing a portion of the common shares that otherwise would be payable to members of Eola Office Partners and Eola Capital in connection with the merger transactions described above. URS also will receive approximately $210.6 million in connection with our repayment of outstanding indebtedness with a portion of the net proceeds from this offering (based on September 30, 2010 outstanding balances).

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  In exchange for the contribution of their interests in 11 properties, DLF and its affiliates will receive             common shares with an aggregate value of approximately $39.8 million. In addition, in exchange for its interests in the same 11 properties, a third party will receive OP units with an aggregate value of approximately $28,000.

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  In exchange for the contribution of their interests in one property, two third-party partners (IP4 Associates LLC and REUS IP4 LLC) will receive approximately $26.3 million in cash.

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  In connection with the contribution of their interests in 16 properties, investors in CP Investments I LLC and Eola Capital Investment Fund III LLC, including certain of our executive officers, will receive distributions of              common shares, with an aggregate value of approximately $3.4 million, and approximately $4.2 million in cash.

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  In certain cases, the contributing parties (including certain members of our senior management team and other persons affiliated with Eola Capital) will receive cash as a result of (i) customary real estate closing prorations, (ii) a return of restricted cash reserves and deposits that were previously funded by such parties and which are required to remain with the property-owning entities under the terms of loan documents and (iii) repayment of loans made by such contributing parties. We currently estimate these cash payments will total approximately $         million (including approximately $             million to members of our senior management team and approximately $             million to third party institutional investors), excluding customary real estate prorations, the amount of which will be determined by the timing of the completion of this offering and our formation transactions.

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  In exchange for (1) the relinquishment of the interests of LB Buschwood LLC in three properties that are being contributed in connection with our formation transactions, (2) the relinquishment of the interests of LB REX LLC, LB 655 Engineering LLC and Maitland Center Holdings LLC in four excluded properties, the values of which are less than the debt that encumbers them, and (3) the receipt of consents for our formation transactions, we have agreed to repay the approximately $14.8 million mortgage loan secured by the Center Point property in full. In addition, a third party (Orlando Center LB Syndication Partners LP) will receive approximately $0.9 million in cash in connection with the restructuring of one of our unconsolidated joint ventures.

  •
  In connection with the contribution of interests in five properties, a third party manager at these properties will receive approximately $2.5 million in cash as consideration for, among other things, the termination of the management contracts relating to such properties.

        Since URS and DLF, two of the parties contributing interests in properties in connection with our formation transactions, are entitled to receive common shares with a value of $33.4 million and $39.8 million, respectively, based upon the price of the common shares sold in this offering, the number of common shares to be received by them is subject to increase or decrease. In the event the number of common shares to be issued to URS and DLF is increased as a result of common shares in this offering being sold at a price below the mid-point of the price range set forth on the cover page of this prospectus, the common shares and OP units to be received by members of our senior management team and other individuals affiliated with Eola Capital will be reduced by a like amount. In the event the number of common shares to be issued to URS and DLF is decreased as a result of common shares in this offering being sold at a price above the mid-point of the price range set forth on the cover page of this prospectus, the common shares and OP units to be received by members of our senior management team and other individuals affiliated with Eola Capital will be increased by a like amount.

        In connection with the contribution and merger transactions described above, we have obtained representations from the contributing parties, including the Eola contributors, regarding their authorization to effect the contemplated transactions and their ownership of the assets or interests being contributed, which representations survive indefinitely and are not subject to any limit on liability in the event of a breach of such representations. In addition, the Eola contributors have entered into an agreement with us and our operating partnership that provides limited representations regarding the entities and assets being contributed in our formation transactions, and entitles us and our operating partnership to indemnification for breaches of those representations and warranties on a joint and several basis by the Eola contributors. Such indemnification is capped at a maximum of 15% of the value of all OP units and common shares received by the Eola contributors under the terms of the various contribution and merger agreements. As our sole recourse for potential indemnification claims, we have received from the Eola contributors a pledge in an aggregate amount equal to 15% of the total number of OP units and common shares received under the various contribution and merger agreements. The number of pledged common shares and OP units will be fixed as of the completion of this offering and, accordingly, will not increase if the trading price of our common shares drops below the initial public offering price or decrease if the trading price of our common shares rises above the initial public offering price. The pledged collateral will be released on the one-year anniversary of the completion of this offering to the extent that claims have not been made against the outstanding collateral.

        As part of our formation transactions, we also will assume and pay off certain indebtedness as follows:

  •
  We will assume approximately $333.1 million of consolidated indebtedness (before an unamortized discount of $3.5 million) (based on September 30, 2010 outstanding balances).

  •
  Our unconsolidated joint ventures will continue to have outstanding indebtedness for which we will not be directly liable. Our pro rata share of this indebtedness will be approximately $71.3 million (based on September 30, 2010 outstanding balances).

  •
  We expect to use a portion of the net proceeds from this offering to repay approximately $354.2 million of our outstanding indebtedness (based on September 30, 2010 outstanding balances).

        The following chart shows the anticipated structure and ownership of our company, after giving effect to our formation transactions and this offering, on a fully diluted basis (assuming no exercise by the underwriters of their overallotment option):

Benefits of Formation Transactions to Related Parties

        In connection with this offering and our formation transactions, our executive officers, trustees and one other key employee will receive material benefits, including the following (amounts below are based on the mid-point of the price range set forth on the cover page of this prospectus).

  Consideration for Contribution of Interests in Our Assets

  •
  James R. Heistand, our Executive Chairman, will receive      common shares, with an aggregate value of approximately $       million, in exchange for the contribution by him of all of his interests in our assets.

  •
  Rudy Prio Touzet, our President and Chief Executive Officer, will receive      OP units and       common shares, with an aggregate value of approximately $       million, in exchange for the contribution by him of all of his interests in our assets.

  •
  Henry F. Pratt, III, our Chief Operating Officer, will receive      common shares, with an aggregate value of approximately $       million, in exchange for the contribution by him of all of his interests in our assets.

  •
  David O'Reilly, our Chief Financial Officer, will receive      common shares, with an aggregate value of approximately $       million, in exchange for the contribution by him of all of his interests in our assets.

  •
  Scott Francis, our Chief Accounting Officer, will receive      common shares, with an aggregate value of approximately $       million, in exchange for the contribution by him of all of his interests in our assets.

  •
  Messrs. Heistand, Touzet, Pratt, O'Reilly and Francis also will receive cash as a result of (i) customary real estate closing prorations, (ii) a return of restricted cash reserves and deposits that were previously funded by such parties and which are required to remain with the property-owning entities under the terms of loan documents and (iii) repayment of loans made by them. We currently estimate these cash payments will total approximately $       million, excluding customary real estate prorations, which are not expected to be material and the amount of which will be determined by the timing of the completion of this offering and our formation transactions.

        Because two of the third parties contributing interests in properties in our formation transactions are entitled to receive common shares with an aggregate value of approximately $73.3 million based on the price of the common shares sold in this offering, the number of common shares and OP units to be received by the members of our senior management team set forth above will be reduced if the common shares in this offering are sold at a price below the mid-point of the price range set forth on the cover page of this prospectus, and will be increased if the common shares in this offering are sold at a price above the mid-point of the price range set forth on the cover page of this prospectus. See "—Formation Transactions" above.

  Employment Agreements

        We will enter into an employment agreement with each of our executive officers that will be effective upon completion of this offering. These employment agreements provide for base salary, bonus and other benefits, including accelerated vesting of equity awards upon a change in our control or termination of the executive's employment under certain circumstances. See "Management—Executive Compensation—Employment Agreements."

  Indemnification Agreements for Officers and Trustees

        We intend to enter into indemnification agreements with our trustees and executive officers that will be effective upon the completion of this offering. These indemnification agreements will provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances. See "Management—Limitation of Liability and Indemnification."

  Registration Rights Agreement

        We will enter into a registration rights agreement with the various persons receiving our common shares and/or OP units in connection with our formation transactions, including our executive officers. See "Shares Eligible for Future Sale—Registration Rights Agreement."

  Contributor Indemnities

        We expect to cause any personal guarantees that were previously made by Messrs. Heistand, Touzet, Pratt and Francis in connection with 18 mortgage loans secured by properties and other assets being contributed to us to be released by the lenders concurrently with the completion of this offering. If we are unsuccessful in obtaining any such release, we have agreed to indemnify each of

Messrs. Heistand, Touzet, Pratt and Francis with respect to any loss incurred pursuant to such guarantees. With respect to one of the mortgage loans, the guarantee is a full recourse guarantee, and therefore the potential liability to these individuals generally is the current outstanding principal and accrued interest payable under this loan, which was approximately $14.4 million as of September 30, 2010. With respect to 17 of the mortgage loans, the guarantees are non-recourse carveout guarantees, which means that the guarantors' only obligations relate to liability upon the occurrence of certain limited "bad acts" or other uncommon actions. The current outstanding principal and accrued interest payable under these loans was approximately $634.0 million as of September 30, 2010.

Determination of Consideration in our Formation Transactions

        We will acquire direct or indirect ownership interests in each of the properties in our initial portfolio in connection with our formation transactions. The consideration paid to each of the contributors or sellers in our formation transactions will be based upon the terms of the applicable contribution agreements and merger agreements negotiated among us and our operating partnership, on the one hand, and the various contributors or sellers, on the other hand. Under these agreements, each contributor or seller will receive either (i) a fixed value of consideration, payable in OP units or common shares, (ii) a fixed amount of cash, (iii) a fixed number of OP units or common shares, the value of which will depend on the initial public offering price of our common shares, or (iv) a combination of the foregoing. In certain cases, the number or value of OP units and common shares will be subject to adjustment for customary real estate closing prorations and changes in indebtedness encumbering the properties, among other things. Where the consideration is based upon a fixed value of consideration, payable in OP units or common shares, the number of OP units or common shares to be issued will be equal to (i) the negotiated value for the contributed property interests, divided by (ii) the initial public offering price of our common shares.

        The consideration received by the contributors or sellers in our formation transactions was determined pursuant to arm's length negotiations among the contributors or sellers, except in the case of the Eola contributors, based on several factors, including, but not limited to, the applicable property's occupancy and rental revenue; potential for growth in net operating income of the property through increase in occupancy and rental rates; property location, age and amenities; opportunities for reduction in operating expenses; in-place rents relative to the market rates; projected tenant improvements and leasing commissions; current market and submarket conditions and demographics, as well as the future outlook for each market and submarket; strength of significant tenants and lease terms; the property's competitive position within its market; historical lease renewal rates; and near-term capital expenditure requirements. The consideration received by the Eola contributors in our formation transactions was not determined pursuant to arm's length negotiations.

        Through various transactions during the two years prior to this offering, our promoter, James R. Heistand, acquired minority interests in certain assets that are being contributed to our operating partnership in connection with our formation transactions. Mr. Heistand's interests in these assets range from less than 1% up to approximately 10% and include the following properties: International Plaza Four; the Peachtree Center properties (Peachtree Marquis I, Peachtree Marquis II, Peachtree Harris, Peachtree International, Peachtree North, Peachtree South, Peachtree Mall and three related parking garages); and the ACP properties (Ten 10th Street (Millennium), The Cornerstone Building at Peachtree Center, Two Ravinia Drive, Interlachen Corporate Center, 2400 Maitland Center, 500 Winderley Place, the Bank of America Center, Primera V, Westshore Corporate Center, Irvington One, Irvington Two, Irvington Three, Irvington Four and Two Liberty Place). Mr. Heistand acquired these interests, in addition to other interests not being contributed to us, for approximately $3.2 million.

        We did not obtain independent fairness opinions in connection with our formation transactions. Accordingly, there can be no assurance that the fair market value of the equity securities we issue and/or the amount of cash that we pay to the contributors and sellers will not exceed the fair market value of the properties and other assets acquired by us in our formation transactions. See "Risk Factors—Risks Related to Our Organization and Structure—The consideration paid by us in exchange for the contribution of properties and other assets to us in our formation transactions may exceed the fair market value of these assets."

 PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common shares and OP units by:

  •
  each of our trustees and trustee nominees;

  •
  each of our executive officers;

  •
  each holder of five percent or more of each class of our common shares; and

  •
  all of our trustees, trustee nominees and executive officers as a group.

        This table gives effect to the expected issuance of our common shares and OP units in connection with this offering and our formation transactions. The extent to which a person holds common shares as opposed to OP units is described in the footnotes below.

        The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder also is deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of                    , 2011 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of our common shares and OP units shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

        Unless otherwise indicated, the address of each named person is c/o Eola Property Trust, 390 N. Orange Avenue, Suite 2400, Orlando, Florida 32801.

Beneficial Owner	Number of Shares and OP Units Beneficially Owned(1)	Percentage of All Shares(2)		Percentage of All Shares and OP Units(3)
Executive Officers, Trustees and Trustee Nominees
James R. Heistand			%		%
Rudy Prio Touzet			%		%
Henry F. Pratt, III			%		%
David O'Reilly			%		%
			%		%
			%		%
			%		%
			%		%
All trustees, trustee nominees and executive officers as a group ( persons)			%		%
More than Five Percent Beneficial Owners
None

*
Represents less than 1.0% of our common shares and OP units outstanding upon completion of this offering.

(1)
Because two of the third parties contributing interests in properties in our formation transactions are entitled to receive common shares with an aggregate value of approximately $73.3 million based on the price of the common shares sold in this offering, the number of common shares and OP units to be received by the members of our senior management team set forth above will be reduced if the common shares in this offering are sold at a price below the mid-point of the price range set forth on the cover page of this prospectus, and will be increased if the common shares in this offering are sold at a price above the mid-point of the price range set forth on the cover page of this prospectus. See "Structure and Formation of Our Company—Formation Transactions."

(2)
Assumes          of our common shares are outstanding immediately following the completion of this offering and our formation transactions. In addition, amounts for individuals assume that all OP units held by the person are exchanged for our common shares, and amounts for all trustees, trustee nominees and executive officers as a group assume all OP units held by them are exchanged for our common shares in each case, regardless of when such OP units are exchangeable. The total number of our common shares outstanding used in calculating this percentage assumes that none of the OP units held by other persons are exchanged for our common shares.

(3)
Assumes          of our common shares and        OP units are outstanding immediately following the completion of this offering, which OP units may be redeemed for cash or, at our option, exchanged for our common shares as described in "Description of the Partnership Agreement of Eola Property Trust, L.P."

 DESCRIPTION OF SHARES

        The following summary of the material terms of our shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

General

        Our declaration of trust provides that we may issue up to 450,000,000 common shares of beneficial interest, $0.01 par value per share, and 50,000,000 preferred shares of beneficial interest, $0.01 par value per share. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized common shares or the number of shares of any class or series without shareholder approval. After giving effect to this offering and our formation transactions,           common shares will be issued and outstanding on a fully diluted basis (         shares if the underwriters exercise their overallotment option in full), and no preferred shares will be issued and outstanding.

        Under Maryland law, shareholders generally are not personally liable for our debts or obligations solely as a result of their status as shareholders.

Common Shares

Voting Rights

        Subject to the provisions of our declaration of trust regarding the restrictions on transfer and ownership of our shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There will be no cumulative voting in the election of trustees.

        Under the Maryland statute governing real estate investment trusts formed under the laws of that state, or the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. Our declaration of trust provides that these actions (other than certain amendments to the provisions of our declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of our shares of beneficial interest and the termination of our existence) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding at least a majority of the votes entitled to be cast on the matter.

Dividends, Distributions, Liquidation and Other Rights

        Subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding the restrictions on transfer of common shares, holders of our common shares are entitled to receive dividends on such common shares if, as and when authorized by our board of trustees, and declared by us out of assets legally available therefor. Such holders also are entitled to share ratably in the assets of our company legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of our company.

        Holders of common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and have no appraisal rights. Subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares, common shares will have equal dividend, liquidation and other rights.

Preferred Shares

        Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series into one or more classes or series of shares. Prior to issuance of shares of each new class or series, our board of trustees is required by Maryland REIT law and our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares and the terms of any class or series then outstanding, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of each such class or series. As a result, our board of trustees could authorize the issuance of shares that have priority over our common shares with respect to dividends, voting, distributions or rights upon liquidation or with other terms or conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for our common shares or that our common shareholders otherwise believe to be in their best interests. As of the date hereof, no preferred shares are outstanding and we have no present plans to issue any preferred shares.

Power to Reclassify Our Unissued Common Shares

        Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common shares or preferred shares into other classes or series of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise might be in their best interest. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Common Shares and Issue Additional Common and Preferred Shares

        We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares, to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to cause to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our shares or otherwise be in the best interest of our shareholders. See "Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws."

Restrictions on Ownership and Transfer

        In order for us to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares (after taking into account options to acquire common shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        In order to assist us in complying with the limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code, our declaration of trust generally prohibits any person (other than a person who has been granted an exception) from actually or constructively owning more than 9.8% of the aggregate of our outstanding common shares by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding shares of any class or series of our preferred shares by value or by number of shares, whichever is more restrictive. However, our declaration of trust permits (but does not require) exceptions to be made for shareholders provided that our board of trustees determines that such exceptions will not jeopardize our qualification as a REIT.

        Our declaration of trust also prohibits any person from (1) beneficially or constructively owning our shares of beneficial interest that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code, (2) transferring our shares if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without regard to any rules of attribution), (3) beneficially or constructively owning our shares of beneficial interest that would result in our owning (actually or constructively) 10% or more of the ownership interest in a tenant of our real property if income derived from such tenant for our taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests and (4) beneficially or constructively owning our shares of beneficial interest that would cause us otherwise to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of trustees may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.

        Our board of trustees, in its sole discretion, may exempt a person from the above share ownership limits and any of the restrictions described above. However, our board of trustees may not grant an exemption to any person unless our board of trustees obtains such representation, covenant and understanding as our board of trustees may deem appropriate in order to determine that granting the exemption would not result in our losing our qualification as a REIT. As a condition of granting the exemption, our board of trustees may require a ruling from the IRS or an opinion of counsel in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our qualification as a REIT.

        In addition, our board of trustees from time to time may increase the share ownership limits. However, the share ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

        However, if any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares that otherwise would cause any person to violate the above limitations will be void. Shares held in the charitable trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust's charitable beneficiary. Any dividend or other distribution paid before our discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust's charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

  •
  rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

  •
  recast such vote in accordance with the desires of the trustee acting for the benefit of the trust's charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

        Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the share ownership limits in our declaration of trust. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

  •
  the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

  •
  the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

        The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

  •
  such shares will be deemed to have been sold on behalf of the charitable trust; and

  •
  to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

        In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

  •
  the market price on the date we, or our designee, accept such offer.

        We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

        All certificates representing shares of beneficial interest bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of the outstanding shares within 30 days after the end of each taxable year will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our shares that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner's beneficial ownership on our qualification as a REIT and to ensure compliance with our share ownership limits. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        Our share ownership limits could delay, defer or prevent a transaction or a change in our control that might involve a premium price for holders of our common shares or might otherwise be in the best interests of our shareholders.

Transfer Agent and Registrar

        We expect the transfer agent and registrar for our common shares will be                          .

SHARES ELIGIBLE FOR FUTURE SALE

General

        After giving effect to the transactions described in this prospectus, we will have                common shares outstanding. In addition, upon completion of this offering,            common shares will be reserved for issuance upon exchange of OP units and            common shares will be reserved for issuance with respect to            restricted share units issued to our executive officers, non-employee trustees and certain employees.

        Of these shares, the                shares sold in this offering (or            shares if the underwriters' overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our declaration of trust and except for any shares purchased in this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act. The remaining            shares expected to be outstanding immediately after completion of this offering, plus any shares purchased by affiliates in this offering, will be "restricted" securities as defined in Rule 144.

        Our common shares are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for our common shares will develop, (2) the liquidity of any such market, (3) the ability of shareholders to sell the shares or (4) the prices that shareholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of common shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the common shares. See "Risk Factors—Risks Related to this Offering."

        For a description of certain restrictions on transfers of our common shares held by certain of our shareholders, see "Description of Shares—Restrictions on Ownership and Transfer."

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        An affiliate of ours who has beneficially owned our common shares for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of our common shares then outstanding; or

  •
  the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Redemption Right

        Our operating partnership will issue an aggregate of                OP units to persons contributing interests in properties and other assets in connection with our formation transactions. Beginning on or after the date which is one year after completion of this offering, persons holding OP units as a result of our formation transactions will have the right to require our operating partnership to redeem each of their OP units for cash equal to the then-current market value of one common share (determined in accordance with and subject to adjustment under the partnership agreement) or, at our election, common shares on a one-for-one basis, subject to adjustment under certain circumstances and to the restrictions on ownership and transfer of our common shares set forth in our declaration of trust and described under the section entitled "Description of Shares—Restrictions on Ownership and Transfer." See "Description of the Partnership Agreement of Eola Property Trust, L.P."

Registration Rights Agreement

        Upon completion of this offering and our formation transactions, we will enter into a registration rights agreement with the various persons receiving our common shares and/or OP units in connection with our formation transactions, including our executive officers. Under the registration rights agreement, subject to certain exceptions, we will be required to seek to register all common shares that these persons may acquire in connection with the exercise of the redemption rights under the partnership agreement with respect to their OP units, which may not be redeemed until one year following the date of issuance. In addition, subject to certain exceptions, at any time after the date that is 365 days after the date of the completion of this offering (or 180 days after the date of the completion of this offering for holders of more than two million common shares), the holders of common shares issued in our formation transactions will have the right to require us to register their common shares for resale; provided, however, the holders collectively may not exercise such registration rights more than once in any consecutive six-month period. We will agree to pay all expenses related to our registration obligations under the registration rights agreement, except that such expenses will not include any brokerage and sales commissions or any transfer taxes relating to the sale of such shares.

Grants Under 2011 Equity Incentive Plan

        We intend to adopt our equity incentive plan immediately prior to completion of this offering. Our equity incentive plan provides for the grant of incentive awards to our employees, officers, trustees and other service providers. We intend to issue an aggregate of            restricted share units to our executive officers, non-employee trustees and certain employees upon completion of this offering under this plan, and intend to reserve an additional            common shares for issuance under this plan.

        We intend to file with the SEC a registration statement on Form S-8 covering the common shares issuable under our equity incentive plan. Common shares covered by such registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-Up Agreements

        In addition to the limits placed on the sale of our common shares by operation of Rule 144 and other provisions of the Securities Act, our executive officers and trustees and certain of our continuing investors have agreed not to sell or transfer any common shares or securities convertible into, exchangeable or exercisable for (including OP units), or repayable with, common shares, subject to certain exceptions, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Wells Fargo Securities, LLC. However, each of our trustees and executive officers and other continuing investors may transfer or dispose of our shares during this 180-day lock-up period in the case of gifts or for estate planning purposes where the transferee agrees to a similar lock-up agreement for the remainder of the 180-day lock-up period, provided that no report is required to be filed by the transferor under the Exchange Act as a result of the transfer.

 CERTAIN PROVISIONS OF MARYLAND LAW AND OUR DECLARATION OF
TRUST AND BYLAWS

        The following summary of certain provisions of Maryland law and our declaration of trust and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Maryland law and to our declaration of trust and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Our Board of Trustees

        Our declaration of trust and bylaws provide that the number of trustees of our company may be established by our board of trustees, but may not be fewer than the minimum number required under Maryland law nor more than 15. Initially, we expect to have seven trustees. Our declaration of trust and bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualifies.

        Pursuant to our bylaws, each of our trustees is elected by our shareholders to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of our common shares will have no right to cumulative voting in the election of trustees. Trustees are elected by a plurality of the votes cast.

        Our bylaws provide that at least a majority of our trustees must be "independent," with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the NYSE.

Removal of Trustees

        Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (as defined in our declaration of trust) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees and that our board of trustees has the exclusive power to fill vacant trusteeships, even if the remaining trustees do not constitute a quorum. These provisions may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

        Under provisions of the MGCL that apply to Maryland real estate investment trusts, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Maryland law defines an interested shareholder as:

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  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust's outstanding voting shares; or

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  an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding voting shares of the trust.

        A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder.

In approving a transaction, however, the board of trustees may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of trustees.

        After the five-year prohibition, any business combination between the trust and an interested shareholder generally must be recommended by the board of trustees and approved by the affirmative vote of at least:

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  80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

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  two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder, unless, among other conditions, the corporation's common shareholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a trust's board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and an interested shareholder, unless our board in the future alters or repeals this resolution. As a result, any person who later becomes an interested shareholder may be able to enter into business combinations with us without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

        We cannot assure you that our board of trustees will not determine to become subject to such business combination provisions in the future. However, an alteration or repeal of this resolution of our board of trustees will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting of shareholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares in a Maryland real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the trust or (3) an employee of the trust who is also a trustee of the trust. "Control shares" are voting shares that, if aggregated with all other such shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any shareholders meeting.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by Maryland law, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights, unless appraisal rights are eliminated under the declaration of trust. Our declaration of trust eliminates all appraisal rights of shareholders. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

        Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common shares. There is no assurance, however, that our board of trustees will not amend or eliminate this provision at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of the following five provisions:

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  a classified board;

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  a two-thirds shareholder vote requirement for removing a trustee;

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  a requirement that the number of trustees be fixed only by vote of the trustees;

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  a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

  •
  a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of shareholders.

        Our declaration of trust provides that, at such time as we become eligible to make a Subtitle 8 election, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of trustees. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from our board, which removal will be allowed only for cause, (2) vest in our board the exclusive power to fix the number of trusteeships, subject to limitations set forth in our declaration of trust and bylaws, and fill vacancies and (3) require, unless called by the chairman of our board of trustees, our president or chief executive officer or our board of trustees, the written request of shareholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board. In the future, our board of trustees may elect, without shareholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendment of Our Declaration of Trust and Bylaws and Approval of Extraordinary Transactions

        Under the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by a majority of the board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the real estate investment trust's declaration of trust. Our declaration of trust provides that these actions (other than certain amendments to the provisions of our declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of our shares and termination of the trust) may be taken if declared advisable by a majority of our board of trustees and approved by the vote of shareholders holding at least a majority of the votes entitled to be cast on the matter.

        Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Shareholders

        Under our bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the chairman of our board of trustees, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the shareholders shall be called by our secretary upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

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  by or at the direction of our board of trustees; or

  •
  by a shareholder who was a shareholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders. Nominations of persons for election to our board of trustees may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of our board of trustees; or

  •
  provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who is a shareholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

        The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

        The provisions of our declaration of trust on removal of trustees and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common shares or otherwise be in the best interests of our shareholders. Likewise, if our board of trustees were to opt into the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL, to the extent we have not already done so, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Trustees' and Officers' Liability

        The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.
        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity; and

  •
  any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity.

        Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        In addition, upon completion of this offering, we intend to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Share Ownership Limits

        Subject to certain exceptions, our declaration of trust provides that no person (other than a person who has been granted an exception) may actually or constructively own more than 9.8% of the aggregate of our outstanding common shares by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding shares of any class or series of our preferred shares by value or by number of shares, whichever is more restrictive. For more information regarding these restrictions and the constructive ownership rules, see "Description of Shares—Restrictions on Ownership and Transfer."

REIT Qualification

        Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT
OF EOLA PROPERTY TRUST, L.P.

        We have summarized the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of Eola Property Trust, L.P., which we refer to as the "partnership agreement." This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." For purposes of this section, references to "we," "our," "us" and "our company" refer to Eola Property Trust.

General

        Eola Property Trust, L.P., our operating partnership, was formed on July 7, 2010, to acquire, own and operate our assets. We are considered to be an umbrella partnership real estate investment trust, or an UPREIT, in which all of our assets are owned in a limited partnership, our operating partnership, of which we are the sole general partner. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of our operating partnership will be deemed to be our assets and income. We will conduct substantially all of our business through our operating partnership and its subsidiaries, and we are liable for its obligations.

        Our operating partnership is structured to make distributions with respect to OP units that will be equivalent to the distributions made to our common shareholders. The partnership agreement will permit limited partners in our operating partnership to redeem their OP units for cash or, at our election, our common shares on a one-for-one basis (in a taxable transaction) beginning one year after the date of issuance, which will enable limited partners, if our shares are then listed, to achieve liquidity for their investment.

        We are the sole general partner of our operating partnership, and, upon completion of this offering and our formation transactions, we will own approximately        % of the OP units in our operating partnership (or        % if the underwriters exercise their overallotment option in full). Certain persons who contribute interests in properties and/or other assets pursuant to our formation transactions will receive OP units for such contributions. See "Structure and Formation of Our Company." Except as otherwise expressly provided in the partnership agreement, we, as the sole general partner, have the exclusive power to manage and conduct the business of our operating partnership. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, as general partner, have full power and authority to do all things we deem necessary or desirable to conduct the business of our operating partnership, as described below. The limited partners have no power to remove us as general partner as long as our shares are publicly traded.

Capital Contributions

        We will transfer substantially all of the net proceeds from this offering to our operating partnership as a capital contribution in the amount of the gross offering proceeds received from investors, and we will receive a number of OP units equal to the number of common shares issued to investors. Our operating partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with this offering. If our operating partnership requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue OP units for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our shareholders.

Operations

        The partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for classification as a REIT for U.S. federal income tax purposes, (2) avoid any U.S. federal income or excise tax liability and (3) ensure that our operating partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Internal Revenue Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership.

Distributions

        The partnership agreement requires that our operating partnership distribute available cash to its partners on at least a quarterly basis in accordance with their relative percentage interests or specified preferences, if any. Available cash is all cash revenues and funds received plus any reduction in reserves and minus interest and principal payments on debt, all cash expenditures (including capital expenditures), investments in any entity, any additions to reserves and other adjustments, as determined by us in our sole and absolute discretion. Distributions will be made in a manner such that a holder of one OP unit will receive the same amount of distributions from our operating partnership as the amount paid by us to a holder of one common share.

        Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no OP unit will be entitled to a distribution in preference to any other OP unit. A partner will not in any event receive a distribution of available cash with respect to an OP unit for a quarter or shorter period if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that OP unit has been exchanged or redeemed.

        Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed to the holders of the OP units that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series, and the balance, if any, will be distributed to the partners in accordance with their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

Allocations of Net Income and Net Loss

        Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the other holders of the OP units in accordance with their respective percentage interests in the OP units at the end of each fiscal year. Upon the occurrence of certain specific events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to holders of LTIP units, if any, to equalize the capital accounts of such holders with the capital accounts of OP unit holders. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a). See "Material United States Federal Income Tax Considerations."

LTIP Units

        Following this offering, we may at any time cause our operating partnership to issue LTIP units to members of our senior management team. These LTIP units will vest on such terms as determined by our compensation committee. In general, LTIP units are a special class of OP units in our operating partnership and will receive the same quarterly per unit profit distributions as the other outstanding OP units in our operating partnership. Initially, each LTIP unit will have a capital account of zero and, therefore, the holder of the LTIP unit would receive nothing if our operating partnership were liquidated immediately after the LTIP unit is awarded. However, the partnership agreement requires that "book gain" or economic appreciation in our assets realized by our operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per unit of our operating partnership. The applicable Treasury Regulations provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership. Upon equalization of the capital account of the LTIP unit with the per unit capital account of the OP units and full vesting of the LTIP unit, the LTIP unit will be convertible into an OP unit at any time. There is a risk that a LTIP unit will never become convertible because of insufficient gain realization to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP units may be less than the value of an equal number of common shares.

Transfers

        We, as general partner, generally may not transfer any of our OP units in our operating partnership, including any of our limited partner interests, or voluntarily withdraw as the general partner of our operating partnership, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares.

        With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our prior written consent, which consent may be withheld in our sole and absolute discretion. We also have the right to prohibit transfers by limited partners under certain circumstances if it would have certain adverse tax consequences to us or our operating partnership.

        Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote OP units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

Mergers and Sales of Assets

        We may engage in a merger, consolidation or other combination transaction, or sell, exchange, transfer or otherwise dispose of all or substantially all of our assets, only if the transaction has been approved by the consent of the partners holding OP units representing more than 50% of the percentage interests (as defined in the partnership agreement) entitled to vote thereon, including any OP units held by us, and in connection with such transaction all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by our shareholders, on a per share basis, and such other conditions are met that are expressly provided for in the partnership agreement. In addition, we may engage in a merger, consolidation or other combination with or into another person where following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders.

Redemption Right

        As a general rule, limited partners will have the right to cause our operating partnership to redeem their OP units at any time beginning one year following the date of the issuance of the OP units held by any such limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our shareholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its right to redeem its OP units, regardless of the length of time such limited partner has held its OP units.

        Unless we elect to assume and perform our operating partnership's obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from our operating partnership in an amount equal to the market value of our common shares for which the OP units would have been redeemed if we had assumed and satisfied our operating partnership's obligation by paying the redemption amount in our common shares, as described below. The market value of our common shares for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our common shares on the NYSE for the ten trading days before the day on which we received the redemption notice.

        We have the right to elect to acquire the OP units being redeemed directly from a limited partner in exchange for either cash in the amount specified above or a number of our common shares equal to the number of OP units offered for redemption, adjusted as specified in the partnership agreement to take into account prior share dividends or any subdivisions or combinations of our common shares. As general partner, we will have the sole discretion to elect whether the redemption right will be satisfied by us in cash or our common shares. No redemption or exchange can occur if delivery of common shares by us would be prohibited either under the provisions of our declaration of trust or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.

Issuance of Additional Partnership Interests

        We, as general partner, are authorized to cause our operating partnership to issue additional OP units or other partnership interests to its partners, including us and our affiliates, or other persons. These OP units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including OP units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to the limitations described below.

        No OP unit or interest may be issued to us as general partner or limited partner unless:

  •
  our operating partnership issues OP units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights such that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the OP units or other partnership interests issued to us, and we contribute to our operating partnership the proceeds from the issuance of the shares or other equity interests received by us; or

  •
  our operating partnership issues the additional OP units or other partnership interests to all partners holding OP units or other partnership interests in the same class in proportion to their respective percentage interests in that class.

Indemnification and Limitation of Liability

        The partnership agreement expressly limits our liability by providing that neither we, as the general partner of our operating partnership, nor any of our trustees or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, and our officers, trustees, employees, agents and designees to the fullest extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) the indemnified party actually received an improper personal benefit in money, property or services or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our operating partnership also must pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification.

Amendment of Partnership Agreement

        Amendments to the partnership agreement may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interests entitled to vote thereon. In general, the partnership agreement may be amended only with the approval of the general partner and the written consent of the partners holding partnership interests representing more than 50% of the percentage interests entitled to vote thereon. However, as general partner, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required:

  •
  to add to our obligations as general partner or surrender any right or power granted to us as general partner or any affiliate of ours for the benefit of the limited partners;

  •
  to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement;

  •
  to set forth the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to us as general partner;

  •
  to reflect a change that does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

  •
  to modify the manner in which capital accounts are computed;

  •
  to include provisions referenced in future U.S. federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; and

  •
  to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

        The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions regarding, among other things:

  •
  the issuance of partnership interests in general and the restrictions imposed on the issuance of additional partnership interests to us in particular;

  •
  the prohibition against removing us as general partner by the limited partners;

  •
  restrictions on our power to conduct businesses other than owning partnership interests of our operating partnership and the relationship of our common shares to OP units;

  •
  limitations on transactions with affiliates;

  •
  our liability as general partner for monetary or other damages to our operating partnership;

  •
  partnership consent requirements for the sale or other disposition of substantially all the assets of our operating partnership; or

  •
  the transfer of partnership interests held by us or the dissolution of our operating partnership.

        Amendments to the partnership agreement that would, among other things, (i) convert a limited partner's interest into a general partner's interest, (ii) modify the limited liability of a limited partner, (iii) alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional OP units, or (iv) materially alter the unit redemption right of the limited partners, must be approved by each affected limited partner or any assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of OP units or partnership interests that would be adversely affected by the amendment.

Term

        Our operating partnership will continue until dissolved pursuant to the partnership agreement or as otherwise provided by law.

Tax Matters

        Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership, we have authority to make tax elections under the Internal Revenue Code on behalf of our operating partnership, and to take such other actions as permitted under the partnership agreement.

Conflicts of Interest

        Conflicts of interest exist or could arise in the future as a result of our relationships with our operating partnership or any limited partner of our operating partnership. Our trustees and officers have duties to our company and our shareholders under applicable Maryland law in connection with their management of our company. At the same time, we, as sole general partner, have fiduciary duties to our operating partnership and to its limited partners under Delaware law in connection with the management of our operating partnership. Our duties as sole general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company and our shareholders.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material United States federal income tax considerations relating to our qualification and taxation as a "real estate investment trust" for U.S. federal income tax purposes, or "REIT," and the acquisition, holding, and disposition of our common shares. As used in this section, references to the terms "company," "we," "our," and "us" mean only Eola Property Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the Treasury Regulations, rulings and other administrative interpretations and practices of the Internal Revenue Service, or the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. The summary is also based upon the assumption that we will operate our company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, including:

  •
  broker-dealers;

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  financial institutions;

  •
  holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

  •
  insurance companies;

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  non-U.S. shareholders (as defined below), except to the extent discussed below in "—Taxation of Shareholders—Taxation of Non-U.S. Shareholders";

  •
  persons holding 10% or more (by vote or value) of our outstanding common shares, except to the extent discussed below;

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  persons holding our shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

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  persons holding our common shares on behalf of other persons as nominees;

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  persons holding our common shares through a partnership or similar pass-through entity;

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  persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

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  REITs;

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  regulated investment companies, or RICs;

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  subchapter S corporations;

  •
  foreign (non-U.S.) governments;

  •
  tax-exempt organizations, except to the extent discussed below in "—Taxation of Shareholders—Taxation of Tax-Exempt U.S. Shareholders,"

  •
  trusts and estates; or

  •
  U.S. expatriates.

        This summary assumes that shareholders will hold our common shares as a capital asset, which generally means as property held for investment.

        The U.S. federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common shares will depend on the shareholder's particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common shares.

Taxation of Eola Property Trust

        Eola Office Partners has in effect an election to be taxed as an S Corporation under Section 1361 of the Internal Revenue Code. Eola Office Partners will merge with and into us prior to the pricing of this offering in a transaction that is intended to be treated as a "F reorganization" under the Internal Revenue Code. Effective no later than the date of this merger, we will elect to be treated as an association taxable as a corporation for federal income tax purposes. As a result of the merger, we will be treated as a continuation of Eola Office Partners for U.S. federal income tax purposes. Eola Office Partners will revoke its S Corporation election effective prior to the date of this merger. We intend to elect to be taxed as a REIT, commencing with the portion of our taxable year following the date for which the revocation of the S Corporation election of Eola Office Partners is effective and ending on December 31, 2011, and we intend to make this election upon the filing of the U.S. federal income tax return required to be filed by a REIT for such portion of 2011.

        We believe that we have been organized, and expect to operate in such a manner as to qualify for taxation as a REIT. The law firm of Hogan Lovells US LLP ("Hogan Lovells") has acted as our tax counsel in connection this offering. We will receive an opinion of Hogan Lovells to the effect that, commencing with the portion of our taxable year following the date for which the revocation of the S Corporation election of Eola Office Partners is effective and ending on December 31, 2011, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Hogan Lovells will be based on various assumptions relating to our organization and operation, and is conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. Although we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Hogan Lovells does not have and will not have any obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. The opinion of Hogan Lovells will not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order for us to maintain our REIT qualification. Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be monitored by Hogan Lovells. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under "—Requirements for Qualification as a REIT." Although we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify as a REIT." Provided that we qualify as a REIT, we will be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a corporation. In general, income generated by a REIT is taxed only at the shareholder level upon a distribution of dividends by the REIT to its shareholders.

        Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See "—Taxation of Shareholders." Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax in the following circumstances:

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  We will be taxed at regular U.S. federal corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains, for any taxable year. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

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  We (or our shareholders) may be subject to the "alternative minimum tax" on our items of tax preference, if any.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Requirements for Qualification as a REIT—Gross Income Tests—Income from Prohibited Transactions," and "—Requirements for Qualification as a REIT—Gross Income Tests—Income from Foreclosure Property," below.

  •
  If we elect to treat property that we acquire in connection with certain leasehold terminations or a foreclosure of a mortgage loan as "foreclosure property," we may thereby avoid (a) the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction); and (b) the inclusion of any income from such property as nonqualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

  •
  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

  •
  If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

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  If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (1) the amounts that we actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts upon which we paid income tax at the corporate level.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in "—Requirements for Qualification as a REIT."

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  We will be subject to a 100% penalty tax on amounts we receive (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among us, our tenants and any of our taxable REIT subsidiaries do not reflect arm's length terms.

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  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

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  We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder's tax basis in our common shares.

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  The earnings of any subsidiaries that are subchapter C corporations, including any taxable REIT subsidiary, are subject to U.S. federal corporate income tax.

        Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations and/or net worth. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for sections 856 through 859 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer "individuals" (as defined in the Internal Revenue Code to include certain entities and as determined by applying certain attribution rules);

  (7)
  that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification;

  (8)
  that uses a calendar year for U.S. federal income tax purposes,

  (9)
  that meets other tests described below, including with respect to the nature of its income and assets; and

  (10)
  that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

        The Internal Revenue Code provides that conditions (1), (2), (3) and (4) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be satisfied during a corporation's initial tax year as a REIT (which, in our case, will be 2010). Our declaration of trust provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

        To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our shares and other information.

        We are organized as a Maryland real estate investment trust and, therefore, meet condition (3). We intend to elect to be taxed as a REIT for U.S. federal income tax purposes with respect to the portion of our taxable year beginning upon the revocation of the S corporation election of Eola Office Partners and ending December 31, 2011, when we file our U.S. federal income tax return for such short taxable year, in satisfaction of condition (7). To satisfy requirement (8), we have adopted December 31 as our year end. We will have no earnings and profits from a non-REIT year in satisfaction of condition (10).

        The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under "—Requirements for Qualification as a REIT—Gross Income Tests," in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see "—Requirements for Qualification as a REIT—Asset Tests" below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

        Ownership of Partnership Interests.    In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs, as described below. A REIT's proportionate share of a partnership's assets and income is based on the REIT's pro rata share of the capital interests in the partnership. However, solely for purposes of the 10% value test, described below, the determination of a REIT's interest in partnership assets is based on the REIT's proportionate interest in the equity and certain debt securities issued by the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in "—Requirements for Qualification as a REIT—Asset Tests" and "—Requirements for Qualification as a REIT—Gross Income Tests," and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions. See "—Requirements for Qualification as a REIT—Gross Income Tests," "—Requirements for Qualification as a REIT—Asset Tests," and "—Failure to Qualify as a REIT," below, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

        Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        To the extent that any of our subsidiary partnerships acquire appreciated (or depreciated) properties by way of capital contributions from their partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our common shares. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed below and result in a greater portion of our distribution being taxable as a dividend.

        Ownership of Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary, or QRS, that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as described below. A QRS is any corporation other than a taxable REIT subsidiary that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as "pass-through subsidiaries." In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours) the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a taxable REIT subsidiary or a QRS. See "—Requirements for Qualification as a REIT—Gross Income Tests" and "—Requirements for Qualification as a REIT—Asset Tests."

        Ownership of Taxable REIT Subsidiaries.    We initially will own an interest in one taxable REIT subsidiary and may acquire securities in additional taxable REIT subsidiaries in the future. In general, a REIT may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a taxable REIT subsidiary or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and may reduce our ability to make distributions to our shareholders.

        A REIT is not treated as holding the assets of a taxable REIT subsidiary or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to a REIT is an asset in the hands of the REIT, and the REIT generally treats the dividends paid to it from such taxable subsidiary corporation, if any, as income. This treatment can affect the income and asset test calculations that apply to the REIT. Because a REIT does not include the assets and income of a taxable REIT subsidiary or other taxable subsidiary corporations in determining the REIT's compliance with the REIT requirements, such entities may be used by the REIT to undertake indirectly activities that the REIT rules might otherwise preclude the REIT from doing directly or through pass-through subsidiaries. If dividends are paid to us by any taxable REIT subsidiary that we own, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible (for tax years beginning before 2013) for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See "—Requirements for Qualification as a REIT—Annual Distribution Requirements" and "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders."

        Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, current restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a taxable REIT subsidiary may not, subject to certain limitations, deduct interest paid or accrued by a taxable REIT subsidiary to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT's tenants that are not conducted on an arm's length basis. We intend that all of our transactions with our taxable REIT subsidiaries will be conducted on an arm's length basis.

Gross Income Tests

        To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year must be derived from investments relating to real property or mortgages on real property, including:

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  "rents from real property";

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  dividends or other distributions on, and gain from the sale of, shares in other REITs;

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  gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

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  interest income derived from mortgage loans secured by real property; and

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  income attributable to temporary investments of new capital in stocks and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

        Second, at least 95% of our gross income in each taxable year must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (a) other dividends, (b) interest, and (c) gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

        For purposes of one or both of the 75% and 95% gross income tests, the following items of income are excluded from the computation of gross income: (1) gross income from prohibited transactions; (2) certain foreign currency income; and (3) income and gain from certain hedging transactions. See "—Requirements for Qualification as a REIT—Gross Income Tests—Income from Hedging Transactions."

        Rents from Real Property.    Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements described above only if the following conditions are met:

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  First, if rent attributable to personal property leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property;

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  Second, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales;

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  Third, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants, and the rent paid by the taxable REIT subsidiary is substantially comparable to rent paid by the unrelated tenants for comparable space. Amounts attributable to certain rental increases charged to a controlled taxable REIT subsidiary can fail to qualify even if the above conditions are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively holds 10% or more of the tenant; and

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  Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom we derive no revenue or through a taxable REIT subsidiary. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be born by the independent contractor. We are permitted to provide directly to tenants services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants' convenience. We may provide a minimal amount of "non-customary" services to tenants of our properties, other than through an independent contractor, but we intend that our income from these services will not exceed 1% of our total gross income from the property. If the impermissible tenant services income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services income does not exceed 1% of our total income from the property, the services will not "taint" the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. We are deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of our direct cost of providing the service.

        We cannot provide any assurance that the IRS will agree with our positions related to whether any services we provide directly to tenants are "usually or customarily rendered" in connection with the rental of space for occupancy only. We intend to monitor the activities at our properties and do not intend to provide services that will cause us to fail to meet the gross income tests.

        Interest Income.    Interest generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% or 95% gross income tests.

        Dividend Income.    We may receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests.

        Income from Hedging Transactions.    From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from "clearly identified" hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of the either the 75% or the 95% gross income tests. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations with respect to any item of income or gain satisfying the 75% and 95% gross income tests will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test provided that the transaction is "clearly identified." In general, for a hedging transaction to be "clearly identified," (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified "substantially contemporaneously" with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests unless the hedge meets certain requirements, and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurance we will be successful in this regard.

        Income from Prohibited Transactions.    Net income that we derive from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests and subject to a 100% tax. Any foreign currency gain (as defined in Section 988(b)(2) of the Internal Revenue Code) in connection with a prohibited transaction will be taken into account in determining the amount of income subject to the 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid transactions that are prohibited transactions.

        Income from Foreclosure Property.    We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an otherwise available election to treat the related property as foreclosure property.

        Failure to Satisfy the Gross Income Tests.    We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% and/or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be significant in amount. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for safe-harbor provisions contained in the Internal Revenue Code. Safe-harbor provisions are provided where:

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  amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

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  the taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

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  rents paid to the REIT by tenants leasing at least 25% of the net leasable space of the REIT's property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the service is separately stated; and

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  the taxable REIT subsidiary's gross income from the service is not less than 150% of the subsidiary's direct cost of furnishing the service.

        Although we anticipate that any fees paid to a taxable REIT subsidiary for tenant services will reflect arm's length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services that do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to accurately reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

Asset Tests

        At the close of each calendar quarter, we must satisfy the following tests relating to the nature of our assets. For purposes of the asset tests, a REIT is not treated as owning the stock of a QRS or an equity interest in any entity treated as a partnership otherwise disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity.

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  At least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some types of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

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  Not more than 25% of our total assets may be represented by securities other than those described in the first bullet above.

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  Except for securities described in the first bullet above and securities in taxable REIT subsidiaries or QRSs, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

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  Except for securities described in the first bullet above and securities in taxable REIT subsidiaries or QRSs, we may not own more than 10% of any one issuer's outstanding voting securities.

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  Except for securities described in the first bullet above, securities in taxable REIT subsidiaries or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

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  Not more than 25% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

        The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Internal Revenue Code, including (1) loans to individuals or estates, (2) obligations to pay rents from real property, (3) rental agreements described in Section 467 of the Internal Revenue Code (generally, obligations related to deferred rental payments, other than with respect to transactions with related party tenants), (4) securities issued by other REITs, (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico, and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT's interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT's interest as a partner in the partnership.

        For purposes of the 10% value test, "straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code, and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled taxable REIT subsidiaries" (as defined in the Internal Revenue Code), hold securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership). We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. See below under "—Requirements for Qualification as a REIT—Asset Tests—Failure to Satisfy the Asset Tests." We may not obtain independent appraisals to support our conclusions concerning the values of some or all of our assets. We do not intend to seek an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets or our interest in other securities will not cause a violation of the REIT asset requirements.

Failure to Satisfy the Asset Tests

        The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities in such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets or acquiring sufficient qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

        The failure to satisfy the 5% asset test, or the 10% vote or value asset tests can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing in accordance with applicable Treasury Regulations a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

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  the sum of: (1) 90% of our "REIT taxable income," computed without regard to our net capital gains and the deduction for dividends paid, and (2) 90% of our net income, if any, (after tax) from foreclosure property, minus

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  the sum of specified items of "non-cash income."

        For purposes of this test, "non-cash income" means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like kind exchange that is later determined to be taxable.

        We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the d dividend on or before January 31 of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

        In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents.

        To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their shares by the difference between (1) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

        To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains; and (2) cannot be passed through or used by our shareholders. See "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders—Distributions Generally."

        If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

        In addition, if we were to recognize "built-in-gain" (as defined below) on the disposition of any assets acquired from a "C" corporation in a transaction in which our basis in the assets was determined by reference to the "C" corporation's basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax we would pay on such gain. "Built-in-gain" is the excess of (a) the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

        It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or shares at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation.

        We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

Record-Keeping Requirements

        We are required to maintain records and request on an annual basis information from specified shareholders. These requirements are designed to assist us in determining the actual ownership of our outstanding shares and maintaining our qualifications as a REIT. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

        If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in "—Requirements for Qualification as a REIT—Gross Income Tests" and "—Requirements for Qualification as a REIT—

Asset Tests." If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. shareholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to statutory relief.

Tax Aspects of Our Ownership of Interests in Our Operating Partnership

General

        Substantially all of our investments are owned indirectly through our operating partnership, which will own our properties either directly or through certain subsidiaries. This discussion focuses on the tax aspects of our ownership of properties through partnerships. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We currently intend to include in our gross income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we currently intend to include our proportionate share of assets held through our operating partnership and those of its subsidiaries that are either disregarded as separate entities or treated as partnerships for U.S. federal income tax purposes. See "—Requirements for Qualification as a REIT—Effect of Subsidiary Entities—Ownership of Partnership Interests" above.

Entity Classification

        If our operating partnership or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and, therefore, would be subject to U.S. federal and state income tax on its taxable income. In such a situation, the character of our assets and items of gross income would change and could preclude us from qualifying as a REIT (see "—Requirements for Qualification as a REIT—Asset Tests" and "—Requirements for Qualification as a REIT—Gross Income Tests" above). The tax treatment of Eola Property Trust, and the U.S. federal income tax consequences of the ownership of our common shares would be materially different from the consequences described herein if our operating partnership and all of its subsidiaries (other than a IRS) were not classified as partnerships or disregarded as separate entities for U.S. federal income tax purposes. Pursuant to Treasury Regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership."

        Neither our operating partnership nor any of its non-corporate subsidiaries that are not taxable REIT subsidiaries or QRSs has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, our operating partnership and each subsidiary that is not a taxable REIT subsidiary or QRS will be treated as a partnership for U.S. federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for U.S. federal income tax purposes). Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation that is not a taxable REIT subsidiary or QRS for U.S. federal income tax purposes if it is a "publicly traded partnership" and it does not derive at least 90% of its gross income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." OP units will not be traded on an established securities market and we will take the reporting position for U.S. federal income tax purposes that our operating partnership is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of OP units to redeem the units for our common shares could cause OP units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership. We believe that our operating partnership will qualify for at least one of these safe harbors at all times in the foreseeable future. We cannot provide any assurance that our operating partnership will continue to qualify for one of the safe harbors mentioned above. If our operating partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consists of "qualifying income" under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to us to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

        If our operating partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in our operating partnership would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see "—Requirements for Qualification as a REIT—Asset Tests" above). In this event, the value of our shares could be materially adversely affected (see "—Failure to Qualify as a REIT" above).

Allocations of our Operating Partnership's Income, Gain, Loss and Deduction

        A partnership agreement will generally determine the allocation of income and loss among partners. However, such allocations will be disregarded for U.S. federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in our operating partnership's partnership agreement are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

Tax Allocations with Respect to Our Properties

        Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as any property, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partners charged with, or benefits from, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. This difference is known as book-tax difference. Our operating partnership's partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. Any property purchased by our operating partnership for cash initially will have an adjusted tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply. In the future, however, our operating partnership may admit partners in exchange for a contribution of appreciated property. Treasury Regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences.

        Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirement and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences for properties that may be acquired by our operating partnership in the future.

Certain Tax Considerations Related to our Formation Transactions

        As described above in the section titled "—Taxation of Eola Property Trust," Eola Office Partners will merge with and into us prior to the pricing of this offering in a transaction that is intended to be treated as a reorganization under the Internal Revenue Code. If the merger qualifies as a reorganization for U.S. federal income tax purposes, we will succeed to the earnings and profits, if any, of Eola Office Partners, and our tax basis of those assets acquired from Eola Office Partners will be determined by reference to the tax basis of the asset in the hands of Eola Office Partners.

        To qualify as a REIT, any earnings and profits accumulated in a year in which a REIT, or any entity the earnings and profits of which the REIT succeeds to, was not a REIT, must be distributed as of the close of the taxable year in which the REIT accumulates or acquires such earnings and profits. Eola Office Partners has in effect an election to be taxed as an S Corporation under Section 1361 of the Internal Revenue Code, or a S Corporation. Eola Office Partners acquired Eola Capital in September 2009 in a transaction that was intended to constitute a reorganization for U.S. federal income tax purposes. If Eola Capital did not qualify as a S Corporation at the time of the acquisition and Eola Office Partners was considered to be a "successor" to Eola Capital, Eola Office Partners could have been ineligible to elect to be a S Corporation. As a general matter, assuming both that Eola Office Partners has at all times qualified as a S Corporation, and that Eola Office Properties will not have otherwise succeeded to the earnings and profits of any C Corporation, Eola Office Partners generally would, at the time of our formation transactions, have no earnings and profits. If, however, either Eola Office Partners did not, at any time, qualify as a S Corporation or otherwise succeed to the earnings and profits of a C Corporation (for instance, in connection with its September 2009 acquisition of Eola Capital), and assuming the merger were to constitute a reorganization for U.S. federal income tax purposes, we generally would succeed to earnings and profits accumulated (or succeeded to) by Eola Office Partners. We would be required to distribute any such earnings and profits by the close of the taxable year in which the merger occurs.

        In addition, in the case of assets that a REIT acquires from a C corporation in a transaction in which the tax basis of the C corporation's assets in our hands is determined by reference to the tax basis of the asset in the hands of the C corporation (a "carry-over basis transaction"), if the REIT disposes of any such asset in a taxable transaction during the ten-year period beginning on the date of the carry-over basis transaction, then the REIT will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of (a) the fair market value of the asset over (b) the REIT's tax basis in the asset, in each case determined as of the date of the carry-over basis transaction. The foregoing results with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Furthermore, our tax basis in the assets we acquire in a carry-over basis transaction may be lower than the assets' fair market values. This lower tax basis could cause us to have lower depreciation deductions and more gain on a subsequent sale of the assets than would be the case if we had directly purchased the assets in a taxable transaction. Assuming that Eola Office Partners has at all times qualified as a S Corporation and has not otherwise succeeded to the assets of a C Corporation in a carry over basis transaction (for instance, in connection with its September 2009 acquisition of Eola Capital), we will not be treated as acquiring assets from a C corporation in a carry-over basis transaction as a result of the merger of Eola Office Partners into us.

        If the merger of Eola Office Partners into us does not qualify as a reorganization for U.S. federal income tax purposes, the merger generally would be treated as a sale by Eola Office Partners of its assets to us in a taxable transaction, and Eola Office Partners likely would recognize taxable gain. In such a case, as the legal successor-in-interest to Eola Office Partners, we would succeed to any tax liability of Eola Office Partners with respect to such gain (although, at the time of the merger, assuming that Eola Office Partners qualified as a S Corporation at the time of the merger and had not otherwise succeeded to any such tax liabilities or to the assets of a C Corporation in a carryover basis transaction (for instance, in connection with its September 2009 acquisition of Eola Capital), Eola Office Partners generally would not have any such U.S. federal income tax liability (but may have certain state and local tax liabilities)), but, as a general matter, we would not succeed to the earnings and profits, if any, of Eola Office Partners, and our tax basis in the assets we acquire from Eola Office Partners would not be determined by reference to the tax basis of the asset in the hands of Eola Office Partners.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

        This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common shares that for U.S. federal income tax purposes is:

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  a citizen or resident of the U.S.;

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  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common shares by the partnership.

        Distributions Generally.    So long as we qualify as a REIT, the distributions that we make to our taxable U.S. shareholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends or as qualified dividend income will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common shares constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares, if any, and then to our common shares. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates available (but only through 2012) to individual U.S. shareholders who receive dividends from taxable subchapter C corporations.

        Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as "capital gain dividends." Distributions that we designate as capital gain dividends will generally be taxed to U.S. shareholders as long-term capital gains without regard to the period for which the U.S. shareholder that receives such distribution has held its shares. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. shareholder as capital gain. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case U.S. shareholders will be treated as having received, solely for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gains. See "—Requirements for Qualification as a REIT—Annual Distribution Requirements."

        We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

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  a long-term capital gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15% (through 2012), and taxable to U.S. shareholders that are corporations at a maximum rate of 35%; or

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  an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

        Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the U.S. shareholder's common shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder's common shares, the U.S. shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "—Taxation of Eola Property Trust" and "—Requirements for Qualification as a REIT—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

        Qualified Dividend Income.    With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

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  the qualified dividend income received by us during such taxable year from non-REIT corporations (including any taxable REIT subsidiary in which we own an interest);

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  the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

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  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

        Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a RIC), (ii) any taxable REIT subsidiary we form, or (iii) a "qualifying foreign corporation," and (B) specified holding period requirements and other requirements are met. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as qualified dividend income.

        Passive Activity Losses and Investment Interest Limitations.    Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any "passive losses" against income or gain relating to our common shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gains from the disposition of shares, or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts. We intend to notify U.S. shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

        Dispositions of Our Common Shares.    In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder's adjusted tax basis in the common shares at the time of the disposition. In general, a U.S. shareholder's adjusted basis in our common shares generally will equal the U.S. shareholder's acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns on capital.

        In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of our common shares will be subject to a maximum U.S. federal income tax rate of 15% (through 2012), if our common shares are held for more than one year, and will be taxed at ordinary income rates if our common shares are held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains.

        Capital losses recognized by a U.S. shareholder upon the disposition of our common shares that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. shareholder as long-term capital gain.

        Expansion of Medicare Tax.    The Health Care and Reconciliation Act of 2010 requires that, in certain circumstances, certain U.S. shareholders that are individuals, estates, and trusts pay a 3.8% tax on "net investment income," which includes, among other things, dividends on and gains from the sale or other disposition of shares, effective for taxable years beginning after December 31, 2012 (i.e., on or after January 1, 2013). Prospective investors should consult their own tax advisors regarding this new legislation.

        New Legislation Relating To Foreign Accounts.    Under newly enacted legislation, certain payments made after December 31, 2012 (i.e., on or after January 1, 2013) to "foreign financial institutions" in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of their common shares. See "—Taxation of Shareholders—Taxation of Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities."

Taxation of Tax-Exempt U.S. Shareholders

        U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our common shares as "debt financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt shareholder), (2) our common shares are not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to "excess inclusion income," distributions that we make and income from the sale of our common shares generally should not give rise to UBTI to a U.S. tax-exempt shareholder. Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Internal Revenue Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such shareholders to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common shares. These shareholders should consult with their own tax advisors concerning these set aside and reserve requirements.

        In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our common shares could be required to treat a percentage of the dividends as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless:

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  either (1) one pension trust owns more than 25% of the value of our shares, or (2) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares; and

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  we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts.

        Certain restrictions on ownership and transfer of our common shares contained in our declaration of trust generally should prevent a person from owning more than 10% of the value of our common shares, and thus we are not likely to become a pension-held REIT. Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common shares.

Taxation of Non-U.S. Shareholders

        The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares applicable to non-U.S. shareholders of our common shares. For purposes of this summary, "non-U.S. shareholder" is a beneficial owner of our common shares that is not a U.S. shareholder (as defined above under "—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders") or an entity that is treated as a partnership for U.S. federal income tax purposes. The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

        Distributions Generally.    As described in the discussion below, distributions paid by us with respect to our common shares will be treated for U.S. federal income tax purposes as:

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  ordinary income dividends;

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  return of capital distributions; or

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  long-term capital gain.

        This discussion assumes that our common shares will continue to be considered regularly traded on an established securities market located in the United States for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our common shares are no longer regularly traded on an established securities market, the tax considerations described below would materially differ.

        Ordinary Income Dividends.    A distribution paid by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

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  not attributable to our net capital gain; or

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  the distribution is attributable to our net capital gain from the sale of "U.S. real property interests," or USRPI, and the non-U.S. shareholder owns 5% or less of the value of our common shares at all times during the one year period ending on the date of the distribution.

        In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common shares. In cases where the dividend income from a non-U.S. shareholder's investment in our common shares is, or is treated as, effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

        Generally, we will withhold and remit to the IRS 30% of distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits, and would not, therefore, constitute a dividend for U.S. federal income tax purposes) that could not be treated as capital gain with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

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  a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treat rate with us; or

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  the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder's trade or business.

        Return of Capital Distributions.    Unless (A) our common shares constitute a USRPI, as described in "—Taxation of Shareholders—Taxation of Non-U.S. Shareholders—Dispositions of Our Common Shares" below, or (B) either (1) the non-U.S. shareholder's investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S. (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual's net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

        If our common shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. shareholder's proportionate share of our earnings and profits, and (2) the non-U.S. shareholder's basis in its shares, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be) and the collection of the tax will be enforced by a refundable withholding tax (to the extent we do not otherwise withhold upon such distribution) at a rate of 10% of the amount by which the distribution exceeds the shareholder's share of our earnings and profits.

        Capital Gain Dividends.    A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

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  the distribution is attributable to our net capital gain (other than from the sale of USRPI) and we timely designate the distribution as a capital gain dividend; or

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  the distribution is attributable to our net capital gain from the sale of USRPI and the non-U.S. shareholder owns more than 5% of the value of common shares at any point during the one-year period ending on the date on which the distribution is paid.

        Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPI generally will not be subject to U.S. federal income tax in the hands of the non-U.S. shareholder unless:

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  the non-U.S. shareholder's investment in our common shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

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  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

        Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. shareholder that owns more than 5% of the value of our common shares at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend, and, in the case of a non-U.S. shareholder that is a corporation, such distributions also may be subject to the 30% branch profits tax.

        Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, to the extent that the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. shareholder's U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

        Undistributed Capital Gain.    Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our common shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. shareholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. shareholder, and generally receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. shareholder's actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax advisors regarding taxation of such undistributed capital gain.

        Dispositions of Our Common Shares.    Unless our common shares constitute a USRPI, a sale of our common shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular shareholder, our common shares will constitute a USRPI only if each of the following three statements is true.

  •
  Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

  •
  We are not a "domestically-controlled qualified investment entity." A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. shareholders at all times during a specified testing period. Although we expect that we likely will be domestically-controlled, we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity; and

  •
  Either (a) our common shares are not "regularly traded," as defined by applicable Treasury Regulations, on an established securities market; or (b) our common shares are "regularly traded" on an established securities market and the selling non-U.S. shareholder has held over 5% of our outstanding common shares any time during the five-year period ending on the date of the sale.

        Specific wash sales rules applicable to sales of shares in a REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common shares even if we are a domestically controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, other common shares during the 61-day period that begins 30 days prior to such ex-dividend date and (3) if our common shares are "regularly traded" on an established securities market in the United State, such non-U.S. shareholder has not owned more than 5% of our outstanding common shares at any time during the one-year period ending on the date of such distribution.

        If gain on the sale of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder as follows: (1) if the non-U.S. shareholder's investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

        Withholding on Payments to Certain Foreign Entities.    The Hiring Incentives to Restore Employment Act imposes withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the new reporting requirements could result in withholding tax being imposed on payments of interest, dividends, sales proceeds and other payments to foreign intermediaries and certain Non-U.S. shareholders. This legislation is generally effective for payments made after December 31, 2012 (i.e., on or after January 1, 2013). Prospective investors should consult their own tax advisors regarding this new legislation.

Backup Withholding Tax and Information Reporting

        U.S. Shareholders.    In general, information-reporting requirements will apply to distributions with respect to, and the proceeds of the sale of, our common shares discussed herein to some holders, unless an exception applies.

        The payor is required to backup withhold tax on such payments if (a) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of dividends or interest on our common shares discussed herein will be required to backup withhold tax if (a) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code or (b) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

        Some U.S. shareholders may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. shareholder will be allowed as a credit against the holder's U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

        The payor will be required to furnish annually to the IRS and to holders of our common shares information relating to the amount of dividends and interest paid on our common shares, and that information reporting may also apply to payments of proceeds from the sale of our common shares. Some holders are generally not subject to information reporting.

        Non-U.S. Shareholder.    With certain exceptions, as a general matter, the information reporting and backup withholding requirements described above for a U.S. shareholder will apply to a non-U.S. shareholder with respect to distributions on, or the proceeds from the sale of, our common shares.

        Generally, non-U.S. shareholders will satisfy the information reporting requirement by providing a proper IRS withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our common shares when payments to the holders cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to any backup withholding. Because the application of these Treasury Regulations varies depending on the holder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Considerations

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Prospective shareholders should consult their tax advisors regarding the effect of sunset provisions on an investment in our common shares.

Legislative or Other Actions Affecting REITs

        The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common shares.

State, Local and Foreign Taxes

        We, our subsidiaries, and/or shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state and local tax treatment and the state, local and foreign tax treatment of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common shares.

Tax Shelter Reporting

        If a holder of our common shares recognizes a loss as a result of a transaction with respect to our common shares of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a shareholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a shareholder that is either a corporation or a partnership with only corporate partners, such shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury Regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. Shareholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that we might undertake directly or indirectly. Moreover, shareholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

 ERISA CONSIDERATIONS

        A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan's particular circumstances before authorizing an investment of a portion of such plan's assets in our common shares. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Internal Revenue Code). Thus, a plan fiduciary considering an investment in our common shares also should consider whether the acquisition or the continued holding of our common shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL. Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in our common shares on behalf of such a plan should consider whether the acquisition or the continued holding of our common shares might violate any such similar restrictions.

        The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the 1940 Act, the plan's assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is "widely held," "freely transferable," and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). Our common shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

        The DOL Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. We expect our common shares to be "widely held" upon completion of this offering.

        The DOL Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." We believe that the restrictions imposed under our declaration of trust on the transfer of our common shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of our common shares to be "freely transferable." The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

        Assuming that our common shares will be "widely held" and "freely transferable," we believe that our common shares will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be "plan assets" of any plan that invests in our common shares.

        Each holder of our common shares will be deemed to have represented and agreed that its purchase and holding of such common shares (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code or violate any similar laws.

UNDERWRITING

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us, our operating partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Wells Fargo Securities, LLC

Total

        Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

        The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per share to other dealers. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

        The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

        The expenses of this offering, not including the underwriting discount, are estimated at $          and are payable by us.

Overallotment Option

        We have granted an overallotment option to the underwriters to purchase up to        additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover overallotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Directed Share Program

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to five percent (5%) of the shares offered by this prospectus for sale to some of our trustees, officers, employees, business associates and related persons. If these persons purchase reserved shares, it will reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

        We, our executive officers and trustees and certain of our continuing investors have agreed not to sell or transfer any common shares or securities convertible into, exchangeable or exercisable for (including OP units) or repayable with, common shares, subject to certain exceptions, for 180 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common shares,

  •
  sell any option or contract to purchase any common shares,

  •
  purchase any option or contract to sell any common shares,

  •
  grant any option, right or warrant for the sale of any common shares,

  •
  lend or otherwise dispose of or transfer any common shares,

  •
  request or demand that we file a registration statement related to the common shares, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

        This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for (including OP units) or repayable with, common shares. It also applies to common shares and such securities owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

        We intend to apply to have our common shares listed on the NYSE under the symbol "EOLA." In order to meet the requirements for listing on that exchange, the underwriters will undertake to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Determination of Offering Price

        Before this offering, there has been no public market for our common shares. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will be:

  •
  the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

  •
  our financial information;

  •
  the history of, and the prospects for, our company and the industry in which we compete;

  •
  an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

  •
  the present state of our development; and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        An active, liquid trading market for our common shares may not develop. It is also possible that after this offering our common shares will not trade in the public market at or above the initial public offering price.

        The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

        Until the distribution of our common shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of our common shares, such as bids or purchases to peg, fix or maintain that price.

        In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the market price of our common shares may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of our common shares. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

        Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings, including serving as lenders to us, in the ordinary course of business with us or our affiliates and they may receive customary fees and commissions for these transactions.

        An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters in this offering, serves as the lender under a $5 million revolving line of credit. We expect to repay $0.75 million of this line of credit using a portion of the net proceeds from this offering. As such, such affiliate will receive the portion of the net proceeds from this offering that are used to repay such indebtedness.

        Certain affiliates of the underwriters will participate as lenders under the $200 million revolving credit facility that we anticipate entering into upon the completion of this offering. In their capacity as lenders, these affiliates of the underwriters will receive certain financing fees in connection with the revolving credit facility in addition to the underwriting discount payable to the underwriters in connection with this offering.

Notice to Prospective Investors in the EEA

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any common shares which are the subject of this offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

        For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

  (a)
  it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

  (b)
  in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the shares acquired by it in this offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (2) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the Dubai International Financial Centre

        This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorised financial adviser.

 LEGAL MATTERS

        Certain legal matters relating to this offering, including the validity of common shares offered hereby and certain tax matters, will be passed upon for us by Hogan Lovells US LLP. Sidley Austin LLP will act as counsel to the underwriters.

EXPERTS

        The combined financial statements and schedule III of Eola Predecessor Companies at December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the balance sheet of Eola Property Trust as of September 17, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein which, as to the years 2009, 2008 and 2007 relative to Eola Predecessor Companies are based in part on the reports of KPMG LLP, independent registered public accounting firm. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

        The consolidated balance sheets of VFG Holdings LLC and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, members' equity and cash flows for the years ended December 31, 2009 and 2008 and the period from May 9, 2007 (Inception) through December 31, 2007, have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The combined statements of revenue and certain expenses of Eola Portfolio for the years ended December 31, 2009, 2008 and 2007; the combined statements of revenue and certain expenses of ACP Southeast Portfolio for the years ended December 31, 2009, 2008 and 2007; and the combined statements of revenue and certain expenses of ACP Mid-Atlantic Portfolio for the years ended December 31, 2009, 2008 and 2007, have been included in this prospectus in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        KPMG LLP's reports on the combined statements of revenue and certain expenses of Eola Portfolio, ACP Southeast Portfolio, and ACP Mid-Atlantic Portfolio for the years ended December 31, 2009, 2008 and 2007 contain a paragraph that states the combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 2 to the combined statements of revenue and certain expenses, and they are not intended to be a complete presentation of Eola Portfolio's, ACP Southeast Portfolio's and ACP Mid-Atlantic Portfolio's revenue and expenses. Also, KPMG LLP's report on the combined statements of revenue and certain expenses of Eola Portfolio contains a paragraph stating that the combined statements of revenue and certain expenses of Eola Portfolio have been revised to reflect updated assumptions about the individual properties to be acquired and, therefore, included in the combined statements of revenue and certain expenses.

        The report of KPMG LLP, independent registered public accounting firm, on the consolidated balance sheets of Orlando Centre Syndication Partners JV LP and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, partners' capital and cash flows for the years ended December 31, 2009 and 2008, and the period from May 2, 2007 (Inception) through December 31, 2007, not included herein, has been included in this prospectus upon the authority of said firm as experts in accounting and auditing.

        Unless otherwise indicated, all statistical and economic market data included in this prospectus, including information relating to the economic conditions within our markets contained in "Summary"

and "Economic and Market Overview" is derived from market information prepared for us by Rosen Consulting Group, a nationally recognized real estate consulting firm, and is included in this prospectus in reliance on Rosen Consulting Group's authority as an expert in such matters. We paid Rosen Consulting Group a fee of $50,000 for its services.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        KPMG LLP, or KPMG, was previously engaged to audit the combined financial statements of Eola Property Trust and the Eola Predecessor Companies as of and for the years ended December 31, 2009, 2008 and 2007, as well as (i) the consolidated financial statements of VFG Holdings LLC as of and for the years ended December 31, 2009 and 2008 and the period from May 9, 2007 (Inception) through December 31, 2007, and (ii) the consolidated financial statements of Orlando Centre Syndication Partners JV LP as of and for the years ended December 31, 2009 and 2008 and the period from May 2, 2007 (Inception) through December 31, 2007 (collectively "Investees"). On August 25, 2010, our executive management team approved the dismissal of KPMG as our independent registered public accounting firm with respect to the audit of the combined financial statements of Eola Property Trust and the Eola Predecessor Companies and the Investees, which was effective immediately, and appointed Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for the years ended December 31, 2009, 2008 and 2007. Our executive management team and KPMG, however, agreed that KPMG would complete the audits of the combined statements of revenue and certain expenses of Eola Portfolio, ACP Southeast Portfolio and ACP Mid-Atlantic Portfolio (collectively, the "Significant Proposed Acquisitions") presented under Rule 3-14 of Regulation S-X for the years ended December 31, 2009, 2008 and 2007, which are included in this prospectus, and that KPMG would be dismissed as the independent auditor for the Significant Proposed Acquisitions upon completion. KPMG has since completed the audits of the combined statements of revenue and certain expenses of the Significant Proposed Acquisitions.

        KPMG did not issue any reports on the financial statements of Eola Property Trust or the Eola Predecessor Companies. KPMG's reports on the financial statements of our Investees and the Significant Proposed Acquisitions, included in this prospectus, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports on the financial statements of our Significant Proposed Acquisitions were prepared for the purpose of complying with Rule 3-14 of Regulation S-X and are not intended to be complete presentations of the revenue and expenses of the Significant Proposed Acquisitions. Also, KPMG's report on the combined statements of revenue and certain expenses of Eola Portfolio contains a paragraph stating that the combined statements of revenue and certain expenses of Eola Portfolio have been revised to reflect updated assumptions about the individual properties to be acquired and, therefore, included in the combined statements of revenue and certain expenses. During our two most recent fiscal years and any subsequent interim period preceding the dismissal of KPMG, there were no disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the matter in their report, and there have been no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K, except that KPMG advised us of a material weakness related to a lack of a sufficient number of adequately trained accounting personnel with appropriate expertise in U.S. generally accepted accounting principles. We are in the process of addressing the material weakness identified by KPMG as described above, and intend to remedy such weakness by the completion of this offering.

        Prior to the engagement of E&Y, we did not consult with such firm regarding the application of accounting principles to a specific completed or contemplated transaction, or any matter that was either the subject of a disagreement or a reportable event. We also did not consult with E&Y regarding the type of audit opinion which might be rendered on our financial statements and no oral or written report was provided by E&Y.

        We provided KPMG with a copy of this disclosure prior to its filing with the SEC and requested KPMG to furnish us with a letter addressed to the SEC stating whether it agrees with the above statements regarding KPMG and, if not, stating the respects in which it does not agree. A copy of this letter, dated October 6, 2010, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

        We maintain a website at www.                        .com. The information contained on, or otherwise accessible through, our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

        We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the common shares we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including the registration statement, are also available to you, free of charge, on the SEC's website at http://www.sec.gov.

        We are subject to the information and reporting requirements of the Exchange Act and, accordingly, file annual, quarterly and periodic reports and other information with the SEC. These reports and other information are available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

Eola Property Trust
Pro Forma Condensed Consolidated Financial Statements (unaudited):
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2010	F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2010	F-5
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2009	F-6
Notes and Management's Assumptions to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-7
Consolidated Historical Financial Statements
Report of Independent Registered Public Accounting Firm	F-19
Balance Sheet as of September 17, 2010	F-20
Notes to Balance Sheet as of September 17, 2010	F-21
Eola Predecessor Companies
Report of Independent Registered Public Accounting Firm	F-23
Combined Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009 and 2008	F-24
Combined Statements of Operations for the Nine Months Ended September 30, 2010 and 2009 (unaudited), and Years Ended December 31, 2009, 2008 and 2007	F-25
Combined Statements of Changes in Equity (Deficit) for the Nine Months Ended September 30, 2010 (unaudited) and Years Ended December 31, 2009, 2008, and 2007	F-26
Combined Statements of Cash Flows for the Nine Months Ended September 30, 2010 and 2009 (unaudited) and Years Ended December 31, 2009, 2008, and 2007	F-27
Notes to Eola Predecessor Companies Combined Financial Statements	F-28
Schedule III—Real Estate and Accumulated Depreciation	F-52
Orlando Centre Syndication Partners JV LP
Report of Independent Registered Public Accounting Firm	F-53
VFG Holdings LLC and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-54
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-55
Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2008 and the Period from May 9, 2007 (Inception) through December 31, 2007	F-56
Consolidated Statements of Members' Equity for the Years Ended December 31, 2009 and 2008 and the Period from May 9, 2007 (Inception) through December 31, 2007	F-57
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008 and the Period from May 9, 2007 (Inception) through December 31, 2007	F-58
Notes to Consolidated Financial Statements	F-59
Eola Portfolio
Independent Auditors' Report	F-76
Combined Statements of Revenue and Certain Expenses for the Nine Months Ended September 30, 2010 (unaudited) and Years Ended December 31, 2009, 2008, and 2007	F-77
Notes to Combined Statements of Revenue and Certain Expenses	F-78
ACP Southeast Portfolio
Independent Auditors' Report	F-82
Combined Statements of Revenue and Certain Expenses for the Nine Months Ended September 30, 2010 (unaudited) and Years Ended December 31, 2009, 2008, and 2007	F-83
Notes to Combined Statements of Revenue and Certain Expenses	F-84
ACP Mid-Atlantic Portfolio
Independent Auditors' Report	F-88
Combined Statements of Revenue and Certain Expenses for the Nine Months Ended September 30, 2010 (unaudited) and Years Ended December 31, 2009, 2008, and 2007	F-89
Notes to Combined Statements of Revenue and Certain Expenses	F-90

Eola Property Trust

Pro Forma Condensed Consolidated Financial Statements

(unaudited)

        The unaudited pro forma condensed consolidated financial information presented below reflects the audited historical financial statements of the Eola Predecessor Companies (the "Predecessor"), as adjusted to give pro forma effect to the formation transactions, this offering (the "Offering") of the common shares of beneficial interest (the "Common Shares") of Eola Property Trust (the "Company," "we," "our" or "us") and the application of the net proceeds therefrom. The historical operations of the Company have not been reflected in the unaudited pro forma condensed consolidated financial statements as the operations were not significant. We are providing this information to aid you in your analysis of the financial aspects of the Offering. The majority of the proceeds from the Offering will be used to:

  •
  purchase controlling interests in certain equity method investments of the Predecessor (the "Acquisition Properties"(see the footnotes to the financial statements noted below for a listing of the properties included));

  •
  repay certain notes payable and other debt; and

  •
  purchase additional non-controlling interests in certain equity method investments of the Predecessor.

        Our unaudited pro forma condensed consolidated financial information has been derived from and should be read in conjunction with the following financial statements which are included elsewhere in this prospectus:

  •
  the combined financial statements and related notes of the Predecessor as of September 30, 2010 (unaudited) and December 31, 2009 and 2008 and for the nine months ended September 30, 2010 and 2009 (unaudited) and years ended December 31, 2009, 2008 and 2007; and

  •
  the combined statements of revenue and certain expenses and related notes of Eola Portfolio, ACP Southeast Portfolio and ACP Mid-Atlantic Portfolio, for the nine months ended September 30, 2010 (unaudited) and years ended December 31, 2009, 2008 and 2007 (included in the Acquisition Properties).

        This information should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated balance sheet data at September 30, 2010 reflects the historical information of the Predecessor as of such date, as adjusted to give pro forma effect to the formation transactions, the Offering and the application of the net proceeds therefrom as if they had occurred on September 30, 2010. The historical balances of the combined properties in the Predecessor, as well as the historical balances of the uncombined properties, are reflected at carry over basis as they are not deemed to have resulted in a change of control. Purchases of non-controlling interests in the combined properties are considered equity transactions and require no step-up. Increases in additional interests in equity method investments that do not result in a change of control are reflected at fair value as step acquisitions. The value the Predecessor's controlling and non-controlling interest holders will receive for their contributions relate to their Predecessor ownership interest only and do not include any value associated with the settlement of any other relationship with the Predecessor. The assets and liabilities of the Acquisition Properties, however, have been recorded at fair value due to our purchase of a controlling interest. The purchase price allocations have not been finalized and are subject to change based upon recording of actual transaction costs, finalization of

Eola Property Trust
Pro Forma Condensed Consolidated Financial Statements

(unaudited)

working capital adjustments, and completion of appraisals of tangible and intangible assets of the Acquisition Properties.

        The unaudited pro forma condensed consolidated statements of operations data for the nine months ended September 30, 2010 and the year ended December 31, 2009 reflect the historical information of the Predecessor adjusted to give pro forma effect to the formation transactions, the Offering and the application of the net proceeds therefrom, as if they occurred on January 1, 2009.

        The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statements of operations data and the unaudited pro forma condensed consolidated balance sheet data do not purport to represent the results of operations which would have occurred had such transactions been consummated on the dates indicated or the financial position for any future date or period.

Eola Property Trust

Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2010

(unaudited and in thousands, except per share amounts)

	Predecessor	Distribution of Excluded Assets	Acquisitions and Contributions	Proceeds from Offering	Financing and Equity Transactions	Other Pro Forma Adjustments	Company Pro Forma
	(A)	(B)	(C)	(D)	(E)	(F)
Assets
Real estate investment, net	$52,236	$—	$570,774	$—	$—	$—	$623,010
Cash and cash equivalents	3,850	—	(57,843)	428,256	(361,839)	—	12,424
Restricted cash	4,311	—	15,000	—	—	—	19,311
Investments in real estate joint ventures	2,114	—	7,000	—	—	(2,114)	7,000
Lease intangible assets	4,743	—	202,785	—	—	—	207,528
Prepaid expenses and other assets	21,063	(6,474)	2,500	(7,328)	3,765	—	13,526

Total assets	$88,317	$(6,474)	$740,216	$420,928	$(358,074)	$(2,114)	$882,799

Liabilities and equity (deficit)
Liabilities
Notes payable and other debt	$82,446	$(6,526)	$622,204	$—	$(368,528)	$—	$329,596
Accounts payable, accrued interest and other liabilities	18,704	—	7,000	(4,172)	(9,923)	—	11,609
Lease intangible liabilities	—	—	12,984	—	—	—	12,984
Losses and distributions in excess of contributions in real estate joint ventures	4,063	—	—	—	—	428	4,491

Total liabilities	105,213	(6,526)	642,188	(4,172)	(378,451)	428	358,680
Non-controlling interest - property	—	—	20,504	—	—	—	20,504
Equity (deficit)
Equity (deficit)	(16,896)	52	76,096	425,100	20,377	3,810	508,539
Non-controlling interests - OP units	—	—	28	—	—	—	28
Non-controlling interests - property	—	—	1,400	—	—	(6,352)	(4,952)

Total equity (deficit)	(16,896)	52	77,524	425,100	20,377	(2,542)	503,615

Total liabilities and equity (deficit)	$88,317	$(6,474)	$740,216	$420,928	$(358,074)	$(2,114)	$882,799

See accompanying notes.

Eola Property Trust

Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended September 30, 2010

(unaudited and in thousands, except per share amounts)

	Predecessor	Distribution of Excluded Assets	Acquisitions and Contributions	Financing and Equity Transactions	Other Pro Forma Adjustments	Company Pro Forma
	(AA)	(BB)	(CC)	(DD)	(EE)
Revenues
Rental revenue	$4,926	$(113)	$74,794	$—	$—	$79,607
Tenant reimbursements	2,786	(16)	5,976	—	—	8,746
Parking and other income	—	—	4,155	—	—	4,155
Management and other fees	18,000	(13)	—	—	(4,368)	13,619

Total revenues	25,712	(142)	84,925	—	(4,368)	106,127
Expenses
Property operating expenses	4,247	(103)	42,454	—	(6,395)	40,203
General and administrative	13,617	(241)	1,367	—	1,235	15,978
Depreciation and amortization	4,400	(349)	36,645	—	469	41,165

Total expenses	22,264	(693)	80,466	—	(4,691)	97,346

Operating income (loss)	3,448	551	4,459	—	323	8,781
Other income (expenses)
Equity in earnings (loss) from real estate joint ventures	(522)	—	—	—	(2,855)	(3,377	)(FF)
Interest and other income, net	—	—	—	—	—	—
Interest expense	(3,098)	130	(31,439)	16,216	—	(18,191)

Total other income (expenses)	(3,620)	130	(31,439)	16,216	(2,855)	(21,568)

Net income (loss)	$(172)	$681	$(26,980)	$16,216	(2,532)	(12,787)

Less: net income (loss) attributable to non-controlling interests - OP units					—	—
Less: net (income) loss attributable to non-controlling interests - property					784	784

Net income (loss) attributable to the Company					$1,748	$(12,003)

Pro forma earnings per share—basic and diluted
Pro forma weighted average common shares outstanding—basic and diluted

See accompanying notes.

Eola Property Trust

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2009

(unaudited and in thousands, except per share amounts)

	Predecessor	Distribution of Excluded Assets	Acquisitions and Contributions	Financing and Equity Transactions	Other Pro Forma Adjustments	Company Pro Forma
	(AA)	(BB)	(CC)	(DD)	(EE)
Revenues
Rental revenue	$7,723	$(185)	$97,313	$—	$—	$104,851
Tenant reimbursements	3,953	(13)	9,899	—	—	13,839
Parking and other income	—	—	12,987	—	—	12,987
Management and other fees	18,660	(28)	—	—	(2,130)	16,502

Total revenues	30,336	(226)	120,199	—	(2,130)	148,179
Expenses
Property operating expenses	6,237	(134)	58,083	—	(8,215)	55,971
General and administrative	15,757	(176)	1,897	—	1,647	19,125
Depreciation and amortization	4,896	(529)	48,860	—	625	53,852
Property impairment	457	(457)	—	—	—	—

Total expenses	27,347	(1,296)	108,840	—	(5,943)	128,948

Operating income (loss)	2,989	1,070	11,359	—	3,813	19,231
Other income (expenses)
Equity in earnings (loss) from real estate joint ventures	(3,541)	—	—	—	1,060	(2,481	)(FF)
Interest and other income, net	56	—	—	—	—	56
Interest expense	(7,627)	100	(40,869)	24,270	—	(24,126)

Total other income (expenses)	(11,112)	100	(40,869)	24,270	1,060	(26,551)

Net income (loss)	$(8,123)	$1,170	$(29,510)	$24,270	4,873	(7,320)

Less: net income (loss) attributable to non-controlling interests - OP units					—	—
Less: net (income) loss attributable to non-controlling interests - property					1,528	1,528

Net income (loss) attributable to the Company					$9,746	$(5,792)

Pro forma earnings per share—basic and diluted
Pro forma weighted average common shares outstanding—basic and diluted

See accompanying notes.

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

1. Adjustments to the Pro Forma Condensed Consolidated Balance Sheet

        The adjustments to the pro forma condensed consolidated balance sheet as of September 30, 2010 are as follows:

(A)
Reflects the historical combined balance sheet of the Predecessor as of September 30, 2010.

(B)
Reflects the distribution to certain Predecessor members of certain Predecessor assets and liabilities that will not be contributed to the Company (including an airplane and deposits) and the refunding of deposits made on behalf of 245 Riverside and Overlook I and Overlook II for loan extensions that were funded with proceeds from borrowings by the Predecessor.

Prepaid expenses and other assets	$(6,474)
Notes payable and other debt	$(6,526)
Equity (deficit)	$52
(C)
We will acquire controlling interests in the Aquisition Properties through a series of acquisitions and contribution transactions. We will also acquire an additional interest in a current unconsolidated joint venture through a new joint venture and redeem certain Predecessor members' non-controlling interests for cash.

        The table summarizes the entries outlined below:

	C (i)	C (ii)	C (iii)	C (iv)	C (v)	C (vi)	Total
Real estate investment, net	$570,774	$—	$—	$—	$—	$—	$570,774
Cash and cash equivalents	(35,311)	—	(4,126)	(906)	(2,500)	(15,000)	(57,843)
Restricted cash	—	—	—	—	—	15,000	15,000
Investments in real estate joint ventures	—	7,000	—	—	—	—	7,000
Lease intangibles assets	202,785	—	—	—	—	—	202,785
Prepaid expenses and other assets	—	—	—	—	2,500	—	2,500
Notes payable and other debt	622,204	—	—	—	—	—	622,204
Accounts payable, accrued expenses and other liabilites	—	7,000	—	—	—	—	7,000
Lease intangibles liabilities	12,984	—	—	—	—	—	12,984
Non-controlling interest - property	20,504	—	—	—	—	—	20,504
Equity (deficit)	82,528	(1,400)	(4,126)	(906)	—	—	76,096
Non-controlling interests - OP units	28	—	—	—	—	—	28
Non-controlling interests - property	—	1,400	—	—	—	—	1,400

        The following table summarizes the use of the Offering proceeds related to acquistion and contribution activities:

Acquire interests in properties from the current holders of those interests and to pay related costs	$42,843
Fund a reserve account for capital expenditures	15,000
Use of Offering proceeds related to acquistion and contribution activities, net:	$57,843

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

  (i)
  The table below reflects our preliminary estimates of the funding to purchase controlling interests in the Acquisition Properties and is subject to change based on the final determination of the fair value of the assets and liabilities acquired.

	Purchase Price
Property	Cash(1)	Common Shares(2)	OP Units(2)	Notes Payable and Other Debt(3)	Non-Controlling Interests(4)	Total
Eola Portfolio	$26,300	$20,986	$—	$44,877	$—	$92,163
ACP Southeast Portfolio(5)	9,011	18,897	28	452,651	—	480,587
ACP Mid-Atlantic Portfolio(6)	—	42,645	—	124,676	20,504	187,825

Total	$35,311	$82,528	$28	$622,204	$20,504	$760,575

(1)
Represents cash to be paid for the ownership interest in the properties.
(2)
Represents the value to be received in either our Common Shares or our operating partnership's partnership interests ("OP Units") at the Offering date.

Utah State Retirement Investment Fund ("URS") will receive Common Shares in exchange for contributing its interest in nine properties, with an aggregate value of $33,432. In addition, under certain circumstances, URS is entitled to receive additional Common Shares, representing a portion of the Common Shares that otherwise would be payable to the controlling interest holder and certain non-controlling interest holders of the Predecessor in connection with the formation transactions. Any Common Shares issued to URS in connection with the formation transaction would be recorded at fair value and allocated to goodwill.

(3)
Represents the estimated fair value of the mortgage loans to be assumed, including accrued interest, with the purchase of the properties. See adjustments in Note E for the repayment of certain notes payable and other debt.
(4)
Represents the non-controlling interests of holder(s) who will retain an interest in the properties.
(5)
We will use $15,000 of cash to fund a new escrow upon closing to fund future tenant improvements and other leasing costs associated with the portfolio. See adjustment C(vi).
(6)
The ACP Mid-Atlantic Portfolio consists of the following properties: Two Liberty Place, Irvington One, Irvington Two, Irvington Three, and Irvington Four (the "Irvington Properties"). We will acquire an 89% controlling interest in Two Liberty Place which has been reflected in this table. We have an option, and our partner has the right to require us, to acquire the remaining 11% interest in this property at a mutually agreed-upon price, at any time on or after the three year anniversary of the Offering and the formation transactions. Our 11% partner's interest in Two Liberty Place has been reflected as non-controlling interest - property and the interest has been recorded at fair value. We will form a new joint venture (the "Irvington Joint Venture") to purchase an effective 20% non-controlling interest in the Irvington Properties, which has been reflected in adjustment C(ii).

        The table below reflects the allocation of the purchase prices based upon our preliminary estimate of the fair value of the Acquisition Properties.

Balance Sheet Account(1)	Eola Portfolio	ACP Southeast Portfolio	ACP Mid-Atlantic Portfolio	Total
Real estate investment, net	$77,781	$340,401	$152,592	$570,774
Cash and cash equivalents	(26,300)	(9,011)	—	(35,311)
Lease intangible assets	15,051	149,476	38,258	202,785
Notes payable and other debt	44,877	452,651	124,676	622,204
Lease intangible liabilities	669	9,290	3,025	12,984
Non-controlling interest - property	—	—	20,504	20,504
Equity (deficit)	20,986	18,897	42,645	82,528
Non-controlling interests - OP units	—	28	—	28

(1)
The purchase price allocations have been made in accordance with our allocation policies, which are consistent with the Predecessor's. See footnotes to the combined financial statements of the Predecessor. We used the Acquisition Properties' contractual purchase prices as their estimated fair value. We will use the actual fair values, as determined by us, when we

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

  close on the purchase of the properties. Proration of other operating balance sheet accounts (current operating assets and liabilities) have not been included as their estimated values approximate each other and are not deemed to be significant. All of the purchase prices of our property acquisitions represent what are considered to be arms-length transactions for the purchase of the related properties only and do not include the settlement of any pre-existing relationships.

  (ii)
  To adjust for the purchase of an effective 20% interest in the Irvington Properties.

Investments in real estate joint ventures	$7,000
Accounts payable, accrued expenses and other liabilities	$7,000
Equity (deficit)	$(1,400)
Non-controlling interest - property	$1,400

        We will own an 80% controlling ownership interest in the Irvington Joint Venture and have an effective 20% ownership interest in the Irvington Properties. To obtain the 25% ownership interest in the Irvington Properties, we have agreed to contingently fund up to $7,000 of tenant improvements that may be incurred at the properties for new leasing activity. We have also agreed to fund our joint venture partners' 20% share of the $7,000 commitment, which has been reflected as a reduction of our equity. This cost has not been reflected in the consolidated statements of operations as it is considered nonrecurring.

  (iii)
  To adjust for the redemption of certain Predecessor members' non-controlling interest for cash.

Cash and cash equivalents	$(4,126)
Equity (deficit)	$(4,126)
  (iv)
  To adjust for an additional capital contribution to our unconsolidated joint venture that owns One Orlando Center in connection with the restructuring of the joint venture.

Cash and cash equivalents	$(906)
Equity (deficit)	$(906)
  (v)
  To adjust for payments made to purchase management contracts associated with the ACP Mid-Atlantic portfolio.

Cash and cash equivalents	$(2,500)
Prepaid expenses and other assets	$2,500

        These fees will be deferred and amortized over a four-year period.

  (vi)
  Reflects cash deposited into a new escrow upon closing to fund future tenant improvements and other leasing costs associated with the portfolio.

Cash and cash equivalents	$(15,000)
Restricted cash	$15,000

        In connection with our acquisition of the ACP Southeast Portfolio, we agreed to put $15,000 of cash into a new escrow upon closing to fund future tenant improvements and other leasing costs associated with the portfolio.

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

(D)
Reflects the issuance of        Common Shares in the Offering as if it had occurred at September 30, 2010, based on an offering price of $        per share, and net of transaction costs related to the Offering. At September 30, 2010, $4,172 of offering expenses have been accrued and $7,328 have been prepaid.

Gross proceeds from the Offering	$470,000
Underwriting discount, commissions and offering expenses	(44,900)

Net proceeds from the Offering	$425,100

Cash and cash equivalents	$428,256
Prepaid expenses and other assets	$(7,328)
Accounts payable, accrued interest and other liabilities	$(4,172)
Equity (deficit)	$425,100
(E)
To adjust for certain financing and equity transactions, outlined in the "Use of Proceeds" section of this prospectus, concurrent with the Offering. Any resulting gains, losses, or costs from the repayments have been reflected as an increase or decrease to equity, respectively, but have not been reflected in the pro forma statement of operations as they are considered nonrecurring.

        The table summarizes the entries outlined below:

	E (i)	E (ii)	Total
Cash and cash equivalents	$(1,600)	$(360,239)	$(361,839)
Prepaid expenses and other assets	—	3,765	3,765
Notes payable and other debt	(15,894)	(352,634)	(368,528)
Accounts payable, accrued interest and other liabilities	(9,923)	—	(9,923)
Equity (deficit)	24,217	(3,840)	20,377

        The following table summarizes the sources of cash used to repay outstanding notes payable and the related fees:

Use of proceeds from the Offering to repay notes payable	$354,234
Use of proceeds from the Offering to pay fees and costs	7,605

$361,839

  (i)
  We will settle principal balance and accrued interest for notes payable of Capital Plaza I and II and Capital Plaza III in the amounts of $15,894 and $9,923, respectively, for $1,600 in cash.

Cash and cash equivalents	$(1,600)
Notes payable and other debt	$(15,894)
Accounts payable, accrued interest and other liabilities	$(9,923)
Equity (deficit)	$24,217

        Included in the repayment of this note payable is $100 to be paid to the controlling interest holder of the Predecessor. The payment has been reflected as a reduction to the equity (deficit) account as a distribution, since his share of the note payable has been eliminated in consolidation.

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

  (ii)
  Reflects the repayment of Acquisition Properties and Predecessor notes payable and includes the payment of prepayment penalties, swap breakage fees and defeasance costs associated with the repayment of the notes payable. Also reflects the payment of debt assumption fees related to Acquisition Properties notes payable that will remain outstanding.

Cash and cash equivalents	$(360,239)
Prepaid expenses and other assets	$3,765
Notes payable and other debt	$(352,634)
Equity (deficit)	$(3,840)

        The payment of prepayment penalties, swap breakage fees and defeasance costs associated with the repayment of the notes payable have been reflected as a reduction of equity (deficit) as they are expensed as incurred. We have not included these costs in the consolidated statements of operations as they are considered nonrecurring. The payment of debt assumption fees related to Acquisition Properties notes payable that will remain outstanding have been deferred and reflected in prepaid expenses and other assets. These costs will be amortized over the remaining period the assumed notes payable will be outstanding.

(F)
The following adjustments reflect other formation transactions as if they had occurred as of September 30, 2010.

        The table summarizes the entries outlined below:

	F (i)	F (ii)	Total
Investment in real estate joint ventures	$(2,114)	$—	$(2,114)
Losses and distributions in excess of contributions in real estate joint ventures	428	—	428
Equity (deficit)	(2,542)	6,352	3,810
Non-controlling interests - property	—	(6,352)	(6,352)
  (i)
  To adjust for the elimination of investments in real estate joint venture balances of the Predecessor where the controlling interest was acquired as part of the Acquisition Properties or new investments are being purchased with proceeds from the Offering. The full amount of the new basis of the interest has been reflected in other pro forma adjustments. The net effect of this elimination will not be included in the pro forma statements of operations as they are considered nonrecurring.

Investments in real estate joint ventures	$(2,114)
Losses and distributions in excess of contributions in real estate joint ventures	$428
Equity (deficit)	$(2,542)
  (ii)
  Reflects the reclassification of the historical Predecessor equity (deficit) accounts for non-controlling interests in certain Predecessor properties that remain non-controlling interest holders after the formation transactions.

Equity (deficit)	$6,352
Non-controlling interests - property	$(6,352)

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

2. Adjustments to the Pro Forma Condensed Consolidated Statements of Operations

        The adjustments to the pro forma condensed consolidated statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 are as follows:

(AA)
Reflects the historical condensed combined statements of operations of the Predecessor for the nine months ended September 30, 2010 and for the year ended December 31, 2009.

(BB)
Reflects the elimination of income and expenses related to Predecessor assets and liabilities not being contributed (including an airplane) and removal of operating activity related to the Center Point V property, which was sold in September 2010.

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Rental revenue	$(113)	$(185)
Tenant reimbursements	$(16)	$(13)
Management and other fees	$(13)	$(28)
Property operating expenses	$(103)	$(134)
General and administrative	$(241)	$(176)
Depreciation and amortization	$(349)	$(529)
Property impairment	$—	$(457)
Interest expense	$(130)	$(100)

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

(CC)
Reflects the historical statements of revenue and certain expenses of the Acquisition Properties for the nine months ended September 30, 2010 and for the year ended December 31, 2009 included elsewhere in this prospectus. The tables also reflect adjustments as a result of the Offering and other formation transactions for the nine months ended September 30, 2010 and for the year ended December 31, 2009.

(i)
The table below represents the Acquisition Properties, which are comprised of the Eola Portfolio, ACP Southeast Portfolio, and ACP Mid-Atlantic Portfolio.

	Nine Months Ended September 30, 2010
	Eola Portfolio(1)	ACP Southeast Portfolio(1)	ACP Mid-Atlantic Portfolio(1)	Pro Forma Adjustments(2)	Pro Forma
Rental revenue	$10,404	$48,854	$17,954	$(2,418)	$74,794
Tenant reimbursements	368	4,396	1,212	—	5,976
Parking and other income	254	3,901	—	—	4,155

Total revenues	11,026	57,151	19,166	(2,418)	84,925
Property operating expenses	5,088	29,192	8,174	—	42,454
General and administrative	260	955	152	—	1,367
Depreciation and amortization	—	—	—	36,645	36,645

Total expenses	5,348	30,147	8,326	36,645	80,466
Interest expense	(3,095)	(23,077)	(5,267)	—	(31,439)

Net income (loss)	$2,583	$3,927	$5,573	$(39,063)	$(26,980)

	Year Ended December 31, 2009
	Eola Portfolio(1)	ACP Southeast Portfolio(1)	ACP Mid-Atlantic Portfolio(1)	Pro Forma Adjustments(2)	Pro Forma
Rental revenue	$10,862	$65,763	$23,911	$(3,223)	$97,313
Tenant reimbursements	602	7,698	1,599	—	9,899
Parking and other income	299	12,688	—	—	12,987

Total revenues	11,763	86,149	25,510	(3,223)	120,199
Property operating expenses	5,625	41,593	10,865	—	58,083
General and administrative	324	1,321	252	—	1,897
Depreciation and amortization	—	—	—	48,860	48,860

Total expenses	5,949	42,914	11,117	48,860	108,840
Interest expense	(3,505)	(30,380)	(6,984)	—	(40,869)

Net income (loss)	$2,309	$12,855	$7,409	$(52,083)	$(29,510)

(1)
Based on the historical operations of these properties, which are included in the individual financial statements included elsewhere in this prospectus. The information presented for the Mid-Atlantic Portfolio represents the historical operations of Two Liberty Place only, in which we are acquiring a controlling interest. We have included an adjustment for our effective 20% ownership interest in the Irvington Properties in adjustment EE(ii).

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

(2)
Represents adjustments to the historical operations based upon our ownership of the properties and includes above and below market rent and depreciation and amortization expense. Straight-line rent has not been adjusted as it approximates what it would have been under our ownership. Depreciation and amortization expense is based upon our ownership and depreciation and amortization policies, which are consistent with the Predecessor's policies. See the footnotes to the Predecessor's combined financial statements for those policies. Interest expense is adjusted in Note DD.

(DD)
To adjust interest expense and to reflect interest on debt outstanding on a pro forma basis as set forth below.

	Nine Months Ended September 30, 2010
	Predecessor	Eola Portfolio	ACP Southeast Portfolio	ACP Mid-Atlantic Portfolio	Total
Interest expense on notes payable being repaid(1)	$(1,114)	$3,094	$6,959	$5,268	$14,207
Interest expense on notes payable being forgiven	2,216	—	—	—	2,216
Interest expense on notes payable adjusted to fair value(2)	—	—	179	—	179
Amortization of loan costs	—	—	(386)	—	(386)

Total adjustment to interest expense	$(1,102)	$3,094	$6,752	$5,268	$16,216

	Year Ended December 31, 2009
	Predecessor	Eola Portfolio	ACP Southeast Portfolio	ACP Mid-Atlantic Portfolio	Total
Interest expense on notes payable being repaid	$2,179	$3,505	$9,202	$6,984	$21,870
Interest expense on notes payable being forgiven	2,675	—	—	—	2,675
Interest expense on notes payable adjusted to fair value(2)	—	—	239	—	239
Amortization of loan costs	—	—	(514)	—	(514)

Total adjustment to interest expense	$4,854	$3,505	$8,927	$6,984	$24,270

(1)
During 2010, the Predecessor was forgiven $889 of default interest and $990 of late fees that were recorded in prior periods. Interest expense incurred in 2010 related to this note has been reflected net of the above amounts in the Predecessor's historical consolidated financial statements.
(2)
The interest expense adjustment relates to debt assumed and adjusted to fair value based upon our ownership for debt that will remain outstanding after the completion of the formation transactions.

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

(EE)
The following adjustments reflect other formation transactions as if they had occurred as of January 1, 2009.

The tables outline the entries outlined below:

	Nine Months Ended September 30, 2010
	EE (i)	EE (ii)	EE (iii)	EE (iv)	EE (v)	EE (vi)	Total
Management and other fees	$(4,711)	$—	$343	$—	$—	$—	$(4,368)
Property operating expenses	(6,395)	—	—	—	—	—	(6,395)
General and administrative	—	—	—	—	—	1,235	1,235
Depreciation and amortization	—	—	—	469	—	—	469
Equity in earnings (loss) from real estate joint ventures	(214)	(2,641)	—	—	—	—	(2,855)
Net income (loss) attributable to non-controlling interests - OP units	—	—	—	—	—	—	—
Net income (loss) attributable to non-controlling interests - property	—	—	—	—	784	—	784

	Year Ended December 31, 2009
	EE (i)	EE (ii)	EE (iii)	EE (iv)	EE (v)	EE (vi)	Total
Management and other fees	$(2,674)	$—	$544	$—	$—	$—	$(2,130)
Property operating expenses	(8,215)	—	—	—	—	—	(8,215)
General and administrative	—	—	—	—	—	1,647	1,647
Depreciation and amortization	—	—	—	625	—	—	625
Equity in earnings (loss) from real estate joint ventures	1,490	(430)	—	—	—	—	1,060
Net income (loss) attributable to non-controlling interests - OP units	—	—	—	—	—	—	—
Net income (loss) attributable to non-controlling interests - property	—	—	—	—	1,528	—	1,528
  (i)
  To adjust equity in earnings (loss) from real estate joint ventures for the elimination of historical activity related to investments where the controlling interest is being acquired as part of the Acquisition Properties and the elimination of intercompany management fee revenue and expenses and third party management fees. Certain Acquisition Properties were managed by third parties and these costs will no longer be incurred prospectively.

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Management and other fees	$(4,711)	$(2,674)
Property operating expenses	$(6,395)	$(8,215)
Equity in earnings (loss) from real estate joint ventures	$(214)	$1,490

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

  (ii)
  Adjustment necessary to reflect our new ownership interest in the Irvington Properties' historical operations.

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Equity in earnings (loss) from real estate joint ventures	$(2,641)	$(430)
  (iii)
  To adjust management and other fees for additional management fee revenue related to providing management services to the Irvington Properties.

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Management and other fees	$343	$544
  (iv)
  To adjust depreciation and amortization expense related to the purchase of the management contracts associated with the ACP Mid-Atlantic Portfolio.

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Depreciation and amortization expense	$469	$625
  (v)
  Adjustment to allocate net (income) loss attributable to non-controlling interests - OP units issued in connection with the Acquisition Properties and non-controlling interests - property holders related to our 11% partner in Two Liberty Place, our partners in the Irvington Joint Venture and certain historical Predecessor property equity holders that will remain non-controlling interests after the completion of the formation transactions. The allocations are based upon their proportional ownership interests after the completion of the formation transactions.

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Net (income) loss attributable to non-controlling interests - OP units(1)	$—	$—
Net (income) loss attributable to non-controlling interests - property	$784	$1,528

(1)
No adjustment has been made for non-controlling interests - OP units holders as their ownership interest of our operating partnership is not considered significant.

General and Administrative Expenses

        We historically have incurred costs associated with being a self-managed real estate company. However, we will incur additional general administrative costs associated with being a public company. We anticipate that these additional costs will include, but are not limited to, additional compensation, board of trustees fees and expenses, trustees and officers insurance, legal and accounting fees and other

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

costs. We estimate that the additional costs to be incurred on an annual basis will be $2,944. Our estimates are based upon quotes that we have received from various service providers and vendors and/or comparable costs incurred by similar public companies. The pro forma statements of operations have not been adjusted for these additional costs. However, if these estimates were recorded, general and administrative expenses and net loss would increase by $2,208 and $2,944 for the nine months ended September 30, 2010 and for the year ended December 31, 2009, respectively.

        We have assumed that our taxable REIT subsidiary will operate at breakeven and have not included a provision for income taxes.

  (vi)
  To adjust for additional general and administrative expenses related to restricted share unit compensation expense.

	Nine Months Ended September 30, 2010	Year Ended December 31, 2009
Stock based compensation - time-based awards(1)	$1,044	$1,392
Stock based compensation - performance-based awards(2)	191	255

General and administrative	$1,235	$1,647

(1)
As outlined in the "Management" section of this prospectus, our officers and non-management trustees will receive time-based restricted share units totaling $            in connection with this offering. These restricted share units will vest on a straight-line basis over a five-year period. The recipients of the time-based restricted share units are entitled to receive distributions associated with those units, which will be recorded as distributions when paid.
(2)
As outlined in the "Management" section of this prospectus, our officers will receive performance-based restricted share units in connection with this offering. These restricted share units will vest based upon meeting specified performance thresholds within a                  -year period. No performance-based restricted share units, if any, will vest until December 31, 201  . The amount vesting will depend on our performance over the period from January 1, 2011 until December 31, 201  . Depending on our performance, the amount vesting may be as little as 0% of the awarded restricted share units and as much as 100% of the awarded restricted share units. All performance-based restricted share units not vesting on December 31, 201  will be forfeited. We made no adjustment for amortization of compensation expense related to the performance-based restricted share units because of the uncertainty in whether the units will vest, particularly the uncertainty in achievement of the applicable performance thresholds. If vesting of the performance-based restricted share units were certain, we would need to recognize aggregate related compensation expense of $            , which we would amortize over the years following the consummation of this offering until vesting of the units on December 31, 201  . The recipients of the performance-based restricted share units are entitled to receive distributions associated with those units, which will be paid currently and will be recorded as compensation expense as the distributions are paid. The adjustment made to general and administrative expense represents the estimated distributions to be paid for these restricted share units.
(FF)
Reflects the condensed consolidated pro forma statements of operations for our unconsolidated joint ventures adjusted to remove the Acquisition Properties and for our increased ownership in

Eola Property Trust

Notes and Management's Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

(In thousands, except as otherwise noted or per share amounts)

  the Irvington Properties for the nine months ended September 30, 2010 and the year ended December 31, 2009.

	Predecessor Historical Nine Months Ended September 30, 2010(1)	Eliminate Acquisition Properties(2)	Irvington Properties' Interest(3)	Pro Forma Nine Months Ended September 30, 2010
Total revenues	$130,743	$(85,501)		$45,242
Expenses
Property operating expenses	64,574	(43,788)		20,786
General and administrative	3,284	(1,263)		2,021
Depreciation and amortization	56,511	(32,561)		23,950

Total expenses	124,369	(77,612)		46,757
Other income (expenses)	22,136	(18,989)		3,147
Interest expense	(52,222)	31,820		(20,402)

Net loss	$(23,712)	$4,942		$(18,770)

Our share of net loss	$(522)	$(214)	$(2,641)	$(3,377	)(4)

	Predecessor Historical Year Ended December 31, 2009(1)	Eliminate Acquisition Properties(2)	Irvington Properties' Interest(3)	Pro Forma Year Ended December 31, 2009
Total revenues	$190,369	$(124,047)		$66,322
Expenses
Property operating expenses	84,762	(57,800)		26,962
General and administrative	3,128	(618)		2,510
Depreciation and amortization	94,199	(54,195)		40,004

Total expenses	182,089	(112,613)		69,476
Other income (expenses)	(14,597)	14,597		—
Interest expense	(69,192)	42,202		(26,990)

Net loss	$(75,509)	$45,365		$(30,144)

Our share of net loss	$(3,541)	$1,490	$(430)	$(2,481	)(4)

(1)
Represents the summarized statements of operations' financial information for all investments carried on the equity method by the Predecessor for the nine months ended September 30, 2010 and for the year ended December 31, 2009 as outlined in Note 6 in the Predecessor's consolidated financial statements.
(2)
Represents the elimination of Acquisition Properties' historical operations since these investments will now be included in our consolidated financial statements.
(3)
The adjustment necessary to reflect our new ownership interest in the Irvington Properties' historical operations after the completion of the formation transactions.
(4)
Represents our share of unconsolidated joint ventures' operations after the completion of the formation transactions.

Eola Property Trust

Report of Independent Registered Public Accounting Firm

The Shareholder of
Eola Property Trust:

        We have audited the accompanying balance sheet of Eola Property Trust (the Company) as of September 17, 2010. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Eola Property Trust at September 17, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Indianapolis, Indiana
October 6, 2010

Eola Property Trust

Balance Sheet

September 17, 2010

Assets
Cash	$1,000

Total assets	$1,000

Shareholder's Equity
Common shares of beneficial interest, $0.01 par value per share, 100,000 shares authorized, 1,000 shares issued and outstanding	$10
Preferred shares of beneficial interest, $0.01 par value per share, 10,000 shares authorized, 0 shares outstanding	—
Additional paid-in-capital	990

Total shareholder's equity	$1,000

See accompanying notes to balance sheet.

Eola Property Trust

Notes to Balance Sheet

September 17, 2010

1. ORGANIZATION

        Eola Property Trust (the "Company") was formed on July 7, 2010 as a Maryland real estate investment trust. The Company intends to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed initial public offering (the "Offering") of its common shares of beneficial interest ("Common Shares"). The Company intends to contribute proceeds from the Offering to Eola Property Trust, L.P. (the "Operating Partnership"), which was formed as a Delaware limited partnership, in exchange for partnership interests. The Operating Partnership will hold substantially all of the Company's assets and conduct substantially all of its business. The Company and the Operating Partnership were formed to own and operate a portfolio of office buildings located in the Southeastern and mid-Atlantic United States. The Company will operate as a fully integrated, self-administered and self-managed real estate investment trust ("REIT") specializing in the acquisition, ownership, management, redevelopment and disposition of office properties.

        Prior to or concurrent with the consummation of the Offering, the Company and the Operating Partnership, together with certain partners and members of the affiliated partnerships and limited liability companies of Eola Predecessor Companies, Eola Portfolio, ACP Mid-Atlantic Portfolio and ACP Southeast Portfolio, and other parties which hold direct or indirect ownership interests in the properties to be acquired (collectively, the "Participants"), will engage in certain formation transactions (the "Formation Transactions"). The Formation Transactions are designed to: (i) consolidate the asset management, property management, leasing, acquisition and related businesses of Eola Capital LLC into the Operating Partnership; (ii) consolidate the ownership of a portfolio of properties, together with certain other real estate assets, into the Operating Partnership and the Company's taxable REIT subsidiary (the "TRS"); (iii) enable the Company to raise necessary capital to repay existing indebtedness related to certain properties in its portfolio; (iv) fund costs, capital expenditures and working capital; (v) provide a vehicle for future acquisitions; (vi) enable the Company to comply with requirements under the U.S. federal income tax laws and regulations relating to REITs; and (vii) preserve tax advantages for certain investors. The Company will acquire the interests in the real estate properties and the other real estate assets, as well as the property management, leasing, acquisition and related businesses of Eola Capital LLC, and assume specified liabilities, in exchange for units of limited partnership interest in the Operating Partnership ("OP units"), Common Shares and/or cash.

        The operations of the Company will be carried on primarily through the Operating Partnership. It is the intent of the Company to elect and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with a portion of the taxable year ending December 31, 2011. The Company formed a TRS, which will manage certain properties in which the Company will not own all of the equity interests, as well as properties in which the Company will not own any of the equity interests. The TRS will elect to be treated as a corporation for U.S. federal income tax purposes and, effective contemporaneously with that election, will elect jointly with the Company to be treated as a TRS of the Company. The TRS will conduct certain other activities that the Company may not engage in directly without adversely affecting its qualification as a REIT.

Eola Property Trust

Notes to Balance Sheet

September 17, 2010

2. SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make certain estimates and assumptions that affect the reported amounts in the balance sheet and accompanying notes. Actual results could differ from those estimates.

Income Taxes

        The Company intends to be taxed as a REIT if the Offering is successfully completed. As a REIT, the Company will be permitted to deduct distributions paid to its shareholders, eliminating the U.S. federal taxation of income represented by such distributions at the Company level.

        REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

3. OFFERING COSTS

        In connection with the Offering, affiliates have incurred or will incur legal, accounting and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

4. SHARE BASED COMPENSATION

        In connection with the Offering, the Company expects to adopt certain compensation plans which will permit the issuance of share-based compensation awards. These awards will be granted pursuant to the 2011 Equity Incentive Plan, which will be finalized prior to completion of the Offering. Awards granted under this plan will generally require service-based vesting over a period of years subsequent to the grant date. To the extent that stock options are awarded, the Company expects that awards will be granted with exercise prices at least equal to the fair value of the Company's Common Shares on the grant date. The Company will account for the awards granted in the future under applicable stock based compensation guidance contained in Financial Accounting Standards Board Accounting Standards Codification ("ASC") ASC 718.

5. SUBSEQUENT EVENTS

        The Company evaluated subsequent events through the date this balance sheet was issued.

Eola Predecessor Companies

Report of Independent Registered Public Accounting Firm

The Shareholder of Eola Property Trust:

        We have audited the accompanying combined balance sheets of Eola Predecessor Companies (referred to as the "Company") as of December 31, 2009 and 2008, and the related combined statements of operations, changes in equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2009. Our audits also included the financial statement schedule of the Company listed in the Index to Financial Statements at F-1. These combined financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits. We did not audit the financial statements of certain equity method investees which represented equity in earnings (loss) from real estate joint ventures of ($3,148), ($1,979) and ($1,282), for the years ended December 31, 2009, 2008 and 2007, respectively (in thousands). Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these equity method investees (see Note 6), is based solely on the reports of the other auditors.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

        In our opinion based on our audits and the reports of other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Eola Predecessor Companies at December 31, 2009 and 2008, and the combined results of their operations and their cash flows for each of the years in the three year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Ernst & Young LLP
Indianapolis, Indiana
January 6, 2011

Eola Predecessor Companies

Combined Balance Sheets

(Dollars in thousands)

		December 31,
	September 30, 2010
		2009	2008
	(unaudited)
Assets:
Real estate investment, net
Land and improvements	$17,937	$18,579	$18,777
Buildings and improvements	33,766	34,283	34,318
Tenant improvements	8,465	8,422	8,127

Total cost	60,168	61,284	61,222
Accumulated depreciation	(7,932)	(6,393)	(4,293)

Real estate investment, net	52,236	54,891	56,929
Cash and cash equivalents	3,850	2,124	3,016
Restricted cash:
Operating escrows	2,429	1,053	1,447
Capital expenditure reserves	1,882	2,097	2,517
Receivables	1,640	1,794	1,987
Investments in real estate joint ventures	2,114	944	—
Due from affiliates	691	835	527
Accrued rental revenue	1,041	1,222	892
Intangible lease assets, net	4,743	5,692	7,179
Deferred costs, net	3,648	4,564	1,639
Corporate furniture and equipment, net of accumulated depreciation of $2,551 (unaudited), $2,124, and $1,565, respectively	2,875	3,103	3,525
Deposits and prepaid expenses	11,168	593	1,556

Total Assets	$88,317	$78,912	$81,214

Liabilities and Equity (Deficit)
Liabilities:
Notes payable and other debt	$82,446	$80,691	$78,929
Accrued interest payable	10,150	9,611	5,672
Accounts payable and other liabilities	8,554	2,660	3,688
Losses and distributions in excess of contributions in real estate joint ventures	4,063	3,474	—

Total liabilities	105,213	96,436	88,289

Equity (deficit):
Controlling interest	(8,542)	(10,794)	(8,220)
Non-controlling interest	(8,354)	(6,730)	1,145

Total equity (deficit)	(16,896)	(17,524)	(7,075)

Total Liabilities and Equity (Deficit)	$88,317	$78,912	$81,214

See accompanying notes to combined financial statements.

Eola Predecessor Companies

Combined Statements of Operations

(Dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)		(000's)
Revenues
Rental revenue	$4,926	$5,635	$7,723	$5,145	$4,773
Tenant reimbursements	2,786	2,968	3,953	3,371	3,373
Management and advisory service fees-affiliates	18,000	11,899	18,660	17,727	16,048

Total revenues	25,712	20,502	30,336	26,243	24,194
Expenses
Real estate operating expenses	4,247	4,944	6,237	4,300	4,214
Property general and administrative expenses	224	180	292	149	181
Depreciation and amortization	4,400	3,212	4,896	3,543	3,227
Property impairment			457
Management and advisory services operating expenses	13,393	10,083	15,465	13,941	15,289

Total expenses	22,264	18,419	27,347	21,933	22,911

Operating income	3,448	2,083	2,989	4,310	1,283
Other Income (Expenses)
Equity in loss from real estate joint ventures, net	(522)	(1,504)	(3,541)	(12,365)	(1,438)
Interest and other income, net	—	18	56	201	382
Interest expense	(3,098)	(5,908)	(7,627)	(5,291)	(5,122)

Total other income (expenses)	(3,620)	(7,394)	(11,112)	(17,455)	(6,178)

Net loss	(172)	(5,311)	(8,123)	(13,145)	(4,895)

Net loss attributable to non-controlling interests	(1,745)	(4,611)	(7,052)	(9,364)	(1,280)

Net income (loss) attributable to controlling interest	$1,573	$(700)	$(1,071)	$(3,781)	$(3,615)

See accompanying notes to combined financial statements.

Eola Predecessor Companies

Combined Statements of Changes in Equity (Deficit)

Nine Months Ended September 30, 2010 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

	Controlling Interest	Non-controlling Interests	Total
Equity (deficit), January 1, 2007	$(849)	$555	$(294)
Transfer of controlling interest to non-controlling interests	(141)	141	—
Contributions	656	14,623	15,279
Distributions	(738)	(1,178)	(1,916)
Net loss	(3,615)	(1,280)	(4,895)

Equity (deficit), December 31, 2007	(4,687)	12,861	8,174
Contributions	2,227	1,661	3,888
Distributions	(1,979)	(4,013)	(5,992)
Net loss	(3,781)	(9,364)	(13,145)

Equity (deficit), December 31, 2008	(8,220)	1,145	(7,075)
Transfer of controlling interest to non-controlling interests	115	(115)	—
Contributions	2,660	1,865	4,525
Distributions	(2,672)	(1,707)	(4,379)
Loans to members	(1,690)	(911)	(2,601)
Repayment of member loans	84	45	129
Net loss	(1,071)	(7,052)	(8,123)

Equity (deficit), December 31, 2009	(10,794)	(6,730)	(17,524)
Contributions	1,532	407	1,939
Distributions	(1,107)	(423)	(1,530)
Repayment of member loans	254	137	391
Net income (loss)	1,573	(1,745)	(172)

Equity (deficit), September 30, 2010	$(8,542)	$(8,354)	$(16,896)

See accompanying notes to combined financial statements.

Eola Predecessor Companies

Combined Statements of Cash Flows

(Dollars in thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)
Operating Activities
Net loss	$(172)	$(5,311)	$(8,123)	$(13,145)	$(4,895)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,400	3,212	4,896	3,543	3,227
Impairment charge	—	—	457	—	—
Amortization of deferred financing costs	99	89	122	99	84
Accrued rental revenue	181	(68)	(330)	(315)	(347)
Equity in loss from real estate joint ventures, net	522	1,504	3,541	12,365	1,438
Return on investment in real estate joint ventures	140	—	14	—	—
Changes in operating assets and liabilities:
Operating escrows	(1,376)	(465)	394	(137)	358
Receivables	154	(14)	193	547	(1,586)
Deferred costs, deposits and prepaid expenses	(8,178)	764	867	(1,062)	229
Due from affiliates	144	(407)	(308)	24	80
Accrued interest payable	540	3,117	3,939	1,968	2,197
Accounts payable and other liabilities	5,895	1,060	(1,028)	(1,150)	1,775

Net cash provided by operating activities	2,349	3,481	4,634	2,737	2,560
Investing Activities
Capital expenditures and deposits for purchase of real estate	(4,857)	(710)	(717)	(2,847)	(2,708)
Cash received from joint venture partners for deposit for purchase of real estate	2,750	—	—	—	—
Change in capital expenditures reserves	215	458	420	442	171
Cash from acquisition of real estate	—	—	—	959	—
Investment in management contracts	—	(1,260)	(1,259)	—	—
Investments in real estate joint ventures	(1,786)	(702)	(1,467)	(2,163)	(15,667)
Return of investment in real estate joint ventures	544	235	442	1,921	1,954

Net cash used in investing activities	(3,134)	(1,979)	(2,581)	(1,688)	(16,250)
Financing Activities
Proceeds from notes payable and other debt	6,876	5,650	5,650	5,100	—
Repayment of notes payable and other debt	(5,121)	(2,400)	(3,888)	(2,400)	—
Loans to members	—	(2,601)	(2,601)	—	—
Repayment of member loans	391	—	129	—	—
Contributions	1,939	1,031	2,243	3,888	15,279
Distributions	(1,530)	(3,140)	(4,379)	(5,992)	(1,916)
Financing costs for notes payable and other debt	(44)	(87)	(99)	(37)	(27)

Net cash provided by (used in) financing activities	2,511	(1,547)	(2,945)	559	13,336

Increase (Decrease) in Cash and Cash Equivalents	1,726	(45)	(892)	1,608	(354)
Cash and cash equivalents at beginning of the period	2,124	3,016	3,016	1,408	1,762

Cash and cash equivalents at end of the period	$3,850	$2,971	$2,124	$3,016	$1,408

Supplemental disclosure of non-cash investing and financing activities:
Assignment of management contracts	$—	$2,475	$2,282	$—	$—

See accompanying notes to combined financial statements.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

1. Organization and Description of Business

        Eola Predecessor Companies (the "Company") is not a legal entity but rather a combination of certain real estate and management entities in which Mr. James Heistand ("Mr. Heistand") controls or has a direct or indirect interest therein. The real estate and management entities included in the accompanying combined financial statements represent those entities in which Mr. Heistand intends to contribute to Eola Property Trust (the "REIT") or a newly formed limited partnership, Eola Property Trust, L.P. (the "Operating Partnership"), as part of the formation transactions related to the REIT's initial public offering (the "Offering"). The real estate and management entities include direct ownership of real estate properties and a management company and investments in entities that hold an indirect investment in real estate properties.

        The Company's investments in real estate properties are subject to risks incidental to the ownership and operation of commercial real estate. These risks include, among others, the risks normally associated with changes in general economic conditions and particularly economic conditions within our markets, trends in the real estate industry, creditworthiness of tenants, competition for tenants and customers, changes in tax laws, interest rate levels, availability and cost of financing, and potential liability under environmental and other laws.

        The entities included within the combined financial statements generally are limited liability companies (the "LLCs") that will continue in existence until dissolved in accordance with the provisions of their individual operating agreements and are funded through the equity contributions of their respective owners. Pursuant to the terms of each LLC agreement, profits, losses, and distributions are generally allocated to the members in accordance with their ownership percentages.

        The Company specializes in acquiring, owning, managing, redeveloping and disposing of central business district ("CBD") and suburban office buildings located in the Southeastern and mid-Atlantic United States. As of December 31, 2009, the Company had ownership interests in the following real estate properties and management entities.

COMBINED PROPERTIES	Type	Location	Ownership Interest(1)
Eola Capital LLC(2)	Service	Orlando, Florida	63.75%
Center Point (3 Buildings)(3)	Suburban Office	Columbia, South Carolina	38.10%
Center Point IV land(3)	Land	Columbia, South Carolina	38.10%
Capital Plaza I and II (2 buildings)(3)	Suburban Office	Jacksonville, Florida	15.00%
Capital Plaza III(3)	Suburban Office	Jacksonville, Florida	15.00%
Cypress IV land(4)	Land	Tampa, Florida	50.00%
UNCOMBINED PROPERTIES(5)
One Orlando Centre(6)	CBD Office	Orlando, Florida	1.12%
245 Riverside(7)	CBD Office	Jacksonville, Florida	1.12%
Overlook I(7)	Suburban Office	Richmond, Virginia	1.12%
Overlook II(7)	Suburban Office	Richmond, Virginia	1.12%
100 Windward Plaza(7)	Suburban Office	Atlanta, Georgia	1.12%
280 Interstate North Office Park(7)	Suburban Office	Atlanta, Georgia	1.12%

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

UNCOMBINED PROPERTIES(5)	Type	Location	Ownership Interest(1)
300 Windward Plaza(7)	Suburban Office	Atlanta, Georgia	1.12%
5660 New Northside Drive(7)	Suburban Office	Atlanta, Georgia	1.12%
Beckrich One(7)	Suburban Office	Panama City, Florida	1.12%
Beckrich Two(7)	Suburban Office	Panama City, Florida	1.12%
Deerfield Point (2 buildings)(7)	Suburban Office	Atlanta, Georgia	1.12%
Millennia Park One(7)	Suburban Office	Orlando, Florida	1.12%
Southhall Center(7)	Suburban Office	Orlando, Florida	1.12%
Southwood One(7)	Suburban Office	Tallahassee, Florida	1.12%
Windward Pointe 200(7)	Suburban Office	Atlanta, Georgia	1.12%
Cypress Center I(8)	Suburban Office	Tampa, Florida	2.48%
Cypress Center II(8)	Suburban Office	Tampa, Florida	2.48%
Cypress Center III(8)	Suburban Office	Tampa, Florida	2.48%
Cypress West(8)	Suburban Office	Tampa, Florida	2.48%
Cypress Commons(8)	Suburban Office	Tampa, Florida	2.48%
Parkwood Point(7)	Suburban Office	Atlanta, Georgia	1.12%
Buschwood Park I(9)	Suburban Office	Tampa, Florida	1.78%
Buschwood Park II(9)	Suburban Office	Tampa, Florida	1.78%
Buschwood Park III(9)	Suburban Office	Tampa, Florida	1.78%
2400 Maitland Center(10)	Suburban Office	Orlando, Florida	1.95%
500 Winderley Place(10)	Suburban Office	Orlando, Florida	1.95%
Bank of America Center(10)	CBD Office	Orlando, Florida	1.85%
Interlachen Corporate Center(10)	Suburban Office	Orlando, Florida	1.95%
Peachtree Harris(11)	CBD Office	Atlanta, Georgia	2.67%
Peachtree International(11)	CBD Office	Atlanta, Georgia	2.67%
Peachtree Mall(11)	Retail	Atlanta, Georgia	2.67%
Peachtree Marquis I(11)	CBD Office	Atlanta, Georgia	2.67%
Peachtree Marquis II(11)	CBD Office	Atlanta, Georgia	2.67%
Peachtree North(11)	CBD Office	Atlanta, Georgia	2.67%
Peachtree South(11)	CBD Office	Atlanta, Georgia	2.67%
Primera V(12)	Suburban Office	Orlando, Florida	3.71%
Ten 10th Street (Millennium)(13)	Suburban Office	Atlanta, Georgia	3.71%
Two Liberty Place(10)	CBD Office	Philadelphia, Pennsylvania	1.27%
Two Ravinia Drive(10)	Suburban Office	Atlanta, Georgia	1.95%
Westshore Corporate Center(14)	Suburban Office	Tampa, Florida	3.84%
Irvington Four(15)	Suburban Office	Washington, D.C.	0.59%
Irvington One(15)	Suburban Office	Washington, D.C.	0.59%
Irvington Three(15)	Suburban Office	Washington, D.C.	0.59%
Irvington Two(15)	Suburban Office	Washington, D.C.	0.59%
International Plaza Four(16)	Suburban Office	Tampa, Florida	2.29%

(1)
Represents Mr. Heistand's effective direct or indirect ownership interest.
(2)
Eola Capital LLC is a majority owned subsidiary of Eola Office Partners LLC. Eola Capital LLC provides real estate related services (management, leasing, construction management, acquisition and advisory services) to the properties included in this table and other affiliate and non-affiliate properties in exchange for contractually based fees. The operations of the management company have been included in the combined financial statements for all periods presented.
(3)
These properties' operations have been included in the combined financial statements for all periods presented.
(4)
Represents land adjacent to existing properties.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

(5)
Represents investments accounted for under the equity method of accounting. The investment entity through which the Company has an indirect ownership interest in the property is noted below and further described in Note 6.
(6)
Property owned through an indirect interest in Orlando Centre Syndication Partners JV LP.
(7)
Property owned through an indirect interest in VFG Holdings, LLC.
(8)
Property owned through an indirect interest in CAT-FLA Manager, LLC. Includes Cypress Commons, which was sold on June 1, 2010.
(9)
Property owned through an indirect interest in BSH Portfolio LLC.
(10)
Property owned through an indirect interest in JRH-RPT Capital LLC.
(11)
Property owned through an indirect interest in ACP/DLF Peachtree Center LLC.
(12)
Property owned through an indirect interest in ACP/DLF Primera LLC.
(13)
Property owned through an indirect interest in Dulles Corners Properties, LLC.
(14)
Property owned through an indirect interest in ACP/Westshore LLC.
(15)
Property owned through an indirect interest in ACP Irvington Center LLC.
(16)
Property owned through an indirect interest in IP4 Owner LLC.

2. Summary of Significant Accounting Policies

Basis of Presentation and Combination

        The accompanying combined financial statements include the accounts of all majority-owned investments controlled by the Company, and all investments that are less than majority-owned but are controlled by the Company through its ownership interest. All significant inter-company amounts have been eliminated. Control of an investment is demonstrated by, among other factors, (i) the Company's ability to manage day-to-day operations, (ii) the Company's ability to refinance debt and sell the investment without the consent of any other owner, and (iii) the inability of any other owner to replace the Company's ability to control.

        The accompanying combined financial statements also include the accounts of investments identified as variable interest entities, or VIEs, when the Company is determined to be the primary beneficiary. The determination of the primary beneficiary of a VIE considers all relationships between the investor and the VIE, including management agreements and other contractual arrangements, when determining the party that has the power to control the decisions that significantly impact the VIE's economic performance, as defined by accounting standards. The Company elected to adopt Financial Accounting Standards Board Accounting Standards Codification ("ASC") ASC 810-Consolidations, Variable Interest Entities retrospectively beginning January 1, 2007. As a result, Deerwood Holdings LLC ("Deerwood"), which holds the investment in Capital Plaza I and II and Capital Plaza III, and CAT-B Holdings LLC ("CAT-B"), which holds the investments in Center Point I, II, V and Center Point IV land, were determined to be VIEs. The Company is considered the primary beneficiary. The Company has the power to control the decisions that significantly impact the economic performance of these VIEs. Consequently, Deerwood is combined in the accompanying combined financial statements for all periods presented and CAT-B is combined as of December 8, 2008, the date the power to control was obtained. The carrying amounts and classifications of assets and liabilities included in the Company's combined balance sheets for Deerwood and CAT-B are as follows:

	September 30, 2010	December 31, 2009	December 31, 2008
Total assets	$65,168	$67,165	$70,762
Total liabilities	82,903	82,491	79,370

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

        Investments in real estate joint ventures represent non-controlling ownership interests in various real estate investments. The Company accounts for these investments using the equity method of accounting. Investments are initially recorded at cost and are subsequently adjusted for cash contributions and distributions and earnings (losses), which are generally allocated based on the provisions of the joint venture agreements.

        Certain investments have undergone recapitalization events during the periods presented in the accompanying combined financial statements. As a result of these recapitalization events, the Company's interests may have changed from a non-controlling interest to a controlling interest or remained as a non-controlling interest. If the interest changed from a non-controlling interest to a controlling interest, the recapitalization was recorded as a purchase in the period the transaction occurred, and the controlling interest has been reflected in the combined financial statements since the transaction date. If the interest remained as a non-controlling interest, the interest continued to be recorded at its historical basis and any basis differential related to the new joint venture is amortized as part of "Equity in earnings (loss) from real estate joint ventures" going forward based upon the estimated lives of the underlying investment's assets.

Real Estate

        Land is carried at cost; land improvements, buildings and improvements, parking garages and improvements, and tenant improvements are carried at cost less accumulated depreciation. Additions and betterments are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Interest is capitalized on construction in progress and included in the cost of real estate to the extent that underlying capital expenditures support such capitalization. Construction in progress was $91, $40, and $145 as of September 30, 2010, and December 31, 2009 and 2008, respectively.

        In leasing tenant space, the Company may provide funding to the lessee through a tenant allowance. In accounting for a tenant allowance, the Company determines whether the allowance represents funding for the construction of tenant improvements and evaluates the ownership, for accounting purposes, of such improvements. If the Company is considered the owner of the tenant improvements for accounting purposes, the Company capitalizes the amount of the tenant allowance and depreciates it over the shorter of the useful life of the tenant improvements or the related lease term. If the tenant allowance represents a payment for a purpose other than funding tenant improvements, or in the event the Company is not considered the owner of the improvements for accounting purposes, the allowance is considered to be a lease acquisition cost (including lease inducements) and is recognized over the lease term as a reduction of rental revenue on a straight-line basis.

        Depreciation is recorded using the straight-line method over estimated useful lives as follows:

Land improvements	10 to 15 years
Buildings	40 to 50 years
Building improvements	Lesser of building life or related useful life
Tenant improvements	Lesser of respective lease term or useful life

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

        The Company assigns the purchase price of assets acquired and liabilities assumed to the acquired tangible assets (normally consisting of land, buildings, parking garages, and improvements) and identified intangible assets and liabilities (normally consisting of the value of in-place leases, including above-market and below-market leases). The costs are assigned based on the fair values of the assets acquired and liabilities assumed.

        The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land, buildings, parking garages, and improvements based on the estimation of the fair values of the assets.

        In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and any below-market fixed rate renewal periods (for below-market lease values). The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are accreted as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be expensed.

        The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases, as well as the value associated with lost rental revenue and operating expense reimbursements during the assumed lease-up period. The value of in-place leases is amortized over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be expensed.

        The Company is required to expense property acquisition-related costs related to property acquisitions as incurred effective January 1, 2009. Prior to January 1, 2009, these costs were capitalized as part of the purchase price and allocated to the tangible and intangible assets acquired.

        Management reviews its real estate and other related assets and liabilities included in the asset group for impairment whenever events or changes in circumstances indicate that the carrying value of the asset group may not be recoverable through operations. Management determines whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges) of the asset group, with the carrying cost of the asset group. If impairment is indicated, a loss is recorded for the amount by which the carrying value of the asset group exceeds its fair value. The Company recorded an impairment charge of real property related to a combined real estate property of $457 during the year ended December 31, 2009. The Company estimated the fair value of the building using Level 3 inputs (see fair value measurements below), based largely upon unobservable market data. No impairment of combined real properties was recorded by the Company for the nine months ended September 30, 2010 and 2009 (unaudited) and for the years ended December 31, 2008 and 2007.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

Use of Estimates

        The preparation of the combined financial statements requires management to use estimates and assumptions which affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant items subject to such estimates and assumptions include, but are not limited to, allocation of the purchase price of acquired real estate investments among tangible and intangible assets, determination of the useful life of property and other long-lived assets, valuation and impairment analysis of investments in real estate, property and other long-lived assets, and valuation of the allowance for doubtful accounts. Actual results could differ from those estimates.

Investments in Real Estate Joint Ventures

        The Company accounts for its investments in real estate joint ventures under the equity method of accounting because it exercises significant influence over, but does not control, these entities. The Company's judgment with respect to its level of influence or control of an entity involves the consideration of various factors, including the form of the Company's ownership interest, its representation in the entity's governance, the size of its investment, its ability to participate in policy making decisions and the rights of the other investors to participate in the decision-making process and to replace the Company as manager and/or liquidate the venture, if applicable. The Company's assessment of its influence or control over an entity affects the presentation of these investments in the Company's combined financial statements.

        These investments are recorded initially at cost and subsequently adjusted for equity in earnings (loss) and cash contributions and distributions from the real estate joint ventures. Any difference between the carrying amount of these investments on the balance sheet and the underlying equity in net assets is amortized as an adjustment to equity in earnings (loss) from joint ventures over the life of the related investment's assets. Under the equity method of accounting, the net equity investment of the Company is reflected on one line within the combined balance sheets, and the Company's share of net income or loss from the joint ventures is included within the combined statements of operations. The joint venture agreements may designate different percentage allocations among investors for profits and losses; however, the Company's recognition of joint venture income or loss generally follows the joint venture's distribution priorities, which may change upon the achievement of certain investment return thresholds. The Company separately reports investments in real estate joint ventures for which accumulated distributions have exceeded investments in and its share of net income of the joint ventures within "Losses and distributions in excess of contributions in real estate joint ventures" in the liability section of the combined balance sheets. The net equity of certain joint ventures may be less than zero if financing or operating distributions are greater than net income, as net income includes non-cash charges for depreciation and amortization. Distributions received that are considered a return on investment are reported as operating cash flows and distributions received that are considered a return of investment are reported as investing cash flows for combined statements of cash flow purposes.

        The Company's investments in real estate joint ventures are reviewed for impairment periodically and the Company records impairment charges when events or circumstances change indicating that a

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

decline in the fair values below the carrying values has occurred and such decline is other-than-temporary. The ultimate realization of the investment in real estate joint ventures is dependent on a number of factors, including the performance of each investment and market conditions. The Company recorded an impairment charge of real property related to its investments in real estate joint ventures of $9,836 during the year ended December 31, 2008, which has been included in equity in earnings (loss) from real estate joint ventures. The Company estimated the fair value of the equity interests using Level 3 inputs (see fair value measurements below), including estimating future net cash flows, risk adjusted discount rates and estimated asset values using largely unobservable information.

Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

        A portion of the operating escrows is held in depository accounts and released periodically by the lender after funding of required reserves and mortgage note payments. The remaining portion of operating escrows is restricted to fund real estate taxes, insurance, and required repairs and is released by the lender upon approval of a disbursement request.

        Capital expenditure reserves represent funds restricted for building and tenant improvements and lease acquisition costs. These funds are released by the lender upon approval of a disbursement request.

Receivables

        Receivables are recorded at the principal amount outstanding and are shown net of an allowance for doubtful accounts. The Company evaluates the collectability of receivables, including accrued rental income, based on numerous factors, including past history with tenants, their creditworthiness, and historical write off experience. Initially, the Company estimates an allowance for doubtful accounts based on these factors. This estimate is periodically adjusted when the Company becomes aware of a specific tenant's inability to meet its financial obligations (e.g., upon a bankruptcy filing) or as a result of changes in the overall aging of receivables. Uncollectible receivables are charged off after management has exhausted all reasonable collection efforts. The allowance for uncollectible accounts was not significant in any period presented.

Deferred Costs

        Costs related to obtaining leases are deferred as lease acquisition costs and amortized using the straight-line method over the lease terms. Costs related to obtaining long-term financing are deferred and amortized to interest expense using the straight-line method over the term of related indebtedness, which approximates amortization by the effective interest method. If the lease terminates early, or if the loan is repaid prior to maturity, the remaining lease acquisition costs or loan costs are written off.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

Costs related to the acquisition of a management contract are deferred and amortized using the straight-line method over the term of the contract.

Offering Costs

        In contemplation of the Offering the Company has incurred legal and accounting costs of $7,328 for the nine months ended September 30, 2010, which is included in deposits and prepaid expenses on the combined balance sheet at September 30, 2010. The unpaid amount of $4,172 is included in accounts payable and other liabilities. Such costs will be reimbursed by the REIT upon the successful completion of the Offering. If the Offering is not successful, these Offering costs will be expensed.

Corporate Furniture and Equipment

        Corporate furniture and equipment is carried at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over estimated useful lives of 5 years for the aircraft (with a salvage value) and 3 to 7 years for furniture and other equipment. Additions and betterments are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently.

Fair Value Measurements

        The Company has adopted guidance for accounting for fair value measurements of financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. On January 1, 2009, the Company adopted guidance for fair value measurements related to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a framework for measuring fair value and expands disclosures about fair value measurements including a fair value hierarchy based upon three levels of inputs that may be used to measure fair value. The following describes the three levels:

  •
  Level 1—Quoted prices for identical instruments in active markets.

  •
  Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3—Model-based techniques that use at least one significant assumption not observable in the market.

        The fair values included in these combined financial statements represent management's best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company's own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available under the circumstances.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

        The carrying value of cash and cash equivalents, restricted cash, receivables, and accounts payable and other liabilities approximates fair value at September 30, 2010, December 31, 2009 and 2008, due to the short term nature of these instruments. The fair value of notes payable is disclosed in Note 7.

Revenue Recognition

        The Company leases office space and parking space to tenants under operating lease agreements with varying terms. Rental revenue is recognized as earned. When scheduled rentals vary during the lease term, revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental income is the aggregate difference between scheduled rental payments, which vary during the lease term, and rental revenue recognized on a straight-line basis over the lease term. Rental revenue is reported net of sales taxes collected from tenants, which are recorded as liabilities on the combined balance sheets.

        Tenant reimbursements represent amounts from tenants for real estate taxes, common area maintenance charges and building and parking operating expenses and are recognized as earned.

        Management fees are based on a percentage of rental receipts of properties managed and are recognized as the rental receipts are collected. Advisory services include leasing and construction supervisory services. Leasing commissions are based on a percentage of gross rents payable under newly executed leases and are recorded when earned. Fees for construction supervision of tenant and building improvements are based on a percentage of the cost of improvements and are recorded upon completion of the improvements.

Income Taxes

        During the periods presented, the entities included in the combined financial statements have qualified to be taxed as partnerships for U.S. federal and state income tax purposes. As a result, the entities' income or loss is passed through to their owners for inclusion in their separate income tax returns.

        Because many types of transactions are susceptible to varying interpretations under U.S. federal and state income tax laws and regulations, the Company's tax positions may be subject to change at a later date upon final determination by the taxing authorities. When applicable, interest and penalties are reflected as a component of income tax expense. The Company does not believe that a reserve is necessary for uncertain tax positions for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007. State and local taxes were insignificant during each of the periods presented.

Non-controlling Interests

        Effective January 1, 2009, the Company retrospectively adopted a newly issued accounting standard for non-controlling interests, which requires a non-controlling interest in an entity to be reported as equity and the amount of net income (loss) specifically attributable to the non-controlling interest to be included within net income (loss). This standard also requires consistency in the manner of reporting changes in the controlling entity's ownership interest and requires fair value measurement of any non-controlling equity investment when the controlling interest is transferred. Net income (loss) attributable to non-controlling interests in combined properties is a component of net income (loss).

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

Segment Information

        The Company's operations are comprised of two business segments: (i) real estate operations and (ii) management and advisory services. The Company's real estate portfolio is located throughout the Southeastern and mid-Atlantic United States; however, management does not distinguish or group its operations on a geographical basis for purposes of allocating resources or measuring performance. The Company reviews operating and financial data for each property on an individual basis. The individual properties have been aggregated into the real estate operations reportable segment based upon their similarities with regard to both the nature and economics of the properties, tenants and operational processes, as well as long-term average financial performance. The combined statements of operations reflect the operating activities of the two reportable segments. The assets related to the Company's management and advisory services segment are not significant. The following represents the depreciation and amortization and interest expense attributable to the Company's management and advisory services segment:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
Depreciation and amortization	$1,712	$354	$965	$454	$466
Interest expense	243	93	186	174	434

Interim Reporting

        The unaudited combined financial statements and notes of the Company as of and for the nine months ended September 30, 2010 and 2009 have been prepared in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission (SEC). In the opinion of management, all adjustments considered necessary for a fair presentation of the Company's unaudited interim combined balance sheet, statements of operations, and cash flows have been included and are of a normal and recurring nature. The unaudited combined statements of operations and cash flows for the nine months ended September 30, 2010 and 2009 are not necessarily indicative of full year results.

Recently Adopted Pronouncements

        In December 2007, the Financial Accounting Standards Board (FASB) issued updated guidance, which applies to all transactions or events in which an entity obtains control of one or more businesses. This guidance (i) establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, (ii) requires expensing of most transactions costs, and (iii) requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. These provisions were adopted by the Company on January 1, 2009. The primary impact of adopting this guidance on the Company's combined financial statements was the requirement to expense transaction costs relating to its acquisition activities starting in 2009.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

        In February 2008, the FASB issued updated guidance which defers the effective date of previous guidance issued regarding the fair value of nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, until fiscal years beginning after November 15, 2008. These provisions were adopted by the Company on January 1, 2009, and did not have a material impact on the combined financial statements.

        In May 2009 and February 2010, the FASB issued updated guidance to establish general standards of accounting for and disclosure of subsequent events. This guidance renames the two types of subsequent events as recognized subsequent events or non-recognized subsequent events and modified the definition of the evaluation period for subsequent events as events or transactions that occur after the balance sheet date, but before the financial statements are issued. The Company adopted this guidance during 2009. The adoption of this guidance did not have a material impact on the Company's combined financial statements.

        In June 2009, the FASB issued guidance, which establishes the FASB's Accounting Standards Codification (the "Codification") as the exclusive authoritative reference for nongovernmental U.S. GAAP for use in financial statements, except for SEC rules and interpretative releases, which are also authoritative for SEC registrants. As a result, the Codification provides guidance that all standards will carry the same level of authority. The Company adopted this guidance during 2009. The only impact of adopting this guidance was to update and remove certain references to technical accounting literature in the combined financial statements.

        In November 2008, the FASB ratified guidance related to equity method investment accounting. This guidance applies to all investments accounted for under the equity method and clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This guidance became effective beginning in the first quarter of fiscal year 2010. The adoption of the new guidance did not have a significant impact on the combined financial statements.

        In June 2009, the FASB issued updated guidance, which amends guidance for determining whether an entity is a VIE and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity is required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity's economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. This guidance became effective beginning in the first quarter of fiscal year 2010. The Company adopted this guidance effective January 1, 2010 and applied it retrospectively to all prior periods presented in the combined financial statements. The cumulative result of this adoption was the consolidation of Deerwood described in the basis of presentation note.

        In August 2009, the FASB issued new guidance for the accounting for the fair value measurement of liabilities. The new guidance provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the approved techniques. The new guidance clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance is effective for the

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

first reporting period (including interim periods) beginning after issuance. The adoption of the standard did not have a significant impact on the combined financial statements.

        In January 2010, the FASB issued new guidance for fair value measurements and disclosures, which is intended to improve disclosures regarding fair value measurements. This update requires new disclosures for transfers in and out of Level 1 and 2, as well as disclosure about the valuation techniques and inputs used to measure fair value for Level 1 and 2. In addition, activity in Level 3 should present separately information about purchases, sales, issuances and settlements on a gross basis (rather than as one net number). A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. The new disclosures and clarifications of existing disclosures are effective beginning in the first quarter of fiscal year 2010, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company believes the adoption of the standard will not have a significant impact on the Company's financial position or results of operations.

3. Acquisition of Real Estate

        On December 8, 2008, the 90% owner of the Center Point properties assigned its membership interests to the Company for no consideration. The Company determined that the entity holding these assets was a VIE and the Company was the primary beneficiary. As a result, the Company consolidated the assets and liabilities, and its operations have been combined in the combined financial statements as of December 8, 2008. Prior to the assignment, the Company accounted for its investment in the properties using the equity method. The transaction, considered an acquisition of real estate, was recorded at fair value, which was allocated to the assets and liabilities as follows:

Real estate	$13,739
Cash and restricted cash	1,875
Intangible lease assets	1,772
Other assets	13
Mortgage note payable	(16,300)
Accounts payable and other liabilities	(1,099)

$—

        Unaudited pro forma summary information is presented below for the years ended December 31, 2008 and 2007 assuming the transfer of the Center Point properties had occurred on January 1, 2007. Preparation of the pro forma summary information was based upon assumptions deemed appropriate by the Company's management. Revenues of the properties for the three years preceding the transaction were $3,417, $4,563 and $2,705 for the years ended December 31, 2007, 2006 and 2005, respectively, and certain operating expenses were $3,269, $4,364 and $1,231 for the years ended December 31, 2007, 2006 and 2005, respectively. The unaudited pro forma summary information presented below is not necessarily indicative of the results that actually would have occurred if the

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

transactions indicated above had been consummated at the beginning of the periods presented, and it is not intended to be a projection of future results.

	Year Ended December 31,
	2008 Pro Forma	2007 Pro Forma
	(unaudited)
Total revenues	$28,626	$26,660
Net loss	$(21,436)	$(8,548)

4. Intangible Lease Assets

        Intangible lease assets consist of the following:

	September 30, 2010	December 31, 2009	December 31, 2008
	(unaudited)
In-place leases and lease commission	$10,741	$10,748	$10,788
Less: accumulated amortization	(5,999)	(5,058)	(3,661)

	4,742	5,690	7,127
Above-market leases	184	184	184
Less: accumulated amortization	(183)	(182)	(132)

	1	2	52

Total	$4,743	$5,692	$7,179

        At December 31, 2009, the weighted average amortization period and estimated amortization for intangible lease assets for the next five years were as follows:

	Weighted average lives (years)	2010	2011	2012	2013	2014	Thereafter
In-place leases and lease commissions	5	$1,257	$1,173	$960	$768	$762	$770

        Amortization expense for in-place leases and lease commissions was $941, $1,098, $1,436, $1,201, and $1,154 for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively. Amortization of above-market leases into rental revenue was $1, $38, $50, $49 and $49 for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

5. Deferred Costs

        Deferred costs consist of the following:

	September 30, 2010	December 31, 2009	December 31, 2008
	(unaudited)
Lease acquisition costs	$2,400	$1,632	$1,442
Accumulated amortization	(923)	(641)	(350)

	1,477	991	1,092
Management contract acquisition costs	3,541	3,541	—
Accumulated amortization	(1,839)	(493)	—

	1,702	3,048	—
Deferred financing costs	921	878	1,076
Accumulated amortization	(452)	(353)	(529)

	469	525	547

Total	$3,648	$4,564	$1,639

        Amortization expense for lease acquisition costs and management contracts was $1,462, $66, $736, $142, and $138 for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively. Amortization of deferred financing costs into interest expense was $99, $89, $122, $99, and $84 for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

6. Equity Method Investments

        Joint ventures are common in the real estate industry. The Company uses joint ventures to acquire new properties and diversify its investment in a particular property or portfolio. Substantially all of the joint venture properties are subject to operating agreements that contain certain protective and participating rights such as rights of first refusal, buy-sell provisions (in cases where the parties have a disagreement), major decision rights based on both parties' active involvement or other sale or marketing rights for partners, which rights are customary in real estate joint venture agreements and the industry.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

        The Company uses the equity method of accounting for investments where it exercises significant influence over the operations and policies of the venture but does not control the venture. Investments carried on the equity method consisted of the following at December 31, 2009.

Joint Venture	Ownership Interest(1)		Number of Properties
Orlando Centre Syndication Partners JV LP(2)	1.12	%(3)	1
VFG Holdings LLC(2)	1.12	(3)	15
BSH Portfolio LLC(4)	1.78		3
CAT—FLA Manager LLC(2)(5)	2.48		5
IP4 Owner LLC(6)	2.29		1
ACP/DLF Peachtree Center LLC(6)	2.67		7
Dulles Corners Properties LLC(6)	3.71		1
ACP/DLF Primera LLC(6)	3.71		1
ACP/Westshore LLC(6)	3.84		1
Maitland Portfolio JRH-RPT(6)	1.95		3
Bank of America JRH-RPT(6)	1.85		1
Two Ravinia Drive JRH-RPT(6)	1.95		1
Four Irvington JRH-RPT(6)	0.59		1
Irvington Centre JRH-RPT(6)	0.59		3
Two Liberty Place JRH-RPT(6)	1.27		1

(1)
Represents Mr. Heistand's effective direct or indirect ownership interest.
(2)
Acquired in 2007.
(3)
These entities were audited by other auditors.
(4)
Acquired in 2008.
(5)
Includes Cypress Commons, which was sold on June 1, 2010.
(6)
Acquired in 2009.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements (Continued)

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

        The summarized balance sheet financial information shown below includes all investments carried on the equity method as of September 30, 2010 and December 31, 2009 and 2008 as follows:

Balance Sheets	September 30, 2010	December 31, 2009	December 31, 2008
	(unaudited)
Real estate investment, net	$1,259,833	$1,280,009	$428,427
Other assets	231,617	229,469	64,047

Total assets	$1,491,450	$1,509,478	$492,474

Mortgage notes payable	$1,168,946	$1,212,378	$396,735
Other liabilities	60,524	51,154	19,363

Total liabilities	1,229,470	1,263,532	416,098
Equity	261,980	245,946	76,376

Total liabilities and equity	$1,491,450	$1,509,478	$492,474

The Company's share of:
Equity	$9,455	$8,889	$9,149
Less: Basis difference due to impairment charge	(9,836)	(9,836)	(9,836)
Less: Other net basis differences	(1,568)	(1,583)	687

Investments in real estate joint ventures, net	$(1,949)	$(2,530)	$—

        The Company has a basis difference in its investments in real estate joint ventures. The other net basis differences are being amortized/accreted over the life of the related properties, which is typically no greater than 40 years, and the amortization is included in the reported amount of equity in earnings (loss) from real estate joint ventures.

        As of December 31, 2009, scheduled principal repayments on joint venture properties' mortgages and other indebtedness are as follows:

Total
Past due(1)	$34,210
2010	133,949
2011	135,246
2012	427,716
2013	27,376
2014	2,022
Thereafter	453,175

Total principal maturities	1,213,694
Less: net discounts and other	(1,316)

Total mortgage notes payable	$1,212,378

(1)
At December 31, 2009, the mortgage note payable by VFG Holdings LLC ("VFG"), with an outstanding balance of $34,210 was due July 2009 and was in default and interest only was paid monthly at LIBOR plus 1.75%,

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements (Continued)

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

  (1.983% at December 31, 2009). Default interest (6.983% at December 31, 2009) was accrued after the maturity date at 5% above the standard interest rate (LIBOR plus 1.75%) which is compounded monthly. Additional interest under the default rate of $831 has been accrued since the date of default. The mortgage note is collateralized by three underlying properties of VFG whose aggregate asset carrying value at December 31, 2009 totaled approximately $27,000. The mortgage note is non-recourse to VFG and there are no cross-collateral or cross-default arrangements between the mortgage note and other properties or mortgage notes held by VFG. The lender has agreed to cancel the mortgage note and permit a transfer of the three underlying properties by VFG to the Company in exchange for a payment of $27,500, which transaction is expected to close concurrently with the closing of the Offering.

        The mortgage notes payable are collateralized by substantially all of the assets of the joint ventures and are guaranteed, under certain circumstances, by certain individuals who have indirect ownership interests in the joint ventures.

        In August 2010, ACP/DLF Peachtree Center LLC ("Peachtree"), a joint venture of the Company, entered into a loan restructuring agreement pursuant to which, at the original maturity date of July 6, 2012, the $207.6 million senior mortgage loan relating to the properties at Peachtree Center will be split into an "A/B" note structure, with an "A-Note" of $140.0 million and a "B-Note" of $67.6 million. Upon execution of the loan restructuring agreement, members of the property-owning entities deposited $15.0 million into a reserve account for tenant improvements and leasing commissions for the properties. Prior to the original maturity date of July 6, 2012, the loan will bear interest at a rate of 6.044%, and monthly debt service payments on the total debt of $207.6 million shall remain due and payable. Upon the split into an A/B note structure on July 6, 2012, each of the A-Note and the B-Note will have a maturity date of June 30, 2015. The A-Note will bear interest at 6.044% and debt service will be due and payable monthly. The B-Note also will bear interest at 6.044%, but debt service shall be payable only upon the occurrence of a sale or refinancing transaction after January 1, 2015, subject to a payoff equal to a lender- and borrower-approved appraised value of the properties securing the loan.

        In the event of a sale or other disposition of the properties after July 6, 2012, or in the event of a refinancing transaction after January 1, 2015, the following waterfall of payments will apply: first, the A-Note, including accrued and unpaid interest and any other amounts due under the A-Note, will be repaid in full; second, the members of Peachtree will receive payments representing a 10% cumulative annual yield on the $15.0 million reserve account referred to above, after which the entire balance of the reserve account will be fully repaid; third, remaining proceeds will be paid 70% to the Company and 30% to the lender until the principal amount of the B-Note has been paid in full; and finally, remaining proceeds will be paid 80% to the Company and 20% to the lender until all B-Note accrued and unpaid interest is repaid. Any remaining proceeds will then be distributed to Peachtree. After applying the foregoing waterfall of payments, the entire loan amount shall be deemed satisfied even if any amounts due on the A-Note or B-Note have not been fully repaid.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements (Continued)

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

        The summarized statements of operations financial information shown below includes all investments carried on the equity method for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007 as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
Statement of operations:
Total revenue	$130,743	$51,580	$190,369	$64,948	$40,592

Operating expenses	66,736	22,274	84,762	26,318	16,035
Depreciation and amortization	56,511	28,645	94,199	41,594	23,424
General and administrative expenses	3,284	1,521	3,128	2,253	1,488
Impairment charge	—	—	14,597	—	495

Total operating expenses	126,531	52,440	196,686	70,165	41,442
Operating income (loss)	4,212	(860)	(6,317)	(5,217)	(850)
Interest expense	52,222	17,527	69,192	24,436	16,628
Gain on early extinguishment of debt	(24,297)	—	—	—	—

Loss from continuing operations	(23,713)	(18,387)	(75,509)	(29,653)	(17,478)
Gain on sale of property	—	—	—	—	(800)
Income from discontinued operations	—	—	—	377	22

Net loss	(23,713)	(18,387)	(75,509)	(29,276)	(16,656)
Third party investors' share of net loss	(23,175)	(16,870)	(71,944)	(26,725)	(15,211)
The Company's share of net loss	(538)	(1,517)	(3,565)	(2,551)	(1,445)
Amortization of excess investment	16	13	24	22	7
The Company's impairment of its investments in real estate joint ventures	—	—	—	(9,836)	—

Equity in loss from real estate joint ventures	$(522)	$(1,504)	$(3,541)	$(12,365)	$(1,438)

        During 2008, the Company recognized a non-cash impairment charge of $9,836, which represented the other-than-temporary decline in the fair value below the carrying value of eight of the Company's investments in certain equity investments. A loss in value of an investment under the equity method of accounting, which is other than a temporary decline, must be recognized. Such impairments result from fair values derived based on discounted cash flows and other valuation techniques that are more sensitive to current market conditions. The Company has determined that its valuation of these investments was categorized within Level 3 of the fair value hierarchy, as it utilized significant unobservable inputs in its assessment. In addition, during 2009 and 2007, certain of the joint ventures recognized non-cash impairment charges totaling $14,597 and $495, respectively, of which the Company's share was approximately $1,249 and $25, respectively.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements (Continued)

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

7. Notes Payable and Other Debt

        Notes payable and other debt consist of the following at September 30, 2010 (unaudited) and December 31, 2009 and 2008:

		December 31,
	September 30, 2010
		2009	2008
	(unaudited)
Mortgage Notes Payable(1)(2)
Mortgage note payable, interest only payable monthly at 6.20% until May 2011, then $245 principal and interest payable monthly, unpaid balance due at maturity, May 2016, prepayment may be subject to additional interest costs(3)	$40,000	$40,000	$40,000
Mortgage note payable-affiliate, interest only at LIBOR plus 3.00% and prime rate plus 4% while in default (7.25% default rate and 4.19% at December 31, 2009 and 2008, respectively) payable monthly, principal due January 2009, an interest rate cap had the effect of capping LIBOR at 5.0% until January 2009(3)(4)(5)	14,826	16,300	16,300
Subordinated note payable, interest at 12% payable monthly to the extent net cash flow and/or capital proceeds (as defined) exist, additional interest may be due based on net cash flow, and capital proceeds, principal and unpaid interest due May 2016, prepayment may be subject to additional interest costs, subordinated to $40,000 mortgage note payable(3)(6)	15,894	15,894	15,894
Mortgage note payable, interest only at LIBOR plus 2.25% (2.48% and 4.08% at December 31, 2009 and 2008, respectively) payable monthly, principal due April 2011(3)	2,000	2,000	2,000
Corporate Notes Payable(7)
Note payable, interest at the greater of LIBOR plus 3.75% or 5.75% (5.75% at December 31, 2009) payable monthly, principal of $200 payable quarterly, maturity September 2014(3)	3,200	3,800	—
Note payable, interest at LIBOR plus .85% (2.05% at December 31, 2008) payable monthly, was repaid in 2009(3)	—	—	3,735
Note payable, $19 principal plus interest at LIBOR plus 4.05% (4.28% at December 31, 2009) payable monthly, unpaid balance due at maturity, October 2012(3)(8)(9)	2,526	2,697	—
Revolving line of credit, capacity $5 million, interest at LIBOR plus 5.5% in 2009 and LIBOR plus 2% in 2008 (5.73% and 2.46% at December 31, 2009 and 2008, respectively) payable monthly, maturity March 2011 with an annual commitment fee of 0.75% on undrawn balance(3)	4,000	—	1,000

	$82,446	$80,691	$78,929

(1)
All of the real estate held for investment has been pledged as collateral for the mortgage notes payable.
(2)
The debt agreements contain covenants that, among other things, restrict activities regarding cash reserve accounts, borrowings, liens, leasing and sale of property, and sometimes require the Company to meet certain financial ratios. The Company was in compliance with its debt covenants as of December 31, 2009, with the exception of the mortgage note payable described in footnote 4 below.
(3)
This note is guaranteed by Mr. Heistand and certain non-controlling owners in the Company.
(4)
Since January 2009, the mortgage note payable, with an outstanding balance of $16,300, has been in default and interest only is being paid on a month-to-month basis at the greater of an interest rate (defined as LIBOR plus 3%) plus 3.0% and prime plus 4.0%, or the maximum rate permitted by applicable law, whichever is lower. The Company and the lender, which is a related party (Note 11), on May 21, 2010, executed a pre-negotiation agreement whereby the lender has acknowledged that the Company has made monthly payments of principal and interest at the contract rate of 3.3% from the maturity date, and the lender has waived and forgiven accrued interest at the default rate of 7.25% and all applicable

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements (Continued)

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

  late fees, which amounted to $1,879, and was recorded as a reduction of interest expense during the second quarter of 2010. The Company recorded default interest expense and late fees of $1,360 and $1,562 during the nine months ended September 30, 2009 and the year ended December 31, 2009, respectively. The agreement does not contemplate any waiver or forgiveness of the Company's obligation to pay principal and interest or preclude the lender from foreclosing on the secured properties. If the Offering is not completed, the properties (consisting of Center Point and Center Point land) will be deeded to the lender in full satisfaction of the debt. The properties represent $11,210 of assets at September 30, 2010 and generated $2,629 of net income for the year ended December 31, 2009. During the three months ended September 30, 2010, one of the Center Point properties was sold and proceeds were used to repay $1,474 of the loan balance. Operations of this property were not material to the results of the Company in any period presented.

(5)
A guarantee of $10,000 of the principal balance, under certain circumstances, has been provided by the controlling interest and certain non-controlling interest holders. If the properties are deeded to the lender, the lender has agreed to waive any remedies it may have under the guarantee.
(6)
Interest is compounded monthly on unpaid principal balance. The Company has accrued interest of $10,042, $7,826 and $5,432 at September 30, 2010 and December 31, 2009 and 2008, respectively, related to the fair value of this note.
(7)
The debt agreements contain covenants that require the Company to meet certain financial ratios. The Company was in compliance with its debt covenants as of September 30, 2010 and December 31, 2009 and 2008.
(8)
The note payable is collateralized by an asset included in corporate furniture and equipment. In addition, the Company is jointly and severally liable (50/50) on a total note payable of $5,052 and $5,394 at September 30, 2010 and December 31, 2009, respectively. The Company and the third party also have an agreement whereby either party may seek payment from the other party for amounts incurred in excess of their 50% share of the note payable or related interest expense. The Company has determined that the value of the collateral asset is sufficient and that the party that is jointly and severally liable has the financial ability to repay its share of the obligation.
(9)
The note payable is collateralized by certain investment in real estate joint venture interests.

Future principal maturities of notes payable are as follows at December 31, 2009:

Past due (see footnote 4 to the prior table)	$16,300
2010	1,028
2011	3,300
2012	3,532
2013	1,322
2014	1,155
Thereafter	54,054

$80,691

        Cash paid for interest in each period, net of any amounts capitalized, was as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
Cash paid for interest	$2,514	$2,702	$3,566	$3,224	$2,841

        The fair value of notes payable was approximately $98,000, $89,000 and $90,000 at September 30, 2010, and December 31, 2009 and 2008, respectively. The fair value of the notes payable is determined by using Level 3 inputs by discounting the future cash flows of each instrument at the Company's estimated borrowing rates ranging from 6.46% to 8.69% on fixed rate loans, and 5.61% to 7.11% on variable rate loans that reflects, among other things, market interest rates and the Company's credit standing.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements (Continued)

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

8. Equity

        Equity ownership interests in the combined entities include both controlling and non-controlling interests. Controlling interests represent those interests owned by Mr. Heistand. Generally, profits, losses and distributions are allocated pro rata based on ownership of the parties. Prior to the adoption of new accounting guidance related to non-controlling interests, the Company ceased allocation of losses to non-controlling interest holders when the equity accounts of those holders reached zero. Beginning on January 1, 2009, losses were allocated to non-controlling holders on a pro rata basis regardless of the balance of those equity accounts.

        Ownership interests generally cannot be transferred without the consent of the other parties, or the consent of the controlling interest holder. In certain situations, the interest holders have entered into ownership agreements that govern the terms on which securities held by these holders can be transferred. These agreements contain customary transfer restrictions including rights of first refusal, drag-along and tag-along rights, all of which will terminate upon the closing of the Offering. There are no circumstances whereby any of the combined entities or the controlling interest holder could be required to redeem the non-controlling interests in any situation outside the control of the controlling interest holder.

        Included in equity are the following member loans:

December 31, 2009
Notes receivable from affiliated owner, Mr. Heistand, interest at the greater of one-month LIBOR plus 3.75% or 5.75% (5.75% at December 31, 2009) payable monthly, principal of $84.5 payable quarterly starting December 16, 2009, maturity September 2014.	$1,606
Notes receivable from non-controlling interest holder, interest at the greater of one-month LIBOR plus 3.75% or 5.75% (5.75% at December 31, 2009) payable monthly, principal of $45.5 payable quarterly starting December 16, 2009, maturing September 2014	865

Total	$2,471

        These notes were retired effective as of September 30, 2010, and the related non-cash activity is excluded from the combined statements of cash flows.

9. Employee Benefit Plan

        The Company has a defined contribution employee benefit plan which covers all eligible employees of the management company. The plan allows contributions by plan participants in accordance with the Internal Revenue Code. The Company matches a percentage of each employee's contributions consistent with the provisions of the plan, and may make discretionary contributions. The amount charged to expense in the combined financial statements for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008, and 2007 was $119, $76, $104, $113, and $233, respectively. Such amounts are included on the combined statements of operations in management and advisory services operating expenses.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements (Continued)

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

10. Leases

As Lessor

        The Company leases office, parking, and retail space under operating lease agreements that expire at various dates through January 2026. The lease agreements typically provide for specified monthly payments and some contain options to renew for additional periods. Certain leases provide for tenant reimbursement of real estate taxes, common area maintenance charges, and building and parking operating expenses. In addition, the Company leases parking space to an affiliate under an operating lease that expires January 2026.

        Future minimum rents (excluding tenant reimbursements) to be received under non-cancelable tenant operating leases are as follows at December 31, 2009:

2010	$9,155
2011	8,825
2012	7,887
2013	5,291
2014	5,244
Thereafter	8,404

$44,806

As Lessee

        The Company leases office space from affiliated entities under various operating lease agreements that expire through May 2017. Rental expense is recognized as incurred. When scheduled rentals vary during the lease term, rental expense is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental expense is the aggregate difference between scheduled rent payments, which vary during the lease term, and rent expense recognized on a straight-line basis over the lease term. The lease expiring in 2010 has been extended through April 2017. Rent expense under these leases was approximately $271, $221, $300, $276, and $183 for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008, and 2007, respectively. At December 31, 2009, future minimum rents under the leases are as follows:

2010	$138
2011	142
2012	139
2013	60
2014	62

Total	$541

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements (Continued)

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

11. Transactions with Related Parties

        The Company has engaged in various transactions with related parties due to common ownership. These transactions are described below:

Revenues and Expenses

        Substantially all management and advisory service fees are received from entities affiliated by common ownership, including the majority of the real estate entities that are accounted for by the Company using the equity method of accounting. In addition, the Company leases space from two equity method affiliates. The Company paid $269, $261, $348, $322 and $209 for the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, respectively, in rent to the affiliates.

        In 2007, the Company incurred and paid $2,123 of consulting fees to certain of the members of one of the combined entities relating to services provided in connection with acquisition due diligence, which are included in management and advisory services operating expenses in the combined statement of operations for the year ended December 31, 2007.

Due from Affiliates

        Amounts due from affiliates include amounts due from various affiliated entities under contract with Eola Capital LLC for management fees and administrative and expense reimbursements.

Notes Payable

        A company related through common ownership has a 25% participating interest (as co-lender) in the subordinated note payable (see Note 7).

        The mortgage note payable with an outstanding balance of $16,300 at December 31, 2009 is held by an affiliate (see Note 7). Interest paid related to this note is $407, $433, $564, $989, and $330 for the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007, respectively.

12. Concentrations of Business and Credit Risk

        The Company leases office, parking, and retail space to various commercial businesses in four states in the Southeast and mid-Atlantic regions of the United States. The terms of the leases generally require basic rent payments at the beginning of each month. Based on the financial condition of a tenant, the tenant may be required to make a security deposit at the inception of the lease. Credit risk associated with the lease agreements is limited to the amount of rents receivable from tenants, less any applicable security deposits and the future rents under the non-cancelable terms of the lease agreement. The Company has three tenants whose individual rental income exceeded 10% of the Company's total rental income and represented in the aggregate 67% of total rental income for the nine months ended September 30, 2010 and 62% of total rental income for the years ended December 31, 2009, 2008, and 2007, respectively. The three tenants individually represented approximately 30%, 17% and 17% of total rental income for the year ended December 31, 2009, and the percentages were similar for all periods presented.

Eola Predecessor Companies

Notes to Eola Predecessor Companies Combined Financial Statements (Continued)

Nine Months Ended September 30, 2010 and 2009 (unaudited) and
Years Ended December 31, 2009, 2008, and 2007

(Dollars in thousands)

        All of the Company's cash and cash equivalents and certain amounts of restricted cash are maintained in national financial institutions. The Company has exposure to credit risk to the extent that its cash and cash equivalents and restricted cash exceed amounts covered by U.S. federal deposit insurance. At September 30, 2010 and December 31, 2009 and 2008, substantially all cash and cash equivalents and restricted cash were uninsured. In management's opinion, the capitalization and operating history of the financial institutions are such that the likelihood of material loss is remote.

13. Commitments and Contingencies

        The Company is a party to certain legal actions arising in the normal course of business. Management does not expect there to be adverse consequence from these actions that would be material to the combined financial statements.

        A member of the Company's management team can be provided a non-controlling interest in certain of the Company's entities if certain defined valuation events are achieved, including the Offering. The amount of the interest to be provided is dependent upon the value realized in the valuation event. Due to uncertainties involved with achieving the defined valuation events, no amounts have been recorded in the combined financial statements.

        In April 2010, the Company agreed to acquire an office property for aggregate consideration of approximately $141.6 million, including estimated closing and other costs. As of September 30, 2010, the Company has funded a non-refundable deposit and other costs of approximately $6,250, of which $3,500 was drawn against the Company's line of credit and the remaining $2,750 was provided by joint venture partners that will participate in the acquisition. These participation deposits are non-refundable to the joint venture partners and were used to pay down borrowings under the line of credit during the nine months ended September 30, 2010. On November 12, 2010, the Company assigned the purchase contract for this office property to a third party in exchange for proceeds in excess of the Company's previous deposit on the property and costs previously incurred for due diligence.

Guarantees of Indebtedness

        Joint venture debt is the liability of the joint venture and is typically secured by the joint venture property, which is non-recourse to the Company. Mortgages which are guaranteed are secured by the property of the joint venture and that property could be sold in order to satisfy the outstanding obligation.

        Certain joint venture debt is guaranteed by controlling and non-controlling interest holders who have indirect ownership interests in the joint ventures.

14. Subsequent Events

        The Company evaluated subsequent events through the date these combined financial statements were issued.

Eola Predecessor Companies

Schedule III—Real Estate and Accumulated Depreciation

December 31, 2009

					Cost Capitalized and Impairment Charges Subsequent to Acquisition
			Initial Cost to Company			Gross Amount Carried at End of Period
Property Location(a)	Encumbrance		Land and Improvements	Building and Improvements		Land and Improvements	Building and Improvements	Total December 31, 2009(b)	Accumulated Depreciation December 31, 2009	Date of Construction	Date of Acquisition
Jacksonville, Florida
10301 Deerwood Boulevard(O)		(1)	$2,788	$7,364	$210	$2,788	$7,574	$10,362	$1,032	1990	2006
10401 Deerwood Boulevard(O)		(1)	9,255	22,723	3,492	9,255	26,215	35,470	4,892	1990	2006
Tampa, Florida
Cypress(L)	$2,000		2,100	—	—	2,100	—	2,100	—	n/a	2008
Columbia, South Carolina
2000 Center Point Boulevard(O)		(2)	1,610	3,168	45	1,610	3,213	4,823	222	1988	2008
100 Center Point Circle(O)		(2)	2,158	4,830	12	2,158	4,842	7,000	247	1989	2008
1370 Browning Road(O)(L)		(2)	866	1,123	(460)	668	861	1,529	—	1997	2008

Total			$18,777	$39,208	$3,299	$18,579	$42,705	$61,284	$6,393

(a)
Legend of Property Codes:
(O) = Office Property
(L) = Undeveloped Land
(b)
The unaudited aggregate cost for U.S. federal income tax purposes at December 31, 2009 was approximately $71,000.
(1)
Property is collateralized under mortgage note totaling $40,000 and a mezzanine note totaling $15,894.
(2)
Property is collateralized under mortgages with a related party totaling $16,300.

        Changes in rental properties and accumulated depreciation for the periods ended December 31, 2009, 2008 and 2007 are as follows (dollars in thousands):

	2009	2008	2007
Rental Properties
Balance at beginning of year	$61,222	$44,733	$42,389
Additions	519	16,489	2,344
Impairment charge on rental property	(457)	—	—

Balance at end of year	$61,284	$61,222	$44,733

Accumulated Depreciation
Balance at beginning of year	$4,293	$2,636	$1,236
Depreciation expense	2,100	1,657	1,400

Balance at end of year	$6,393	$4,293	$2,636

        Depreciation is recorded using the straight-line method over estimated useful lives as follows:

Land improvements	10 to 15 years
Buildings	40 to 50 years
Building improvements	Lesser of building life or related useful life
Tenant improvements	Lesser of respective lease term or useful life

Report of Independent Registered Public Accounting Firm

The Members
Orlando Centre Syndication Partners JV LP:

        We have audited the consolidated balance sheets of Orlando Centre Syndication Partners JV LP and subsidiaries (the Partnership) as of December 31, 2009 and 2008 and the related consolidated statements of operations, partners' capital, and cash flows for the years ended December 31, 2009 and 2008, and the period from May 2, 2007 (Inception) through December 31, 2007 (not presented herein). These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orlando Centre Syndication Partners JV LP and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008, and the period from May 2, 2007 (Inception) through December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

March 29, 2010
Jacksonville, Florida
Certified Public Accountants

Report of Independent Registered Public Accounting Firm

The Members
VFG Holdings LLC:

        We have audited the accompanying consolidated balance sheets of VFG Holdings LLC and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, members' equity, and cash flows for the years ended December 31, 2009 and 2008, and the period from May 9, 2007 (Inception) through December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VFG Holdings LLC and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008, and the period from May 9, 2007 (Inception) through December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

May 18, 2010, except for note 14, as to which the date is September 30, 2010
Jacksonville, Florida
Certified Public Accountants

VFG Holdings LLC and Subsidiaries

Consolidated Balance Sheets

December 31, 2009 and 2008

	2009	2008
Assets
Real estate, held for investment:
Land	$40,870,701	43,467,814
Land improvements	14,374,741	14,796,870
Buildings and improvements	174,391,483	179,636,808
Tenant improvements	63,495,008	66,507,825
Construction in progress	488,441	829,068

Total cost	293,620,374	305,238,385
Accumulated depreciation	44,702,711	28,628,756

Net real estate, held for investment	248,917,663	276,609,629
Cash and cash equivalents	2,567,577	2,155,539
Restricted cash:
Operating escrows	6,622,103	3,881,885
Capital expenditures reserves	7,458,825	10,734,366
Receivables, net of allowance for doubtful accounts of $512,364 and $32,117, respectively	182,284	588,847
Accrued rental income	6,212,982	3,210,815
Intangible lease assets, net of accumulated amortization	12,372,905	19,552,677
Deferred costs, net of accumulated amortization	6,393,976	4,484,088
Derivative instruments, at fair value	37,922	—
Deposits and prepaid expenses	539,314	503,086

	$291,305,551	321,720,932

Liabilities and Members' Equity
Liabilities:
Mortgage notes payable	$260,970,655	261,527,370
Accrued interest payable	1,819,177	889,040
Accounts payable and other liabilities (includes approximately $127,000 and $151,000 payable to related parties at December 31, 2009 and 2008, respectively)	3,928,852	3,137,131
Intangible lease liabilities, net of accumulated amortization	2,573,767	5,538,497

Total liabilities	269,292,451	271,092,038
Members' equity	22,013,100	50,628,894

	$291,305,551	321,720,932

See accompanying notes to consolidated financial statements.

VFG Holdings LLC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

	2009	2008	2007
Revenue:
Rental income (includes $2,891,451, $2,828,561 and $1,473,472 received from related parties in 2009, 2008 and 2007, respectively)	$34,875,594	34,190,837	17,622,959
Operating expense reimbursements	3,499,825	3,913,810	1,771,197
Interest income	68,596	423,950	485,234

	38,444,015	38,528,597	19,879,390

Expenses:
Real estate operating expenses (includes approximately $3,312,000, $3,346,000 and $2,182,000 incurred with related parties in 2009, 2008 and 2007, respectively)	15,083,466	14,648,886	7,304,596
General and corporate administration	1,850,593	1,120,963	932,838
Depreciation	22,600,533	20,108,571	11,215,677
Amortization of in-place lease assets and lease acquisition costs	6,372,173	6,991,165	3,637,677
Interest expense	12,675,721	15,089,021	9,272,816
Provision for impairment	11,077,323	—	—

	69,659,809	57,958,606	32,363,604

Loss from continuing operations	(31,215,794)	(19,430,009)	(12,484,214)

Discontinued operations:
Operating income from discontinued operations	—	41,385	22,187
Gain on disposition of discontinued operations	—	335,735	—

	—	377,120	22,187

Net loss	$(31,215,794)	(19,052,889)	(12,462,027)

See accompanying notes to consolidated financial statements.

VFG Holdings LLC and Subsidiaries

Consolidated Statements of Members' Equity

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

	Institutional Investor	VFG Holdings Owner LLC	Total
Balance, May 9, 2007 (Inception)	$—	—	—
Contributions	76,559,440	21,952,360	98,511,800
Distributions	(400,025)	(400,025)	(800,050)
Net loss	(10,031,472)	(2,430,555)	(12,462,027)

Balance, December 31, 2007	66,127,943	19,121,780	85,249,723
Distributions	(10,364,428)	(5,203,512)	(15,567,940)
Net loss	(15,260,390)	(3,792,499)	(19,052,889)

Balance, December 31, 2008	40,503,125	10,125,769	50,628,894
Contributions	1,300,000	1,300,000	2,600,000
Net loss	(25,032,917)	(6,182,877)	(31,215,794)

Balance, December 31, 2009	$16,770,208	5,242,892	22,013,100

See accompanying notes to consolidated financial statements.

VFG Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

	2009	2008	2007
Cash flows from operating activities:
Net loss	$(31,215,794)	(19,052,889)	(12,462,027)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provisions for (recoveries of) doubtful accounts, net	544,706	(887)	198,312
Provision for impairment	11,077,323	—	—
Depreciation	22,600,533	20,108,571	11,215,677
Amortization	6,292,098	7,050,554	3,934,630
Amortization of intangible lease assets and liabilities to rental income	(1,771,253)	(2,193,462)	(984,110)
Amortization of deferred financing costs	520,099	858,019	441,717
Gain on disposition of discontinued operations	—	(335,735)	—
Change in fair value of derivative instruments	154,078	8,279	140,721
Lease acquisition costs paid	(3,338,336)	(2,156,928)	(947,854)
Changes in:
Operating escrows	(2,740,218)	698,278	(2,444,365)
Receivables	(138,146)	(40,010)	(974,411)
Accrued rental income	(3,002,167)	(2,111,146)	(1,287,719)
Deposits and prepaid expenses	(36,228)	20,202	97,691
Accrued interest payable	930,137	(285,644)	1,395,105
Accounts payable and other liabilities	541,705	(1,389,650)	541,057

Net cash provided by (used in) operating activities	418,537	1,177,552	(1,135,576)

Cash flows from investing activities:
Business acquisition	—	—	(351,166,279)
Capital expenditures	(5,133,325)	(5,054,337)	(1,700,603)
Decrease in capital expenditures reserves	3,275,541	5,800,597	(17,712,122)
Proceeds from sale of discontinued operations	—	13,233,701	—

Net cash (used in) provided by investing activities	(1,857,784)	13,979,961	(370,579,004)

Cash flows from financing activities
Deferred financing costs paid	—	—	(3,206,317)
Interest rate cap payments	(192,000)	—	(149,000)
Proceeds from mortgage notes payable	—	—	280,578,246
Repayment of mortgage notes payable	(556,715)	(526,884)	(127,249)
Contributions from members	2,600,000	—	98,511,800
Distributions to members	—	(15,567,940)	(800,050)

Net cash provided by (used in) financing activities	1,851,285	(16,094,824)	374,807,430

Net increase (decrease) in cash equivalents	412,038	(937,311)	3,092,850
Cash and cash equivalents, beginning of year	2,155,539	3,092,850	—

Cash and cash equivalents, end of year	$2,567,577	2,155,539	3,092,850

Supplemental cash flow information:
Cash paid for interest, net of $18,666, $37,160, and $5,143 capitalized in 2009, 2008, and 2007, respectively	$11,206,819	15,027,303	8,767,378

Supplemental disclosure of noncash investing and financing activities:
Capital expenditures financed through accounts payable	$241,122	—	—

In 2008, the Company sold its membership interest in its wholly-owned limited liability company subsidiary, 150 Manager LLC. The net assets sold are disclosed in note 3.

In 2007, the Company acquired real estate and lease intangible assets and assumed liabilities and lease intangible liabilities. The fair value of these assets and liabilities are disclosed in note 2.

See accompanying notes to consolidated financial statements.

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

(1)   Summary of Significant Accounting Policies

(a) Nature of Business

        VFG Holdings LLC was formed as a Delaware limited liability company on May 9, 2007. VFG Holdings LLC is governed by an operating agreement between a large institutional investor (Institutional Investor) and VFG Holdings Owner LLC (Owner), a Delaware limited liability company which provides for the continuous existence of VFG Holdings LLC until the earlier of the sale or disposition of all or substantially all of the assets of VFG Holdings LLC or dissolution by the members, but no later than December 31, 2066. VFG Holdings LLC and its wholly-owned limited liability company subsidiaries are engaged in the ownership and management of income-producing real estate consisting of 16 office buildings in Florida, Georgia, and Virginia. The properties were purchased from a single seller at various dates in 2007. On June 20, 2007, 15 buildings were purchased (100 Windward Plaza, 245 Riverside, 280 Interstate North Office Park, 300 Windward Plaza, 5660 New Northside Drive, Beckrich One, Beckrich Two, Deerfield Point I, Deerfield Point II, Millennia Park One, Overlook I, Overlook II, Southhall Center, Southwood One, and Windward Pointe 200), on August 7, 2007, the 150 West Main building was purchased (subsequently sold on February 1, 2008—see note 2), and on September 19, 2007, the Parkwood Point building was purchased. The members' liability is limited to their respective capital contributions.

(b) Consolidation

        The consolidated financial statements include the accounts of VFG Holdings LLC and its wholly-owned limited liability company subsidiaries (collectively referred to as the Company). All significant intercompany accounts and transactions have been eliminated.

(c) Real Estate

  Purchase Accounting

        The Company assigns the purchase price of assets acquired and liabilities assumed to the acquired tangible assets (normally consisting of land, building, and improvements) and identified intangible assets and liabilities (normally consisting of the value of in-place leases, including above-market and below-market leases). The costs are assigned based on the fair values of the assets acquired and liabilities assumed.

        The fair value of tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land, building, and improvements based on the determination of the fair values of the assets.

        In determining the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and any below-market fixed rate renewal periods (for below-market lease values). The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

below-market lease values are accreted as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be amortized.

        The value of in-place leases is estimated based on the value associated with the costs avoided in originating leases compared to the acquired in-place leases, as well as the value associated with lost rental revenue and operating expense reimbursements during the assumed lease-up period. The value of in-place leases is amortized expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be expensed.

  Real Estate, Held for Investment

        Land is carried at cost; land improvements, buildings and improvements, and tenant improvements are carried at cost and are reduced in the aggregate by accumulated depreciation. Additions and betterments are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Interest is capitalized on construction in progress and included in the cost of real estate to the extent that underlying capital expenditures support such capitalization.

        In leasing tenant space, the Company may provide funding to the lessee through a tenant allowance. In accounting for a tenant allowance, the Company determines whether the allowance represents funding for the construction of tenant improvements and evaluates the ownership, for accounting purposes, of such improvements. If the Company is considered the owner of the tenant improvements for accounting purposes, the Company capitalizes the amount of the tenant allowance and depreciates it over the shorter of the useful life of the tenant improvements or the related lease term. If the tenant allowance represents a payment for a purpose other than funding tenant improvements, or in the event the Company is not considered the owner of the improvements for accounting purposes, the allowance is considered to be a lease acquisition cost and is recognized over the lease term as a reduction of rental revenue on a straight-line basis.

        Depreciation is recorded using the straight-line method over estimated useful lives of 15 years for land improvements, 50 years for buildings and improvements and the shorter of the estimated useful lives or the respective lease term for tenant improvements.

        When real estate is disposed of, the related cost, accumulated depreciation or amortization, and any accrued rental income are removed from the consolidated balance sheets and gains or losses from the dispositions are reflected in net income or loss. Gains from disposition of real estate are generally recognized using the full accrual method, provided that various accounting criteria relating to the terms of the sale and any subsequent involvement by the Company with the real estate sold are met.

  Real Estate, Held for Sale

        Real estate is classified as held for sale when management's intent is to sell the asset and the applicable accounting criteria are satisfied. This determination requires management to make estimates and assumptions, including assessing the probability that potential sales transactions may or may not occur. Actual results could differ from those assumptions. Upon designation as held for sale, the carrying values of the assets are recorded at the lower of the carrying value or the estimated fair value,

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

less costs to sell. Except for accrued rental income and lease intangible assets and liabilities, assets associated with real estate held for sale are no longer depreciated or amortized. When real estate held for sale is disposed of, the related cost, accumulated depreciation or amortization and any accrued rental income are removed from the consolidated balance sheets and gains and losses from dispositions are reflected in net income or loss. None of the Company's properties were classified as held for sale at December 31, 2009 and 2008; however three properties became subject to a forbearance agreement and became classified as held for sale subsequent to December 31, 2009 (note 6) when they met the criterion for such classification under the relevant accounting literature.

  Real Estate, Discontinued Operations

        The Company reports the results of operations of disposed properties, including any gain or loss recognized upon disposition, in discontinued operations if both of the following conditions are met: (a) the operations and cash flows of the property have been (or will be) eliminated from the ongoing operations of the Company and (b) the Company will not have any significant continuing involvement in the operations of the property after the disposal transaction. Each of the Company's properties has operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company.

  Impairment

        Management reviews its real estate, and other related assets and liabilities included in the asset group, for impairment whenever events or changes in circumstances indicate that the carrying value of the asset group may not be recoverable through operations. Management determines whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges) of the asset group, with the carrying value of the asset group. If impairment is indicated, a loss is recorded for the amount by which the carrying value of the asset group exceeds its fair value. No impairment was recorded during 2008 and 2007. In 2009, the Company recorded an impairment loss of $11,077,323 on properties associated with the forbearance agreement referenced in note 6. The values are based on the highest purchase offers received subsequent to year-end from a third party. The completion of the sale of these properties remains subject to the lender's approval and the buyers' due diligence and ability to obtain financing.

(d) Cash Equivalents

        The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

(e) Receivables

        Receivables are recorded at the principal amount outstanding and are shown net of an allowance for doubtful accounts. The Company evaluates the collectability of receivables based on numerous factors, including past history with tenants, their creditworthiness and historical write-off experience. Initially, the Company estimates an allowance for doubtful accounts based on these factors. This estimate is periodically adjusted when the Company becomes aware of a specific tenant's inability to meet its financial obligations (e.g., upon a bankruptcy filing) or as a result of changes in the overall

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

aging of receivables. Uncollectible receivables are charged off after management has exhausted all reasonable collection efforts. Generally, interest is not accrued on delinquent receivables.

(f) Deferred Costs

        Costs related to obtaining leases are deferred as lease acquisition costs and amortized using the straight-line method over the lease terms. Costs related to obtaining long-term financing are deferred and amortized to interest expense using the straight-line method over the term of related indebtedness, which approximates amortization by the effective interest method. If the lease is terminated early, or if the loan is repaid prior to maturity, the remaining lease acquisition costs or loan costs are written-off.

(g) Derivative Instruments

        The Company utilizes interest rate caps to manage the impact of interest rate changes under variable rate mortgage notes payable. These financial instruments are not entered into for trading or speculative purposes and were not designated as hedging instruments at inception. The Company carries the derivatives at fair value and recognizes any changes in fair value in general and corporate administration expense.

(h) Fair Value Measurements

        Previously the Company adopted ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of its financial assets and financial liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. On January 1, 2009, the Company adopted ASC Topic 820 for fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. ASC Topic 820 establishes a framework for measuring fair value and expands disclosures about fair value measurements including a fair value hierarchy based upon three levels of inputs that may be used to measure fair value. The following describes the three levels:

  •
  Level 1—Quoted prices for identical instruments in active markets.

  •
  Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3—Model-based techniques that use at least one significant assumption not observable in the market.

        The fair value of all financial instruments is reported as disclosure only. The fair values disclosed in these financial statements represent management's best estimates of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company's own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances.

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

(i) Revenue Recognition

        The Company leases space to tenants under operating lease agreements with varying terms. Rental revenue is recognized as earned. When scheduled rentals vary during the lease term, revenue is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental income is the aggregate difference between scheduled rent payments, which vary during the lease term, and rent revenue recognized on a straight-line basis over the lease term. Rental revenue is reported net of sales taxes collected from tenants, which are recorded as liabilities on the consolidated balance sheets.

        Operating expense reimbursements represent amounts from tenants for real estate taxes, common area maintenance charges and building operating expenses and are recognized as the respective costs are incurred in accordance with the lease agreements.

(j) Income Taxes

        The Company qualifies to be taxed as a partnership for U.S. federal income tax purposes. As a partnership the Company's income or loss is passed through to the members for inclusion in their separate income tax returns. When applicable, interest and penalties will be reflected as a component of income tax expense.

(k) Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimate in the Company's financial statements relate to the allocation of the purchase price between the Company's acquired assets and assumed liabilities and provision for impairment losses.

(2)   Acquisition of Real Estate

        In June, August and September 2007, the Company acquired 17 operating properties from a third party. The acquisitions were accounted for as purchases and the results of operations are included in

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

the consolidated financial statements from the respective dates of acquisition. The following table represents the amount assigned to the major assets acquired and liabilities assumed or incurred:

Real estate	$353,930,806
Restricted cash	2,217,972
Intangible lease assets	37,679,965
Deposits and prepaid expenses	759,958

Total assets required	394,588,701

Mortgage note payable	28,551,271
Accounts payable and other liabilities	4,043,759
Below-market lease intangible liabilities	10,827,392

Total liabilities assumed	43,422,422

Net assets acquired	$351,166,279

(3) Discontinued Operations

        Upon acquisition, the Company identified the 150 West Main building (totaling approximately 226,000 square feet) as held-for-sale. During 2008, the Company sold its membership interest in 150 Manager LLC, which indirectly owned the 150 West Main building, to a third party and has no continuing involvement with the property. The sale of real estate is summarized in the following table:

Sale proceeds, net of closing costs of $666,290	$13,233,701

Real estate	52,751,869
Restricted cash	1,259,333
Receivables	228,149
Accrued rental income	188,050
Intangible lease assets	6,057,850
Deferred costs	203,981
Deposits and prepaid expenses	138,979
Mortgage note payable	(46,948,014)
Accrued interest payable	(220,421)
Accounts payable and other liabilities	(58,035)
Below-market lease intangible liabilities	(703,775)

12,897,966

Gain on sale of real estate	$335,735

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

        The following summarizes the amounts included in operating income from discontinued operations in the accompanying consolidated statements of operations for the year ended December 31, 2008 and the period from May 9, 2007 (Inception) through December 31, 2007:

	2008	2007
Revenue	$516,015	2,437,438

Expenses:
Real estate operating expenses	149,725	735,526
Amortization	59,389	296,953
Interest expense	254,834	1,331,384
General and corporate administration	10,682	51,388

	474,630	2,415,251

Operating income from discontinued operations	$41,385	22,187

(4) Restricted Cash

        Operating escrows are restricted to fund real estate taxes and insurance and are released by the lender upon approval of a disbursement request.

        Capital expenditures reserves represent funds restricted for building and tenant improvements and lease acquisition costs. These funds are released by the lender upon approval of a disbursement request. At December 31, 2009, the Company had approximately $1,972,000 of outstanding capital expenditure commitments.

(5) Intangible Lease Assets and Liabilities

        Intangible lease assets and liabilities consisted of the following at December 31, 2009 and 2008:

	2009
	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible lease assets:
In-place leases	$23,461,259	13,013,762	10,447,497
Above-market leases	3,775,396	1,849,988	1,925,408

	$27,236,655	14,863,750	12,372,905

Intangible lease liabilities:
Below-market leases	$7,257,126	4,763,434	2,493,692
Tenant improvement reimbursements	89,408	9,333	80,075

	$7,346,534	4,772,767	2,573,767

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

	2008
	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible lease assets:
In-place leases	$25,507,009	8,529,751	16,977,258
Above-market leases	3,797,071	1,221,652	2,575,419

	$29,304,080	9,751,403	19,552,677

Intangible lease liabilities:
Below-market leases	$8,789,537	3,251,040	5,538,497

        The weighted average amortization period and projected amortization for intangible lease assets and liabilities for the next five years are as follows:

	Weighted average life (years)	2010	2011	2012	2013	2014
In-place leases	4	$3,699,676	2,500,813	1,850,348	1,205,370	882,392

Above-market leases	4	464,290	402,311	397,316	396,094	229,191
Below-market leases	2	(1,282,989)	(411,796)	(374,534)	(197,640)	(140,908)
Tenant improvement reimbursements	5	(15,855)	(15,855)	(15,855)	(15,855)	(11,646)

		$(834,554)	(25,340)	6,927	182,599	76,637

(6) Deferred Costs

        Deferred costs consisted of the following at December 31, 2009 and 2008:

	2009
	Gross carrying amount	Accumulated amortization	Net carrying amount
Lease acquisition costs	$6,320,019	1,108,544	5,211,475
Deferred financing costs	2,991,785	1,809,284	1,182,501

	$9,311,804	2,917,828	6,393,976

	2008
	Gross carrying amount	Accumulated amortization	Net carrying amount
Lease acquisition costs	$3,104,782	323,294	2,781,488
Deferred financing costs	2,991,785	1,289,185	1,702,600

	$6,096,567	1,612,479	4,484,088

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

(7) Mortgage Notes Payable

        Mortgage notes payable consisted of the following at December 31, 2009 and 2008:

	2009	2008
Mortgage note payable, interest only at LIBOR plus 1.75% (1.983% at December 31, 2009) payable monthly, principal due July 2009, an interest rate protection agreement had the effect of capping LIBOR at 6.0% until July 2009, secured by 245 Riverside, Overlook I and Overlook II	$34,210,000	34,210,000
Floating rate mortgage notes (Floating Rate Notes A and B), interest only at LIBOR plus 1.85% (2.083% at December 31, 2009) payable monthly, principal due July 2010, Company has options to renew under specified conditions for up to two additional years, interest rate protection agreements have the effect of capping LIBOR at 6.0%, secured by various properties	81,470,000	81,470,000
Mortgage note payable, interest at fixed rate of 5.52%, principal and interest of approximately $174,000 payable monthly, remaining balance due January 2013, secured by Parkwood Point	27,340,423	27,897,138
Fixed rate mortgage notes (Fixed Rate Notes), interest only at fixed rate of 6.08%, payable monthly until July 2012, then monthly principal and interest payments of approximately $713,000 begin, remaining balance due July 2017, prepayment subject to prepayment fees, secured by various properties	117,950,232	117,950,232

	$260,970,655	261,527,370

        Future maturities of mortgage notes payable at December 31, 2009 are as follows:

2010 (see note 14)	$116,268,236
2011	621,540
2012	1,240,793
2013	26,937,378
2014	1,554,963
Thereafter	114,347,745

$260,970,655

        At December 31, 2009, the mortgage note payable with an outstanding balance of $34,210,000 that was due July 2009 was in default and interest only was being paid monthly at LIBOR plus 1.75%. When an event of default occurs, the loan agreement requires interest to be accrued at the default rate, which is the lesser of (i) the maximum rate permitted by applicable law, or (ii) 5% above the "interest rate" (LIBOR plus 1.75%), compounded monthly. Additional interest under the default rate of $831,493 has been accrued since the date of default and is included in accrued interest payable. The mortgage note is collateralized by three underlying properties (245 Riverside, Overlook I and Overlook II) whose aggregate asset carrying value at December 31, 2009 totaled approximately $27,000,000. The

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from
May 9, 2007 (Inception) through December 31, 2007

mortgage note is non-recourse to VFG Holdings LLC and there are no cross-collateral or cross-default arrangements between the mortgage note and other properties or mortgage notes held by the Company.

        On February 23, 2010, the Company executed a forbearance agreement with the lender. Under the terms of the agreement, the lender agreed to forbear, subject to certain conditions enumerated in the agreement, from commencement or further active pursuit of default-related remedies available to lender for collection of the note and enforcement of the loan documents arising from the continuing event of default. All accrued and unpaid interest, excluding additional interest due under the default rate as described above, was required to be paid by the Company prior to execution of the agreement. The Company executed and delivered warranty deeds conveying the properties to the lender and assignments of leases to the lender, to be held by lender until a Forbearance Termination Event, as defined, has occurred. At any time after the occurrence of a Forbearance Termination Event, the lender may, at its discretion, take possession and ownership of the properties. Until such time as Ownership Transfer Conditions, as defined, are satisfied, the warranty deeds and assignments will not be effective. The Company is required to diligently pursue the sale of the properties to third parties, under the direction of the lender. Any sales proceeds remaining after the payment in full of the entire outstanding debt, including all unpaid accrued interest, is paid to the Company. If the net proceeds from sales are not sufficient to satisfy the entire obligation to the lender and the lender has accepted such sales, the Company is released and discharged from any deficiency claim related to the amount of the debt not satisfied. Interest at LIBOR plus 1.75% is payable monthly, but the additional interest at the default rate will accrue and be payable when the entire debt is due. All unpaid amounts are due on or before May 10, 2010 (forbearance termination date); however, such due date may be extended at the lender's discretion (see note 14).

        Floating Rate Notes A and B (the Floating Rate Notes), due in July 2010, have outstanding balances of $42,800,000 and $38,670,000, respectively, at December 31, 2009 and 2008. Floating Rate Notes A and B provide the Company with the option of two additional one-year extensions provided certain criteria are met and the Company makes any required deposits to a debt service escrow account. Floating Rate Note A is collateralized by two properties (5660 New Northside Drive and 280 Interstate North) whose aggregate asset carrying value at December 31, 2009 totaled approximately $51,000,000. Floating Rate Note B is collateralized by three properties (Deerfield Point I, Deerfield Point II, and Windward Pointe 200) whose aggregate asset carrying value at December 31, 2009 totaled approximately $39,000,000.

        In July 2009, the Company exercised the initial one-year extension for both the Floating Rate Notes and paid a required debt service escrow deposit of $1,600,000. The Company's management intends to exercise a second one-year extension within the applicable time period window which would result in the maturity dates for the Floating Rate Notes being extended to July 2011. The Company's estimate for the additional debt service escrow deposit that will be required under the second extension is in the range of $0 to $930,000 (see note 14).

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from

May 9, 2007 (Inception) through December 31, 2007

        Floating Rate Notes A and B are non-recourse to VFG Holdings LLC. However, there are cross-collateral and cross-default arrangements between the Floating Rate Notes and the Fixed Rate Notes. Floating Rate Note A is currently cross-collateralized by one underlying Fixed Rate Note property (Southhall Center). Floating Rate Note B is cross-collateralized by three underlying Fixed Rate Note properties (Millennia Park One, 100 Windward Plaza, and 300 Windward Plaza). The Company could have elected to be released, during the initial term of the Floating Rate Notes, from the cross-collateral terms of the Floating Rate Notes by giving 30 days prior written notice to the lender and making a deposit to the debt service escrow account ($442,000 and $926,000 for Floating Rate Notes A and B, respectively). The Company did not exercise the initial release option. Provided there has not been an event of default under the terms of the Floating Rate Notes, the Company may elect to be released from the current cross-collateral terms, in their entirety, during the remaining extension periods by making a deposit to the debt service escrow account of approximately $221,000 and $463,000 for Floating Rate Notes A and B, respectively. In 2009, the Company partially exercised the cross-collateral release options relating to Southwood One and Beckrich One and Two, depositing approximately $43,430 and $63,750 into debt service escrow accounts for Floating Rate Notes A and B, respectively.

        If the Company is unable to exercise the option to extend the Floating Rate Notes through July 2011, additional capital contributions will be required of the Company's members. If the Company's members are unable or unwilling to provide the additional capital contributions, the underlying properties of Floating Rate Notes A and B and the unreleased properties underlying the Fixed Rate Notes may be foreclosed upon, which would significantly reduce the number of properties owned by the Company and materially impact its financial position and cash flows.

        On April 16, 2010, the Company executed the Amended and Restated Promissory Note Agreements with the lender for the mortgage note secured by Parkwood Point with an outstanding balance of $27,340,423 at December 31, 2009. At closing the members contributed an additional $4,000,000 in capital to the Company and transferred a) approximately $2,300,000 of existing lender held reserves, b) approximately $1,400,000 received from a tenant's early termination fee, and c) $22,500 in prepaid amounts to establish an approximate $7,300,000 in operating and capital expenditures reserve balances. The remaining funds were utilized to pay approximately $258,000 in closing costs and $109,000 in interest due for the month of April 2010. Under the terms of the agreements, the lender extended the maturity date from January 2013 to July 1, 2015. The agreements also split the remaining principal into a $19,000,000 (Note A) and a $5,000,000 (Note B) promissory note. Note A incurs interest at 5.50% payable monthly through May 1, 2011, interest at 6.75% payable monthly through May 1, 2012 and interest at 8.0% payable monthly through the maturity date. Note B does not accrue or incur interest. The principal balance on Note A and Note B is due in full on July 1, 2015. The notes continue to be collateralized by the Parkwood Point property whose asset carrying value at December 31, 2009 totaled approximately $27,000,000.

(a) Guarantees

        Certain individuals who have indirect ownership interests in Owner have also provided guarantees under each mortgage notes payable in the event of certain circumstances.

(b) Covenants

        All of the Company's mortgage notes contain covenants that, among other things, restrict activities regarding cash reserve accounts, borrowings, liens, leasing, sale of property, and improvements.

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from

May 9, 2007 (Inception) through December 31, 2007

(c) Derivative Instruments

        During 2008 and 2007, the Company was party to two interest rate cap agreements that effectively limited LIBOR to 6.00% on Floating Rate Notes A and B. Those agreements were renewed in July 2009 at a cost of $192,000. The renewed caps are effective through July 2011. The interest rate cap agreement that effectively limited LIBOR to 6% on the Company's $34,210,000 variable rate mortgage note payable expired in July 2009.

(8) Fair Value Measurements and Disclosures

(a) Derivative Financial Instruments

        The following table presents assets and liabilities that are measured at fair value on a recurring basis at December 31, 2009:

	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Gains (Losses)
Derivative instruments—interest rate caps	$—	37,922	—	(154,078)

        The fair value of the interest rate cap agreements is based on discounting the expected future cash flows using observable market based inputs, including interest rate curves and implied volatilities. The value was determined after considering the potential impact of collateralization and netting agreements, adjusted to reflect nonperformance risk of both the counterparty and the Company. No significant assets or liabilities were measured at fair value at December 31, 2008 and 2007.

(b) Impairment of Long-Lived Assets

        Long-lived assets held and used are comprised primarily of real estate. During the year ended December 31, 2009, the Company established provisions for impairment for real estate, held for investment, of $11,077,323. No impairment was recorded during 2008 or the period from May 9, 2007 (Inception) through December 31, 2007.

        The principal triggering event that led to the impairment provision during 2009 related to management's expectation that the long-lived assets will be sold significantly before the end of their previously estimated holding period. See note 1(c) for a discussion of the inputs used in determining the fair value of long-lived assets. The Company has determined that the inputs used to value its long-lived assets fall within Level 2 of the fair value hierarchy.

        The Company's assets measured at fair value on a nonrecurring basis are those assets for which the Company has recorded a provision for impairment during 2009. The assets measured at fair value on a nonrecurring basis are long-lived assets held and used and the Company determined the fair value of those assets was $24,210,413 at December 31, 2009.

(c) Notes Payable

        For certain classes of the Company's financial instruments the carrying amounts approximate fair value due to their short-term nature. These instruments include cash and cash equivalents, operating escrows, capital expenditures reserves, receivables, accrued interest payable, and accounts payable and other liabilities.

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from

May 9, 2007 (Inception) through December 31, 2007

        For other classes of the Company's financial instruments, the following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2009 and 2008.

	2009		2008
	Carrying amount	Fair value	Carrying amount	Fair value
Mortgage notes payable	$260,970,655	229,845,000	261,527,370	247,583,000

        The fair value of the mortgage notes payable is determined by discounting the future cash flows of each instrument at the Company's estimated borrowing rate that reflects, among other things, market interest rates and the Company's credit standing.

(9) Members' Equity

(a) Contributions

        During 2007, the Institutional Investor and Owner made initial capital contributions of $72,809,440 (80%) and $18,202,360 (20%), respectively, and additional capital contributions of $3,750,000 and $3,750,000, respectively. During 2009 the Institutional Investor and Owner made additional capital contributions of $1,300,000 and $1,300,000, respectively. The operating agreement provides for the members to provide additional capital contributions as needed.

(b) Distributions

        The operating agreement provides for the following distributions:

  Net Cash Flow

  •
  Net cash flow, as defined, shall be distributed to the members in the following order of priority:

  •
  First, to the members in proportion to and in payment of (i) their Default Capital Contribution Preferred Return, as defined (none for 2009, 2008, and 2007), and then (ii) their Default Capital Contribution, as defined (none for 2009, 2008, and 2007);

  •
  Next, to the members in proportion to and to the extent of their unreturned balance in the Additional Capital Contribution Preferred Return, defined as, for each member, an amount calculated like interest that accrues on the average daily balances of such member's Additional Capital Contribution and Additional Capital Contribution Preferred Return at the rate of ten percent (10%) per annum (none for 2009 and 2008, and Owner—$61,806 and the Institutional Investor—$61,806 for 2007; at December 31, 2009, the remaining unpaid Additional Capital Contribution Preferred Return was Owner—$100,495 and the Institutional Investor—$100,495);

  •
  Next, to the members in proportion to and to the extent of their unreturned balance in the Additional Capital Contribution, as defined (none for 2009 and 2008, and Owner—$338,219 and the Institutional Investor—$338,219 for 2007; at December 31, 2009, the remaining unreturned Additional Capital Contribution was Owner—$1,300,000 and the Institutional Investor—$1,300,000);

  •
  Next, to the members in proportion to and to the extent of their unreturned balance in the Project Capital Contribution Preferred Return, defined as, for each member, an amount

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from

May 9, 2007 (Inception) through December 31, 2007

      calculated like interest that accrues on the average daily balance of such member's Project Capital Contribution and Project Capital Contribution Preferred Return at the rate of ten percent (10%) per annum (none for 2009, Owner—$156,400 and the Institutional Investor—$625,600 for 2008 and none for 2007; the unpaid Project Capital Contribution Preferred Return was Owner—$4,126,069 and $2,135,022 and the Institutional Investor—$16,504,277 and $8,540,087 at December 31, 2009 and 2008, respectively);

    •
    Next, to the members in proportion to and to the extent of the unreturned balance in the Project Capital Contribution, as defined (none for 2009 and 2008; the unreturned balance in Project Capital Contribution was Owner—$17,099,795 and the Institutional Investor—$68,399,182 at December 31, 2009 and 2008, respectively); and

    •
    Finally, to the members in accordance with their Residual Sharing Ratios (50% to each member), as defined (none for 2009, 2008 and 2007).

  Capital Proceeds

  •
  Capital proceeds, as defined, shall be distributed to the members in the following order of priority:

  •
  First, to the members in proportion to and in payment of (i) their Default Capital Contribution Preferred Return (none for 2009 and 2008) and then (ii) their Default Capital Contribution (none for 2009, 2008, and 2007);

  •
  Next, to the members in proportion to and to the extent of their unreturned balance in the Additional Capital Contribution Preferred Return (none for 2009, Owner—$71,426 and the Institutional Investor—$71,426 for 2008 and none for 2007);

  •
  Next, to the members in proportion to and to the extent of their unreturned balance in the Additional Capital Contribution (none for 2009, Owner—$3,411,781 and the Institutional Investor—$3,411,781 for 2008 and none for 2007);

  •
  Next, to the members in proportion to and to the extent of their unreturned balance in the Project Capital Contribution Preferred Return for Project and other projects that have been sold (none for 2009, Owner—$461,416 and the Institutional Investor—$1,845,664 for 2008 and none for 2007);

  •
  Next, to the members in proportion to and to the extent of their unreturned balance in the Project Capital Contribution for Project and other projects that have been sold (none for 2009, Owner—$1,102,489 and the Institutional Investor—$4,409,957 for 2008 and none for 2007);

  •
  Then, other than upon a liquidation and provided that the Portfolio Test, as defined, has been achieved, each Project, as defined, shall be treated separately and the Capital Proceeds allocable to such Project shall be distributed individually for each such Project to the

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from

May 9, 2007 (Inception) through December 31, 2007

      members in accordance with their Residual Sharing Ratios, as defined (none for 2009, 2008, and 2007); or

    •
    Upon a liquidation or to the extent that the Portfolio Test has not been achieved, then Capital Proceeds shall be aggregated and distributed:

    (i)
    Next, to the members in proportion to and to the extent of their Project Capital Contribution Preferred Return and Project Capital Contribution aggregated for all Projects (none for 2009, 2008, and 2007); and

    (ii)
    Finally, to the members in accordance with their Residual Sharing Ratios (none for 2009, 2008, and 2007).

(c) Allocation of Profits and Losses

        Profits and losses are allocated each year in a manner such that the members' equity balances at year end approximate the distributions that would be available to each member in the event of a hypothetical liquidation of the Company's net assets at book value to the members in accordance with the provisions of the operating agreement.

(10) Leases

        The Company leases office properties under non-cancelable operating lease agreements that expire at various dates through February 2021. The lease agreements typically provide for a specified monthly payment and some contain options to renew for additional periods. Certain leases provide for operating expense reimbursement of real estate taxes, common area maintenance charges, and building operating expenses.

        Future minimum rents (excluding operating expense reimbursements) as of December 31, 2009, by year and in the aggregate, under operating leases are as follows:

Year Ending December 31:
2010	$30,937,399
2011	29,205,738
2012	25,134,558
2013	20,516,967
2014	13,300,515
Thereafter	12,805,328

$131,900,505

(11) Income Taxes

        The Company has analyzed its various U.S. federal and state income tax filing positions and believes that no accruals for tax liabilities are required at December 31, 2009 and 2008. Therefore, no reserves for uncertain income tax positions have been recorded. During 2009 and 2008, there were no increases or decreases in unrecognized tax benefits for the current or prior years and no significant increases or decreases in unrecognized tax benefits are expected to occur within the next 12 months. The periods that remain open to examination under federal statute are 2007 through 2009.

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from

May 9, 2007 (Inception) through December 31, 2007

(12) Related Party Transactions

        Eola Capital LLC (Eola), a related party through common ownership with Owner, provides managerial and other services to the Company in accordance with management agreements, which expire in 2012. These services include the promotion, operation, repair, and maintenance of the Company's premises. As compensation for these services, Eola receives reimbursements for certain expenditures made on behalf of the Company, a management fee of 3% of monthly gross receipts plus an additional 1% of monthly gross receipts when property revenue exceeds operating expenses, and a fee for construction supervision of tenant and building improvements, based on the cost of the improvements, as follows: 10% of the first $75,000, 7% of the amount between $75,000 and $100,000, and 5% of the amount over $100,000. The Company has also appointed Eola as leasing agent under leasing agreements, which expire in 2012. Under the leasing agreements, Eola receives commissions, based on gross rents payable, as follows: 4% on new leases and expansions, 2% on lease renewals and extensions, and 6% if a co-broker is being paid by Eola. Commissions are payable 50% on execution of the lease and 50% on occupancy by the tenant.

        The following summarizes approximate amounts incurred and paid to Eola for the years ended December 31, 2009 and 2008, and for the period from May 9, 2007 (Inception) through December 31, 2007, and approximate amounts payable to Eola at December 31, 2009 and 2008:

	2009
	Incurred	Paid	Payable
Expense reimbursements	$2,002,000	1,996,000	13,000
Management fees	1,310,000	1,350,000	98,000
Lease commissions	1,825,000	1,809,000	16,000
Fees for supervision of tenant and building improvements	362,000	368,000	—

	2008
	Incurred	Paid	Payable
Expense reimbursements	$1,989,000	2,044,000	7,000
Management fees	1,357,000	1,362,000	138,000
Lease commissions	1,857,000	1,857,000	—
Fees for supervision of tenant and building improvements	329,000	351,000	6,000

	2007
	Incurred	Paid	Payable
Expense reimbursements	$1,405,000	1,343,000	62,000
Management fees	777,000	634,000	143,000
Lease commissions	734,000	734,000	—
Fees for supervision of tenant and building improvements	58,000	30,000	28,000

        Expense reimbursements and management fees are included in real estate operating expenses in the consolidated statements of operations. Lease commissions are included in deferred costs in the consolidated balance sheets. Fees for supervision of tenant and building improvements are included in

VFG Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2009 and 2008 and the Period from

May 9, 2007 (Inception) through December 31, 2007

tenant improvements and buildings and improvements, respectively, in the consolidated balance sheets. Amounts payable to Eola at December 31, 2009 and 2008 are included in accounts payable and other liabilities.

        The Company also provides office space for Eola's building management and other operations at no cost. This office space had an annual rental value of approximately $58,000, $74,000, and $100,000 in 2009, 2008, and 2007, respectively. In 2007, the Company paid an acquisition fee and expense reimbursements to Eola of approximately $1,887,500 and $34,000, respectively, and expense reimbursements of approximately $78,000 to the Institutional Investor in connection with the acquisitions (note 2). These amounts were a direct cost of the assets acquired and liabilities assumed and were capitalized as a component of the purchase price. Additionally, the Company paid approximately $3,925,000, $6,825,000 and $3,000,000 of deposit reimbursements to Eola, the Institutional Investor, and LB-VFG LLC (an affiliate of Owner), respectively.

        An affiliate of the Institutional Investor leases space from the Company. The lease expires in February 2014. Rental income recorded by the Company for this lease for the years ended December 31, 2009 and 2008 and the period from May 9, 2007 (Inception) through December 31, 2007, was $2,891,451, $2,828,561, and $1,473,472 respectively.

(13) Concentrations of Business and Credit Risk

        The Company leases office space to various commercial businesses in various cities in Florida, Georgia, and Virginia. The terms of the leases generally require basic rent payments at the beginning of each month. Based on the financial condition of a tenant, the tenant may be required to make a security deposit at the inception of the lease. Credit risk associated with the lease agreements is limited to the amounts of rents receivable from tenants, less any applicable security deposits. During 2009 and 2008, approximately 10% of the Company's rental revenue was attributable to one tenant. During 2007, no tenants individually represented 10% or more of the Company's rental revenue.

        The Company's cash and cash equivalents and certain amounts of restricted cash are maintained in national financial institutions. The Company has exposure to credit risk to the extent that its cash and cash equivalents and restricted cash exceed amounts covered by federal deposit insurance. At December 31, 2009 and 2008, substantially all cash and cash equivalents and restricted cash were uninsured. In management's opinion, the capitalization and operating history of the financial institutions are such that the likelihood of material loss is remote.

(14) Subsequent Events

        On July 9, 2010, the Company completed its exercise of the second one-year extension of the Floating Rate Notes, which resulted in the maturity date being extended to July 9, 2011. No additional deposit to the debt service escrow account was required in securing the extension.

        On July 22, 2010, the Company exercised its option to release Millennia Park One from the cross-collateral arrangement under Floating Rate Note B by making a deposit of $155,607 to the debt service escrow account.

        On August 27, 2010, certain individuals affiliated with Eola paid a deposit of $200,000 to the lender to extend the existing forbearance on the $34,210,000 mortgage note payable to October 1, 2010. These individuals then paid an additional extension deposit of $300,000 on September 30, 2010 to further extend the termination date to December 31, 2010. The lender has agreed to cancel the mortgage note and permit a transfer of the three underlying properties by the Company to Eola Property Trust in exchange for a payment of $27,500,000, which transaction is expected to close concurrently with the closing of the initial public offering of the common shares of beneficial interest of Eola Property Trust.

Independent Auditors' Report

Trustee
Eola Property Trust:

        We have audited the accompanying combined statements of revenue and certain expenses of Eola Portfolio (the Properties) for the years ended December 31, 2009, 2008, and 2007. These combined financial statements are the responsibility of the Properties' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Eola Property Trust, as described in note 2 to the combined financial statements. They are not intended to be complete presentations of the Properties' revenue and expenses.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined revenue and certain expenses of Eola Portfolio, as described in note 2 to the combined financial statements, for the years ended December 31, 2009, 2008, and 2007, in conformity with U.S. generally accepted accounting principles.

        As described in note 1, Eola Portfolio's combined statements of revenue and certain expenses, previously issued on September 30, 2010, have been revised to reflect updated assumptions about the individual properties to be acquired and, therefore, included in the combined statements of revenue and certain expenses.

/s/ KPMG LLP

December 29, 2010
Jacksonville, Florida
Certified Public Accountants

 Eola Portfolio

	Nine Months Ended September 30, 2010	Year Ended December 31,
Combined statements of Revenue and Certain Expenses (in thousands)		2009	2008	2007
	(unaudited)
Revenue:
Rental and related revenue	$10,658	11,161	9,644	7,780
Tenant recoveries	368	602	554	520

Total Revenue:	11,026	11,763	10,198	8,300
Certain expenses:
Cost of rental operations	3,834	4,558	4,007	3,150
General and administrative	260	324	259	241
Interest expense	3,094	3,505	3,180	2,800
Real estate taxes	1,255	1,067	1,034	788

Total certain expenses:	8,443	9,454	8,480	6,979

Revenue in excess of certain expenses	$2,583	2,309	1,718	1,321

See accompanying notes to combined statements of revenue and certain expenses.

Eola Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

(1) Organization and Description of Business

        The accompanying combined statements of revenue and certain expenses include the operations of Eola Portfolio (the "Properties") which are anticipated to be acquired by Eola Property Trust, L.P. (the "Partnership") from various affiliated parties (the "Sellers") through the combination of cash payments, the issuance of common shares of Eola Property Trust and the assumption of existing indebtedness.

        The Partnership entered into agreements with the Sellers to purchase the Properties in connection with the proposed initial public offering of Eola Property Trust. The purchase of the Properties is expected to occur upon the consummation of the offering.

        The Properties are as follows:

Property (date acquired by Sellers)	Location
245 Riverside (June 2007)	Jacksonville, FL
International Plaza Four (October 2009)	Tampa, FL
Cypress Center I, Cypress Center II and Cypress Center III (January 2006)	Tampa, FL
Overlook I and Overlook II (June 2007)	Richmond, VA

        The accompanying combined statements of revenue and certain expenses include revenue and certain expenses beginning on the acquisition of the Properties.

        As reported on September 30, 2010, the combined statements of revenue and certain expenses included the operations of Independent Square, Cypress West, Maitland Forum and Maitland Park Center, which the Partnership had previously planned to acquire as part of the initial public offering of Eola Property Trust. The Partnership has since determined that the acquisition of these properties as part of the initial public offering is no longer probable and the operations of Independent Square, Cypress West, Maitland Forum and Maitland Park Center have been removed from the accompanying combined statements of revenue and certain expenses for all periods presented.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

        The accompanying combined statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual combined results of operations of the Properties for the nine month period ended September 30, 2010 and for the years ended December 31, 2009, 2008, and 2007, due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Properties:

  •
  depreciation and amortization; and

  •
  other costs not directly related to the proposed future operations of the Properties.

        The Properties have been combined on the basis of being under common management by Eola ("Eola Capital") for all periods presented. There are no intercompany accounts to be eliminated.

Eola Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

(b) Revenue Recognition

        Rental revenue includes rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the non-cancelable term of the respective leases. Rental revenue is reported net of any sales taxes collected from tenants. Tenant recoveries includes operating expense reimbursements from tenants for real estate taxes, common area maintenance charges, and building operating expenses.

(c) Certain Expenses

        Certain expenses include repairs, maintenance, utilities, insurance, management fees, and other costs. Repairs and maintenance expense are charged to operations as incurred.

(d) Derivative Instruments

        Certain of the properties utilize interest rate swaps or collars to manage the impact of interest rate changes under variable rate mortgage notes payable and report these derivative instruments at fair value. The derivative instruments were not entered into for trading or speculative purposes and were not designated as hedges at inception. The change in fair value, together with periodic cash settlements, of the derivative instruments are reflected as interest expense in the combined statements of revenue and certain expenses.

(e) Accounting Estimates

        The preparation of the combined statements of revenue and certain expenses requires management to use estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

(f) Unaudited Interim Financial Information

        The combined statement of revenue and certain expenses for the nine months ended September 30, 2010 is unaudited. Such financial statement reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim period presented. All such adjustments are of a normal recurring nature.

(3) Rental Revenue

        The Properties lease office space under non-cancelable operating lease agreements that expire at various dates. The lease agreements typically provide for a specified monthly payment and some contain options to renew for additional periods. Certain leases provide for operating expense reimbursement of real estate taxes, common area maintenance charges, and building operating expenses.

Eola Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

        At December 31, 2009, future minimum rents (excluding operating expense reimbursements) under non-cancelable operating leases are as follows (in thousands):

2010	$9,761
2011	12,556
2012	10,382
2013	9,450
2014	8,302
Thereafter	24,662

Total	$75,113

(4) Debt

        At September 30, 2010 (unaudited) and December 31, 2009, the debt obligations of Eola Portfolio were as follows (dollars in thousands):

	Principal Outstanding at September 30, 2010	Principal Outstanding at December 31, 2009	Stated Interest Rate	Interest Rate at September 30, 2010	Interest Rate at December 31, 2009	Maturity Date	Amortization
	(unaudited)			(unaudited)
Third party variable rate debt obligations
245 Riverside, Overlook I and Overlook II(1)	$34,210	34,210	LIBOR + 1.75%	2.01%	1.98%	July 2009	Interest only
International Plaza Four(2)	14,809	13,039	LIBOR + 4.00%	4.26%	4.23%	October 2012	Interest only
Third party fixed rate debt obligations:
Cypress Center I, Cypress Center II and Cypress Center III(3)	—	32,400	5.75%	n/a	5.75%	January 2011	Interest only
Related party fixed rate debt obligations:
Cypress Center I, Cypress Center II and Cypress Center III—Utah	1,885	1,693	7.92%	7.92%	7.92%	October 2011	Interest only

(1)
An interest rate protection agreement had the effect of capping LIBOR at 6.0% until July 2009. In July 2009, this mortgage note payable went into default and interest only was paid monthly at LIBOR plus 1.75% (with additional default interest accruing at 5.0% per annum). On February 23, 2010, the borrower executed a forbearance agreement with the lender that was to terminate on May 10, 2010. On August 27, 2010, certain individuals affiliated with Eola paid a deposit of $200,000 to the lender to extend the existing forbearance on the $34,210,000 mortgage note payable to October 1, 2010. Further, these individuals then paid an additional extension deposit of $300,000 on September 30, 2010 to extend the termination date to December 31, 2010. On December 13, 2010, the same parties executed an agreement that required an additional deposit of $250,000 to extend the termination date to February 28, 2011.
(2)
Initial funding of $12,743 had a swap agreement that effectively limits the LIBOR rate on the mortgage note payable to 6.1555% for 36 months. Future funding will be LIBOR + 4.00%.
(3)
Extinguished for a cash payment to lender of $22,500 in March 2010. The gain on the extinguishment has been excluded from the combined statement of revenue and certain expenses for the nine months ended September 30, 2010 (unaudited).

        The related party debt is payable to Utah State Retirement Investment Fund, one of the investors in the selling entities for the Properties.

Eola Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

(5) Derivative Instruments

        The following table presents information relating to derivative instruments (in thousands):

		Year Ended December 31,
	Nine Months Ended September 30, 2010
		2009	2008	2007
	(unaudited)
Settlement gains (losses)	$(182)	(37)	—	—
Unrealized gains (losses)	(323)	(118)	—	(44)

Total gains (losses)	$(505)	(155)	—	(44)

(6) Other Related Party Transactions

        Eola Capital, a related party through common ownership with the Properties, provides managerial and other services to the Properties in accordance with management agreements, which expire at various dates. These services include the promotion, operation, repair, and maintenance of the Properties' premises. Eola Capital receives reimbursements for certain expenditures made on behalf of the Properties and a management fee based on monthly gross receipts. The following summarizes approximate amounts paid to Eola Capital (in thousands):

		Year Ended December 31,
	Nine Months Ended September 30, 2010
		2009	2008	2007
	(unaudited)
Management fees	380	444	413	294
Expense reimbursements	1,034	1,049	974	642

(7) Concentration of Credit Risk

        The Properties had no tenants that represented 10% of the total combined revenue in 2009, 2008, 2007 and the unaudited nine month period ended September 30, 2010.

(8) Commitments and Contingencies

        The Sellers are not subject to any material litigation nor to management's knowledge is any material litigation currently threatened against the Sellers other than routine litigation, claims, and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims, and administrative proceedings will not have a material adverse impact on the Sellers' combined financial position or combined results of operations.

Independent Auditors' Report

Trustee
Eola Property Trust:

        We have audited the accompanying combined statements of revenue and certain expenses of ACP Southeast Portfolio (the Properties) for the years ended December 31, 2009, 2008, and 2007. These combined financial statements are the responsibility of the Properties' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Eola Property Trust, as described in note 2 to the combined financial statements. They are not intended to be complete presentations of the Properties' revenue and expenses.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined revenue and certain expenses of ACP Southeast Portfolio, as described in note 2 to the combined financial statements, for the years ended December 31, 2009, 2008, and 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

September 30, 2010
Jacksonville, Florida
Certified Public Accountants

ACP Southeast Portfolio

	Nine Months Ended September 30, 2010	Year Ended December 31,
Combined statements of Revenue and Certain Expenses (in thousands)		2009	2008	2007
	(unaudited)
Revenue:
Rental and related revenue	$52,755	78,451	74,949	70,107
Tenant recoveries	4,396	7,698	7,729	8,849

Total Revenue:	$57,151	86,149	82,678	78,956
Certain expenses:
Cost of rental operations	23,102	33,660	34,116	30,861
General and administrative	955	1,321	1,686	1,947
Interest expense	23,077	30,380	30,474	28,593
Real estate taxes	6,090	7,933	7,636	10,402

Total certain expenses:	53,224	73,294	73,912	71,803

Revenue in excess of certain expenses	$3,927	12,855	8,766	7,153

See accompanying notes to combined statements of revenue and certain expenses.

ACP Southeast Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

(1)   Organization and Description of Business

        The accompanying combined statements of revenue and certain expenses include the operations of ACP Southeast Portfolio (the "Properties") which are anticipated to be acquired by Eola Property Trust, L.P. (the "Partnership") from various affiliated parties (the "Sellers") through the combination of cash payments, the issuance of Partnership units, the issuance of common shares of Eola Property Trust and the assumption of existing indebtedness.

        The Partnership entered into agreements with the Sellers to purchase the Properties in connection with the proposed initial public offering of Eola Property Trust. The purchase of the Properties is expected to occur upon the consummation of the offering.

        The Properties are as follows:

Property (date acquired by Sellers)	Location
Peachtree Center (seven buildings, three garages) (November 2006)	Atlanta, GA
The Cornerstone Building at Peachtree Center (March 2008)	Atlanta, GA
Ten 10th Street (Millennium) (December 2006)	Atlanta, GA
Two Ravinia Drive (December 2005)	Atlanta, GA
Primera V (December 2006)	Orlando, FL
Bank of America Center (November 2006)	Orlando, FL
2400 Maitland Center, Interlachen Corporate Center and 500 Winderley Place (September 2007)	Orlando, FL
Westshore Corporate Center (April 2005)	Tampa, FL

        The accompanying combined statements of revenue and certain expenses include revenue and certain expenses beginning on the acquisition date of the Properties.

(2)   Summary of Significant Accounting Policies

(a) Basis of Presentation

        The accompanying combined statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual combined results of operations of the Properties for the nine month period ended September 30, 2010 and for the years ended December 31, 2009, 2008, and 2007, due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Properties:

  •
  depreciation and amortization; and

  •
  other costs not directly related to the proposed future operations of the Properties.

        The Properties have been combined on the basis of being under common management. There are no intercompany accounts to be eliminated.

(b) Revenue Recognition

        Rental revenue includes rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the non-cancelable term of the respective leases. Rental revenue is reported net of sales taxes collected from tenants. Tenant recoveries includes operating

ACP Southeast Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

expense reimbursements from tenants for real estate taxes, common area maintenance charges, and building operating expenses.

(c) Certain Expenses

        Certain expenses include repairs, maintenance, utilities, insurance, management fees, and other costs. Repairs and maintenance expense are charged to operations as incurred.

(d) Accounting Estimates

        The preparation of the combined statements of revenue and certain expenses requires management to use estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

(e) Unaudited Interim Financial Information

        The combined statement of revenue and certain expenses for the nine months ended September 30, 2010 is unaudited. Such financial statement reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim period presented. All such adjustments are of a normal recurring nature.

(3)   Rental Revenue

        The Properties lease office space under non-cancelable operating lease agreements that expire at various dates. The lease agreements typically provide for a specified monthly payment and some contain options to renew for additional periods. Certain leases provide for operating expense reimbursement of real estate taxes, common area maintenance charges, and building operating expenses.

        In 2009, $7,559,000 was recorded in rental and related revenue per a lease termination agreement executed in April, 2009.

        At December 31, 2009, future minimum rents (excluding operating expense reimbursements) under non-cancelable operating leases are as follows (in thousands):

2010	$64,579
2011	63,389
2012	55,552
2013	44,917
2014	35,975
Thereafter	140,518

Total	$404,930

ACP Southeast Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

(4)   Debt

        At September 30, 2010 (unaudited) and December 31, 2009, the debt obligations of ACP Southeast Portfolio were as follows (dollars in thousands):

	Principal Outstanding at September 30, 2010	Principal Outstanding at December 31, 2009	Stated Fixed Interest Rate	Maturity Date	Amortization
	(unaudited)
Third party fixed rate debt obligations:
Peachtree Center	$207,600	207,600	6.04%	July 2012	Interest only
The Cornerstone Building	8,818	8,910	6.00%	April 2018	Principal and interest
Ten 10th Street (Millennium)	80,936	80,977	6.38%	January 2016	Principal and interest
Ten 10th Street (Millennium) Mezzanine Loan	7,589	7,690	6.38%	January 2016	Principal and interest
Primera V	26,000	26,000	6.15%	October 2016	Interest only
Westshore Corporate Center	14,945	15,000	5.79%	May 2015	Principal and interest
Related party fixed rate debt obligations:
2400 Maitland Center, Interlachen Corporate Center and 500 Winderley Place	29,370	27,770	6.87%	September 2012	Interest only
Bank of America Center	74,500	74,500	5.88%	December 2011	Interest only
Two Ravinia Drive	51,600	51,600	5.68%	December 2010	Interest only

        The related party debt is payable to Utah State Retirement Investment Fund, one of the investors in the selling entities for the Properties. Effective September 1, 2010, Peachtree's loan was modified, and the maturity date was extended to June 30, 2015. The borrower deposited $15,000 into the general TI/LC reserve.

(5)   Other Related Party Transactions

        Under management agreements with ACP Realty Services, LLC ("Realty"), which were assigned to Eola Capital Asset Mgt LLC, a wholly-owned subsidiary of Eola Capital LLC, effective September 16, 2009 (both are related parties through common ownership with the Properties, and collectively referred to as the Agent), the Agent provides managerial and other services to the Properties. The agreements expire at various dates. These services include the promotion, operation, repair, and maintenance of the Properties' premises. The Agent receives reimbursements for certain expenditures made on behalf

ACP Southeast Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

of the Properties and management fees based on monthly gross receipts. The following summarizes approximate amounts paid to the Agent (in thousands):

		Year Ended December 31,
	Nine Months Ended September 30, 2010
		2009	2008	2007
	(unaudited)
Management fees	$1,561	2,156	2,187	2,070
Expense reimbursements	3,635	4,694	4,550	3,779

(6) Concentration of Credit Risk

        The Properties had no tenants that represented 10% of the total combined revenue in 2009, 2008, 2007 and the unaudited nine month period ended September 30, 2010.

(7) Commitments and Contingencies

        The Sellers are not subject to any material litigation nor to management's knowledge is any material litigation currently threatened against the Sellers other than routine litigation, claims, and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims, and administrative proceedings will not have a material adverse impact on the Sellers' combined financial position or combined results of operations.

Independent Auditors' Report

Trustee
Eola Property Trust:

        We have audited the accompanying combined statements of revenue and certain expenses of ACP Mid-Atlantic Portfolio (the Properties) for the years ended December 31, 2009, 2008, and 2007. These combined financial statements are the responsibility of the Properties' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Eola Property Trust, as described in note 2 to the combined financial statements. They are not intended to be complete presentations of the Properties' revenue and expenses.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined revenue and certain expenses of ACP Mid-Atlantic Portfolio, as described in note 2 to the combined financial statements, for the years ended December 31, 2009, 2008, and 2007, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

September 30, 2010
Los Angeles, California

ACP Mid-Atlantic Portfolio

	Nine Months Ended September 30, 2010	Year Ended December 31,
Combined Statements of Revenue and Certain Expenses (in thousands)		2009	2008	2007
	(unaudited)
Revenue:
Rental and related revenue	$29,436	41,518	38,483	30,613
Tenant recoveries	1,698	3,039	3,292	2,375

Total Revenue:	$31,134	44,557	41,775	32,988
Certain expenses:
Cost of rental operations	12,259	14,762	14,504	11,552
General and administrative	324	624	954	524
Interest expense	13,694	18,155	17,362	14,128
Real estate taxes	3,718	4,795	4,782	3,814

Total certain expenses:	29,995	38,336	37,602	30,018

Revenue in excess of certain expenses	$1,139	6,221	4,173	2,970

See accompanying notes to combined statements of revenue and certain expenses.

ACP Mid-Atlantic Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

(1) Organization and Description of Business

        The accompanying combined statements of revenue and certain expenses include the operations of ACP Mid-Atlantic Portfolio (the "Properties") which are anticipated to be acquired by Eola Property Trust, L.P. (the "Partnership") from various affiliated parties (the "Sellers") through the issuance of common shares of Eola Property Trust and the assumption of existing indebtedness.

        The Partnership entered into agreements with the Sellers to purchase the Properties in connection with the proposed initial public offering of Eola Property Trust. The purchase of the Properties is expected to occur upon the consummation of the offering.

        The Properties are as follows:

Property (date acquired by Sellers)	Location
Two Liberty Place (February 2007)	Philadelphia, PA
Irvington One, Irvington Two and Irvington Three (April 2006) and Irvington Four (July 2007)	Washington, D.C.

        The accompanying combined statements of revenue and certain expenses include revenue and certain expenses beginning on the acquisition date of the Properties.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

        The accompanying combined statements of revenue and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual combined results of operations of the Properties for the nine months ended September 30, 2010 and for the years ended December 31, 2009, 2008, and 2007, due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Properties:

  •
  depreciation and amortization; and

  •
  other costs not directly related to the proposed future operations of the Properties.

        The Properties have been combined on the basis of being under common management. There are no intercompany accounts to be eliminated.

(b) Revenue Recognition

        Rental revenue includes rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the non-cancelable term of the respective lease. Rental revenue is reported net of any sales taxes collected from tenants. Tenant recoveries include operating expense reimbursements from tenants for real estate taxes, common area maintenance charges, and building operating expenses.

(c) Certain Expenses

        Certain expenses include repairs, maintenance, utilities, insurance, management fees, and other costs. Repairs and maintenance expense are charged to operations as incurred.

ACP Mid-Atlantic Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

(d) Accounting Estimates

        The preparation of the combined statements of revenue and certain expenses requires management to use estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

(e) Unaudited Interim Financial Information

        The combined statement of revenue and certain expenses for the nine months ended September 30, 2010 is unaudited. Such financial statement reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim period presented. All such adjustments are of a normal recurring nature.

(3) Rental Revenue

        The Properties lease office space under non-cancelable operating lease agreements that expire at various dates. The lease agreements typically provide for a specified monthly payment and some contain options to renew for additional periods. Certain leases provide for operating expense reimbursement of real estate taxes, common area maintenance charges, and building operating expenses.

        At December 31, 2009, future minimum rents (excluding operating expense reimbursements) under non-cancelable operating leases are as follows (in thousands):

2010	$36,958
2011	38,061
2012	38,379
2013	38,965
2014	38,664
Thereafter	114,546

Total	$305,573

ACP Mid-Atlantic Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

(4) Debt

        At September 30, 2010 (unaudited) and December 31, 2009, the debt obligations of ACP Mid-Atlantic Portfolio were as follows (amounts in thousands):

	Principal Outstanding at September 30, 2010	Outstanding at December 31, 2009	Fixed Interest Rate	Maturity Date	Amortization
	(unaudited)
Third party fixed rate debt obligations:
Two Liberty Place	$72,076	72,076	5.41%	March 2012	Interest only
Related party fixed rate debt obligations:
Two Liberty Place Mezzanine	52,600	52,600	5.94%	February 2012	Interest only
Irvington One, Irvington Two and Irvington Three	133,704	133,704	5.98%	April 2016	Interest only
Irvington Four	53,189	53,189	6.09%	July 2012	Interest only

        The related party debt is payable to Utah State Retirement Investment Fund, one of the investors in the selling entities for the Properties.

(5) Other Related Party Transactions

        A company, affiliated by common ownership with the Properties, provides managerial and other services to the Properties in accordance with management agreements, which expire at various dates. These services include the promotion, operation, repair, and maintenance of the Properties' premises. The affiliated company receives reimbursements for certain expenditures made on behalf of the Properties and a management fee based on monthly gross receipts. The following summarizes approximate amounts paid to the affiliated company (in thousands):

		Year Ended December 31,
	Nine Months Ended September 30, 2010
		2009	2008	2007
	(unaudited)
Management fees	$657	986	578	878
Expense reimbursements	840	1,088	1,035	710

(6) Concentration of Credit Risk

        CIGNA Corp. accounts for more than 10% of the combined Properties' rental and related revenue. Rental and related revenue for this tenant totaled $8,772,000 (unaudited), $11,614,000, $11,370,000 and $9,442,000 for the nine months ended September 30, 2010 (unaudited) and the years ended December 31, 2009, 2008 and 2007, respectively.

ACP Mid-Atlantic Portfolio

Notes to Combined Statements of Revenue and Certain Expenses

(7) Commitments and Contingencies

        The Sellers are not subject to any material litigation nor to management's knowledge is any material litigation currently threatened against the Sellers other than routine litigation, claims, and administrative proceedings arising in the ordinary course of business. Management believes that such routine litigation, claims, and administrative proceedings will not have a material adverse impact on the Sellers' combined financial position or combined results of operations.

[Graphics/Artwork]

        Until                                     , 2011 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                        Shares

Eola Property Trust

Common Shares

PROSPECTUS
                        , 2011

BofA Merrill Lynch

Barclays Capital

Wells Fargo Securities

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee		$48,128
FINRA filing fee		68,000
NYSE listing fee			*
Printing and engraving fees			*
Legal fees and expenses (including Blue Sky fees)			*
Accounting fees and expenses			*
Transfer agent and registrar fees			*
Miscellaneous expenses			*

Total	$		*

*
To be completed by amendment.

Item 32.   Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        On July 7, 2010, we issued an aggregate of 1,000 common shares to James R. Heistand in exchange for an aggregate of $1,000 in cash in connection with our initial capitalization. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, pursuant to Section 4(2) thereof.

        In connection with our formation transactions, an aggregate of                        common shares and                        OP units with an aggregate value of $             million will be issued to certain persons transferring interests and other assets to us in consideration of the transfer of such interests and assets. All such persons had a substantive, pre-existing relationship with us and made irrevocable elections to receive such securities in our formation transactions prior to the filing of this registration statement with the SEC. All of such persons are "accredited investors" as defined under Regulation D of the Securities Act. The issuance of such shares and OP units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and pursuant to Rule 506 of Regulation D of the Securities Act.

Item 34.    Indemnification of Trustees and Officers.

        The Maryland statute governing real estate investment trusts formed under the laws of that state, or the Maryland REIT law, permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the

Maryland General Corporation Code, or MGCL, for directors and officers of a Maryland corporation. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

        In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

        Our declaration of trust and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former trustee or officer (including any individual who, at our request, serves or has served as a director, officer, partner, trustee, employee or agent of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise) against any claim or liability to which he or she may become subject by reason of service in such capacity; and

  •
  any present or former trustee or officer who has been successful in the defense of a proceeding to which he or she was made a party by reason of service in such capacity.
        Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

        In addition, upon completion of this offering, we intend to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Shares Being Registered.

        None of the proceeds from this offering will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

  (a)
  Financial Statements. See page F-1 for an index to the financial statements included in registration statement.

  (b)
  Exhibits. The following exhibits are filed as part of, this registration statement:

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement
2.1	**	Agreement and Plan of Merger by and between Eola Office Partners LLC and Eola Property Trust, dated as of October 5, 2010
2.2	**	Agreement and Plan of Merger by and among Eola Capital LLC, Eola Property Trust, L.P., Eola Mergersub LLC and Eola Property Trust, dated as of October 5, 2010
2.3	**	Contribution Agreement by and among Eola Property Trust, L.P., Eola Property Trust and the persons listed on the signature page thereto, dated as of October 5, 2010
2.4	**	Contribution Agreement by and among Utah State Retirement Investment Fund, Eola Property Trust, L.P. and Eola Property Trust, dated as of August 6, 2010
2.5	**
Contribution Agreement by and among 1010 Street Atlanta LLP, Primera V L.P., Tampa Properties, L.P., Peachtree Center L.L.L.P., Cornerstone Atlanta LP, Eola Property Trust, L.P. and Eola Property Trust, dated as of August 9, 2010
3.1	*	Articles of Amendment and Restatement of Declaration of Trust of Eola Property Trust
3.2	*	Amended and Restated Bylaws of Eola Property Trust
4.1	*	Specimen Common Share Certificate of Eola Property Trust
4.2	**	Form of Registration Rights Agreement by and among Eola Property Trust and the persons listed on Schedule A thereto
5.1	*	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered
8.1	*	Opinion of Hogan Lovells US LLP regarding certain tax matters
10.1	*	Form of Amended and Restated Agreement of Limited Partnership of Eola Property Trust, L.P.
10.2	*	Form of Eola Property Trust 2011 Equity Incentive Plan
10.3	*	Form of Stock Option Agreement
10.4	*	Form of Restricted Share Agreement
10.5	*	Form of Restricted Share Units Agreement
10.6	*	Form of Indemnification Agreement between Eola Property Trust and its trustees and officers
10.7	*	Form of Employment Agreement by and between Eola Property Trust and James R. Heistand
10.8	*	Form of Employment Agreement by and between Eola Property Trust and Rodolfo Prio Touzet

Exhibit Number		Exhibit Description
10.9	*	Form of Employment Agreement by and between Eola Property Trust and Henry F. Pratt, III
10.10	*	Form of Employment Agreement by and between Eola Property Trust and David O'Reilly
10.11	**
Representation and Warranty Indemnification Agreement by and among Eola Property Trust, Eola Property Trust, L.P., James R. Heistand, Rodolfo Prio Touzet, Troy M. Cox, David O'Reilly, Henry F. Pratt, III and Scott Francis, dated as of October 5, 2010
10.12	**
Representation and Warranty Indemnification Agreement by and among Eola Property Trust, Eola Property Trust, L.P., James R. Heistand, Rodolfo Prio Touzet, Troy M. Cox, Henry F. Pratt, III and Scott Francis, dated as of October 5, 2010
10.13	*	Form of Right of First Offer Agreement by and among Eola Property Trust, L.P. and the persons listed on Schedule A thereto.
16.1	**	Letter of KPMG LLP regarding change in certifying accountants
21.1	*	List of Subsidiaries of Eola Property Trust
23.1		Consent of Ernst & Young LLP
23.2		Consent of KPMG LLP
23.3		Consent of KPMG LLP
23.4		Consent of KPMG LLP
23.5	*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
23.6	*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)
23.7		Consent of Rosen Consulting Group
24.1	**	Power of Attorney (included on the signature page to the Registration Statement on Form S-11 filed by the Company with the Securities and Exchange Commission on October 6, 2010)
99.1		Rosen Consulting Group Market Study

*
To be filed by amendment.
**
Previously filed.

Item 37.   Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Orlando, State of Florida, on January 6, 2011.

By:	/s/ JAMES R. HEISTAND
James R. Heistand
Executive Chairman

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ JAMES R. HEISTAND James R. Heistand		Executive Chairman	January 6, 2011
* Rudy Prio Touzet		President, Chief Executive Officer and Trustee	January 6, 2011
* Henry F. Pratt, III		Chief Operating Officer	January 6, 2011
* David O'Reilly		Chief Financial Officer (principal financial officer)	January 6, 2011
* Scott Francis		Chief Accounting Officer (principal accounting officer)	January 6, 2011
*By:	/s/ JAMES R. HEISTAND James R. Heistand Attorney-in-fact

Exhibit List

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement
2.1	**	Agreement and Plan of Merger by and between Eola Office Partners LLC and Eola Property Trust, dated as of October 5, 2010
2.2	**	Agreement and Plan of Merger by and among Eola Capital LLC, Eola Property Trust, L.P., Eola Mergersub LLC and Eola Property Trust, dated as of October 5, 2010
2.3	**	Contribution Agreement by and among Eola Property Trust, L.P., Eola Property Trust and the persons listed on the signature page thereto, dated as of October 5, 2010
2.4	**	Contribution Agreement by and among Utah State Retirement Investment Fund, Eola Property Trust, L.P. and Eola Property Trust, dated as of August 6, 2010
2.5	**
Contribution Agreement by and among 1010 Street Atlanta LLP, Primera V L.P., Tampa Properties, L.P., Peachtree Center L.L.L.P., Cornerstone Atlanta LP, Eola Property Trust, L.P. and Eola Property Trust, dated as of August 9, 2010
3.1	*	Articles of Amendment and Restatement of Declaration of Trust of Eola Property Trust
3.2	*	Amended and Restated Bylaws of Eola Property Trust
4.1	*	Specimen Common Share Certificate of Eola Property Trust
4.2	**	Form of Registration Rights Agreement by and among Eola Property Trust and the persons listed on Schedule A thereto
5.1	*	Opinion of Hogan Lovells US LLP regarding the validity of the securities being registered
8.1	*	Opinion of Hogan Lovells US LLP regarding certain tax matters
10.1	*	Form of Amended and Restated Agreement of Limited Partnership of Eola Property Trust, L.P.
10.2	*	Form of Eola Property Trust 2011 Equity Incentive Plan
10.3	*	Form of Stock Option Agreement
10.4	*	Form of Restricted Share Agreement
10.5	*	Form of Restricted Share Units Agreement
10.6	*	Form of Indemnification Agreement between Eola Property Trust and its trustees and officers
10.7	*	Form of Employment Agreement by and between Eola Property Trust and James R. Heistand
10.8	*	Form of Employment Agreement by and between Eola Property Trust and Rodolfo Prio Touzet
10.9	*	Form of Employment Agreement by and between Eola Property Trust and Henry F. Pratt, III
10.10	*	Form of Employment Agreement by and between Eola Property Trust and David O'Reilly
10.11	**
Representation and Warranty Indemnification Agreement by and among Eola Property Trust, Eola Property Trust, L.P., James R. Heistand, Rodolfo Prio Touzet, Troy M. Cox, David O'Reilly, Henry F. Pratt, III and Scott Francis, dated as of October 5, 2010

Exhibit Number		Exhibit Description
10.12	**	Representation and Warranty Indemnification Agreement by and among Eola Property Trust, Eola Property Trust, L.P., James R. Heistand, Rodolfo Prio Touzet, Troy M. Cox, Henry F. Pratt, III and Scott Francis, dated as of October 5, 2010
10.13	*	Form of Right of First Offer Agreement by and among Eola Property Trust, L.P. and the persons listed on Schedule A thereto.
16.1	**	Letter of KPMG LLP regarding change in certifying accountants
21.1	*	List of Subsidiaries of Eola Property Trust
23.1		Consent of Ernst & Young LLP
23.2		Consent of KPMG LLP
23.3		Consent of KPMG LLP
23.4		Consent of KPMG LLP
23.5	*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
23.6	*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)
23.7		Consent of Rosen Consulting Group
24.1	**	Power of Attorney (included on the signature page to the Registration Statement on Form S-11 filed by the Company with the Securities and Exchange Commission on October 6, 2010)
99.1		Rosen Consulting Group Market Study

*
To be filed by amendment.
**
Previously filed